                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement               [ ]  Confidential, For Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                            WINSLOEW FURNITURE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):

[ ]  No fee required.

[X] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          Common Stock, $.01 par value per Share

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          7,181,908

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          $34.75

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          $249,571,303

        ------------------------------------------------------------------------

     (5)  Total fee paid:

          $49,915

        ------------------------------------------------------------------------

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

          $47,401; $2,514

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement no.:

          Schedule 14A

        ------------------------------------------------------------------------

     (3)  Filing Party:

          WinsLoew Furniture, Inc.

        ------------------------------------------------------------------------

     (4)  Date Filed:

          April 19, 1999; June 4, 1999

        ------------------------------------------------------------------------

                            WINSLOEW FURNITURE, INC.
                               160 VILLAGE STREET
                           BIRMINGHAM, ALABAMA 35242

                                                                   July 29, 1999
To Our Shareholders:

     You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of WinsLoew Furniture, Inc. (the "Company" or "WinsLoew") to be held on Friday, August 27, 1999, at 9:00 a.m., local time, at the offices of Trivest, Inc., located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133. The purpose of the Special Meeting is to consider and vote upon a merger (the "Merger") that, if approved and subsequently consummated, will result in the public shareholders of WinsLoew receiving $34.75 in cash per share for their stock and WinsLoew becoming a privately-owned company.

     If approved by WinsLoew's shareholders, the Merger would be accomplished pursuant to a Second Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") as follows: Trivest Furniture Corporation, a newly-formed Florida corporation (the "Purchaser"), would merge with and into WinsLoew, which would be the surviving corporation in the Merger. If the Merger is consummated, each outstanding share of common stock, $.01 par value, of WinsLoew (the "Common Stock"), other than shares held by the Purchaser, will be canceled and converted automatically into the right to receive $34.75 in cash, payable to the holder thereof, without interest.

     The Purchaser has been organized at the direction of two private investment partnerships affiliated with certain WinsLoew directors, Trivest Furniture Partners, Ltd. and Trivest Fund II Group, Ltd. (together, the "Trivest Partnerships") for the purpose of acquiring all of WinsLoew's Common Stock. As a result of the Merger, WinsLoew will become a privately held company that is owned by the Trivest Partnerships, certain WinsLoew directors, certain members of WinsLoew's management and certain WinsLoew employees.

     A special committee of the Board of Directors of WinsLoew (the "Special Committee"), consisting of five independent directors, was formed to investigate, consider and evaluate the proposed Merger and possible strategic alternatives to maximize shareholder value. The Special Committee has recommended to WinsLoew's Board of Directors that the Merger and related agreements be approved. In connection with its evaluation of the proposed Merger and certain possible strategic alternatives, the Special Committee engaged Mann Armistead & Epperson, Ltd. ("Mann Armistead") to act as its financial advisor. Mann Armistead has rendered its opinion that, as of May 4, 1999, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash merger consideration of $34.75 per share to be received in the Merger is fair from a financial point of view to the public shareholders of the Company. The written opinion of Mann Armistead, dated as of May 4, 1999, is attached as Appendix B to the enclosed Proxy Statement and should be read carefully and in its entirety by the shareholders.

     THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS BELIEVE THAT THE TERMS OF THE MERGER ARE SUBSTANTIVELY AND PROCEDURALLY FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS AND RECOMMEND THAT THE SHAREHOLDERS APPROVE THE MERGER.

     Approval of the Merger at the Special Meeting will require the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Shareholders (including members of WinsLoew's senior management, the members of the Special Committee and certain shareholders affiliated or associated with the Trivest Partnerships) who, as of the record date, hold of record approximately 35.8% of the outstanding shares of Common Stock, have expressed their intention to vote their shares for approval of the Merger. If the Merger is approved by the shareholders, the closing of the Merger will occur as soon after the Special Meeting as all of the other conditions to closing the Merger are satisfied.

     The accompanying Proxy Statement provides you with a summary of the proposed Merger and additional information about the parties involved and their interests. Please give all this information your careful attention. Whether or not you plan to attend, it is important that your shares are represented at the Special Meeting. A failure to vote or a vote to abstain will count as a vote against the Merger. Accordingly, you are requested to promptly complete, sign and date the enclosed proxy and return it in the envelope provided.

                                          /s/ Earl W. Powell
                                          Earl W. Powell
                                          Chairman of the Board

                                          /s/ Bobby Tesney
                                          Bobby Tesney
                                          President and Chief Executive Officer

                            WINSLOEW FURNITURE, INC.
                               160 VILLAGE STREET
                           BIRMINGHAM, ALABAMA 35242

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST 27, 1999

To the Shareholders of
WinsLoew Furniture, Inc.

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of WinsLoew Furniture, Inc., a Florida corporation (the "Company"), will be held at 9:00 a.m., local time, on Friday, August 27, 1999, at the offices of Trivest, Inc., located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt a Second Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), providing for the merger (the "Merger") of Trivest Furniture Corporation, a Florida corporation (the "Purchaser"), with and into the Company, with the Company being the surviving corporation. In the Merger, each outstanding share of the Company's Common Stock, $.01 par value (other than shares held by the Purchaser), will be converted into the right to receive $34.75 in cash, without interest. The Merger Agreement is more fully described in the accompanying Proxy Statement and is attached as Appendix A to the Proxy Statement.

     2. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     The Board of Directors has determined that only shareholders of record at the close of business on July 26, 1999 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. The stock transfer books of the Company will not be closed prior to the meeting.

                             YOUR VOTE IS IMPORTANT

     IN ORDER TO ENSURE THAT YOUR VOTE WILL BE COUNTED, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED, BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY SUBMITTING A PROXY BEARING A LATER DATE, OR BY ATTENDING AND VOTING IN PERSON AT THE MEETING. PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                                          By Order of the Board of Directors
                                          /s/ Bobby Tesney
                                          Bobby Tesney
                                          President and Chief Executive Officer
Birmingham, Alabama
July 29, 1999

                            WINSLOEW FURNITURE, INC.
                               160 VILLAGE STREET
                           BIRMINGHAM, ALABAMA 35242
                           -------------------------

                                PROXY STATEMENT
                           -------------------------

                        SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST 27, 1999

INTRODUCTION

     This Proxy Statement is being furnished to the shareholders of WinsLoew Furniture, Inc., a Florida corporation (the "Company" or "WinsLoew"), in connection with the solicitation by its Board of Directors (the "Board") of proxies to be used at a Special Meeting of Shareholders (as it may be adjourned or postponed, the "Special Meeting") to be held on Friday, August 27, 1999 at 9:00 a.m., local time, at the offices of Trivest, Inc., located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133, and at any adjournments or postponements thereof. The date of this Proxy Statement is July 29, 1999, and this Proxy Statement, the foregoing Notice of Special Meeting of Shareholders and the enclosed proxy card are first being mailed to shareholders of WinsLoew on or about July 29, 1999.

     The Special Meeting has been called to consider and vote upon a proposal to approve and adopt a Second Amended and Restated Agreement and Plan of Merger (the "Merger Agreement" or the "Second Amended Merger Agreement"), which is attached to this Proxy Statement as Appendix A. Pursuant to the Merger Agreement, Trivest Furniture Corporation (the "Purchaser"), a newly-formed Florida corporation, will be merged with and into WinsLoew (the "Merger"). In the Merger, each outstanding share of common stock, $.01 par value (the "Common Stock"), of WinsLoew (other than shares held by the Purchaser) will be canceled and converted automatically into the right to receive $34.75 in cash, payable to the holder thereof, without interest. The Purchaser has been organized at the direction of two private investment partnerships, Trivest Furniture Partners, Ltd. and Trivest Fund II Group, Ltd. (together, the "Trivest Partnerships") controlled by Earl W. Powell, WinsLoew's Chairman of the Board. After the Merger, WinsLoew will become a privately held company wholly-owned by the Purchaser's shareholders, and the public shareholders will no longer own an equity interest in WinsLoew.

     Immediately prior to the Merger, all of the outstanding common stock of the Purchaser will be acquired by the following parties, which will purchase such shares for cash or contribute to the Purchaser shares of WinsLoew Common Stock in exchange for shares of Purchaser common stock: (i) the Trivest Partnerships, Mr. Powell, Phillip T. George, M.D., who is also a director of WinsLoew, and three individuals affiliated or
                           -------------------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

associated with the Trivest Partnerships (collectively, the "Trivest Investors"); (ii) Bobby Tesney, the President, Chief Executive Officer, and a director of the Company (the "Management Director"), Stephen C. Hess, the Company's Executive Vice President, Casual Furniture, R. Craig Watts, the Company's Executive Vice President, Contract Seating, Vincent A. Tortorici, Jr., the Company's Vice President and Chief Financial Officer, Rick J. Stephens, the Company's Vice President, Operations, and Jerry C. Camp, Vice President, Casual Furniture Operations (together with the Management Director, the "Management Group"); and (iii) approximately 35 other Company employees or sales representatives who will be offered the opportunity to acquire shares of Purchaser common stock or, alternatively, such persons will be offered the opportunity to acquire shares of WinsLoew common stock following the consummation of the Merger (the "Eligible Persons").

     Trivest Fund I, Ltd., Trivest Equity Partners I, Ltd., Trivest Principals' Fund 1988, Trivest Special Situations Fund 1985, L.P. and Trivest Annuity Fund, Ltd. (collectively, the "Existing Trivest Shareholders"), which are private investment partnerships controlled by Messrs. Powell and George, currently hold of record approximately 23.7% of the outstanding WinsLoew Common Stock. The Existing Trivest Shareholders will receive $34.75 per share in cash for all of their shares on the same basis as other WinsLoew shareholders and will not be shareholders of WinsLoew after the Merger.

     The current executive officers of WinsLoew will retain their positions with WinsLoew. Mr. Tesney will remain a director of the Company following the Merger. Earl W. Powell, Phillip T. George, M.D., William F. Kaczynski, Jr. and Peter W. Klein, the current WinsLoew directors affiliated with the Trivest Partnerships (the "Trivest Directors"), will remain directors of WinsLoew. All of the Trivest Directors are indirect investors in the Trivest Partnerships.

     The aggregate consideration payable in the Merger, excluding fees and expenses, is approximately $268.3 million. The amount to be paid in cash will be reduced by the aggregate value of the Common Stock that the Management Group, the Trivest Investors, and the Eligible Persons contribute to the Purchaser.

     Because certain directors of WinsLoew will have a financial interest in the Merger, the Board of Directors appointed a special committee of disinterested directors to consider and make recommendations with respect to the Merger and possible strategic alternatives to maximize shareholder value (the "Special Committee"). The Special Committee and the Board believe that the terms of the Merger are substantively and procedurally fair to, and in the best interests of, the Company's shareholders and recommend that the shareholders approve the Merger. See "SPECIAL FACTORS -- Conflicts of Interest -- The Special Committee's and the Board's Recommendation."

     Approval of the Merger at the Special Meeting will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Shareholders (including the members of the Management Group, certain other members of management, the individual Trivest Investors, the Existing Trivest Shareholders, the other members of the Board and certain shareholders affiliated or associated with the Trivest Partnerships) who, as of the record date, held of record approximately 2,570,218, or 35.8%, of the outstanding shares of Common Stock have expressed their intention to vote their shares for approval of the Merger. Holders of 4,611,690, or approximately 64.2%, of the outstanding shares of Common Stock remain uncommitted with respect to how they will vote on the Merger. Accordingly, the affirmative vote by holders of Common Stock representing approximately 1,020,737 (or

22.1%) of such uncommitted shares, or approximately 14.2% of the outstanding shares, will be required to approve the Merger. The consummation of the Merger is subject to a number of conditions, and, accordingly, even if shareholders approve the Merger, there can be no assurance that the Merger will be consummated.

                            WHAT YOU NEED TO DO NOW

     Please promptly complete, sign and date the enclosed proxy card and return it in the envelope provided. A failure to vote or a vote to abstain will have the same legal effect as a vote against the Merger. If your shares are held in "street name" by your broker, then you should instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted and they will be counted as votes against the proposal to approve and adopt the Merger Agreement. Please do not send in stock certificates now. After the Merger is completed, we will send you written instructions for exchanging your Common Stock certificates for the cash to which you are entitled.

     SHAREHOLDERS ARE URGED TO READ AND CONSIDER CAREFULLY THE INFORMATION CONTAINED IN THIS PROXY STATEMENT AND TO CONSULT WITH THEIR PERSONAL FINANCIAL AND TAX ADVISORS.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Introduction................................................    i
Summary.....................................................    1
  Date, Time and Place of the Special Meeting...............    1
  Purpose of the Special Meeting............................    1
  Record Date and Quorum....................................    1
  Vote Required.............................................    1
  Parties to the Merger.....................................    2
  The Merger................................................    3
  Effective Time of the Merger and Payment for Shares.......    3
  The Special Committee's and Board's Recommendation........    3
  Opinion of Financial Advisor..............................    4
  Purpose and Reasons of the Affiliates for the Merger......    4
  Position of the Affiliates as to Fairness of the Merger...    5
  Conflicts of Interest.....................................    5
  Certain Effects of the Merger.............................    6
  Conditions to the Merger, Termination and Expenses........    7
  Federal Income Tax Consequences...........................    9
  Rights of Dissenting Shareholders.........................    9
  Accounting Treatment......................................    9
  Financing of the Merger...................................    9
  Market Prices of Common Stock and Dividends...............   10
The Special Meeting.........................................   12
  Proxy Solicitation........................................   12
  Record Date and Quorum Requirement........................   12
  Voting Procedures; Required Vote..........................   12
  Voting and Revocation of Proxies..........................   13
  Effective Time............................................   13
Special Factors.............................................   14
  Background of the Merger..................................   14
  The Special Committee's and the Board's Recommendation....   40
  Opinion of the Financial Advisor..........................   48
  Purpose and Reasons of the Affiliates for the Merger......   55
  Position of the Affiliates as to Fairness of the Merger...   57
  Conflicts of Interest.....................................   57
  Certain Effects of the Merger.............................   62
  Conduct of WinsLoew's Business After the Merger...........   63
  Certain Forward Looking Information.......................   63

                                                              PAGE
                                                              ----
The Merger..................................................   64
  Conversion of Securities..................................   64
  Cash-out of WinsLoew Stock Options........................   65
  Transfer of Shares........................................   65
  Conditions................................................   65
  Representations and Warranties............................   67
  Covenants.................................................   67
  Nonsolicitation Covenant..................................   70
  Indemnification and Insurance.............................   71
  Expenses..................................................   71
  Termination, Amendment and Waiver.........................   71
  Termination Fee...........................................   73
  Escrow Deposit............................................   73
  Financing.................................................   73
  Expenses of the Transaction...............................   79
  Regulatory Approvals......................................   80
  Accounting Treatment......................................   80
Rights of Dissenting Shareholders...........................   80
Federal Income Tax Consequences.............................   80
Business of the Company.....................................   82
  Background................................................   82
  Competitive Strengths.....................................   85
  Growth Strategy...........................................   87
  Industry Dynamics and Trends..............................   88
  Products and Markets......................................   89
  Product Design and Development............................   91
  Marketing and Sales.......................................   92
  Manufacturing.............................................   93
  Raw Materials.............................................   94
  Backlog...................................................   95
  Competition...............................................   95
  Trademarks and Patents....................................   96
  Environmental Matters.....................................   96
  Properties................................................   97
  Employees.................................................   98
  Legal Proceedings.........................................   98
Selected Consolidated Financial Data........................  100

                                                              PAGE
                                                              ----
Management's Discussion and Analysis of Results of
  Operations and Financial Condition........................  102
  General...................................................  102
  Results of Operations.....................................  102
  Comparison of Six Months Ended June 25, 1999 and Six
     Months Ended June 26, 1998.............................  103
  Comparison of Years Ended December 31, 1998 and 1997......  104
  Comparison of Years Ended December 31, 1997 and 1996......  105
  Seasonality and Quarterly Information.....................  106
  Liquidity and Capital Resources...........................  108
  Foreign Exchange Fluctuations and Effects of Inflation....  110
  Year 2000.................................................  110
Certain Forward Looking Information.........................  112
Management..................................................  115
  Directors and Executive Officers of WinsLoew..............  115
  Executive and Director Compensation.......................  118
Principal Shareholders and Stock Ownership of Management....  122
Certain Information Concerning the Purchaser and Other
  Affiliates................................................  126
Certain Transactions........................................  128
Market Prices of Common Stock and Dividends.................  129
Disclosure Regarding Forward-Looking Statements.............  130
Independent Public Accountants..............................  131
Information Concerning Shareholder Proposals................  131
Other Business..............................................  131
Documents Incorporated by Reference.........................  131
Available Information.......................................  132
Index to Consolidated Financial Statements..................  F-1

                                   APPENDICES

APPENDIX A -- Second Amended and Restated Agreement and Plan of Merger

APPENDIX B -- Opinion of Mann Armistead & Epperson, Ltd. and related
              Confirmation Letter

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere or incorporated by reference in this Proxy Statement. Shareholders are urged to read this Proxy Statement and its appendices in their entirety before voting.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The Special Meeting of WinsLoew will be held on Friday, August 27, 1999, at 9:00 a.m., local time, at the offices of Trivest, Inc., located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133.

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, the shareholders of the Company will consider and vote on a proposal to approve the Merger Agreement, which is attached to this Proxy Statement as Appendix A, pursuant to which the Purchaser, a newly-formed Florida corporation, would merge with and into WinsLoew, with WinsLoew as the surviving corporation in the Merger, and each outstanding share of Common Stock of WinsLoew, other than shares held by the Purchaser will be converted automatically into the right to receive $34.75 in cash payable to the holders thereof, without interest (the "Cash Merger Consideration"). See "THE MERGER."

RECORD DATE AND QUORUM

     The Board of Directors of the Company has fixed the close of business on July 26, 1999 as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders. At the close of business on the Record Date, there were 7,181,908 shares of Common Stock outstanding. The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. See "THE SPECIAL MEETING."

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting is required to approve the Merger Agreement. Thus, a failure to vote or a vote to abstain will have the same legal effect as a vote cast against approval. In addition, brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners. A broker non-vote will have the same effect as a vote against the Merger. See "THE SPECIAL MEETING -- Voting Procedures; Required Vote."

     Shareholders (including the Management Group, certain other members of management, the individual Trivest Investors, the Existing Trivest Shareholders, the other members of the Board and certain shareholders affiliated or associated with the Trivest Partnerships) who as of the record date held of record 2,570,218, or approximately 35.8%, of the outstanding shares of Common Stock have expressed their intention to vote their shares for approval of the Merger. Holders of 4,611,690 shares of Common Stock, or approximately 64.2%, of the outstanding shares of Common Stock, remain uncommitted with respect to how they will vote on the Merger. Accordingly, the affirmative vote by holders of Common Stock representing approximately 1,020,737 (or 22.1%) of such uncommitted shares, or approximately 14.2% of the outstanding shares, will be required to approve the Merger.

PARTIES TO THE MERGER

THE COMPANY.

     WinsLoew is a leading designer, manufacturer and distributor of a broad offering of casual outdoor furniture and seating products. WinsLoew also manufactures certain ready-to-assemble furniture products. WinsLoew's casual furniture includes chairs, chaise lounges, tables, umbrellas and related accessories, which are generally constructed from aluminum, wrought iron, wood or fiberglass. WinsLoew's seating products include wood, metal and upholstered chairs, sofas and loveseats, which are offered in a wide variety of finish and fabric options. All of WinsLoew's casual furniture and seating products are manufactured pursuant to customer orders. WinsLoew sells its furniture products to residential users (commonly referred to as the residential market) and to commercial and institutional users (commonly referred to as the contract market). WinsLoew believes that its success is attributable to its proven ability to consistently deliver high quality, innovatively-styled products on a timely basis with superior customer service.

     The principal executive offices of the Company are located at 160 Village Street, Birmingham, Alabama 35242. The Company's telephone number is (205) 408-7600. See "BUSINESS OF THE COMPANY."

THE PURCHASER.

     The Purchaser is a newly-formed Florida corporation organized at the direction of the Trivest Partnerships, each of which is a private investment partnership. See "CERTAIN INFORMATION CONCERNING THE PURCHASER AND OTHER AFFILIATES." Immediately prior to the consummation of the Merger, the Trivest Investors, the members of the Management Group and the participating Eligible Persons will purchase shares of Purchaser common stock for cash or contribute to the Purchaser shares of WinsLoew Common Stock in exchange for shares of Purchaser common stock as follows:

     - The Trivest Investors. The Trivest Investors together will acquire an aggregate of approximately 95.2% of the outstanding Purchaser common stock. The Trivest Investors include the Trivest Partnerships, Messrs. Powell and George and three individuals affiliated or associated with the Trivest Partnerships. See "SPECIAL FACTORS -- Purpose and Reasons of the Affiliates for the Merger" and "-- Conflicts of Interest."

     - The Management Group. The members of the Management Group together will acquire an aggregate of approximately 4.8% of the outstanding Purchaser common stock. The members of the Management Group are the following executive officers of WinsLoew: Bobby Tesney, President and Chief Executive Officer, Stephen C. Hess, Executive Vice President, Casual Furniture, R. Craig Watts, Executive Vice President, Contract Seating, Vincent A. Tortorici, Jr., Vice President and Chief Financial Officer, Rick J. Stephens, Vice President, Operations, and Jerry C. Camp, Vice President, Casual Furniture Operations. See "SPECIAL FACTORS --

       Purpose and Reasons of the Affiliates for the Merger" and "-- Conflicts of Interest."

     - The Eligible Persons. Approximately 35 Eligible Persons (not including members of the Management Group) will individually be offered the opportunity to purchase shares of common stock of the Purchaser and/or contribute any or all of their shares of Common Stock to the Purchaser in exchange for common stock of the Purchaser. Alternatively, the Eligible Persons will be offered the opportunity to acquire shares of WinsLoew common stock for cash following the consummation of the Merger.

     After the Merger, the Trivest Directors and the Management Director will continue to serve as directors of WinsLoew, and the six members of the Management Group will continue to serve as executive officers of WinsLoew. See "SPECIAL FACTORS -- Conflicts of Interest."

     The executive offices of the Purchaser are located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133. The Purchaser's telephone number is
(305) 858-2200.

THE MERGER

     The Merger Agreement provides that subject to satisfaction of certain conditions, the Purchaser will be merged with and into WinsLoew, and that following the Merger, the separate existence of the Purchaser will cease and WinsLoew will continue as the surviving corporation owned by the shareholders of the Purchaser. At the effective time of the Merger, which shall be the date and time of filing of Articles of Merger with the Secretary of State of the State of Florida (the "Effective Time"), and subject to the terms and conditions set forth in the Merger Agreement, each share of issued and outstanding Common Stock (other than shares held by the Purchaser) will, by virtue of the Merger, be canceled and converted into the right to receive $34.75 in cash, without interest. As a result of the Merger, WinsLoew's Common Stock will no longer be publicly traded and will be 100% owned by the shareholders of the Purchaser. See "THE MERGER."

EFFECTIVE TIME OF THE MERGER AND PAYMENT FOR SHARES

     The Effective Time is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions of the Merger Agreement. See "-- Conditions to the Merger, Termination and Expenses" and "THE MERGER -- Conditions." Detailed instructions with regard to the surrender of share certificates, together with a letter of transmittal, will be forwarded to shareholders by the Company's transfer agent, American Stock Transfer & Trust Company (the "Disbursing Agent"), promptly following the Effective Time. Shareholders should not submit their certificates to the Disbursing Agent until they have received such materials. The Disbursing Agent will send payment of the Cash Merger Consideration to shareholders as promptly as practicable following receipt by the Disbursing Agent of their certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. See "THE MERGER -- Conversion of Securities." Shareholders should not send any share certificates at this time.

THE SPECIAL COMMITTEE'S AND BOARD'S RECOMMENDATION

     The Trivest Directors and the Management Director will have financial interests in the Purchaser and are therefore subject to conflicts of interest in evaluating the Merger.

Accordingly, in January 1999, the Board appointed the Special Committee, comprised of all five disinterested directors, to evaluate and make recommendations with respect to the Merger and other strategic options. Based on the factors set forth in this Proxy Statement (see "SPECIAL FACTORS -- The Special Committee's and the Board's Recommendation" and "-- Conflicts of Interest."), the Special Committee recommended to the Board that the Merger Agreement be approved and that it be recommended to the shareholders of the Company. Following the recommendation of the Special Committee, the Board approved the Merger Agreement and recommended that the shareholders of the Company approve the Merger Agreement. In connection with the foregoing, the Special Committee and the Board determined that the Merger is substantively and procedurally fair to, and in the best interests of, the shareholders of the Company other than the Purchaser, the members of the Management Group, the Trivest Investors and the Trivest Directors (the "Public Shareholders"). In connection with their recommendations, the Special Committee and the Board each adopted the analyses and findings of the Special Committee's financial advisor, Mann Armistead & Epperson, Ltd. ("Mann Armistead"). See "SPECIAL
FACTORS -- Opinion of Financial Advisor."

     THE SPECIAL COMMITTEE AND THE BOARD RECOMMEND THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

     Mann Armistead provided its opinion to the Special Committee that, as of the date of such opinion, the Cash Merger Consideration was fair from a financial point of view to the Public Shareholders of the Company.

     The full text of the written opinion of Mann Armistead, dated as of May 4, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is attached hereto as Appendix B and is incorporated herein by reference. The opinion of Mann Armistead referred to herein does not constitute a recommendation as to how any holder of such shares should vote with respect to the Merger. Holders of shares of Common Stock are urged to, and should, read such opinion in its entirety. See "SPECIAL FACTORS -- Opinion of Financial Advisor."

     The Company has agreed to pay Mann Armistead aggregate fees of $1,877,783 in connection with its services as financial advisor to the Special Committee and the Company and its rendering of such opinion. See "SPECIAL
FACTORS -- Opinion of Financial Advisor." The Company has agreed to reimburse Mann Armistead for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Mann Armistead against certain liabilities, including certain liabilities under the federal securities laws.

PURPOSE AND REASONS OF THE AFFILIATES FOR THE MERGER

     The purpose of the Purchaser, the members of the Management Group, the Trivest Partnerships and the Trivest Directors (collectively, the "Affiliates") for engaging in the transactions contemplated by the Merger Agreement is to acquire, together with any participating Eligible Persons, 100% of the ownership of the Company. As a result of the Merger, the Trivest Partnerships and the Trivest Directors together will increase their beneficial interest in WinsLoew's Common Stock from approximately 30.1% to approximately 94.8% (less the interest acquired by the Eligible Persons), and the members of the Management Group together will decrease their beneficial interest in WinsLoew from approximately 6.9% to approximately 4.8%. The Affiliates believe that as a private company WinsLoew will have greater flexibility to focus on enhancing value by emphasizing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings. See "SPECIAL FACTORS -- Purpose and Reasons of the Affiliates for the Merger."

POSITION OF THE AFFILIATES AS TO FAIRNESS OF THE MERGER

     Each of the Affiliates has considered the analyses and findings of the Special Committee and the Board (described in detail in "SPECIAL FACTORS -- The Special Committee's and the Board's Recommendation") with respect to the fairness of the Merger to the Public Shareholders of the Company. As of the date of this Proxy Statement, each of the Affiliates adopts the analyses and findings of the Special Committee and the Board with respect to the fairness of the Merger and believes that the Merger is both procedurally and substantively fair to, and in the best interests of, the Company's Public Shareholders; provided that no opinion is expressed as to the fairness to any shareholder making an investment in the Purchaser. See "SPECIAL FACTORS -- Position of the Affiliates as to Fairness of the Merger." The Trivest Directors have financial interests in the Merger and the members of the Management Group have financial and employment interests in the Merger. See "SPECIAL FACTORS -- Conflicts of Interest."

CONFLICTS OF INTEREST

     In considering the recommendation of the Board with respect to the Merger, shareholders should be aware that certain officers and directors of WinsLoew and affiliates and associates of these officers and directors have interests in connection with the Merger which may present them with actual or potential conflicts of interest, which are described in more detail under "SPECIAL
FACTORS -- Conflicts of Interest."

     The Trivest Directors. Upon consummation of the Merger, the Trivest Directors will receive an aggregate of approximately $71.5 million in respect of
(i) Cash Merger Consideration on the same terms as other shareholders for shares of Common Stock not contributed to the Purchaser and (ii) outstanding options to purchase shares of Common Stock (including approximately $59.2 million of Cash Merger Consideration for the shares of Common Stock held by the Existing Trivest Shareholders). See "SPECIAL FACTORS -- Conflicts of Interest -- Cash Payments to the Trivest Directors and Members of the Management Group." In addition, after the Merger, the Trivest Directors together will beneficially own an approximately 94.8% interest in WinsLoew (including the 89.8% interest to be acquired by the Trivest Partnerships). In addition, each Trivest Director is an indirect investor in the Trivest Partnerships. See "SPECIAL FACTORS -- Conflicts of Interest -- Post-Merger Ownership and Control of WinsLoew." After the Merger, WinsLoew's Board will be comprised of Messrs. Powell, George, Kaczynski, Klein and Tesney. In addition, the Trivest Partnerships and Messrs. Powell and George will enter into a shareholders' agreement with the Purchaser and the member of the Management Group that will restrict such shareholders' ability to transfer the shares of WinsLoew Common Stock to be owned by them after the Merger and will create certain other rights and obligations in respect of such shares.

     Payments to Trivest. Upon consummation of the Merger, the Company will pay a financial advisory fee to Trivest II, Inc., an investment adviser affiliated with the Trivest Partnerships and related funds ("Trivest"), of $3.0 million for services rendered in connection with the financing of the Merger and related transactions. In addition, after consummation of the Merger, WinsLoew will pay Trivest an annual management fee of $350,000, subject to increase under certain circumstances, for ongoing financial advisory services and specified fees in connection with certain acquisitions, dispositions and other transactions. See "CERTAIN TRANSACTIONS."

     The Management Group. Upon consummation of the Merger, the members of the Management Group will receive an aggregate of approximately $15.1 million in respect of (i) Cash Merger Consideration on the same terms as other shareholders for shares of Common Stock not contributed to the Purchaser and (ii) outstanding options to purchase shares of Common Stock. See "SPECIAL FACTORS -- Conflicts of Interest -- Cash Payments to the Trivest Directors and Members of the Management Group." In addition, after the Merger, the members of the Management Group together will beneficially own an approximately 4.8% interest in WinsLoew. See "SPECIAL FACTORS -- Conflicts of Interest -- Post-Merger Ownership and Control of WinsLoew." Each member of the Management Group will remain an executive officer of the Company and Bobby Tesney, the President and Chief Executive Officer, will continue to serve on the Board of the Company immediately following the Merger. As stated above, each member of the Management Group will enter into a shareholders' agreement with the Purchaser, the Trivest Partnerships and Messrs. Powell and George that will restrict the executives' ability to transfer the shares of WinsLoew Common Stock to be owned by him after the Merger and will create certain other rights and obligations in respect of such shares. Certain members of the Management Group will, prior to the Merger, enter into new employment agreements with WinsLoew replacing their existing employment agreements. The new employment agreements will provide for substantially the same base salaries and annual cash bonuses as their existing employment agreements.

     The Special Committee. Upon consummation of the Merger, the members of the Special Committee will receive an aggregate of approximately $9.4 million in respect of (i) the Cash Merger Consideration for their shares of Common Stock and (ii) outstanding options to purchase Common Stock. As compensation for serving on the Special Committee, which met approximately 30 times from January 1999 through the date of this Proxy Statement, the Chairman of the Special Committee will receive a fee in the amount of $30,000, and the other members of the Special Committee will each receive $22,500. Members of the Special Committee will be entitled to certain indemnification rights granted under the Merger Agreement to the current and former directors and officers of the Company. See "SPECIAL FACTORS -- Conflicts of Interest."

     Indemnification and Insurance. The Merger Agreement provides that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries (including the members of the Special Committee) shall survive the Merger and shall continue in accordance with their terms. In addition, the directors and executive officers of the Company will be provided with continuing directors' and officers' liability insurance coverage following the Merger, subject to certain limitations. See "SPECIAL FACTORS -- Conflicts of Interest."

CERTAIN EFFECTS OF THE MERGER

     As a result of the Merger, the entire equity interest in the Company will be owned by the Trivest Investors, the Management Group and by the participating Eligible Persons. The Public Shareholders will no longer have any interest in, and will not be shareholders of, WinsLoew, and therefore will not participate in WinsLoew's future earnings and potential growth. Instead, the Public Shareholders will have the right to receive $34.75 in cash, without interest, for each share held. An equity investment in the Company following the Merger involves substantial risk resulting from the limited liquidity of any such investment and the leverage resulting from the borrowings that will be required to fund the payment of the Cash Merger Consideration as well as any future borrowings necessary to support the Company's business strategy. Nonetheless, if the Company successfully executes its business strategy, the value of such an equity investment is expected to be considerably greater than the original cost thereof. See "SPECIAL FACTORS -- Conflicts of Interest" and "CERTAIN FORWARD LOOKING INFORMATION."

     In addition, the Common Stock will no longer be traded on the Nasdaq National Market and price quotations with respect to sales of shares in the public market will no longer be available. The registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will terminate, and this termination will eliminate the Company's obligation to file periodic financial and other information with the Securities and Exchange Commission (the "Commission") and will make most other provisions of the Exchange Act inapplicable. See "SPECIAL FACTORS -- Certain Effects of the Merger."

CONDITIONS TO THE MERGER, TERMINATION AND EXPENSES

     Each party's obligation to effect the Merger is subject to satisfaction of a number of conditions, including with respect to one or both parties: (i) the Merger Agreement shall have been approved by holders of a majority of the outstanding shares of Common Stock, (ii) all required consents and approvals shall have been obtained, and (iii) the representations and warranties of the parties shall be true and correct in all material respects as of the Effective Time except as contemplated by the Merger Agreement. Any or all of the conditions that have not been satisfied may be waived (other than the condition that the Merger Agreement shall have been approved by holders of a majority of the outstanding shares of Common Stock). After approval of the Merger Agreement by the shareholders of WinsLoew, however, no condition may be waived which reduces the amount or changes the form of the Cash Merger Consideration to be received by the shareholders or that by law would require further approval of the shareholders of WinsLoew unless a waiver of such condition is approved by the shareholders. See "THE MERGER -- Conditions." Even if the shareholders approve the Merger Agreement, there can be no assurance that the Merger will be consummated.

     At any time prior to the Effective Time, the Merger Agreement may be terminated by the mutual written consent of WinsLoew and the Purchaser. In addition, either WinsLoew or the Purchaser may terminate the Merger Agreement prior to the Effective Time if (i) a court or other governmental entity permanently enjoins, restrains or prohibits the Merger and such action is final and non-appealable or (ii) the Effective Time shall not have occurred on or before August 31, 1999, unless extended by agreement of the Purchaser and the Company. See "THE MERGER -- Termination, Amendment and Waiver."

     The Merger Agreement may be terminated by the Purchaser prior to the Effective Time if: (i)(A) the representations and warranties of the Company as to its capitalization shall not have been true and correct in all material respects when made, or (B) any other representation or warranty of the Company shall not have been true and correct in all material respects when made, except in any case where such failure to be true and correct would not, in the aggregate, (x) have a material adverse effect on the Company, or

(y) prevent or delay the consummation of the Merger; (ii) the Company shall have failed to comply in any material respect with any of its material obligations or covenants contained in the Merger Agreement, except in any case where such failure would not, in the aggregate, (A) have a material adverse effect on the Company, or (B) prevent or materially delay consummation of the Merger; (iii) there shall have been a material adverse change with respect to the Company, provided that the Company shall, if curable, have a reasonable period in which to cure any failure described in clause (i), (ii) or (iii) of this paragraph; or
(iv)(A) the Board or the Special Committee fails to approve and recommend or withdraws or modifies in a manner adverse to the Purchaser its approval or recommendation of the Merger or the Merger Agreement, or approves or recommends any Acquisition Proposal, (B) the Company enters into any agreement with respect to any Superior Proposal following written notice to the Purchaser and payment of the Termination Fee discussed below, or (C) the Board or the Special Committee resolves to take any such action in clauses (iv)(A) or (B).

     An "Acquisition Proposal" is defined under the Merger Agreement to include any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries (other than the transactions between the parties to the Merger Agreement contemplated by the Merger Agreement), or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to dilute materially the benefits to the Purchaser of the transactions contemplated by the Merger Agreement.

     A "Superior Proposal" is defined under the Merger Agreement to include any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board reasonably determines in its good faith judgment (based on the advice of Mann Armistead) to be more favorable to the Company's shareholders than the Merger.

     WinsLoew may terminate the Merger Agreement (i) in connection with entering into a definitive agreement with respect to a Superior Proposal following written notice to the Purchaser and the payment of the Termination Fee discussed below, and provided that the Company complies with its covenant against soliciting, discussing or negotiating any Acquisition Proposal (except as required by the Board's fiduciary duties), (ii) if any representation or warranty of the Purchaser was not true and correct in all material respects when made or has ceased to be true and correct in all material respects as if made on such later date, (iii) if the Purchaser fails to comply in any material respect with any of its material obligations or covenants in the Merger Agreement, or
(iv) if the Purchaser fails to pay the Cash Merger Consideration to the Disbursing Agent not later than the tenth business day following the satisfaction or waiver of the conditions to the obligations of the Purchaser to consummate the Merger, provided that the Purchaser shall, if curable, have a reasonable period in which to cure any failure described in clause (ii) or (iii) of this paragraph. See "THE MERGER -- Nonsolicitation Covenant" and
"-- Termination, Amendment and Waiver."

     WinsLoew has agreed to pay to the Purchaser a termination fee (the "Termination Fee") in the amount of $10.0 million, plus up to $1.5 million of expenses of the Purchaser in the event the Merger Agreement is terminated (i) by the Purchaser due to (A) the breach by the Company of any of its representations, warranties or covenants, or a material adverse change with respect to WinsLoew, each as described above, or (B)(1) the Board or the Special Committee failing to approve and recommend or withdrawing or modifying in a manner adverse to the Purchaser its approval or recommendation of the Merger or the Merger Agreement, or approving or recommending any Acquisition Proposal, (2) the Company entering into any agreement with respect to any Superior Proposal or
(3) the Board or the Special Committee resolving to take any such action in clauses (1) or (2), or (ii) by the Company due to entering into a definitive agreement in connection with a Superior Proposal. See "THE MERGER -- Termination Fee."

     The Purchaser has delivered a cash escrow deposit in the amount of $3.0 million to an escrow agent pending the consummation of the Merger or the termination of the Merger Agreement. In the event that WinsLoew terminates the Merger Agreement due to (i) any uncured material breach by the Purchaser of any of its representations or material obligations in the Merger Agreement or (ii) the Purchaser's failure to pay the Cash Merger Consideration to the Disbursing Agent not later than the tenth business day following the satisfaction or waiver of the conditions to the obligations of the Purchaser to consummate the Merger, then, in addition, to any other remedies WinsLoew may have in respect of such termination, the escrow deposit shall be paid to WinsLoew. Upon the consummation of the Merger or the termination of the Merger Agreement for any other reason, the escrow deposit shall be paid to the Purchaser. See "THE MERGER -- Escrow Deposit."

     Except as provided above, each of the parties has agreed to pay its own costs and expenses in connection with the Merger, provided that the Purchaser will pay any filing fees required under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR Act"). See "THE
MERGER -- Termination Fee" and "-- Expenses of the Transaction."

FEDERAL INCOME TAX CONSEQUENCES

     The receipt of the Cash Merger Consideration by holders of Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes. All holders of Common Stock are urged to consult their tax advisors to determine the effect of the Merger on such holders under federal, state, local and foreign tax laws. See "FEDERAL INCOME TAX CONSEQUENCES."

RIGHTS OF DISSENTING SHAREHOLDERS

     Under Florida law, WinsLoew shareholders have no right to an appraisal of the value of their shares in connection with the Merger.

ACCOUNTING TREATMENT

     The Merger will be treated as a purchase business combination for accounting purposes.

FINANCING OF THE MERGER

     It is estimated that approximately $281.9 million will be required to consummate the Merger and pay related fees and expenses. This sum is expected to be provided by the following: (i) approximately $78.0 million in equity contributions to the Purchaser by the Trivest Investors (reduced by an amount equal to the sum of the aggregate value (at $34.75 per share) of the shares of Common Stock contributed to the Purchaser by the Eligible Persons and the cash contributed to the Purchaser or, following the consummation of the Merger, WinsLoew by the Eligible Persons) and the Management Group; (ii) borrowings of approximately $66.6 million under a $145.0 million senior secured credit facility to be obtained by the Purchaser, WinsLoew and its subsidiaries pursuant to a commitment letter, dated as of April 27, 1999, from BankBoston, N.A. ("BankBoston"); (iii) the issuance by WinsLoew of approximately $125.0 million aggregate principal amount of senior subordinated notes that the Purchaser expects to issue based upon a letter from Bear, Stearns & Co. Inc. ("Bear Stearns") to the effect that, as of May 12, 1999 and subject to certain conditions, it was highly confident that it could arrange for the sale of such notes in connection with the Merger; and (iv) approximately $12.3 million of WinsLoew's expected cash on hand. The bank financing commitment includes $75.0 million in term loans, a $30.0 million revolver and a $40.0 million acquisition line for subsequent acquisitions by WinsLoew, all to be secured by first-fee mortgages on owned real estate and first priority security interests in substantially all of WinsLoew's assets. The BankBoston commitment letter is subject to customary conditions, and the Bear Stearns highly confident letter does not constitute a commitment or undertaking by Bear Stearns to place or purchase the senior subordinated notes and does not ensure the successful placement or completion of the offering of such notes; moreover, the Bear Stearns letter sets forth only its expectation as of May 12, 1999 with respect to its ability to arrange a sale of the notes in connection with the Merger. Except for the BankBoston and Trivest commitment letters, there are no firm commitments from any person to provide equity, provide senior financing, purchase the Company's senior subordinated notes or provide any other financing for the Merger, and there can be no assurance that any such financing will be obtained. See "THE MERGER -- Financing."

MARKET PRICES OF COMMON STOCK AND DIVIDENDS

     The Company's Common Stock has been traded on the Nasdaq National Market under the symbol "WLFI" since December 19, 1994. The following table sets forth, for the periods indicated, the high and low sales price per share of Common Stock as reported by the Nasdaq National Market:

                                                            HIGH       LOW
                                                            ----       ---
1997
First Quarter.............................................  $11 7/8    $ 8 1/8
Second Quarter............................................  $11        $ 8 3/8
Third Quarter.............................................  $15        $10 15/16
Fourth Quarter............................................  $16 13/16  $13 5/16
1998
First Quarter.............................................  $20 5/8    $13 3/4
Second Quarter............................................  $29        $20 11/16
Third Quarter.............................................  $28 3/4    $15 1/2
Fourth Quarter............................................  $26 1/2    $17 7/8
1999
First Quarter.............................................  $28 3/4    $23
Second Quarter............................................  $33 5/8    $27 5/8
Third Quarter (through July 27, 1999).....................  $34 1/16   $32 9/16

     On January 6, the last trading day prior to the Board meeting at which Mr. Powell stated that he, together with the other Trivest Investors and the Management Group, would be willing to submit a proposal to purchase the Company, the closing price per share of the Common Stock as reported by Nasdaq was $24 3/8. On January 15, 1999, the last trading day prior to the announcement of the delivery of Mr. Powell's initial proposal to the Special Committee, the closing price per share of the Common Stock as reported by Nasdaq was $27. On January 25, the last trading day prior to the announcement of the execution of the letter of intent relating to the Merger, the closing price per share of the Common Stock as reported by Nasdaq was $28 1/2. On March 4, 1999, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of Common Stock as reported by Nasdaq was $26 3/4. On March 30, 1999, the last trading day prior to the announcement of the First Amended Merger Agreement (as hereinafter defined) increasing the per share purchase price from $30.00 to $33.00, the closing price per share of the Common Stock as reported by Nasdaq was $27 1/2. On May 4, 1999, the last trading day prior to the announcement of the Second Amended Merger Agreement increasing the per share purchase price from $33.00 to $34.75, the closing price per share of the Common Stock as reported by Nasdaq was $32 1/4. On July 27, 1999, the last trading day prior to the printing of this Proxy Statement, the closing price per share of Common Stock as reported by Nasdaq was $33 1/2.

     At the Record Date, there were approximately 103 holders of record of Common Stock and approximately 2,300 persons or entities holding Common Stock in nominee name.

     The Company has not declared nor paid any cash dividends on its Common Stock, does not anticipate that any dividends will be declared nor paid in the foreseeable future, and intends to retain earnings to finance the development and expansion of the Company's operations. Under the Merger Agreement, the Company has agreed not to pay any dividends on the Common Stock prior to the Effective Date. In addition, the Company's payment of dividends is also restricted under the terms of its credit facilities (see Note 4 to the Company's Consolidated Financial Statements).

                              THE SPECIAL MEETING

PROXY SOLICITATION

     This Proxy Statement is being delivered to WinsLoew's shareholders in connection with the solicitation by the Board of proxies to be voted at the Special Meeting to be held on Friday, August 27, 1999 at 9:00 a.m., local time, at the offices of Trivest, Inc. located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133. All expenses incurred in connection with solicitation of the enclosed proxy will be paid by the Company. Officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone or personal call. In addition, the Company has retained D.F. King & Co., Inc. to solicit proxies for a fee of $6,500 plus expenses. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in doing so. This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about July 29, 1999.

RECORD DATE AND QUORUM REQUIREMENT

     The Common Stock is the only outstanding voting security of the Company. The Board has fixed the close of business on July 26, 1999 as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders. At the close of business on the Record Date, there were 7,181,908 shares of Common Stock issued and outstanding held by 103 holders of record and by approximately 2,300 persons or entities holding in nominee name.

     Prior to the Special Meeting, the Company will select one or more inspectors of election for the meeting. Such inspectors shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

     The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions and shares referred to as "broker or nominee non-votes" that are represented at the Special Meeting (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or other persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If less than a majority of outstanding shares of Common Stock are represented at the Special Meeting, holders of a majority of the shares so represented may adjourn the Special Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the Special Meeting before an adjournment is taken.

VOTING PROCEDURES; REQUIRED VOTE

     Approval of the Merger Agreement, which is attached as Appendix A hereto, will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. A failure to vote or a vote to abstain will have the same legal effect as a vote cast against approval. Brokers and, in many cases, nominees will not have discretionary power to vote on the proposal to be presented at the Special Meeting. Accordingly, beneficial owners of shares should instruct their brokers or nominees how to vote. A broker or nominee non-vote will have the same effect as a vote against the Merger.

     Shareholders (including the Management Group, certain other members of management, the Trivest Directors, the Existing Trivest Shareholders, the other members of the Board and certain shareholders affiliated or associated with the Trivest Partnerships) who as of the record date held of record 2,570,218, or approximately 35.8%, of the outstanding shares of Common Stock have expressed their intention to vote their shares for approval of the Merger. Holders of 4,611,690, or approximately 64.2%, of the outstanding shares of Common Stock remain uncommitted with respect to how they will vote on the Merger. Accordingly, the affirmative vote by holders of Common Stock representing approximately 1,020,737 (or 22.1%) of such uncommitted shares, or approximately 14.2% of the outstanding shares, will be required to approve the Merger.

     Under Florida law, WinsLoew shareholders have no right to an appraisal of the value of their shares in connection with the Merger.

VOTING AND REVOCATION OF PROXIES

     The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Special Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Special Meeting. Subject to such revocation, all shares represented by each properly executed proxy received by the Secretary of WinsLoew will be voted in accordance with the instructions indicated thereon, and if no instructions are indicated, will be voted to approve the Merger and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Special Meeting.

     The shares represented by the accompanying proxy card and entitled to vote will be voted if the proxy card is properly signed and received by the Secretary of the Company prior to the Special Meeting.

EFFECTIVE TIME

     The Merger will be effective as soon as practicable following shareholder approval of the Merger Agreement and upon the filing of Articles of Merger with the Secretary of State of the State of Florida. The Effective Time is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions set forth in the Merger Agreement. See "THE MERGER -- Conditions."

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

PAST CONTACTS, TRANSACTIONS AND NEGOTIATIONS.

     WinsLoew's growth strategies have, since inception, included the acquisition of complementary product lines, and, as part of its efforts to pursue appropriate acquisition opportunities, WinsLoew regularly engages in discussions with industry participants regarding possible transactions. During the period from February 1998 through February 1999, representatives of the Company, including Messrs. Powell, Kaczynski and Tesney, contacted, or responded to inquiries from, 26 direct competitors and 30 other furniture manufacturers with respect to WinsLoew's interest in exploring potential acquisitions, combinations or other transactions with such companies. During that period and in response to such contacts, the Company entered into confidentiality agreements or fee reimbursement agreements with nine direct competitors and eight other manufacturers. The remaining companies contacted declined to pursue discussions with the Company. Ultimately, WinsLoew entered into letters of intent with three of the competitors with whom it had entered into confidentiality agreements. Of these, WinsLoew acquired one, Villella, Inc. d/b/a Tropic Craft Aluminum Furniture Manufacturers, and has entered into a stock purchase agreement to acquire another, Miami Metal Products, Inc. d/b/a Pompeii Furniture Industries and its affiliate, Industrial Mueblera Pompeii de Mexico, S.A. de C.V. (together, "Pompeii"). See "BUSINESS OF THE COMPANY -- Background." Following initial due diligence, WinsLoew determined not to pursue an acquisition of the third competitor. In addition, in May and June of 1998 and February and March of 1999, WinsLoew and Trivest contacted and engaged in a number of discussions with a publicly held manufacturer engaged primarily in the contract seating markets of the furniture industry (the "Potential Transaction Party"), with whom the Company had entered into a confidentiality agreement. These discussions led to a general understanding of terms regarding a possible business combination. Management and Trivest proposed the transaction to the Special Committee at a March 18 Board meeting; however, the Special Committee elected not to pursue such transaction at that time. Subsequently, at a March 30 Board meeting, the Chairman of the Board confirmed that the Board would not be asked to make a final decision with respect to the proposed business combination with the Potential Transaction Party until the completion of management's due diligence investigation. The Potential Transaction Party terminated discussions with the Company in April 1999, and, consequently, the Special Committee was not requested to make such a final decision. WinsLoew is currently continuing to evaluate acquisitions of three of the other companies that signed confidentiality agreements. However, other than Pompeii, WinsLoew has not reached any agreements in principle with, or made any formal proposals to, any of the foregoing 56 companies, and WinsLoew is not currently in discussions with any such company relating to a possible acquisition by WinsLoew.

     In addition to pursuing WinsLoew's acquisition strategy, at various times during 1997 and 1998, the Board considered certain limitations on the Company's operating flexibility related to the public market's emphasis on quarterly earnings. As a result, in April 1998, representatives of the Company, including certain members of senior management and certain of the Trivest Directors, met with representatives of Mann Armistead to discuss various strategic alternatives that might enable the Company's shareholders to realize the inherent value of their shares of Common Stock. As part of such discussions, Mann

Armistead and the WinsLoew representatives considered a number of publicly and privately owned furniture manufacturers with whom a strategic combination might be feasible. In May 1998, Mann Armistead contacted two publicly owned furniture manufacturers regarding a potential sale of, or combination with, the Company. See "-- Opinion of the Financial Advisor" for a description of the terms of Mann Armistead's current and previous engagements with WinsLoew. Management of the Company and Trivest selected these two furniture manufacturers from among those identified by Mann Armistead based primarily on their belief that it would not be in the best interests of the Company's shareholders to receive the stock of any of the other proposed companies as consideration. Of the two competitors contacted by Mann Armistead, one declined to pursue discussions with the Company, and the other (the "Potential Acquiror") expressed an interest in discussing a possible transaction. During the summer of 1998, representatives of the Potential Acquiror and representatives of WinsLoew, including Messrs. Kaczynski, Powell and Tesney, as well as representatives of Mann Armistead, met several times to discuss a possible strategic transaction. These discussions resulted in a July 1998 proposal by the Potential Acquiror to acquire the Company in a transaction that would value WinsLoew's Common Stock at $25.00 per share. WinsLoew declined such proposal and has had no further discussions with the Potential Acquiror, except that Mann Armistead contacted the Potential Acquiror as part of its solicitation process described below.

THE INITIAL MERGER AGREEMENT.

     On January 7, 1999, at a regular meeting of the Board, the foregoing exploratory efforts were reviewed by the Board. Certain members of the Board also noted their belief that the low trading price of the Common Stock did not, in their view, reflect the Company's financial and operating performance. Among other items, directors noted that although the Company had announced its expectation that 1998 earnings would be in excess of analysts' projections, there had been no appreciable increase in the trading price of the Common Stock. Members of the Board went on to discuss how the foregoing was exacerbated by the Company's relatively small market capitalization and the relatively low level of trading in the Common Stock on the Nasdaq National Market. Finally, members of the Board expressed concern about how long it would take for the trading price of the Common Stock to reflect its inherent value.

     At the conclusion of that meeting, Mr. Powell suggested that he, on behalf of certain partnerships affiliated with Mr. Powell or Trivest (not presently holders of WinsLoew Common Stock), together with certain members of senior management, would be willing to submit a proposal to purchase the Company in an all-cash transaction. At that time, because of the potential conflicts of interest, the Board appointed a Special Committee of outside directors to consider whether a sale of the Company would be in the best interests of the shareholders and to consider and make recommendations with respect to any formal proposal that might be submitted, as well as other possible strategic alternatives. The Special Committee consists of James S. Smith (the Chairman of the Special Committee), William H. Allen, Jr., Henry C. Cheek, M. Miller Gorrie, and Sherwood M. Weiser. At the January 7 meeting, the Board authorized the Special Committee to establish such procedures, review such information and engage such financial advisors and legal counsel as it deemed reasonable and necessary to carry out its duties, and to conduct negotiations with respect to any proposed transaction. For their services on the Special Committee, the Company has agreed to pay the Chairman a fee of $30,000 and each other member a fee of $22,500. See "SPECIAL FACTORS -- Conflicts of Interest."

     The Special Committee members are the only members of the Board who are not either employees of WinsLoew or participating as purchasers in the Merger, except that Mr. Weiser and members of his family are indirect investors in Trivest Fund II Group, Ltd., one of the Trivest Partnerships, which investment is not a significant part of the assets of Mr. Weiser or his family or of Trivest Fund II Group, Ltd. The Special Committee members discussed these financial interests and determined that they would not impact Mr. Weiser's independence or judgment and that his value to the Special Committee outweighed any possible conflict of interest. All members of the Special Committee hold shares of Common Stock and options to purchase shares of Common Stock. See "SPECIAL FACTORS -- Conflicts of Interest." In addition, Mr. Smith and members of his family are limited partners of two of the Existing Trivest Shareholders, which investment is not a significant part of the assets of Mr. Smith or his family or of such Existing Trivest Shareholders. All of the shares of Common Stock held by the Existing Trivest Shareholders and the members of the Special Committee will be converted into the right to receive the Cash Merger Consideration, and all options held by the members of the Special Committee will be canceled in exchange for cash, on the same terms as the Public Shareholders. The Common Stock beneficially owned by the members of the Special Committee is significant, which was viewed as a positive factor in their ability to determine the best interests of the WinsLoew shareholders. See "PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP."

     On January 11, the Special Committee contacted Mann Armistead regarding its possible engagement by the Special Committee in connection with its appointment to consider the possible proposal by Mr. Powell and other strategic alternatives.

     On January 15, 1999, Mr. Powell made a formal proposal to the Special Committee on behalf of a corporation to be formed by the Trivest Partnerships and certain members of senior management to acquire all of the outstanding shares of Common Stock not owned at the time of the Merger by such persons, subject to certain terms and conditions. The Trivest Partnerships are affiliated with Mr. Powell but are not presently holders of Common Stock. Mr. Powell's proposal was set forth in a letter of intent (the "Letter of Intent") that provided that the proposed transaction would be structured as a cash merger in which shareholders not investing in the Purchaser would receive $30.00 per share (and each holder of outstanding options to purchase Common Stock would receive a cash payment equal to the difference between $30.00 per share and the per share exercise price of such options). The draft Letter of Intent also provided for a termination fee of $6.0 million to be paid by the Company to the Purchaser in certain circumstances. Mr. Powell also provided the Special Committee with a draft merger agreement (the "Initial Merger Agreement") for review by the Special Committee and its legal and financial advisors. Prior to the opening of the market on Monday, January 18, the first trading day after the delivery of the Merger proposal, the Company issued a press release announcing its receipt of the Merger proposal and the establishment of the Special Committee.

     On January 19, the Special Committee engaged Balch & Bingham LLP ("Balch & Bingham") as its legal counsel. Also on January 19, the Special Committee engaged Mann Armistead regarding the possible sale of all or part of the assets or stock of the Company, evaluating the Merger, soliciting and evaluating other potential buyers for the Company, participating in negotiations with the Purchaser or another potential acquiror, and providing a fairness opinion related to a definitive agreement and closing of a sale transaction.

     The Special Committee engaged Mann Armistead based on its nationally recognized experience in the furniture manufacturing industry and its expertise in the evaluation of businesses in connection with transactions similar to the Merger. The Special Committee considered Mann Armistead's specific knowledge of, and familiarity with, WinsLoew's business, financial condition and results of operations in connection with the Company's 1998 retainer of Mann Armistead to evaluate a number of furniture manufacturers in connection with a possible strategic transaction, as described above. The Special Committee also considered that management's prior contacts with Mann Armistead had focused primarily on the feasibility of a sale of the Company to an unaffiliated strategic buyer and, therefore, did not create a conflict of interest with respect to the Special Committee's engagement of Mann Armistead.

     Neither the Board nor the Special Committee determined that it was necessary to elect additional outside directors to act on behalf of the Company's public shareholders for the purpose of negotiating the terms of the Initial Merger Agreement based upon, among other factors, the engagement of independent legal counsel to the Special Committee, the engagement of Mann Armistead as its financial advisor and the absence of any affiliation on the part of the members of the Special Committee with the Purchaser that was deemed to be problematic.

     In its January 19 meeting, the Special Committee discussed with representatives of Mann Armistead and Balch & Bingham various issues raised by the Merger proposal and Letter of Intent, including whether the sale of the Company at this time was in the best interests of the shareholders, the desirability of soliciting other offers, and whether entering into the Letter of Intent would facilitate or inhibit the possible sale of the Company at a higher price. The Special Committee also considered the size and effect of any termination fee to the Purchaser, the process for obtaining a fairness opinion and the procedure to identify other strategic alternatives, including the sale of the Company in whole or in part. The Special Committee was concerned, and discussed with Mann Armistead, that while the $30.00 price may be in the range of fair, a higher price might be obtainable. The Special Committee instructed Mann Armistead to commence solicitation of offers from other potential acquirors and investigation and analysis of the value of the Company and the Merger proposal.

     On January 20, the Special Committee held a telephonic meeting with representatives of Balch & Bingham and Mann Armistead to discuss other potential acquirors of the Company. The Special Committee approved a list of the ten most likely possible acquirors identified by Mann Armistead, which included the Potential Acquiror with which the Company held discussions in 1998. In addition, Mr. Smith reported on his discussions with Mr. Powell in which Mr. Smith had attempted to negotiate a reduction in the termination fee in the Letter of Intent, which Mr. Powell declined to do.

     On January 22, after consultation with Mr. Smith and representatives of Mann Armistead, Balch & Bingham submitted comments on the Letter of Intent to the Purchaser and its counsel, Greenberg Traurig, P.A. ("Greenberg Traurig"), which the Purchaser accepted. Later the same day, the Special Committee held a telephonic meeting with representatives of Mann Armistead and Balch & Bingham during which they discussed the Special Committee's possible recommendation to the Board of the revised Letter of Intent. The revised Letter of Intent permitted the Company (i) for 90 days from execution, to solicit or participate in discussions or negotiations regarding any acquisition proposal that could reasonably be expected to result in a more favorable proposal, and (ii) to (A) approve or recommend a more favorable proposal, (B) cause the Company to enter into an agreement with respect to a more favorable proposal or (C) terminate the Letter of Intent, but in each case only upon three days' written notice and the payment of a termination payment of $6.0 million and reimbursement of the Purchaser's expenses up to $1.2 million. The Letter of Intent also provided that the parties would each pay their own costs and expenses, except as provided above. The Special Committee believed that the provisions of the Letter of Intent regarding the termination fee and expense reimbursement obligations were not unreasonable and would not have the effect of discouraging competing bids and that the Purchaser would not enter into the Letter of Intent and incur various costs and expenses to secure financing for the Merger without such provisions. During the same meeting, representatives of Mann Armistead reported on its contacts with the possible acquirors that it had identified and its preliminary views regarding the value of the Common Stock, including that the $30.00 price per share price fell within the range of fair. The Special Committee directed Mann Armistead to solicit interest from parties in addition to the ten on the initial list. The Special Committee also directed Mr. Smith to attempt to negotiate a higher price with the Purchaser. The Special Committee agreed, however, that entering into the Letter of Intent would be advisable in order to negotiate the terms of the Merger with the Purchaser while continuing the solicitation process.

     On January 22, Mr. Smith and Mr. Powell discussed by telephone an increase in the $30.00 price per share, which Mr. Powell declined to do.

     On January 25, at a special telephonic meeting of the Board of Directors at which all of the directors participated except Messrs. Cheek and Gorrie, Mr. Smith made a presentation to the Board to the effect that the Special Committee had determined that the execution of the Letter of Intent in its revised form dated January 22, 1999 containing the $30.00 per share Merger proposal was in the best interest of the Company and its shareholders and that the Special Committee had recommended that the execution of the Letter of Intent be approved by the Board. The Board unanimously (except for Messrs. Cheek and Gorrie, who did not participate) approved the execution of the Letter of Intent. Later that same day, the Letter of Intent was executed, and the Company issued a press release announcing the same.

     Later the same day, the Special Committee held a telephonic meeting with representatives of Mann Armistead and Balch & Bingham to discuss the Letter of Intent and Mann Armistead's solicitation efforts. Mann Armistead reported that its contacts included the Potential Acquiror, which had declined further interest. Mann Armistead proposed, and the Special Committee authorized communication with, an expanded list of potential acquirors with the anticipated ability to finance a purchase of the Company. The Special Committee also authorized Balch & Bingham to commence negotiation of the Initial Merger Agreement.

     On February 2, the Special Committee held a telephonic meeting with representatives of Mann Armistead and Balch & Bingham. The Special Committee discussed the descriptive memorandum prepared by Mann Armistead to be sent to potential acquirors. The Special Committee also discussed the status of the contemplated Pompeii acquisition and any effect it might have on the Merger proposal or any other strategic transaction. Representatives of Mann Armistead also reported on its ongoing solicitation process. They reported that 13 possible strategic and financial acquirors had been contacted to date and that confidentiality agreements in substantially the same form had been executed by 5 of them. Upon execution of a confidentiality agreement, the Special Committee provided each potential acquiror with summary financial information. Representatives of Mann

Armistead also discussed with the Special Committee specific potential acquirors and Mann Armistead's communications with them. In addition, the Special Committee discussed a tentative timetable for negotiating the Initial Merger Agreement and the expected time required for the Purchaser to arrange the necessary financing. In this regard, representatives of Mann Armistead explained that the delivery of Mann Armistead's fairness opinion was contingent upon the Purchaser's demonstration of its ability to obtain financing for the Merger. The Special Committee determined to provide Mann Armistead an adequate opportunity to carry out its solicitation process prior to the execution of the Initial Merger Agreement with the Purchaser. The Special Committee also approved the compensation for its Chairman and other members, which was subsequently approved by the Board of Directors.

     During the remainder of February, 19 additional potential acquirors were contacted, of which six executed confidentiality agreements and engaged in due diligence reviews of the Company.

     On February 13, Balch & Bingham sent to Greenberg Traurig the Special Committee's comments to the Initial Merger Agreement. On February 16 and 17, Balch & Bingham and Greenberg Traurig negotiated various terms of the Initial Merger Agreement. The principal points of negotiation included (i) the scope of certain representations and warranties of the Purchaser as to its financing for the Merger, (ii) the restrictions on the Company's solicitation of alternative proposals or offers to acquire the Company and the requirement of a "fiduciary" determination, and (iii) a "drop dead" date after which the Initial Merger Agreement would terminate if the Merger had not been consummated. The Special Committee insisted on the right to solicit Superior Proposals following the execution of the Initial Merger Agreement. In addition, the Special Committee insisted that the Special Committee have the right to terminate the Initial Merger Agreement if the Merger was not consummated by a specified date. On February 18, Greenberg Traurig distributed a revised draft of the Initial Merger Agreement to the Special Committee and Balch & Bingham which was revised to provide, among other things, that (i) the Special Committee could solicit Superior Proposals for 30 days following the execution of the Initial Merger Agreement and, in addition, thereafter participate in discussions or negotiations regarding unsolicited Superior Proposals and/or Superior Proposals solicited prior to the expiration of such 30 days and (ii) either party could terminate the Initial Merger Agreement if the Merger had not been consummated within 90 days of execution. The Special Committee found such terms acceptable because they believed that any potential acquirors would be informed of the opportunity to submit a bid by virtue of Mann Armistead's solicitation process and the public announcement of the Merger proposal.

     On February 17, the Special Committee held a telephonic meeting with representatives of Mann Armistead and Balch & Bingham regarding the status of, and issues raised in, the negotiation of the Initial Merger Agreement, as well as Mann Armistead's fairness opinion and solicitation process. At this meeting, representatives of Mann Armistead described the two most serious potential acquirors that had been contacted to date. One was a strategic acquiror that stated that it had been considering WinsLoew as an acquisition target prior to the announcement of the Merger proposal on January 15. The Special Committee believed that a strategic transaction with such acquiror would have provided substantial synergies. This strategic acquiror had initially declined interest due to its perception that management would not be receptive to another purchaser. Although representatives of the Special Committee corrected this impression, this strategic acquiror stated it would not participate in an auction process and that it was not prepared to act quickly.

     The other potential acquiror was Hancock Park Associates ("Hancock Park"), a financial buyer that representatives of Mann Armistead believed would likely structure a transaction similar to the Merger proposal. In 1995, Hancock Park had acquired Brown Jordan Company, a competitor of WinsLoew that sells casual outdoor furniture at a higher price point, and its subsidiary, Casual Living Worldwide, which produces lower-priced casual furniture. Hancock Park also owns Leslie's Poolmart, Inc. and Busy Body, Inc., which together with Brown Jordan Company and Casual Living Worldwide, have annual net revenues in excess of $400 million.

     Representatives of Mann Armistead also informed the Special Committee regarding other potential purchasers that had declined further interest and summarized their due diligence and other work related to issuing a fairness opinion.

     The Special Committee discussed with Mann Armistead the likely timing of any formal expression of interest from any other potential acquiror in order to determine the schedule for finalizing the Initial Merger Agreement. In particular, the Special Committee considered the Purchaser's request to execute the Initial Merger Agreement prior to the Purchaser's receipt of committed financing, as well as its request to execute the Initial Merger Agreement prior to the Special Committee's receipt of Mann Armistead's fairness opinion. In response to inquiries from the Special Committee, representatives of Mann Armistead stated that they could not render a fairness opinion without additional assurances, which were subsequently obtained, regarding the Purchaser's ability to obtain financing. The Special Committee determined that it would be consistent with its fiduciary duties to execute the Initial Merger Agreement so long as the Purchaser's financing was sufficiently definite and Mann Armistead rendered its oral fairness opinion prior to execution.

     The Special Committee also discussed the Investment Services Agreement between the Company and Trivest dated as of December 16, 1994 (the "Investment Services Agreement"), which provided for (i) an annual fee of $500,000 to Trivest for ten years, subject to increases for acquisitions, (ii) an investment banking fee for certain transactions, and (iii) payment of Trivest's expenses. At the time it negotiated the termination fee under the Initial Merger Agreement, the Special Committee expected that Trivest would not receive additional compensation pursuant to the Investment Services Agreement in addition to the termination fee and expense reimbursement, because such a fee would effectively increase the cost of the transaction to another purchaser. Consequently, Balch & Bingham's comments to the Initial Merger Agreement included a requested provision requiring the termination of the Investment Services Agreement in the event the Company were sold to a third party. The Purchaser did not initially agree to any aspect of such requested change.

     The Special Committee also considered requiring as a condition in the Initial Merger Agreement that a majority of the shares held by persons or entities not affiliated with management or the Purchaser be voted in favor of the Merger. The Purchaser did not agree to such a condition, and the Special Committee determined not to require it, provided that (i) the Initial Merger Agreement was not executed until the Special Committee had received Mann Armistead's oral fairness opinion, (ii) the Purchaser had provided adequate assurances of its ability to obtain the required financing, and (iii) the Special Committee members voted unanimously to approve the Merger.

     During the period from January 25 through February 19, representatives of the Purchaser, including the Trivest Directors and members of the Management Group, pursued a variety of potential arrangements for financing the Merger. The Purchaser received nine proposals for senior secured financing and six proposals with respect to a possible unsecured debt financing. In addition, representatives of the Purchaser also engaged in preliminary discussions with a number of institutional investors regarding possible equity co-investments with the Trivest Partnerships and the Management Group. On February 18, the Purchaser selected BankBoston to provide its senior secured financing and Bear Stearns to purchase and resell under Rule 144A $125.0 million aggregate principal amount of senior subordinated notes. On February 22, the Purchaser received a draft proposal letter from BankBoston for a $145.0 million senior secured credit facility to provide a portion of the Cash Merger Consideration and provide WinsLoew with working capital and an acquisition revolver after the Merger. Following discussions concerning the terms and conditions set forth in the draft proposal letter, representatives of BankBoston and the Purchaser executed a revised proposal letter on February 26. The parties continued to negotiate the terms of the proposed financing during the week of March 1. Representatives of the Purchaser and Bear Stearns met on February 23 at the offices of WinsLoew for an organizational meeting for the proposed Rule 144A offering of senior subordinated notes. At that meeting, representatives of Bear Stearns provided the Company and the Purchaser with a term sheet outlining the terms of the proposed offering and commenced their due diligence review of the Company. See "THE MERGER -- Financing."

     On February 24, representatives of the Purchaser and Greenberg Traurig met with representatives of Balch & Bingham at the offices of Balch & Bingham in Birmingham, Alabama. At such meeting, representatives of Balch & Bingham related the Special Committee's insistence that the Purchaser demonstrate its ability to obtain financing for the Merger. In response, the Purchaser provided the Special Committee with a draft proposal letter from BankBoston (followed by a copy of the signed proposal letter dated February 26) for the $145.0 million credit facility, as well as an indicative term sheet prepared by Bear Stearns with respect to a senior subordinated note offering.

     On February 26, Balch & Bingham provided to Greenberg Traurig a mark-up of the February 18 draft of the Initial Merger Agreement reflecting negotiations during the February 24 meeting. On March 1, Greenberg Traurig distributed a revised draft of the Initial Merger Agreement which, among other changes, included various representations and covenants as to the Purchaser's financing arrangements.

     During the weeks of February 22 and March 1, representatives of Mann Armistead discussed the terms, conditions and status of the Purchaser's proposed financing with representatives of each of BankBoston and Bear Stearns.

     On March 1, the Special Committee held a telephonic meeting with representatives of Balch & Bingham and Mann Armistead to discuss the then current draft of the Merger Agreement. Balch & Bingham reported that the unresolved issues were the status of the Investment Services Agreement, the timing of the fairness opinion and the status of the Purchaser's financing commitments. Representatives of Mann Armistead described its discussions with and review of the Purchaser's financing sources and stated that they were becoming increasingly confident that the requisite financing could be obtained. They also reviewed Mann Armistead's valuation methods of the purchase price and stated that Mann Armistead believed that $30.00 was within the range of fair. They stated that Mann Armistead was prepared to provide its oral fairness opinion to this effect, with the delivery of the written fairness opinion subject to the Purchaser's receipt of a commitment letter from BankBoston for the senior secured financing facility and absent the Company's receipt of a proposal to acquire the Company for a higher per share purchase price. In that regard, the Mann Armistead representatives explained that such opinion as to the fairness of the $30.00 price per share could be affected by the Special Committee's receipt of a proposal for a competing merger transaction at a higher per share price than the Merger proposal's $30.00 per share price. The Mann Armistead representatives also reported that there were three potential acquirors that had signed confidentiality agreements and had not yet declined further interest, one strategic buyer and two financial buyers, one of which was not as far along in its review process as the others.

     A meeting of the Board was scheduled for March 4, and a meeting of the Special Committee was scheduled for the same day prior to the Board meeting in order to consider the Initial Merger Agreement.

     On March 3 and March 4, Balch & Bingham and Greenberg Traurig substantially completed negotiation of the Merger Agreement providing for a $30.00 per share purchase price.

     On the evening of March 3, Mann Armistead received a written, non-binding proposal from Hancock Park to acquire the Company for $32.50 per share in cash (the "March 3 Hancock Park Proposal").

     On March 4, the Special Committee met to consider the Initial Merger Agreement and the Hancock Park proposal, which included a due diligence condition, as well as customary conditions similar to Mr. Powell's initial Merger proposal in January 1999, including the execution of a mutually acceptable agreement, receipt of regulatory and shareholder approvals, and securing satisfactory financing. In addition, the proposal stated that Hancock Park's representatives were prepared to complete their due diligence investigation as soon as possible. Hancock Park's proposal included a financing structure similar to the Merger proposal. The Special Committee considered that the Purchaser might withdraw its offer if the Initial Merger Agreement were not executed and that the Hancock Park proposal had not been analyzed. Following discussions with representatives of Balch & Bingham and Mann Armistead regarding its fiduciary duties and related issues, the Special Committee determined that it was in the best interests of the Company's shareholders to execute the Initial Merger Agreement and pursue the Hancock Park proposal, noting in particular that (i) the termination fee in the Letter of Intent would apply if the Company entered into an agreement with Hancock Park, whether or not the Initial Merger Agreement was executed, and (ii) the Merger Agreement permitted the Special Committee adequate opportunity to pursue the Hancock Park proposal and consider other offers. The Special Committee also considered competitive concerns regarding a due diligence investigation by Hancock Park of certain of the Company's manufacturing operations, particularly the Winston facility, since Hancock Park owns Brown Jordan Company, a competitor of WinsLoew, as well as the fact that Hancock Park would be required to take into account other acquisition costs, including the payment of the termination fee and expenses to the Purchaser.

     At the March 4 meeting of the Special Committee, Mann Armistead made a presentation regarding its solicitation process, which included contacting and providing a descriptive memorandum to 32 companies, 11 of which executed confidentiality agreements and obtained additional information. Representatives of Mann Armistead reported that they had made numerous follow-up calls, that eight companies had declined further interest and that three companies still showed apparent interest in acquiring the Company. Of those three, only Hancock Park had made a formal proposal. After the execution of the Initial Merger Agreement, the remaining two companies that had executed confidentiality agreements and received additional information declined further interest in acquiring the Company. Representatives of Mann Armistead also reviewed the analyses that they had performed to produce a range of implied values for the Company's Common Stock. The Special Committee discussed with Mann Armistead its investigation of WinsLoew and the assumptions made in connection with its analyses and the facts upon which these analyses were based. Mann Armistead explained the assumptions, methodologies and relative limits of its analyses. Mann Armistead concluded its presentation by rendering its oral opinion, subject to certain assumptions made, matters considered and limits on the review undertaken in connection with such opinion and absent the Company's receipt of a proposal to acquire the Company for a higher per share purchase price, that the $30.00 per share was fair from a financial point of view to the Public Shareholders, with the delivery of its written opinion and accompanying materials being subject to the Purchaser's receipt of a commitment letter with respect to the Purchaser's senior secured credit facility. The Special Committee then discussed the terms and conditions of the transactions contemplated by Initial Merger Agreement, which respect to which Balch & Bingham made a detailed presentation. The Special Committee also discussed its strong desire that the Investment Services Agreement be amended to provide that it be terminated in connection with the Merger or the consummation of a Superior Proposal. The Special Committee unanimously concluded that the Merger (including the $30.00 per share to be paid to the Public Shareholders) was substantively and procedurally fair to, and in the best interests of, the Public Shareholders and determined to recommend the Initial Merger Agreement to the full Board and that the Board recommend it to the Company's shareholders.

     Following the Special Committee's March 4 vote to recommend the Initial Merger Agreement to the Board, the Board met to accept the Special Committee's recommendation, approve and adopt the Initial Merger Agreement and recommend it to the shareholders of the Company. Mr. Smith reported on the Special Committee's consideration of the Merger proposal and possible strategic alternatives, including Mann Armistead's valuation and solicitation process. Mann Armistead repeated its Special Committee presentation to the full Board, including a description of the Hancock Park proposal and its oral fairness opinion. The members of the Board discussed the conditions set forth in the Hancock Park proposal, the probability of Hancock Park obtaining financing on a timely basis, its expected timetable for conducting due diligence and related competitive issues, as well as WinsLoew management's likely reaction to Hancock Park. The members of the Special Committee further emphasized the terms of the Initial Merger Agreement that would permit WinsLoew to continue to solicit Superior Proposals and engage in negotiations subsequent to execution. The members of the Board then discussed the terms and conditions of the Initial Merger Agreement, as well as the relationship of the Investment Services Agreement to the Initial Merger Agreement. Following such discussion, the Trivest Directors agreed that the Investment Services Agreement would be amended to provide that Trivest would not be entitled to a transaction fee or reimbursement of expenses by reason of either the Merger or any Superior Proposal. The Board also ratified the fees approved by the Special Committee for their service on such committee ($20,000 for the Chairman and $15,000 for each other member, which amounts were subsequently increased to $30,000 and $22,500, respectively). All ten members of the Board unanimously approved and adopted the Initial Merger Agreement, recommended it to the shareholders and determined that the Merger provided for therein (including the $30.00 per share to be paid to the Public Shareholders) was substantively and procedurally fair to, and in the best interests of, the Public Shareholders. Prior to the opening of the market on March 5, the parties executed the definitive Initial Merger Agreement and issued a press release announcing its execution.

THE MARCH 3 HANCOCK PARK PROPOSAL

     On March 9, the Special Committee held a telephonic meeting with representatives of Balch & Bingham and Mann Armistead to discuss the status of the March 3 Hancock Park Proposal. The Special Committee discussed the timing and scope of Hancock Park's due diligence investigation of WinsLoew, including Hancock Park's requested site visits and management meetings. The Special Committee also instructed its Chairman to confirm with representatives of Hancock Park that the $32.50 offer was net to the shareholders and that Hancock Park was aware of the termination fee and expense reimbursement provisions of the Initial Merger Agreement and the terms of the Investment Services Agreement as required to be amended by the Initial Merger Agreement. The Special Committee also instructed Mann Armistead to obtain additional information regarding Hancock Park's financing structure and whether the response of the Company's management would have any impact on such offer. Representatives of Hancock Park later confirmed that they were interested in purchasing the Company with or without the continued employment of management. The Special Committee also discussed the importance of providing Hancock Park with access to Company information and personnel to enable it to negotiate a definitive agreement and obtain financing commitments. The Chairman of the Special Committee communicated the importance of such access to management and directed them to respond on a priority basis and to consult with the Special Committee regarding any concerns about providing potentially sensitive information.

     On March 10, the Special Committee held a telephonic meeting with representatives of Balch & Bingham. Representatives of the Purchaser, including Mr. Powell, also participated for part of the meeting to update the Special Committee on the progress of the Purchaser's financing arrangements. Mr. Powell also shared with the Special Committee his concerns regarding the ability of Hancock Park to obtain financing (including for the Pompeii transaction) and that Mann Armistead may have been influenced by its compensation arrangement to pursue the higher March 3 Hancock Park Proposal prior to a demonstration by Hancock Park of its ability to obtain financing. Mr. Powell was then excused from the meeting, and representatives of Mann Armistead joined the meeting. The Special Committee determined that Messrs. Smith and Gorrie, along with representatives of Balch & Bingham, would meet the Hancock Park representatives in Birmingham for its due diligence and management meetings, and that Mr. Smith would check Hancock Park's financing references directly to enable the Special Committee to better evaluate the March 3 Hancock Park Proposal. The Special Committee also authorized the engagement of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as independent financial consultants to investigate the relative experience and financing capabilities of the Purchaser and Hancock Park. The Special Committee agreed to pay PricewaterhouseCoopers customary fees, which are not expected to exceed $200,000.

     On March 12, the Special Committee held a telephonic meeting with representatives of Balch & Bingham and Mann Armistead. Mr. Smith reported his conversations with representatives of three financial references which had participated in previous debt or equity financings with Hancock Park as well as other parties familiar with Hancock Park and its principal, Mr. Forticq. All of these representatives were uniformly favorable in their opinion of Hancock Park and Mr. Forticq. The Special Committee arranged for representatives of Hancock Park and its financing sources to visit the Winston facility following a preliminary meeting at the Company's offices in Birmingham scheduled for March 16. The Special Committee also consulted with PricewaterhouseCoopers about providing additional independent financial advice.

     On March 16, Messrs. Smith and Gorrie met with members of management and representatives of Hancock Park and its financing sources at the Company's offices in Birmingham. After discussions between the Special Committee and members of management regarding competitive concerns related to touring the Company's manufacturing facilities, members of management accompanied representatives of Hancock Park on the planned plant tours.

     On March 18, the Special Committee held a telephonic meeting with representatives of Balch & Bingham and Mann Armistead to discuss the status of the March 3 Hancock Park Proposal and to consider Hancock Park's request for reimbursement of certain expenses.

     On March 18, the Company's Board held a meeting to consider the Company's possible acquisition of the Potential Transaction Party. Mr. Powell summarized the various discussions with the Potential Transaction Party that had commenced in May 1998 when representatives of the Company, including Messrs. Powell, Kaczynski and Tesney, had contacted a number of direct competitors and other furniture manufacturers regarding WinsLoew's interest in exploring potential acquisitions, combinations or other transactions. Mr. Powell stated that these initial discussions had not resulted in a desire to pursue a possible transaction, but that discussions had resumed subsequent to Mr. Powell's initial Merger proposal in January 1999. From early February through mid-March 1999, representatives of WinsLoew and Trivest met with representatives of the Potential Transaction Party regarding a possible business combination, which culminated in a general understanding of terms regarding a business combination. The members of the Board reviewed background materials pertaining to the Potential Transaction Party, including a draft 1998 annual report and draft 1999 proxy statement, as well as valuation analyses prepared for the Company by Trivest. Mr. Powell pointed out that management believed that the combination with the Potential Transaction Party would be an attractive investment for WinsLoew and that affiliates of Trivest might seek a transaction should WinsLoew determine not to pursue the opportunity. In response to questions from the Special Committee, Mr. Powell also stated that management and Trivest believed that financing would be readily available to WinsLoew to effect a transaction. The members of the Board also discussed that the practical effect of a decision to proceed with a combination with the Potential Transaction Party would be for the Company to remain publicly held for a long enough period of time to achieve the expected financial and operating synergies. Mr. Powell then asked the Special Committee to consider the proposed combination of the Company with the Potential Transaction Party and make a recommendation as to whether or not WinsLoew should further pursue a combination with the Potential Transaction Party. After deliberation, the Special Committee determined to proceed with the Merger or a comparable sale transaction and not to pursue a business combination with the Potential Transaction Party at that time.

     Mr. Smith then reported to the Board on the status of Hancock Park's financing and due diligence investigation. Mr. Smith also reported on PricewaterhouseCoopers' work related to the relative experience and financing capabilities of the Purchaser and Hancock Park. The members of the Board unanimously determined to adjourn the meeting until after the Special Committee's receipt of PricewaterhouseCoopers' conclusions.

     On March 19, the Special Committee held a telephonic meeting with representatives of Balch & Bingham and PricewaterhouseCoopers to discuss the advice to be provided by PricewaterhouseCoopers to the Special Committee. The Special Committee also discussed facilitating management's providing due diligence information to Hancock Park and the Special Committee's advisors, including PricewaterhouseCoopers.

     On March 16, at Hancock Park's request, the Special Committee had directed Balch & Bingham and Mann Armistead to commence discussions with representatives of Hancock Park regarding an agreement to reimburse Hancock Park's expenses. From March 16 through March 23, Balch & Bingham negotiated such an agreement with representatives of Hancock Park, including Hancock Park's request that it be reimbursed for up to $300,000 of its expenses. These negotiations resulted in a proposed agreement to reimburse up to $100,000 of Hancock Park's expenses in the event that (i) the Company received a written or oral fairness opinion that Hancock Park had made an offer that constituted a Superior Proposal under the Initial Merger Agreement, (ii) the Company entered into an agreement with another party for the acquisition of the Company at a per share price higher than $30.00 or (iii) the Company determined not to pursue a sale of the Company.

     On March 24, the Special Committee held a telephonic meeting with representatives of Balch & Bingham and Mann Armistead to discuss the negotiations with Hancock Park. The Special Committee authorized its Chairman to enter into the foregoing agreement for reimbursement up to $100,000. Hancock Park declined to execute such a reimbursement agreement. At the same meeting, the Special Committee directed Balch & Bingham to continue discussions and negotiations with Hancock Park for a possible merger transaction since the members of the Special Committee expected that within a few days Hancock Park's financing would be sufficiently developed to enable the Special Committee to reach a decision regarding whether its $32.50 per share offer constituted a Superior Proposal (as defined in "SUMMARY -- Conditions to the Merger, Termination and Expenses") under the Initial Merger Agreement.

     In mid-March, the Company's "best case" projections, prepared in connection with the Purchaser's efforts to obtain financing, were forwarded to Hancock Park at the request of the Special Committee. See "CERTAIN FORWARD LOOKING INFORMATION."

     During the period from March 5 through March 29, representatives of the Purchaser, including the Trivest Directors and members of the Management Group, continued to negotiate their financing arrangements with BankBoston and Bear Stearns. These efforts resulted in the execution and delivery on March 29 of (i) a letter from Bear Stearns to the Purchaser stating that Bear Stearns was highly confident that, as of March 29 and subject to certain conditions, it could arrange for the sale of up to $130.0 million aggregate principal amount of senior subordinated notes of WinsLoew in connection with the Merger, (ii) a commitment letter from BankBoston for a $145.0 million senior secured credit facility to provide a portion of the Cash Merger Consideration and provide WinsLoew with working capital and an acquisition revolver after the Merger, and
(iii) a commitment letter from affiliates of the Trivest Partnerships for up to $75.0 million of equity financing. The Bear Stearns highly confident letter does not constitute a commitment or undertaking by Bear Stearns to place or purchase the senior subordinated notes and did not ensure the successful placement or completion of the offering of such notes; moreover, the Bear Stearns letter set forth only its expectation as of March 29, 1999 with respect to its ability to arrange a sale of the notes in connection with the Merger. See "THE MERGER -- Financing."

THE ALABAMA LITIGATION

     On March 25, 1999, the Company and the members of the Board were named as defendants in a lawsuit filed in the Circuit Court of Jefferson County, Alabama, styled Craig Smith v. WinsLoew Furniture, Inc., et al (the "Alabama Litigation"). The lawsuit purports to be brought as a class action on behalf of all of the Company's shareholders except the defendants and was filed in connection with the Initial Merger Agreement. As of the date of this Proxy Statement, the complaint filed in the lawsuit has not been amended to reflect the increase in the per share merger consideration from $30.00 to $34.75 subsequent to the filing of the complaint, as discussed below under "-- The Second Amended Merger Agreement."

     The principal substantive allegations set forth in the complaint are that
(i) the individual defendants breached fiduciary duties of care and loyalty owed by them as directors to the shareholder plaintiffs, (ii) Mr. Powell and other members of the Company's "management group" breached fiduciary duties owed by them as allegedly controlling shareholders to the Company's other shareholders by, among other things, attempting to acquire 100% equity ownership of the Company for an allegedly "grossly inadequate price" at the alleged expense of the Company's other shareholders, (iii) the Company's announcement of the initial $30.00 per share bid by the Purchaser failed to disclose improving growth prospects, (iv) by virtue of the equity holdings of the "management group" and their alleged "overwhelming control" of the Board, third parties were practically precluded from making competing bids, and (v) the initial per share merger consideration of $30.00 per share is unconscionable, unfair and grossly inadequate and the terms of the Initial Merger Agreement constituted an unfair and illegal business practice upon the Company's minority shareholders. No other per share amount is specified in the complaint.

     The relief sought by the plaintiff is that (i) the court declare the lawsuit to be a class action and certify the plaintiff as class representative and his counsel as class counsel, (ii) the Merger be enjoined or, if not enjoined, that the plaintiffs be granted rescission and rescissionary damages,
(iii) the plaintiff and the alleged class be awarded damages, (iv) the plaintiff be awarded costs and disbursements of bringing the lawsuit, together with fees and expenses of the plaintiff's counsel and experts, and (v) the plaintiff and the alleged class be granted such other relief as the court shall deem just and proper. The complaint does not specify the amount of any damages sought.

     The Company has forwarded a claim with respect to this matter to its directors' and officers' insurance carrier and, with the approval of such carrier, has retained legal counsel to represent it and the members of the Board. The Company believes that the claims set forth in the lawsuit are without merit and intends to vigorously defend this lawsuit.

     On June 14, 1999, WinsLoew and the members of the Board filed a motion to dismiss the lawsuit or, in the alternative, to grant summary judgment in the defendants' favor. A hearing has been set for August 6, 1999.

THE MARCH 30 TRIVEST PROPOSAL

     On the morning of March 30, the Purchaser delivered to the Special Committee a letter stating that it was prepared to increase the purchase price by 10% from $30.00 per share to $33.00 per share (the "March 30 Trivest Proposal"). Such proposal was accompanied by copies of the Trivest equity commitment letter, the BankBoston senior secured financing commitment letter and the Bear Stearns highly confident letter with respect to the senior subordinated notes, as well as a proposed amendment to the Initial Merger Agreement. The proposed amendment provided for the following: (i) an increase in the per share purchase price from $30.00 to $33.00; (ii) the deletion of the Purchaser's financing condition; (iii) a revised non-solicitation provision prohibiting the Special Committee's ongoing solicitations and negotiations with potential acquirors unless the Board determined that it had a fiduciary obligation to do so and that a Superior Proposal had been received; (iv) an increase in the termination fee from $6.0 million to $10.0 million and an increase in the maximum expense reimbursement from $1.2 million to $1.5 million; (v) the Purchaser's right to terminate the Initial Merger Agreement and receive expense reimbursement up to $1.5 million and liquidated damages of $1.0 million if the Proxy Statement were not filed by April 12 (unless the delay resulted from the Purchaser's non-cooperation or the unavailability of required financial statements); (vi) the delivery of Mann Armistead's written fairness opinion by April 7; and (vii) the extension to July 15 of the date after which either the Company or the Purchaser could terminate the Initial Merger Agreement without payment of the termination fee and expense reimbursement provided for therein. The March 30 Trivest Proposal stated that it expired at 6:00 p.m. that evening.

     On the morning of March 30, in connection with the March 3 Hancock Park Proposal of $32.50 per share, Hancock Park delivered to the Special Committee
(i) a letter from Desai Capital Management Incorporated ("Desai") to Mann Armistead dated March 30, 1999 stating their preparedness to provide the required equity capital for Hancock Park's acquisition of the Company and (ii) a letter from BT Alex. Brown Incorporated dated March 29, 1999 stating that BT Alex. Brown Incorporated was very interested in pursuing a transaction in which BT Commercial Corporation would underwrite, participate in and act as agent for a senior secured credit facility and in which BT Alex. Brown Incorporated would place senior subordinated debt and a preferred equity investment. Both letters were subject to the completion of due diligence. Representatives of Hancock Park discussed with representatives of Mann Armistead that Hancock Park would be willing to increase its price to $33.50 per share but only if the Company agreed to pay an inducement fee in the event that a merger agreement with Hancock Park was not entered into.

     In the early afternoon of March 30, the Special Committee held a telephonic meeting with representatives of Balch & Bingham, Mann Armistead and PricewaterhouseCoopers. Representatives of Mann Armistead reported on the status of discussions with representatives of Hancock Park and the letters received from the proposed financing sources of each of the Purchaser and Hancock Park. Representatives of Balch & Bingham described the status of negotiations with representatives of Hancock Park with respect to a merger agreement. Representatives of Balch & Bingham reported that they had completed negotiating such an agreement, except for the termination fee and expense reimbursement related to the shareholder vote. With the assistance of PricewaterhouseCoopers, the Special Committee discussed the March 30 Trivest Proposal of $33.00 per share and the March 3 Hancock Park Proposal of $32.50 per share and compared them on the basis of price and the ability to finance and consummate the proposed transactions. Price-waterhouseCoopers advised the Special Committee that based upon its investigation of the Purchaser and Hancock Park and its review of their revised offers and financing commitments, the Purchaser had more committed financing than Hancock Park. The Special Committee concluded that the March 30 Trivest Proposal of $33.00 per share was more favorable than Hancock Park's proposal on the basis of its higher per share purchase price and more committed financing than Hancock Park. The Special Committee determined to negotiate with the Purchaser regarding the termination fee and expense reimbursement provisions of the proposed amendment to the Initial Merger Agreement. Members of the Special Committee also recommended to the Board that it authorize the Company to enter into an agreement to pay Hancock Park a fee if it submitted an offer higher than $33.00 per share in the event such offer did not result in a transaction with Hancock Park.

THE FIRST AMENDED MERGER AGREEMENT

     On the afternoon of March 30, the Board reconvened its March 18 meeting with all directors participating. As the first order of business, Mr. Smith provided an update with respect to the Special Committee's activities. Mr. Smith acknowledged receipt of Mr. Powell's letter dated March 29 setting forth the March 30 Trivest Proposal increasing the purchase price from $30.00 per share to $33.00 per share. He went on to express the Special Committee's desire that with the exception of the increase in the per share purchase price and the removal of the Purchaser's financing condition, the terms and conditions of the Initial Merger Agreement remain unchanged. As the next order of business, Mr. Tesney made a presentation to the Board with respect to management's ongoing due diligence investigation of the Potential Transaction Party. The Chairman of the Board also confirmed that the Board would not be asked to make a final decision with respect to the proposed business combination with the Potential Transaction Party until the completion of such due diligence investigation.

     Next, the members of the Board asked the Special Committee for its recommendation regarding the Purchaser's proposed amendment to the Initial Merger Agreement. The Board meeting adjourned while the members of the Special Committee further considered the proposed amendment. The members of the Special Committee considered the reasonableness of providing for a higher termination fee in exchange for a 10% increase in the per share purchase price. In addition, the members of the Special Committee considered the Purchaser's expressed concern that it not be used simply to elicit higher offers from other bidders and its desire for increased certainty that the Company would consummate the Merger. In addition, in the earlier meetings, Mann Armistead had rendered its oral advice, later confirmed in its written opinion, subject to certain assumptions made, matters considered and limits on the review undertaken in connection with such opinion, that the $33.00 per share purchase price was fair from a financial point of view to the Public Shareholders. Mann Armistead expressly advised the Special Committee that its favorable opinion on the fairness of the Purchaser's $33.00 per share offer did not imply a belief that such price was the highest price available. Following its deliberations, the Special Committee determined to recommend that the full Board approve the proposed amendment, subject to the deletion of the provision permitting the Purchaser to terminate the Initial Merger Agreement and receive expense reimbursement up to $1.5 million and liquidated damages of $1.0 million if the Proxy Statement were not filed by April 12. The Special Committee unanimously concluded that the Initial Merger Agreement, as so amended (the "First Amended Merger Agreement") (including the $33.00 per share purchase price to be paid to the Public Shareholders), was substantively and procedurally fair to, and in the best interests of, the Public Shareholders and determined to recommend approval of the First Amended Merger Agreement to the full Board.

     Immediately thereafter, the Board meeting reconvened. After the Special Committee delivered its recommendation regarding the First Amended Merger Agreement, all ten members of the Board unanimously approved and adopted the First Amended Merger Agreement, recommended it to the shareholders and determined that the Merger provided for therein was substantively and procedurally fair to, and in the best interests of, the Public Shareholders. The Board determined not to consider a fee arrangement with Hancock Park at that time. Prior to the opening of the market on March 31, the parties executed the First Amended Merger Agreement and issued a press release announcing its execution.

     On March 31, the Special Committee held a telephonic meeting with representatives of Balch & Bingham and Mann Armistead. Balch & Bingham summarized the non-solicitation provisions of the First Amended Merger Agreement, and the Special Committee directed Balch & Bingham and Mann Armistead to cease all discussions and negotiations with Hancock Park.

THE APRIL 8 HANCOCK PARK PROPOSAL

     On April 9, the Special Committee received from Hancock Park a written, non-binding offer, dated April 8, to acquire the Company for a per share purchase price of $33.50 (or $34.00 if the termination fee payable to the Purchaser under the First Amended Merger Agreement was reduced from $10.0 million to $6.0 million) (the "April 8 Hancock Park Proposal"). The proposal stated that it would expire on April 19, which date was subsequently extended as discussed below. In addition, the proposal was accompanied by (i) a letter from BT Alex. Brown Incorporated that, as of April 7, 1999 and subject to certain conditions, BT Alex. Brown Incorporated was highly confident that it could arrange for the sale of up to $150.0 million aggregate principal amount of senior subordinated notes in connection with the proposed transaction, (ii) a commitment letter dated April 7, 1999 from BT Commercial Corporation for a senior secured credit facility of up to $100.0 million, subject to the completion of due diligence, (iii) a letter from BT Alex. Brown Incorporated that, as of April 7, 1999 and subject to certain conditions, it was willing to use its best efforts to act as underwriter or placement agent for the sale or placement of up to $20.0 million of pay-in-kind preferred stock, and (iv) a commitment letter dated April 8, 1999 from Private Equity Investors III, L.P., a private investment partnership managed by Desai, for up to $70.7 million of common equity financing. The BT Alex. Brown Incorporated highly confident letter did not constitute a commitment to place or purchase senior subordinated notes or ensure the successful placement or completion of the offering of such notes; moreover, such letter set forth only the expectation of BT Alex. Brown Incorporated as of April 7, 1999 with respect to its ability to arrange a sale of such notes. The proposed financing for the April 8 Hancock Park Proposal contemplated, and was contingent upon, the simultaneous refinancing of indebtedness of Brown Jordan International, Inc., ("Brown Jordan"), an affiliate of Hancock Park. The proposal also included a revised draft of the form of merger agreement previously negotiated with Hancock Park providing for, among other things, an increase in the purchase price as described above, the deletion of Hancock Park's financing condition and the addition of a provision that the $6.0 million termination fee would be payable to Hancock Park in the event the proposed transaction was not approved by WinsLoew's shareholders. Accompanying the April 8 Hancock Park Proposal was a letter addressed to the Special Committee from Paul Hastings, Janofsky & Walker LLP ("Paul Hastings"), counsel to Hancock Park, alleging that the events leading up to the execution of the First Amended Merger Agreement had unfairly favored the Purchaser and asserting that Hancock Park had advised Mann Armistead on March 30 prior to the execution of the First Amended Merger Agreement that it was willing to offer a higher price than $33.00 per share (the price contained in the First Amended Merger Agreement) if it received a $2 million fee in the event such higher offer was not ultimately accepted. The letter also asserted that Hancock Park was entitled to reimbursement for its expenses.

     On April 12, the Board held a meeting with all directors participating to consider the April 8 Hancock Park Proposal. The Board authorized Mann Armistead to advise the Board whether or not the April 8 Hancock Park Proposal constituted a Superior Proposal under the First Amended Merger Agreement. Pursuant to the First Amended Merger Agreement, the Company was not permitted to discuss or negotiate with any third party regarding an Acquisition Proposal (as defined under "SUMMARY -- Conditions to the Merger, Termination and Expenses") unless the Board determined that (a) such Acquisition Proposal was a Superior Proposal to the transaction contemplated by the First Amended Merger Agreement Proposal and (b) such discussions or negotiations were necessary in order to comply with its fiduciary duties under applicable law. Moreover, also pursuant to the terms of the First Amended Merger Agreement, the Company could not enter into an agreement with respect to a Superior Proposal for five business days after a "Superior Proposal" determination had been made. At the same meeting, the Board authorized the engagement of the law firm of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York ("Paul Weiss"), to assist the Board in evaluating its fiduciary duties in connection with the April 8 Hancock Park Proposal. Also during the April 12 meeting, Mr. Tesney provided an update of management's ongoing due diligence investigation of the Potential Transaction Party.

     On April 16, Mann Armistead concluded that it required additional information relating to the April 8 Hancock Park Proposal in order to evaluate whether it constituted a Superior Proposal, including matters relating to the financial condition of Brown Jordan and the structure of, and marketing plans for, the proposed financing. On April 16, Paul Weiss orally advised Paul Hastings of such information request, which Paul Weiss confirmed in writing on April 17. On April 16, representatives of Hancock Park advised representatives of the Special Committee that Hancock Park had agreed to extend the expiration date of the April 8 Hancock Park Proposal from April 19 to April 23 in order to provide the Board sufficient time to consider such proposal and that, if the April 8 Hancock Park Proposal were determined to be a Superior Proposal under the First Amended Merger Agreement, Hancock Park would further extend the expiration date to April 30 in order to accommodate the five business day period required by the First Amended Merger Agreement before the Company could enter into a transaction agreement with Hancock Park.

     On April 19, the Board held a telephonic meeting with representatives of Paul Weiss and Balch & Bingham at which the directors discussed matters relating to the April 8 Hancock Park Proposal. In view of the conflicts of certain of the directors, the Board unanimously authorized the Special Committee, together with its financial and legal advisors, to consider whether the April 8 Hancock Park Proposal constituted a Superior Proposal under the First Amended Merger Agreement and to make recommendations to the full Board as to such determination, as well as to other matters relating to the April 8

Hancock Park Proposal. Immediately thereafter, the Special Committee met with its financial and legal advisors to discuss its evaluation of the proposal.

THE APRIL 21 HANCOCK PARK PROPOSAL

     On April 21, Hancock Park delivered to the Special Committee a written, non-binding offer to acquire the Company for a per share purchase price $.50 higher than the price contemplated by the April 8 Hancock Park Proposal, or $34.00 ($34.50 if the termination fee payable to the Purchaser under the Initial Merger Agreement was reduced from $10.0 million to $6.0 million) (the "April 21 Hancock Park Proposal"). Such proposal stated that it would expire April 23 but would be extended to April 30 in order to permit the lapse of the notice period required by the First Amended Merger Agreement if the Board determined that it constituted a Superior Proposal under the First Amended Merger Agreement. The proposal was accompanied by copies of revised versions of the letters previously provided by BT Alex. Brown Incorporated, BT Commercial Corporation and Private Equity Investors III, L.P. relating to the financing of the proposed transaction on a stand-alone basis. In addition, the revised commitment letter from Private Equity Investors III, L.P. included a stand-by commitment for up to $10.0 million of the $20.0 million pay-in-kind preferred stock to be sold as part of the proposed financing. The April 21 Hancock Park Proposal included the additional information that had been requested by Mann Armistead, other than information relating to Brown Jordan, since the revised proposal contemplated that the transaction would be financed on a stand-alone basis, rather than in conjunction with the refinancing of Brown Jordan.

     On April 22, the Special Committee held a telephonic meeting with representatives of Balch & Bingham, Paul Weiss, Mann Armistead and PricewaterhouseCoopers present. After reviewing the terms of the April 21 Hancock Park Proposal and the proposed financing thereof, representatives of Mann Armistead advised the Special Committee of their opinions that the April 21 Hancock Park Proposal constituted a Superior Proposal under the First Amended Merger Agreement. Paul Weiss then advised the Special Committee as to its fiduciary duties under applicable law in light of the financial advisors' conclusion. The Special Committee then unanimously determined that the April 21 Hancock Park Proposal was a Superior Proposal and voted to recommend to the full Board that its representatives commence discussions and negotiations with Hancock Park. The Special Committee then reviewed the non-financial terms of the April 21 Hancock Park Proposal with its advisors. At the meeting, several directors expressed concern about the fact that the entity that would purchase the Company under the proposal appeared to be a newly-formed corporation that would have no assets to satisfy liabilities it may have to the Company (including the termination fee and expense reimbursement payable to the Purchaser under the First Amended Merger Agreement upon the execution of an acquisition agreement with a third party) in the event that such newly-formed corporation was unable to obtain financing and (because of the absence of a financing condition) thereby breached its agreement to consummate the merger. The Special Committee noted that the Purchaser was also a newly-formed corporation with no assets to satisfy liabilities it may have to the Company in the event of such a breach, although in the case of the Purchaser, such liabilities would not include payment of the termination fee since there was no existing agreement with Hancock Park to pay any such fee in the event of a transaction with another party. The Special Committee instructed its representatives to seek to address this issue in any future negotiations with both Hancock Park and the Purchaser.

     Immediately following the April 22 Special Committee Meeting, a meeting of the full Board was convened. At the meeting, the Board unanimously voted to accept the Special Committee's recommendation.

     Promptly following the April 22 Board Meeting, Paul Weiss advised Paul Hastings of the Board's "Superior Proposal" determination and discussed matters relating to the terms of the transaction contemplated by the April 21 Hancock Park Proposal. Paul Weiss reviewed a number of issues raised by the proposed merger agreement that had accompanied the earlier April 8 Hancock Park Proposal. In particular, Paul Weiss suggested that Hancock Park provide security in the form of a letter of credit or escrow deposit in favor of the Company to secure Hancock Park's obligations to consummate the proposed merger and to compensate the Company for its expenses in the event Hancock Park breached its obligation to consummate that merger. Paul Weiss said that the Special Committee would be open to alternative suggestions to address its concerns on this issue.

     On April 22, the Company sent to the Purchaser by overnight mail the notice that it had received a Superior Proposal as required by the First Amended Merger Agreement.

     On April 23, representatives of the Special Committee and representatives of Hancock Park negotiated the terms of a proposed merger agreement, but did not reach agreement on several issues, including Hancock Park's request for a termination fee of $6.0 million in the event Hancock Park's proposed merger was not approved by the Company's shareholders and the Special Committee's request that Hancock Park post security to compensate the Company in the event it breached its contractual obligation to consummate the merger.

     On April 26, the Special Committee held a telephonic meeting with representatives of Paul Weiss, Balch & Bingham, Mann Armistead and PricewaterhouseCoopers present. Representatives of Mann Armistead and PricewaterhouseCoopers reported to the Special Committee on their recent discussions with Hancock Park and its sources of debt and equity financing regarding the certainty of the financing for the April 21 Hancock Park Proposal. Paul Weiss and Balch & Bingham then updated the Special Committee on negotiations with Paul Hastings regarding the terms of the proposed Hancock Park merger agreement. The Special Committee authorized its financial and legal advisors to engage in further negotiations and discussions with both the Purchaser and Hancock Park to seek more favorable offers from each party, and to continue to investigate the certainty of their respective financing proposals.

     Between April 26 and April 28, representatives of the Special Committee continued to negotiate with representatives of both the Purchaser and Hancock Park with a view towards improving the price and terms of their respective proposed transactions. On April 28, the Purchaser informed representatives of the Special Committee that it intended to submit a revised acquisition proposal on April 30, the last day of the five business day period under the First Amended Merger Agreement before the Company could enter into a transaction agreement with Hancock Park.

     On April 28, the Special Committee held a telephonic meeting with representatives of Balch & Bingham, Paul Weiss, Mann Armistead and PricewaterhouseCoopers present. Mann Armistead and PricewaterhouseCoopers reported to the Special Committee on their additional discussions with the financing sources of both Hancock Park and the Purchaser. Mann Armistead and PricewaterhouseCoopers each stated that, in their view, the Purchaser's financing and Hancock Park's financing were substantially similar in terms of certainty and that both financing proposals were equally likely to be consummated. The Special Committee then discussed matters relating to the conduct of the sale process following the Special Committee's receipt of an improved offer from the Purchaser, which was anticipated on April 30.

     In accordance with the Special Committee's instructions, on the evening of April 28, representatives of the Special Committee informed representatives of Hancock Park that the Special Committee expected to receive a revised offer from the Purchaser on April 30. The Special Committee's representatives asked that representatives of Hancock Park be available on Friday, April 30 and at all times over the ensuing weekend to respond to the Purchaser's revised offer promptly and to participate in any resulting negotiations or further improved offer so that WinsLoew could conclude the sale process and enter into a new merger agreement with the party making the most favorable offer by the end of the day on Monday, May 3. Representatives of Hancock Park did not object to the procedure for the continuation and conclusion of negotiations as outlined by the Special Committee representatives and agreed that they would be available over the weekend and would act as quickly as practicable. The Special Committee's representatives reiterated the Special Committee's request that Hancock Park post security to secure Hancock Park's obligation to consummate the transaction. The requested security, in the aggregate amount of $14.5 million, consisted of $3.0 million for transaction expenses expected to be incurred by the Company, the $10.0 million termination fee, and $1.5 million expense reimbursement payable to the Purchaser under the First Amended Merger Agreement upon execution of a definitive agreement with Hancock Park. On the evening of April 28, Paul Hastings confirmed that Hancock Park had agreed to extend the April 21 Hancock Park Proposal until May 3.

     Also on April 28, representatives of the Special Committee reviewed the timing of the conclusion of the sale process with representatives of the Purchaser, who agreed that they would be available over the weekend to respond promptly to any additional offers submitted by Hancock Park.

     On April 29, Paul Weiss sent to Paul Hastings proposed changes to Hancock Park's draft merger agreement providing for, among other things, (a) the posting of a $14.5 million letter of credit by Hancock Park to secure its obligation to consummate the transaction and (b) the deletion of a condition to Hancock Park's obligation to close in the event of certain pending litigation.

THE APRIL 30 TRIVEST PROPOSAL

     On April 30, the Purchaser delivered to the Special Committee a written, non-binding offer to increase the purchase price under the First Amended Merger Agreement from $33.00 to $34.00 per share (the "April 30 Trivest Proposal"). The proposal was accompanied by revised versions of the Trivest equity commitment letter, the BankBoston senior secured financing commitment letter and the Bear Stearns "highly confident letter," as well as a proposed amendment to the First Amended Merger Agreement. The proposed amendment provided for an increase in the per share purchase price from $33.00 to $34.00 and a $3.0 million escrow deposit by the Purchaser, to be paid to the Company in the event that the Company terminated the Merger Agreement on the basis of certain breaches by the Purchaser. The April 30 Trivest Proposal stated that it would expire on May 3.

     Promptly after receiving the April 30 Trivest Proposal, representatives of the Special Committee advised representatives of Hancock Park of such proposal and, in subsequent telephone conversations, the material terms thereof, including the $34.00 per share purchase price and Purchaser's agreement to post security in the amount of $3.0 million. In response to questions from the Hancock Park representatives, representatives of the Special Committee explained that they had requested the Purchaser to post security for a breach of its obligation to consummate the Merger in the amount of $3.0 million rather than the $14.5 million that had been requested from Hancock Park because, by entering into an amended agreement with the Purchaser, the Company would not incur the obligation to pay any termination fees or expenses (whereas, by entering into an agreement with Hancock Park, the Company would incur an immediate obligation to the Purchaser of $11.5 million, as a result of the termination fee and expense reimbursement provision contained in the First Amended Merger Agreement). Later on April 30, Paul Hastings informed Paul Weiss that Hancock Park was considering its response to the April 30 Trivest Proposal, but with regard to open points on the proposed Hancock Park merger agreement, Hancock Park (i) would only require reimbursement of its expenses, rather than a termination fee of $6.0 million that it had previously requested, in the event shareholder approval was not obtained and the Existing Trivest Shareholders and the Trivest Directors abstained or voted against the proposed merger, (ii) was not inclined to accept the Special Committee's proposed deletion of the pending litigation closing condition, but that it might be willing to accept a provision that excepted the pending Alabama Litigation (which they said had only recently been disclosed to them) after conducting further due diligence about such litigation (See
"-- Alabama Litigation" above), and (iii) was not inclined to agree to post any security for Hancock Park's obligations to consummate the proposed transaction.

     On April 30, Paul Weiss provided representatives of the Purchaser with a draft escrow agreement (the "Escrow Agreement") and proposed changes to the First Amended Merger Agreement relating to the escrow agreement and a deletion of the closing condition relating to pending litigation.

     On April 30, the Special Committee held a telephonic meeting. At that meeting, the Special Committee's legal advisors advised it of the terms of the April 30 Trivest Proposal. The Special Committee then discussed matters relating to the Purchaser's and Hancock Park's proposals and scheduled a meeting for the evening of May 2.

     On May 1, representatives of the Special Committee contacted representatives of Hancock Park several times regarding the status of Hancock Park's consideration of an improved offer. Hancock Park's representatives stated that they were actively considering making a new proposal but would not be in a position to do so until May 2.

     On May 1 and May 2, representatives of the Special Committee and representatives of the Purchaser continued their negotiations of amendments to the First Amended Merger Agreement. The Purchaser agreed to the Special Committee's proposed changes relating to the Escrow Agreement and to the deletion of the "pending litigation" closing condition.

THE MAY 2 HANCOCK PARK PROPOSAL AND THE MAY 2 TRIVEST PROPOSAL

     On the afternoon of May 2, representatives of Hancock Park informed representatives of the Special Committee that Hancock Park had increased its offer to $34.75 per share (or $35.25 per share in the event that the $10.0 million termination fee payable to the Purchaser under the First Amended Merger Agreement was reduced to $6.0 million) (the

"May 2 Hancock Park Proposal"). The May 2 Hancock Park Proposal included the following principal additional terms: (a) if such proposal was not approved by the Company's shareholders, and the Existing Trivest Shareholders and the Trivest Directors voted against or abstained from voting thereon, Hancock Park would receive up to $1.2 million of expense reimbursement from the Company and
(b) Hancock Park's obligation to close would continue to be subject to the absence of certain pending litigation, but Hancock Park would consider excluding from such condition the Alabama Litigation following satisfactory completion of due diligence regarding the lawsuit. Representatives of Hancock Park stated that Hancock Park had declined the Special Committee's request to post security for its obligation to close in the amount requested, or in any lesser amount. The May 2 Hancock Park Proposal was to expire on May 3 and was extended as discussed below.

     After their discussions with representatives of Hancock Park, representatives of the Special Committee promptly advised the Purchaser of the May 2 Hancock Park Proposal, and the Purchaser increased its offer to $34.75 per share (the "May 2 Trivest Proposal"). Representatives of the Special Committee promptly informed representatives of Hancock Park of the May 2 Trivest Proposal. Early on the evening of May 2, Paul Hastings orally informed Paul Weiss that the May 2 Hancock Park Proposal was Hancock Park's best offer based on its current state of knowledge about the Company, its management and prospects. Paul Hastings advised that if Hancock Park had the opportunity to conduct additional due diligence, including access to management and further review of financial information, it might possibly raise its bid, but that there could be no assurances it would do so.

     On the evening of May 2, the Special Committee held a telephonic meeting with representatives of Balch & Bingham, Paul Weiss, Mann Armistead and PricewaterhouseCoopers present. The Special Committee's advisors advised it of the terms of the May 2 Hancock Park Proposal and the May 2 Trivest Proposal. The Special Committee discussed Hancock Park's comments regarding additional due diligence, and confirmed that Hancock Park had not been denied access to management or information regarding the Company after the April 22 "Superior Proposal" determination. The Special Committee unanimously determined to defer consideration of the two offers until the following day, May 3, which the parties previously had been advised would be the date on which final offers would be considered, in order to enable both parties additional time to consider improving their offers. The Special Committee discussed the fact that the May 2 Hancock Park Proposal contained an alternative price of $35.25 per share in the event the termination fee payable to the Purchaser pursuant to the First Amended Merger Agreement were reduced from $10 million to $6 million, and instructed its representatives to seek a reduction of such fee from the Purchaser. Representatives of the Special Committee contacted representatives of Hancock Park to advise them of the Special Committee's determinations. The Special Committee's representatives stated that the Purchaser's agreement to post security and to the deletion of the pending litigation condition were significant to the Committee, and urged that Hancock Park reconsider its positions on these issues.

     On May 3, the Purchaser confirmed the May 2 Trivest Proposal in writing, stating that it would expire on May 4. The proposal was accompanied by a revised version of the Trivest equity commitment letter increasing Trivest's common equity commitment from $75.0 million to $78.0 million to reflect the increased purchase price.

     In addition, on May 3, representatives of the Special Committee requested the Purchaser to agree to reduce the termination fee from $10.0 million to $6.0 million, or, in the alternative, to increase its offer to pay $35.25 per share. The Purchaser declined to do so.

     In a letter dated May 3, Paul Hastings confirmed Hancock Park's interest in meeting with management and reviewing additional financial data, and stated that Hancock Park was prepared to keep its current proposal open until May 14 if such additional due diligence investigations proceeded. The letter stated that Hancock Park had received oral commitments from its financing sources to finance up to an additional $.50 per share upon satisfactory completion of additional due diligence. The letter also asserted that Hancock Park had not "received an adequate explanation" of the Special Committee's decision to agree to the termination fees payable to the Purchaser under the Initial Merger Agreement and the First Amended Merger Agreement. The letter reasserted Hancock Park's earlier claim for reimbursement of expenses.

     In addition, on May 3, the Special Committee held a telephonic meeting with representatives of Balch & Bingham, Paul Weiss, Mann Armistead and PricewaterhouseCoopers present. The Special Committee and its advisors discussed and compared the terms and conditions of the May 2 Trivest Proposal and the May 2 Hancock Park Proposal. The Special Committee determined that because the May 2 Trivest Proposal did not expire until May 4, it would again defer taking action on the two proposals in order to enable Hancock Park to conduct additional due diligence prior to the expiration of the May 2 Trivest Proposal. The Special Committee also instructed its representatives to seek a further extension of the May 2 Trivest Proposal to accommodate additional due diligence by Hancock Park. Later that evening, at the request of Hancock Park, representatives of the Special Committee arranged for four senior members of the Company's management to meet with representatives of Hancock Park at Hancock Park's offices in New York City the following day and for the Company to provide certain financial information that had been requested by Hancock Park. Paul Weiss also contacted the Purchaser and asked the Purchaser to extend the May 2 Trivest Proposal. The Purchaser declined to extend such proposal beyond May 4.

     On the morning of May 4, the Purchaser, the Company and the escrow agent executed and delivered the Escrow Agreement, and the Purchaser funded the $3.0 million escrow, contingent upon the execution of an amended First Amended Merger Agreement.

     On May 4, representatives of Hancock Park met with members of WinsLoew's senior management in New York City and reviewed additional financial information. Following such meetings, representatives of Hancock Park advised representatives of the Special Committee that while the meetings had been productive, Hancock Park was not in a position to submit an improved proposal, and that it required an additional week of due diligence in order to determine if a higher offer would be feasible. Hancock Park also confirmed that it continued to be unwilling to provide a letter of credit or an escrow deposit in any amount as security for the Company's expenses.

THE SECOND AMENDED MERGER AGREEMENT

     Early on the evening of May 4, the Special Committee held a meeting with representatives of Balch & Bingham, Paul Weiss, Mann Armistead and PricewaterhouseCoopers present to consider the May 2 Hancock Park Proposal and the May 2 Trivest Proposal. Representatives of Mann Armistead made a presentation reviewing the analyses they had performed to produce a range of implied values for the Company's Common Stock, including the assumptions made, the facts upon which these analyses were based, the methodologies utilized and the relative limits of their analyses. See "-- Opinion of the Financial Advisor." Mann Armistead concluded its presentation by rendering its oral opinion, subsequently confirmed in writing, that based on its analyses, the $34.75 per share Cash Merger Consideration was fair from a financial point of view to the Public Shareholders. In addition, representatives of Mann Armistead and PricewaterhouseCoopers confirmed to the Special Committee that the financing arrangements for the two proposals were substantially equivalent. The Special Committee then discussed the terms of the two proposals. During the meeting, representatives of Hancock Park contacted representatives of the Special Committee to request that, in the event the Company accepted the May 2 Trivest Proposal, the amended First Amended Merger Agreement permit Hancock Park to conduct additional due diligence without the need for a "Superior Proposal" determination. The Special Committee's representatives made such a request to the Purchaser, who did not agree to such change. After extensive discussion, and for the reasons described below under "THE SPECIAL COMMITTEE'S AND THE BOARD'S RECOMMENDATION," the Special Committee determined that the May 2 Trivest Proposal was more favorable to the Company's Public Shareholders than the May 2 Hancock Park Proposal. The Special Committee concluded that the Merger (including the May 2 Trivest Proposal's $34.75 per share Cash Merger Consideration to be paid to the Public Shareholders) was substantively and procedurally fair to, and in the best interests of, the Public Shareholders and determined to recommend the amended First Amended Merger Agreement incorporating the changes previously agreed to (the "Second Amended Merger Agreement" or the "Merger Agreement") to the full Board. All members of the Special Committee voted in favor of such recommendation, except Mr. Smith, who was absent from the meeting.

     The Second Amended Merger Agreement incorporated the following changes from the First Amended Merger Agreement: (i) an increase in the per share purchase price from $33.00 to $34.75; (ii) a $3.0 million escrow deposit to be paid to the Company if the Merger Agreement were terminated on the basis of the Purchaser's material breach of representations or material covenants; (iii) a deletion of the closing condition relating to pending litigation; (iv) the extension to August 31 of the date after which either the Company or the Purchaser could terminate the Merger Agreement; and (v) permitting the Company to terminate the Merger Agreement in the event the Purchaser breaches its covenant to pay the Cash Merger Consideration to the Disbursing Agent not later than the tenth business day following the satisfaction or waiver of the conditions to the Purchaser's obligation to consummate the Merger.

     On May 4, subsequent to the meeting of the Special Committee, the full Board met to consider the Special Committee's recommendation, the approval and adoption of the Second Amended Merger Agreement and the recommendation to the shareholders of the Company. The Special Committee reported on its consideration of the May 2 Hancock Park Proposal and the May 2 Trivest Proposal, including Mann Armistead's solicitation process, its presentation to the Special Committee and the views of Mann Armistead and PricewaterhouseCoopers as to the financing arrangements underlying the two proposals. Mann Armistead confirmed to the full Board its oral fairness opinion. The Board approved and adopted the Second Amended Merger Agreement, recommended it to the shareholders and determined that the Merger (including the $34.75 per share Cash Merger Consideration to be paid to the Public Shareholders) was substantively and procedurally fair to, and in the best interests of, the Public Shareholders. The parties executed the

Second Amended Merger Agreement on the evening of May 4, and issued a press release on May 5 prior to the opening of the market announcing its execution. All members of the Board voted in favor of such recommendation, except Messrs. Tesney and Smith, who were absent from the meeting.

     At meetings held on June 23, June 28 and July 8, the Special Committee discussed matters relating to the preparation of preliminary proxy materials, the Company's recent financial results and certain Company projections which had been used by Mann Armistead in a discounted cash flow valuation analysis included in the materials supporting its fairness opinions delivered to the Special Committee and the Board of Directors as of March 4, March 30 and May 4, respectively. These projections, which had been developed by the Company as part of its annual budgeting process in October through December 1998, estimated that the Company's earnings per share would be $2.60, $2.90, $3.20 and $3.50 in 1999, 2000, 2001 and 2002, respectively (the "Budget Projections").

     In connection with these Special Committee meetings, Mann Armistead advised the Special Committee that Mann Armistead had, prior to the delivery of its May 4 fairness opinion, considered the possibility that, in light of the Company's financial results for the first quarter of 1999, the Budget Projections might be exceeded. Consequently, in connection with its May 4 fairness opinion, Mann Armistead had also performed a discounted cash flow valuation analysis utilizing higher projections that had been prepared by the Company on the basis of a "best case" scenario in February 1999 in connection with the Purchaser's efforts to obtain financing for the Merger (the "Best Case Projections"). These projections estimated that the Company's earnings per share would be $2.80, $3.20, $3.50 and $3.85 in 1999, 2000, 2001 and 2002, respectively. Both the Budget Projections and the Best Case Projections had been supplied to Hancock Park in March 1999.

     In mid-June, in response to inquiries from representatives of the Special Committee, representatives of the Company stated that in light of the financial results achieved by the Company to date, the Company's actual financial performance was likely to exceed the Budget Projections for 1999 and subsequent years, and that the Best Case Projections now appeared more indicative of the Company's future performance than the Budget Projections. The Best Case Projections are included herein under "CERTAIN FORWARD LOOKING INFORMATION."

     The Special Committee determined that it would be advisable to request Mann Armistead to confirm the work that it had performed in connection with the delivery of its May 4 opinion. On July 8, Mann Armistead delivered to the Special Committee a written confirmation that (a) its use of the Budget Projections was, in light of the circumstances existing as of May 4, reasonable,
(b) its May 4 fairness opinion had also taken into account the actual financial performance of the Company for the first quarter of 1999, as well as the Best Case Projections and (c) its discounted cash flow analysis utilizing the Best Case Projections supported its conclusion as of the date of such opinion that the Merger is fair to the Public Shareholders from a financial point of view. Mann Armistead also provided the Special Committee with supplementary written materials reflecting the use of the Best Case Projections in the discounted cash flow analysis. See "-- Opinion of Financial Advisor"

     A copy of Mann Armistead's written fairness opinion to the Special Committee, dated May 4, 1999, together with the accompanying valuation analyses and other materials (including its July 8, 1999 confirmation letter referred to above) has been filed as an exhibit to the Schedule 13E-3 filed with the Commission in connection with the Merger and is available for inspection and copying at the principal executive offices of the Company during its regular business hours by any shareholder or any representative of a shareholder who has been so designated in writing. A copy of such materials will be provided by the Company to any shareholder or any representative of a shareholder who has been so designated in writing upon written request and at the expense of the requesting shareholder or such representative. See "Available Information."

THE SPECIAL COMMITTEE'S AND THE BOARD'S RECOMMENDATION

GENERAL

     THE SPECIAL COMMITTEE AND THE BOARD HAVE EACH DETERMINED THAT THE MERGER IS SUBSTANTIVELY AND PROCEDURALLY FAIR TO, AND IN THE BEST INTERESTS OF, THE PUBLIC SHAREHOLDERS. UPON THE SPECIAL COMMITTEE'S RECOMMENDATION, THE BOARD HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDED IT TO THE SHAREHOLDERS. CERTAIN MEMBERS OF THE BOARD WILL HAVE A FINANCIAL INTEREST IN THE MERGER THAT MAY PRESENT THEM WITH ACTUAL OR POTENTIAL CONFLICTS OF INTEREST AS DISCUSSED UNDER "-- CONFLICTS OF INTEREST."

     The Special Committee met in person or by telephone conference on approximately 30 occasions between January 7, 1999 and the date of this Proxy Statement to consider and make recommendations with respect to the Merger and other possible strategic alternatives for the Company. The Special Committee was assisted in its deliberations by (i) Mann Armistead, the financial advisor to the Special Committee, (ii) Balch & Bingham, legal counsel to the Special Committee, (iii) Paul Weiss, special counsel to the Board, and (iv) PricewaterhouseCoopers, which was retained to assist the Special Committee in its evaluation of the financings proposed by the Purchaser and Hancock Park in connection with their respective merger proposals. At a meeting held on May 4, 1999, the Special Committee determined that the Merger, including the Cash Merger Consideration to be paid to the Public Shareholders, is substantively and procedurally fair to, and in the best interests of, the Public Shareholders and recommended that the full Board approve the Second Amended Merger Agreement.

PRINCIPAL FACTORS

     The material factors the Special Committee evaluated in determining that the Merger is substantively and procedurally fair to, and in the best interests of, the Public Shareholders are described below. Except as noted below, the Special Committee considered the following factors to be positive factors supporting its determination that the Merger is substantively and procedurally fair to, and in the best interests of, the Public Shareholders:

          (i) Mann Armistead's opinion delivered to the Special Committee on May 4, 1999, which Mann Armistead confirmed in writing, that the $34.75 per share to be received by the Public Shareholders was fair to such holders from a financial point of view. The full text of the written opinion of Mann Armistead, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached hereto as Appendix B and is incorporated herein by reference. The Company's shareholders are urged to and should read such opinion in its entirety. The Special Committee also considered the fact that Mann Armistead had previously rendered opinions stating its view that prices of $30.00 and $33.00 per share in connection with the Initial Merger Agreement and the First

     Amended Merger Agreement, respectively, were fair to the Public Shareholders from a financial point of view, as of the date of such opinions. The Special Committee considered Mann Armistead's presentations to the Special Committee and its solicitation of more favorable proposals. See "-- Opinion of the Financial Advisor." The Special Committee and the Board expressly adopted the conclusions of Mann Armistead in its determination that the Merger is fair to the Public Shareholders. In its review of the analyses performed by Mann Armistead, the Special Committee did not place greater weight on any one of the separate analyses prepared by Mann Armistead, but rather relied upon the summary and conclusions of Mann Armistead that the analyses, taken as a whole, supported the conclusion that the Merger is fair to the Public Shareholders from a financial point of view. Based on Mann Armistead's nationally recognized expertise in the furniture manufacturing industry, its expertise and experience in the evaluation of businesses in connection with transactions similar to the Merger, its familiarity with WinsLoew's business, financial condition, results of operations and prospects, its solicitation process and negotiations with other potential acquirors, and its analyses and presentations related to the fairness opinion, the Special Committee and the Board believe that Mann Armistead's opinion as to the fairness of the Cash Merger Consideration to be received by the Public Shareholders was well supported and sound. The Board and the Special Committee believe that the Mann Armistead oral presentations and its oral and written opinion supported the Special Committee's and Board's fairness determination.

          (ii) The premium (35.4%) by which the Cash Merger Consideration of $34.75 per share exceeds the closing price ($24 3/8 per share) of the Common Stock on the day prior to the Board meeting at which Mr. Powell stated that he, together with the other Trivest Investors and the Management Group, would be willing to submit a proposal to purchase the Company, the premium (28.7%) by which the Cash Merger Consideration exceeds the closing price ($27 per share) of the Common Stock on the last trading day prior to the January 15 announcement of the Merger proposal, and the premium (87.8%) by which the Cash Merger Consideration exceeds the closing price ($18 1/2 per share) of the Common Stock on the date three months prior to such announcement. The Special Committee also considered the fact that the Cash Merger Consideration is substantially in excess of the Company's fully diluted book value per share of $9.45 at March 26, 1999, or approximately 3.7 times such book value per share. See "-- Opinion of Financial Advisor." The Special Committee did not consider as significant the premium (12.1%) by which the Cash Merger Consideration exceeded the closing price of the Common Stock on the last trading day prior to the announcement of the execution of the Second Amended Merger Agreement in light of the prior announcements relating to the proposed transactions.

          (iii) The terms and conditions of the Merger Agreement, including those that were designed to ensure that the Board could fulfill its fiduciary duties to obtain the best value reasonably available for the Public Shareholders. In particular, the Special Committee considered that:
     (a) from the execution of the Initial Merger Agreement on March 5 until the execution of the First Amended Merger Agreement on March 30, the Initial Merger Agreement permitted the Special Committee to continue to solicit Superior Proposals and to engage in negotiations regarding Superior Proposals; (b) after such date, the First Amended Merger Agreement permitted (and the Second Amended Merger Agreement continues to permit) the Board to consider unsolicited Superior Proposals from other parties and, subject to certain conditions, to engage in negotiations relating thereto;
     (c) the Purchaser's obligation to consummate the Merger is not subject to any due diligence or financing contingency;
     (d) the termination fee and expense reimbursement obligations, which were intended not to have (and, in fact, did not have) the effect of discouraging competing bids, in particular the Hancock Park proposals; and
     (e) the provision in the Second Amended Merger Agreement that, subject to the satisfaction of certain conditions, the Board may withdraw or modify its recommendation to the shareholders regarding the Merger and enter into an agreement with respect to a Superior Proposal, if such a transaction becomes available prior to the consummation of the Merger and the Board determines that it is necessary to do so in order to comply with its fiduciary duties. See "-- The Merger."

          (iv) The improved terms and conditions of the Second Amended Merger Agreement that were not contained in the Initial Merger Agreement or the First Amended Merger Agreement, including (a) the increase in the Cash Merger Consideration from $30.00 to $34.75 per share, (b) the provision by the Purchaser of the escrow deposit pursuant to the Escrow Agreement to secure its obligations to consummate the Merger and to compensate the Company in the event the Purchaser breaches such obligation and (c) the elimination of a provision contained in the Initial Merger Agreement and the First Amended Merger Agreement that would have enabled the Purchaser not to consummate the Merger in the event of certain pending litigation. See "-- The Merger."

          (v) The financial ability of the Purchaser to consummate the Merger. As noted above, the Purchaser's obligation to consummate the Merger Agreement is not conditioned upon the Purchaser's having obtained financing for the Merger, and such obligation is secured by the Escrow Agreement. In addition, the Special Committee, through its advisors, conducted inquiries into the certainty of consummation of the proposed equity and debt financing with representatives of the Purchaser, BankBoston and Bear Stearns.

          (vi) The relatively low level of trading of the Common Stock on the Nasdaq National Market and the small number of shareholders of record and persons or entities holding in nominee name (approximately 103 and 2,300, respectively, as of the Record Date), which the Special Committee believed would limit the ability of the Public Shareholders to sell their Common Stock at the current market price. The Merger would provide each shareholder other than the Purchaser with cash for his or her shares.

          (vii) The fact that subsequent to the announcement on January 15 of the initial Merger proposal (a) Mann Armistead conducted an extensive solicitation of third parties who might be interested in pursuing a transaction involving the Company, (b) since such date, the Special Committee and its representatives received formal proposals for the acquisition of the Company from a single other potential purchaser -- Hancock Park, (c) Hancock Park had conducted an extensive due diligence investigation over more than two months, including review of both the Budget Projections and the Best Case Projections and (d) extensive discussions and negotiations between representatives of the Special Committee and representatives of Hancock Park occurred over more than two months regarding an alternative transaction resulting in the May 2 Hancock Park Proposal, which the Special Committee determined was not as favorable to the Public Shareholders as the Merger.

          (viii) The fact that the furniture industry is cyclical and sensitive to changes in general economic conditions, consumer confidence and discretionary income, interest rate levels and credit availability and the effect of such factors on the market price of the Common Stock and management's ability to execute the Company's business strategy. In this connection, the Special Committee considered that the Company is subject to pressures from public shareholders and market professionals to maintain and increase earnings per share. The Special Committee believes that as a public company WinsLoew may not have adequate flexibility to consider business strategies that have long-term benefits but that may adversely impact earnings per share and the market price of the Common Stock in the short term.

          (ix) Actual or potential conflicts of interest to which certain officers and directors of the Company and their affiliates are subject in connection with the Merger, including the fact that, after the Merger (a) the Trivest Directors will beneficially own approximately 94.8% of the Company and the members of the Management Group will beneficially own approximately 4.8% of the Company and (b) certain members of the Management Group will enter into new employment agreements with WinsLoew replacing their existing employment agreements with the Company, and that such new employment agreements will provide for the payment of substantially the same base salaries and annual cash bonuses as their existing employment agreements. The Special Committee considered these conflicts of interest to be negative factors in its determination that the Merger is fair to the Public Shareholders. The Special Committee believed, however, that such conflicts were mitigated in part by the following:

        - The establishment of the Special Committee to seek other offers and make an independent determination as to the fairness of the Merger and to negotiate the terms of the Initial Merger Agreement, the First Amended Merger Agreement and the Second Amended Merger Agreement with representatives of the Purchaser, as well as the terms of alternative transactions proposed by third parties.

        - The Special Committee considered that the Trivest Directors, who together with the Existing Trivest Shareholders, beneficially own approximately 30.1% of the outstanding shares of Common Stock, have expressed their intention to vote all shares they hold in favor of the Merger and further noted that only approximately 5.3% of the total value of the Common Stock and options they hold (including all of the shares held by the Existing Trivest Shareholders) would be invested in the Purchaser. Moreover, none of the Existing Trivest Shareholders will have a direct or indirect interest in WinsLoew after the Merger. The Special Committee viewed this high degree of "sell-side" participation by affiliates of Trivest, with respect to whom Mr. Powell and other Trivest affiliates also had fiduciary obligations, as a positive factor in its determination that the Merger is fair to the Public Shareholders.

        - Similarly, the Special Committee considered that the members of the Management Group, who together beneficially own approximately 6.9% of the outstanding shares of Common Stock, have expressed their intention to vote all shares they hold in favor of the Merger and further noted that only 20.7% of the total value of the Common Stock and options they hold would be invested in the Purchaser. The Special Committee considered that a larger investment in the Purchaser by the Management Group would indicate a level of confidence in the Company's prospects that might be inconsistent with the Special Committee's assessment of the Company's prospects.

          (x) The adequacy of the information regarding the Company which the Special Committee and its financial and legal advisors had been provided.

          (xi) The fact that under Florida law, WinsLoew shareholders have no right to an appraisal of the value of their shares in connection with the Merger. The Special Committee considered this to be a negative factor in its determination that the Merger is fair to the Public Shareholders.

          (xii) The likelihood that the Purchaser, as an affiliate of the Company, would continue to operate the business in a similar manner following the transaction, and that consequently the Merger was not likely to result in disruption to employees, suppliers, customers and the communities in which the Company operates.

ADDITIONAL FACTORS

     In addition to the factors set forth in paragraphs (i) to (xii) above, the Special Committee also considered a number of factors relating to its determination that the Merger was more favorable than the May 2 Hancock Park Proposal. As noted above, representatives of Hancock Park indicated on May 4 that, with an additional week of due diligence investigation, it was possible that Hancock Park might be able to submit a proposal providing for a price greater than that contained in the May 2 Hancock Park Proposal. Hancock Park did not indicate the amount of such a possible price increase, but stated that its lenders had orally stated that they would be prepared to lend additional amounts necessary to finance a $.50 per share increase. The Special Committee instructed its representatives to request the Purchaser to agree that the Second Amended Merger Agreement permit Hancock Park to conduct additional due diligence without the need for an additional "Superior Proposal" determination. The Purchaser declined to agree to such a change in the Second Amended Merger Agreement.

     The Special Committee determined to recommend on May 4 that the Board of Directors approve the May 2 Trivest Proposal despite the possibility that a higher Hancock Park offer might be forthcoming after taking into account the following factors: (i) the fact that the May 2 Trivest Proposal was to expire later that evening, that the Purchaser had declined a request for an additional extension, and the uncertainty as to whether the May 2 Trivest Proposal would continue to be available after such date, (ii) the uncertain likelihood of a price increase, particularly in light of the absence of any statement by Hancock Park representatives that such a price increase was probable, (iii) its view that the procedures for, and timing of, the bidding process that had been established following the Board's "Superior Proposal" determination on April 22 (which had been reviewed with Hancock Park representatives without objection) had been fair and had provided each of the Purchaser and Hancock Park with the opportunity to put forth its best proposal within a reasonable period of time and (iv) the fact that the Company and Hancock Park had been unable to reach an agreement regarding certain terms of the proposed merger, including the security for expenses and the closing condition regarding litigation. The Special Committee also considered the fact that (a) Hancock Park had conducted extensive due diligence in February and March and (b) from April 22, when the Board made its "Superior Proposal" determination (and thus due diligence inquiries were permitted) until May 2, Hancock Park had not suggested that it required additional due diligence in order to submit a revised offer and, in fact, had submitted three revised proposals without any such due diligence.

     The Special Committee also considered the fact that the May 2 Hancock Park Proposal provided for a price of $34.75 per share (or $35.25 per share if the Purchaser's $10.0 million termination fee contained in the First Amended Merger Agreement was reduced to $6.0 million). Consequently, under the latter price formulation, the May 2 Hancock Park Proposal would have provided a higher price than the $34.75 per share price contained in the Second Amended Merger Agreement. However, the First Amended Merger Agreement obligated the Company to pay the $10 million termination fee to the Purchaser in the event the Company entered into an agreement with Hancock Park and, having unsuccessfully requested the Purchaser to agree to reduce such fee to $6.0 million, the Special Committee did not believe that it could unilaterally effect such reduction without breaching the First Amended Merger Agreement. As a result of these contractual obligations of the Company, the Special Committee did not believe the alternative price of $35.25 per share contained in the May 2 Hancock Park Proposal to be available. Moreover, although no determination on the $35.25 pricing proposal was made, some members of the Special Committee stated that, even at such a higher price, the May 2 Hancock Park Proposal might be less favorable to the Public Stockholders because, unlike the May 2 Trivest Proposal,
(a) it did not provide any security for the Company and its stockholders in the event of a breach of the obligation to consummate the transaction and (b) it contained a broad "no pending litigation" closing condition, from which Hancock Park would not except the Alabama Litigation without further due diligence.

DISCUSSION

     In view of the wide variety of factors considered in connection with their evaluation of the Merger Agreement, neither the Special Committee nor the Board found it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their respective determinations. In considering each such factor, the Special Committee and the Board specifically took note of the following points:

     With respect to factor (i) above, the Special Committee and the Board considered the fact that Mann Armistead reviewed the projections prepared by management with respect to net sales, operating income, net income, earnings per share and other items. See "CERTAIN FORWARD LOOKING INFORMATION." In addition, at the February 17, March 4 and May 4 meetings of the Special Committee, members of the Special Committee asked representatives of Mann Armistead to elaborate generally upon the methodologies on which their analyses were based. As discussed above, Mann Armistead's May 4 fairness opinion took into account discounted cash flow valuation analyses utilizing both the Budget Projections and the Best Case Projections. In comparison to earnings estimates issued by Wall Street analysts, the Budget Projections were significantly less than Zack's per share consensus earnings estimate for the Company of $2.67 for 1999 and $3.33 for 2000, and exceeded First Call's consensus estimate of $2.55 for 1999. The Company's actual results for the first quarter of 1999 of $.56 per share significantly exceeded the Budget Projections of $.50, as well as Zack's consensus estimate of $.47 and First Call's consensus estimate of $.41. The Best Case Projections that were also used by Mann Armistead in connection with its May 4 fairness opinion were, however, more consistent with both the highest consensus estimate and the Company's first quarter earnings. As noted above, the Best Case Projections estimated the Company's earnings per share would be $2.80, $3.20, $3.50 and $3.85 in 1999, 2000, 2001 and 2002, respectively, and $.54, $.98, $.68 and $.60 for the first, second, third and fourth quarters of 1999. On July 8, Mann Armistead delivered to the Special Committee written confirmation that (a) its use of the Budget Projections was, in light of the circumstances existing as of May 4, reasonable, (b) its May 4 fairness opinion had taken into account the actual financial performance of the Company for the first quarter of 1999, as well as the Best Case projections and (c) its discounted cash flow analysis utilizing the Best Case Projections supported its conclusion as of the date of such opinion that the Merger is fair to the Public Stockholders from a financial point of view.

     With respect to factors (ii) and (vi) above, although the Special Committee, the Board and Mann Armistead took note of the market price of the Common Stock, none of such persons relied exclusively upon the current or historical market prices of the Common Stock in making its determination with respect to the fairness of the Cash Merger Consideration, given the fact that the Common Stock has been and continues to be relatively thinly traded. The Special Committee concluded that the Merger would give the Public Shareholders, particularly those holding a large number of shares of Common Stock, an opportunity to realize immediate value for their Common Stock at a substantial premium. The Special Committee recognized that while consummation of the Merger would result in the shareholders being entitled to receive $34.75 in cash per share, it also would eliminate the opportunity for the Public Shareholders (other than the Eligible Persons) to participate in the future growth, if any, of the business of WinsLoew and potential market appreciation in the Common Stock. The Special Committee concluded that, based on the discount historically applied by the market to the Common Stock, it was unlikely that future trading value would compare favorably with the $34.75 per share payable in the Merger. Thus, on balance and considering WinsLoew's future prospects, as well as its historical results of operations, the Special Committee concluded that the uncertain prospect for future appreciation did not justify depriving WinsLoew's shareholders of the opportunity to obtain an immediate cash premium for their Common Stock. In light of these conclusions and the other matters discussed below, the Special Committee determined that the $34.75 Cash Merger Consideration was fair and presented the shareholders with an attractive opportunity and potentially greater benefit than maintaining their ownership interest in WinsLoew.

     The Special Committee considered the fact that the obligation of the Company to consummate the Merger is not conditioned upon the favorable vote of a majority of the Public Shareholders, even though the Merger may not be considered to be at "arm's length" because the Trivest Directors and the members of the Management Group are both affiliates of the Company and parties to the Merger Agreement with different interests than the Company. Notwithstanding the absence of such a voting requirement, the Special Committee believes that the procedure that was followed in determining the purchase price to be paid to the shareholders of the Company was fair to the Public Shareholders. As described above, the ten-person Board of Directors of the Company (one of whom is the Management Director and four of whom are the Trivest Directors) appointed as the only members of the Special Committee the five non-employee directors who were independent of the Management Group and the Trivest Partnerships. The terms of the Merger Agreement were determined through arm's-length negotiations between the Special Committee and its legal and financial advisors, on the one hand, and representatives of the Purchaser, on the other. Moreover, from its initial execution on March 5 until its amendment on March 30, the Initial Merger Agreement permitted WinsLoew to (x) solicit Superior Proposals and (y) negotiate on behalf of the Company with third parties with respect to Superior Proposals. The First Amended Merger

Agreement permitted, and the Merger Agreement permits, WinsLoew to (i) withdraw or modify its recommendation to the shareholders regarding the Merger, (ii) enter into an agreement with respect to, or approve, a Superior Proposal or
(iii) terminate the Merger Agreement, so long as the Board determines in each case (i), (ii) or (iii) that it is necessary to do so in order to comply with its fiduciary duties and notifies the Purchaser that it has received a Superior Proposal. In addition, the Merger Agreement contains provisions (without which the Special Committee believes the Purchaser would not have entered into the Merger Agreement) imposing upon the Company the Termination Fee and expense reimbursement obligations that, in the view of the Special Committee, are reasonable and would not have the effect of discouraging competing bids. (See "THE MERGER -- Nonsolicitation Covenant). Thus, although the Merger is not structured to require approval of a majority of the unaffiliated shareholders (which the Special Committee considered to be a negative factor), the Special Committee nevertheless believes, as of the date of this Proxy Statement and for the reasons set forth above, that the Merger is procedurally fair to the Public Shareholders.

     The Special Committee also noted that approximately 35.8% of the outstanding shares of Common Stock are held of record by persons who have expressed their intention to vote their shares of Common Stock in favor of the Merger, including members of the Management Group, certain other members of management, members of the Board, the Existing Trivest Shareholders and other individuals associated or affiliated with the Trivest Partnerships. The Special Committee further noted that approximately 87% of such shares would not be rolled over into shares of Purchaser common stock, but rather would be converted into the Cash Merger Consideration pursuant to the Merger on the same terms as the Public Shareholders. The Special Committee viewed this as a significant positive factor in its determination that the Merger is fair to the Public Shareholders.

     In connection with its evaluation of the fairness of the Merger, neither the Board nor the Special Committee considered (i) valuations of WinsLoew based on liquidation value or (ii) the prices at which WinsLoew repurchased Common Stock during the period from May 1998 through February 1999 to be material and therefore did not consider such valuations or prices, because the Board considered the valuation methodologies undertaken by Mann Armistead, after discussion with the Special Committee and the Board, to be the most relevant to the values that would be realistically available to shareholders.

     The Special Committee and the Board both expressly adopted the conclusion of Mann Armistead that the Cash Merger Consideration to be received by the Public Shareholders in the Merger is fair to such shareholders from a financial point of view.

     Based on the foregoing, on May 4, 1999, the Special Committee determined that the Merger is substantively and procedurally fair to, and in the best interest of, the Public Shareholders and recommended to the Board approval of the Merger Agreement and that it be recommended to the shareholders of the Company.

     The Board approved the Merger on May 4, 1999 and determined that the Merger is substantively and procedurally fair to, and in the best interest of, the Public Shareholders and resolved to recommend it to the Company's shareholders.

                   THE BOARD RECOMMENDS THAT THE SHAREHOLDERS
                              APPROVE THE MERGER.

     CERTAIN MEMBERS OF THE BOARD WILL HAVE A FINANCIAL INTEREST IN THE MERGER THAT MAY PRESENT THEM WITH ACTUAL OR POTENTIAL CONFLICTS OF INTEREST AS DISCUSSED UNDER "-- CONFLICTS OF INTEREST."

OPINION OF THE FINANCIAL ADVISOR

     MANN ARMISTEAD DELIVERED ITS WRITTEN OPINION TO THE SPECIAL COMMITTEE TO THE EFFECT THAT THE CASH MERGER CONSIDERATION TO BE RECEIVED BY THE PUBLIC SHAREHOLDERS IN THE MERGER IS FAIR TO SUCH SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW.

     Mann Armistead is a recognized investment banking firm regularly engaged in the valuation of private and public businesses and their securities in connection with mergers and acquisitions, competitive biddings and valuations for estate, corporate and other purposes and acting as financial advisor in connection with other forms of strategic corporate transactions. Mann Armistead is actively involved in securities research on the furniture industry. The Special Committee selected Mann Armistead as its financial advisor because it is a nationally known investment banking firm with expertise in the furniture industry, because it has experience in transactions similar to the Merger and because it is familiar with WinsLoew and its business.

MARCH 4 OPINION

     As part of its role as financial advisor to the Special Committee, Mann Armistead was asked by the Special Committee to render an opinion to the Special Committee as to whether the consideration to be received by the Public Shareholders is fair to the Public Shareholders from a financial point of view. In addition, Mann Armistead was instructed by the Special Committee to solicit superior proposals from both strategic and financial buyers. On March 4, 1999, Mann Armistead rendered to the Special Committee an oral opinion, which was to be subsequently confirmed by a written opinion that the $30.00 per share consideration described in the Initial Merger Agreement was fair, from a financial point of view, to the Public Shareholders of WinsLoew.

APRIL 7 OPINION

     On March 30, the Special Committee received the March 30 Trivest Proposal and a proposed amendment to the Initial Merger Agreement from the Purchaser. Among other things, the amendment increased the consideration to WinsLoew shareholders to $33.00 per share, removed the financing contingency and required the immediate termination of any discussions and negotiations with other potential buyers, subject to the Board's fiduciary duties. On March 30, the Special Committee and the Board each approved the First Amended Merger Agreement. Mann Armistead issued its written opinion, dated April 7, 1999, stating that as of such date, and based upon and subject to certain matters stated therein, the $33.00 per share merger consideration was fair, from a financial point of view, to the Public Shareholders of WinsLoew. Pursuant to the requirements of the First Amended Merger Agreement, on March 31, the Special Committee instructed Mann Armistead to discontinue its process to solicit superior offers from third parties.

MAY 4 OPINION

     On April 9, the Special Committee received the April 8 Hancock Park Proposal to acquire the Company for a per share purchase price of $33.50 (or $34.00 if the termination fee under the First Amended Merger Agreement was reduced from $10.0 million to $6.0 million). On April 21, Hancock Park increased the per share purchase price of this offer to $34.00 ($34.50 if the termination fee under the Merger Agreement with the Purchaser was reduced from $10.0 million to $6.0 million). On April 22, the Board determined that the April 21 Hancock Park Proposal constituted a Superior Proposal under the First Amended Merger Agreement, and the Company provided the Purchaser with the requisite notice thereunder. On April 30, the Special Committee received the April 30 Trivest Proposal from the Purchaser to increase the purchase price under the First Amended Merger Agreement to $34.00 per share. On May 2, the Special Committee received the May 2 Hancock Park Proposal increasing the per share purchase price to $34.75 (or $35.25 if the termination fee under the First Amended Merger Agreement was reduced from $10.0 million to $6.0 million). The same day, the Special Committee received a proposed amendment to the First Amended Merger Agreement and the May 2 Trivest Proposal from the Purchaser to increase the purchase price to $34.75 per share. On May 4, the Special Committee and the Board each approved the Second Amended Merger Agreement providing for, among other things, an increase in the purchase price to $34.75 per share. The Special Committee's and the Board's approvals were based, in part, upon the oral opinion of Mann Armistead, later confirmed in writing, that as of May 4, 1999 and based upon and subject to certain matters stated therein, the $34.75 per share Cash Merger Consideration described in this Proxy Statement was fair, from a financial point of view, to the Public Shareholders of WinsLoew. On May 4, the Special Committee directed Mann Armistead to cease all discussions and negotiations with Hancock Park.

     The full text of Mann Armistead's written opinion dated May 4, 1999, which sets forth certain assumptions made, matters considered and limitations on review undertaken, and the July 8, 1999 confirmation, are attached as Appendix B to this Proxy Statement and are incorporated herein by reference, and the Company's shareholders are urged to carefully read such opinion in its entirety. The summary of the opinion of Mann Armistead set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion attached. Mann Armistead's opinion is directed only to the fairness, from a financial point of view, of the $34.75 Cash Merger Consideration as described herein, to the Public Shareholders of WinsLoew.

     Mann Armistead's opinion is addressed to the Special Committee of the Board of Directors of WinsLoew and does not constitute a recommendation as to how any shareholder of WinsLoew should vote with respect to the Merger. The opinion of Mann Armistead does not address (i) the relative merits of the Merger or any other business strategies or transactions with third parties considered by the Board of Directors or the effect of any such other transaction, (ii) the Board's decision to proceed with the Merger to the exclusion of other transactions, or
(iii) the value of the shares of WinsLoew's common stock held by the Purchaser or fairness of any consideration being received by the Purchaser in the Merger.

     Mann Armistead was not requested by the Special Committee to make, nor did Mann Armistead make, any recommendation as to the amount of the consideration to be received by the Public Shareholders. With the exception of the instructions on March 31 and May 4 to cease discussions with other interested third parties, no limitations were imposed by the Special Committee with respect to procedures followed or the investigations made by Mann Armistead in rendering its opinions.

     Mann Armistead reviewed certain financial, businesses and other information that was publicly available or furnished to Mann Armistead by WinsLoew, including: (i) WinsLoew's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the years ended December 31, 1994 through December 31, 1998 and its actual financial results for the quarter ended March 26, 1999; (ii) certain publicly available information with respect to historical market prices and trading activities for WinsLoew's Common Stock and for certain publicly traded furniture industry companies which Mann Armistead deemed relevant; (iii) certain mergers and acquisitions in the furniture industry; (iv) other financial information concerning the business and operations of WinsLoew including certain financial analyses and forecasts for WinsLoew prepared by senior management, including both the Budget Projections and the Best Case Projections; and (v) such other financial studies, analyses, securities research, inquiries and other matters as Mann Armistead deemed necessary. In addition, Mann Armistead discussed the business and prospects of WinsLoew with members of senior management and visited several of the Company's operating facilities.

     In connection with its review, Mann Armistead relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or publicly available, including the representations and warranties of WinsLoew included in the Merger Agreement, and Mann Armistead has not assumed any responsibility for independent verification of such information. Mann Armistead relied upon the senior management of WinsLoew as to the reasonableness and achievability of its financial and operational forecasts and projections, including both the Budget Projections and the Best Case Projections, and the assumptions and bases therefore, provided to Mann Armistead, and assumed that such forecasts and projections reflect the best currently available estimates and judgments of WinsLoew's senior management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such senior management. Mann Armistead did not undertake any independent valuation or appraisal of the real estate owned by WinsLoew.

     In rendering its opinion, Mann Armistead conducted a solicitation process and performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness of the Cash Merger Consideration, from a financial point of view, to holders of the WinsLoew common stock was to some extent a subjective one based on the experience and judgment of Mann Armistead and not merely or only the result of mathematical analysis of financial data. Accordingly, not withstanding the separate factors summarized below, Mann Armistead believes that its analyses must be considered as a whole and that selecting certain portions of its analyses and of the factors contained therein, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The Mann Armistead opinion is based on market, economic and other conditions as they existed and should be evaluated as of the date of the Mann Armistead opinion.

ANALYSES PERFORMED

     The following is a summary of the material analyses performed by Mann Armistead in connection with its opinion expressed herein:

          (A) Offer Valuation: Using publicly available information, Mann Armistead analyzed, among other things, the market value and trading multiples of the Company and the following selected publicly traded companies in the furniture industry: Falcon Products, Inc.; Kimball International, Inc.; LADD Furniture, Inc.; Meadowcraft, Inc.; Pulaski Furniture Corp.; and Shelby Williams Industries, Inc. (collectively the "Selected Companies"). Mann Armistead compared market values of, among other things, current equity value and adjusted market value (equity value, plus total debt, less cash and cash equivalents) as multiples of the latest 12 months net income, earnings before interest and taxes (EBIT) and shareholders' equity. Based on the above described analysis, Mann Armistead determined the Selected Companies (based on a closing stock price date of April 28, 1999) rendered on average a multiple range of 10.2 times net income, 7.4 times EBIT and 1.5 times shareholders' equity.

          When compared to the merger consideration value of $34.75 per share, Mann Armistead determined, based on WinsLoew's financial results for the trailing 12 months ended March 26, 1999, the offer to equate to 14.1 times net income, 8.6 times EBIT and 4.1 times shareholders' equity. Based on this information, Mann Armistead determined the Cash Merger Consideration to represent a premium value when compared to the Selected Companies.

          Mann Armistead reviewed the terms of the Merger Agreement, based on a Cash Merger Consideration value of $34.75 per share for WinsLoew's Common Stock, and determined such offer to represent a premium, based on market closing stock prices for WinsLoew for the following dates noted: of 28.7% as of January 15, 1999 (based on $27 per share), the last trading date immediately preceding the announcement of the original offer from the Purchaser; of 36.3% as of January 8, 1999 (based on $25 1/2 per share), the date one week prior to such announcement; and of 87.8% as of October 15, 1998 (based on $18 1/2 per share), the date three months prior to the announcement.

          (B) Solicitation Process: After being retained by the Special Committee, Mann Armistead prepared a descriptive memorandum on WinsLoew, suggested a list of potential acquirors which was approved by the Special Committee and began the solicitation process to determine if there were other potential buyers who might pay more than the Purchaser's original offer of $30.00 per share.

          March 3 Hancock Park Proposal. Mann Armistead contacted 32 potential acquirors of whom 11 indicated an interest in receiving additional information. From that group, only one, Hancock Park, submitted to the Special Committee formal proposals. The other ten declined interest. The initial March 3 Hancock Park Proposal provided for an all cash offer of $32.50 per share, subject to, among other things, the successful completion of its financing efforts. The Special Committee instructed Mann Armistead to investigate Hancock Park's financing sources in order to determine the probability of closing a transaction with Hancock Park. Mann Armistead accompanied Hancock Park on its due diligence visits to WinsLoew's headquarters in Birmingham, Alabama and to the Loewenstein operation in Pompano Beach, Florida. During these visits, Mann Armistead had the opportunity to discuss financing with Hancock Park and its advisor, BT Alex. Brown Incorporated, as well as its equity partner, Desai. On March 30, Mann Armistead received letters from BT Alex. Brown and Desai indicating their level of support for financing the March 30 Hancock Park Proposal.

          March 30 Trivest Proposal. Also on March 30, the Special Committee received the March 30 Trivest Proposal and a proposed amendment to the Initial Merger Agreement from the Purchaser which, among other things, increased its offer from $30.00 to $33.00 per share, removed the financing contingency and required the Company and its advisors to immediately cease discussions and negotiations with other potential acquirors, including Hancock Park, subject to the Board's fiduciary duties. On that same day, the Special Committee recommended the amendment to the Board, which the Board approved, and the First Amended Merger Agreement was executed. Mann Armistead, in accordance with the Special Committee's instructions and the First Amended Merger Agreement, ceased discussions with Hancock Park and other potential acquirors as of that date.

          April 8 Hancock Park Proposal. On April 9, the Special Committee received the April 8 Hancock Park Proposal for an all cash offer to acquire the Company for a per share purchase price of $33.50 (or $34.00 if the termination fee under the First Amended Merger Agreement with the Purchaser was reduced from $10.0 million to $6.0 million). Such offer expressly stated that it would expire April 19, which date was subsequently extended. In addition, the proposal was accompanied by copies of letters from BT Alex. Brown Incorporated and an affiliate of Desai indicating their level of support for financing the proposal. On April 12, the Board authorized its representatives to direct Mann Armistead to advise the Board whether or not the April 8 Hancock Park Proposal constituted a Superior Proposal under the First Amended Merger Agreement.

          April 21 Hancock Park Proposal. On April 21, Hancock Park increased the per share purchase price of this offer to $34.00 (or $34.50 if the termination fee under the First Amended Merger Agreement was reduced from $10.0 million to $6.0 million). The increase was accompanied by copies of revised versions of the letters previously provided by BT Alex. Brown Incorporated and Private Equity Investors III, L.P. relating to financing the proposed transaction. On April 22, the Board determined that the April 21 Hancock Park Proposal constituted a Superior Proposal under the First Amended Merger Agreement, and the Company provided the Purchaser with the requisite notice thereunder.

          April 30 Trivest Proposal. On April 30, the Special Committee received the April 30 Trivest Proposal from the Purchaser to increase the purchase price under the First Amended Merger Agreement to $34.00 per share, accompanied by revised versions of the Trivest equity commitment letter, the BankBoston senior secured financing commitment letter and the Bear Stearns "highly confident letter."

          May 2 Proposals. On May 2, the Special Committee received the May 2 Hancock Park Proposal increasing the per share purchase price to $34.75 (or $35.25 if the termination fee under the First Amended Merger Agreement was reduced from $10.0 million to $6.0 million), contingent upon an agreement by the Company to reimburse Hancock Park for expenses up to a maximum of $1.2 million under certain circumstances. The same day, the Special Committee received a proposed amendment to the First Amended Merger Agreement from the Purchaser and the May 2 Trivest

     Proposal to increase the purchase price to $34.75 per share. In addition, on May 4, representatives of Hancock Park conducted additional due diligence, including reviews of updated financial information and interviews with members of WinsLoew's senior management. The same day, Paul Weiss advised Hancock Park of the $34.75 May 2 Trivest Proposal. Representatives of Hancock Park confirmed that Hancock Park was not prepared to increase its offer at that time and that Hancock Park was unwilling to provide an escrow deposit.

          Merger Agreement. On May 4, the Purchaser provided the Company with a $3.0 million escrow deposit to secure its obligations under the Merger Agreement, and the Special Committee and the Board each approved the Merger Agreement providing for, among other things, an increase in the purchase price to $34.75 per share. The Special Committee's and the Board's approvals were based, in part, upon the oral opinion of Mann Armistead, later confirmed in writing, that as of May 4, 1999 and based upon and subject to certain matters stated therein, the $34.75 per share Cash Merger Consideration described in this Proxy Statement was fair, from a financial point of view, to the Public Shareholders of WinsLoew. On May 4, the Special Committee directed Mann Armistead to cease all discussions and negotiations with Hancock Park.

          (C) Discounted Cash Flow Analysis: Using a discounted cash flow analysis, Mann Armistead estimated the net present value of the future streams of after-tax cash flow that WinsLoew could produce on a stand alone basis for the fiscal year end periods 1999-2002 and a terminal multiple value was utilized to determine value. For this analysis, Mann Armistead considered various scenarios for the performance of the WinsLoew Common Stock using (i) the sales revenue, net income and cash flow projections set forth in the Budget Projections as supplied by WinsLoew's senior management (see "CERTAIN FORWARD LOOKING INFORMATION -- Budget Projections"), (ii) a range of 9.2 times to 11.2 times earnings as the terminal value of WinsLoew's Common Stock (a range determined by using the midpoint of the Selected Companies net income multiple analysis), and (iii) a range of discount rates from 9.0% to 11.0%. The Company's Budget Projections included projected earnings per share in fiscal years 1999 to 2002 of $2.60, $2.90, $3.20 and $3.50, respectively. The ranges used in this analysis were chosen based upon what Mann Armistead, in its judgment, considered to be appropriate taking into account, among other things, WinsLoew's past and current financial performance, the general level of inflation, and rates of return generally required in the marketplace for companies with similar risk profiles. Mann Armistead's discounted cash flow analysis produced a range of per share values of from $28.83 to $35.44. In addition to the above analysis, Mann Armistead prepared a discounted cash flow analysis utilizing the higher Best Case Projections. See "CERTAIN FORWARD LOOKING INFORMATION -- Best Case Projections." Under the Best Case Projections, the Company's earnings per share would be $2.80, $3.20, $3.50 and $3.85 in 1999, 2000, 2001 and 2002, respectively. The range of earnings for terminal value and discount rates were the same as described above. This analysis produced a range of per share values of from $31.68 to $38.95. In considering the foregoing ranges for both the Base Case Projections and the Best Case Projections, the Cash Merger Consideration is within the calculated present value of a share of WinsLoew Common Stock.

          (D) Analysis of Selected Furniture Industry Acquisition
     Transactions: Mann Armistead undertook a review of publicly available information regarding selected acquisitions in the furniture industry but did not find any transactions which were in its opinion comparable to the Merger. Most of the acquisitions occurring within the industry are those involving private companies and complete financial information was not generally available.

     The summary set forth does not purport to be a complete description of the analysis or data utilized by Mann Armistead in the preparation of its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Mann Armistead based its analyses on assumptions that it deemed reasonable, including assumptions concerning WinsLoew, general overall business and economic conditions and industry related factors.

ENGAGEMENT OF MANN ARMISTEAD

     Mann Armistead was retained by the Special Committee of the Board of Directors of WinsLoew pursuant to an Engagement Letter executed on January 19, 1999 (the "Engagement Letter"). Pursuant to the Engagement Letter, the Company retained Mann Armistead to assist the Special Committee by (i) evaluating the Merger proposal, (ii) soliciting and evaluating other potential buyers for the Company as instructed by the Special Committee, (iii) participating in negotiations related to the possible sale of the Company and (iv) providing its fairness opinion. Pursuant to the terms of the Engagement Letter, the Company agreed to pay Mann Armistead a fee as follows: (i) if the Trivest Investors and the Management Group purchased the Company for $30.00 per share, then the Company would have paid Mann Armistead a fee of $350,000; and (ii) if (A) the Trivest Investors and the Management Group purchased the Company for a per share price in excess of $30.00 or (B) the Company was purchased by any buyer contacted by Mann Armistead, then the Company would pay Mann Armistead a fee equal to 0.7% of the purchase price for the Company (including cash payments in respect of outstanding stock options). As of the date of this Proxy Statement, the Company has paid Mann Armistead $105,000, plus expenses, and, upon consummation of the Merger, has agreed to pay Mann Armistead an additional $1,772,783 pursuant to the Engagement Letter. The Company has agreed to reimburse Mann Armistead for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Mann Armistead against certain liabilities, including certain liabilities under the federal securities laws.

     Prior to the Company's engagement of Mann Armistead under the Engagement Letter, the Company had retained Mann Armistead in June 1997 in connection with the possible sale of its Continental Engineering Group, Inc. subsidiary and in May 1998 in connection with the possible sale of the Company to the Potential Acquiror or another specified publicly held furniture manufacturer. Pursuant to a letter dated June 30, 1997, as amended by a letter dated November 17, 1997, the Company engaged Mann Armistead to act as the Company's investment banker in connection with the possible sale of the stock of Continental Engineering Group, Inc. The Company sold its Continental Engineering Group, Inc. subsidiary in June 1998 and paid Mann Armistead a fee of $193,000 in connection therewith. Pursuant to a letter dated May 7, 1998, the Company engaged Mann Armistead to act as the Company's investment banker in connection with the possible sale of the Company to the Potential Acquiror or another specified publicly held furniture manufacturer for a fee of 0.6% of the aggregate consideration, subject to a minimum fee of $1.0 million. No agreement with respect to such a sale was ever reached, and the Company has had no contact with either entity since July 1998, except that Mann Armistead contacted the Potential Acquiror as part of its solicitation process in connection with the Merger. As a result of such engagement, the Company reimbursed Mann Armistead for expenses, but did not pay Mann Armistead any fees. See
"-- Background of the Merger -- Past Contracts, Transactions and Negotiations."

     In the ordinary course of business, Mann Armistead has provided securities research coverage on WinsLoew. Mann Armistead has ceased such coverage since its engagement by the Company in connection with the Merger.

     Except as described herein, neither Mann Armistead nor any of its affiliates has performed any investment banking or other financial services for, or had any material financial relationship with, the Company during the two years preceding the date hereof.

PURPOSE AND REASONS OF THE AFFILIATES FOR THE MERGER

     The purpose of the Affiliates for engaging in the transactions contemplated by the Merger Agreement is to acquire, together with any Eligible Persons, 100% of the ownership of the Company. The Affiliates believe that as a private company WinsLoew will have greater flexibility to focus on enhancing value by emphasizing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings. In addition, the Affiliates regard the acquisition of the Common Stock in the Merger as an attractive investment opportunity because they believe that WinsLoew's future business prospects are favorable and that the substantial increase in the debt to equity ratio of WinsLoew after the Merger, although importing greater investment risks, will create the potential for the shareholders' equity value of WinsLoew to increase more rapidly on a percentage basis than the shareholders' equity value of an identical corporation with a larger equity base and less debt. After the Merger, the Trivest Investors and the Management Group could earn a substantial return on their equity investment in WinsLoew. While the Trivest Investors and the Management Group are looking to achieve substantial returns on their investment in WinsLoew, they believe that such returns are available only to those investors who are willing to bear the substantial risks associated with a highly leveraged investment. Each believes that the discount on the potential future value of WinsLoew that may be applied to reflect such risk from a point of view of the Public Shareholders is necessarily different from the discount applied by the members of the Trivest Investors and the Management Group who will own a significant interest in a privately held company and who, accordingly, will be able to closely and directly monitor and influence the performance of their investment.

     Immediately prior to the Merger, the Trivest Investors, the Management Group and the participating Eligible Persons will acquire equity interests in the Purchaser by purchasing shares of Purchaser common stock for cash or contributing to the Purchaser shares of WinsLoew Common Stock in exchange for shares of Purchaser common stock as follows:

     The Trivest Investors. The Trivest Investors together beneficially own, in the aggregate, approximately 30.0% of the outstanding Common Stock, including 23.7% that is held of record by the Existing Trivest Shareholders. The Trivest Partnerships do not currently hold any Common Stock. See "PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT." The individual Trivest Investors will contribute an aggregate of 122,765 shares of Common Stock (valued at $34.75 per share with an aggregate value of approximately $4.3 million) in exchange for shares of Purchaser common stock, the Trivest Partnerships will purchase additional shares of Purchaser common stock for approximately $65.9 million in cash, and the Trivest Partnerships will contribute approximately 117,500 shares of Common Stock (valued at $34.75 per share with an aggregate value of approximately $4.1 million) in exchange for shares of Purchaser common stock, such that the total amount of the Trivest Investors' contribution to the Purchaser will be approximately $74.3 million, representing approximately 95.2% of the outstanding Purchaser common stock and, after the Merger, outstanding WinsLoew Common Stock, provided that the cash portion of such contribution from the Trivest Partnerships is subject to reduction by an amount equal to the sum of the aggregate value (at $34.75 per share) of the shares of Common Stock contributed to the Purchaser by the Eligible Persons and the cash contributed to the Purchaser or, following the consummation of the Merger, WinsLoew by the Eligible Persons. Since the Trivest Partnerships do not currently hold any shares of Common Stock, the shares of Common Stock contributed to the Purchaser by the Trivest Partnerships will be from certain WinsLoew shareholders who will be limited partners of Trivest Furniture Partners, Ltd. and who will make a capital contribution of a portion of their shares of WinsLoew Common Stock to Trivest Furniture Partners, Ltd., which will then contribute such shares to the Purchaser in exchange for shares of Purchaser common stock as described above. See "-- Conflicts of Interest -- Post-Merger Ownership and Control of the Purchaser" and "THE MERGER -- Financing."

     The Management Group. The members of the Management Group beneficially own, in the aggregate, approximately 6.9% of the outstanding Common Stock. See "PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT." The members of the Management Group will contribute to the Purchaser an aggregate of 84,547 shares of Common Stock (valued at $34.75 per share with an aggregate value of approximately $2.9 million) in exchange for shares of Purchaser common stock and will purchase additional shares of Purchaser common stock for approximately $789,000 in cash, such that the total amount of the Management Group's contribution to the Purchaser will be approximately $3.7 million, representing approximately 4.8% of the outstanding Purchaser common stock, and, after the Merger, outstanding WinsLoew Common Stock. See "-- Conflicts of
Interest -- Post-Merger Ownership and Control of the Purchaser" and "THE
MERGER -- Financing."

     The Eligible Persons. Approximately 35 Eligible Persons (not including members of the Management Group) will individually be offered the opportunity to purchase shares of common stock of the Purchaser and/or contribute any or all of their shares of Common Stock to the Purchaser in exchange for Purchaser common stock. Alternatively, the Eligible Persons will be offered the opportunity to acquire shares of WinsLoew common stock for cash following the consummation of the Merger.

     As a result of the Merger, the following Affiliates are expected to change their percentage beneficial ownership of the common equity of WinsLoew, on a fully diluted basis, as follows: the Trivest Partnerships and the Trivest Directors, from an aggregate of approximately 30.1% to 94.8% (less the interest acquired by the Eligible Persons); and the Management Group, from an aggregate of approximately 6.9% to 4.8%. Such post-Merger percentages for the Trivest Partnerships and the Trivest Directors, include approximately 89.8% to be acquired by the Trivest Partnerships in the Merger. Such Affiliates' interests in WinsLoew's net book value and net earnings will increase correspondingly. See "SELECTED CONSOLIDATED FINANCIAL DATA." Payments in connection with the Merger and related financing will reduce substantially WinsLoew's net book value and net earnings. See "THE MERGER -- Financing."

     In order to provide a prompt and orderly transfer of ownership of WinsLoew from the current shareholders to the Trivest Investors and the members of the Management Group, in light of relevant financial, legal, tax and other considerations, and to facilitate the required financing for the transaction, the acquisition has been structured as a merger pursuant to which, if the Merger Agreement is adopted by the requisite vote of the shareholders, the Purchaser will be merged with and into WinsLoew, and all of the outstanding shares of Common Stock (other than shares held by the Purchaser) will be converted into the right to receive the Cash Merger Consideration, without interest.

     While the Trivest Investors and the members of the Management Group did not consider any alternatives to the Merger with respect to the Company, representatives of the Company, including members of the Management Group and the Trivest Directors, have had discussions with third parties regarding possible business combinations, sales or acquisitions of assets and other transactions. See "SPECIAL FACTORS -- Background of the Merger -- Past Contracts, Transactions and Negotiations" and "BUSINESS OF THE
COMPANY -- Background -- Recent Developments."

     While the Trivest Investors and the members of the Management Group believe that there will be significant opportunities associated with their investment in WinsLoew, there are also substantial risks that such opportunities may not be fully realized.

POSITION OF THE AFFILIATES AS TO FAIRNESS OF THE MERGER

     Each of the Affiliates has considered the analyses and findings of the Special Committee and the Board (described in detail in "SPECIAL FACTORS -- The Special Committee's and the Board's Recommendation") with respect to the fairness of the Merger to the Public Shareholders of the Company. As of the date of this Proxy Statement, each of the Affiliates adopts the analyses and findings of the Special Committee and the Board with respect to the fairness of the Merger and believes that the Merger is both procedurally and substantively fair to, and in the best interest of, the Company's Public Shareholders; provided that no opinion is expressed as to the fairness to any shareholder making an investment in the Purchaser. The Trivest Directors have financial interests in the Merger and the members of the Management Group have financial and employment interests in the Merger. See "SPECIAL FACTORS -- Conflicts of Interest."

CONFLICTS OF INTEREST

     In considering the recommendations of the Board with respect to the Merger, shareholders should be aware that certain officers and directors of WinsLoew and affiliates and associates of these officers and directors are Trivest Directors or members of the Management Group or otherwise have interests in connection with the Merger which may present them with actual or potential conflicts of interest as summarized below. The Special Committee and the Board were aware of these interests and considered them among the other matters described under "-- The Special Committee's and the Board's Recommendation." The Special Committee considered the Management Group's conflicts of interest to be a negative factor in its determination that the Merger is fair to the Public Shareholders.

     Post-Merger Ownership and Control of WinsLoew. It is anticipated that immediately after the Merger the following individuals and entities will beneficially own the number of shares of common stock of the Purchaser shown in the following table, which are to be issued in exchange for cash or shares of WinsLoew Common Stock contributed prior to the Merger. See "-- Purpose and Reasons of the Affiliates for the Merger." The table does not reflect the beneficial ownership of any shares of common stock of the Purchaser or WinsLoew by Eligible Persons. To the extent any of the Eligible Persons accept the offer to issue to them shares of common stock of the Purchaser in exchange for shares of Common Stock or for cash (or, after the Merger, shares of WinsLoew common stock in exchange for cash), the share numbers and percentages shown in the following table for the Trivest Partnerships will decrease.

                                      NUMBER OF SHARES OF      PERCENTAGE OF PURCHASER
                                     PURCHASER COMMON STOCK         COMMON STOCK
NAME OF BENEFICIAL OWNER             BENEFICIALLY OWNED(1)       BENEFICIALLY OWNED
------------------------             ----------------------    -----------------------
Trivest Partnerships(2)............         700,069                      89.8%
Trivest Directors(3)
  Earl W. Powell(4)................         730,069                      93.6%
  Phillip T. George, M.D.(5).......         709,864                      91.0%
Other Trivest Investors............           2,866                       0.4%
                                            -------                     -----
     Trivest Investors Subtotal....         742,730                      95.2%
Management Group(3)
  Bobby Tesney.....................          11,580                       1.5%
  Stephen C. Hess..................           1,000                       0.1%
  R. Craig Watts...................           8,690                       1.1%
  Vincent A. Tortorici, Jr.........           7,000                       0.9%
  Rick J. Stephens.................           7,000                       0.9%
  Jerry C. Camp....................           2,000                       0.3%
     Management Group Subtotal.....          37,270                       4.8%
                                            -------                     -----
       Total.......................         780,000                     100.0%

-------------------------

(1) Except as otherwise indicated below, all shares are owned directly and each person has sole voting and investment power with respect to all shares.

(2) Includes 377,081 shares to be held of record by Trivest Furniture Partners, Ltd. and 322,988 shares to be held of record by Trivest Fund II Group, Ltd. Such entities do not currently own any shares of Common Stock. Trivest Equities, Inc. serves as the sole general partner of Trivest Fund II Group, Ltd., a privately-held investment partnership. Trivest serves as the sole general partner of TFP, Ltd., which in turn is the sole general partner of Trivest Furniture Partners, Ltd., a privately-held investment partnership. Messrs. Powell and George are executive officers of each of Trivest Equities, Inc. and Trivest. Messrs. Powell and George are the sole directors of Trivest Equities, Inc., and Mr. Powell is the sole director of Trivest. Mr. Powell is the controlling shareholder of both Trivest Equities, Inc. and Trivest. Each Trivest Director is also an indirect investor in the Trivest Partnerships. See "CERTAIN INFORMATION CONCERNING THE PURCHASER AND OTHER AFFILIATES."

(3) See "PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT" for number of shares of Common Stock and percentage of Common Stock beneficially owned before the Merger by these persons.

(4) Includes 30,000 shares to be held of record directly, 377,081 shares to be held of record by Trivest Furniture Partners, Ltd. and 322,988 shares held of record by Trivest Fund II Group, Ltd. See note (2) above.

(5) Includes 9,795 shares to be held of record directly, 377,081 shares to be held of record by Trivest Furniture Partners, Ltd. and 322,988 shares held of record by Trivest Fund II Group, Ltd. See note (2) above.

     Following the consummation of the Merger, the members of the Management Group will continue as executive officers of the Company, and Mr. Tesney will continue to serve on the Board of Directors of the Company.

     The Board of Directors of the Company after the Merger will be comprised of Messrs. Powell, George, Kaczynski, Klein and Tesney. The Trivest Investors are expected to beneficially own approximately 95.2% of the shares of WinsLoew Common Stock after the Merger and by virtue of such ownership will be able to designate all members of its Board of Directors.

     Cash Payments to the Trivest Directors and Members of the Management Group. Shares of Common Stock held by the Trivest Directors and the members of the Management Group that are not contributed to the Purchaser will be converted into the right to receive the same Cash Merger Consideration as shares of Common Stock held by other shareholders of the Company. See "-- Purpose and Reasons of the Affiliates for the Merger." The Trivest Directors and the members of the Management Group will also receive cash on the same basis as all other optionees for the Aggregate Unrealized Gain on any stock options they hold. Prior to the Effective Time, WinsLoew has agreed, pursuant to the terms of the Merger Agreement, to take all necessary action to cancel all outstanding options to purchase Common Stock, whether or not exercisable. See "THE MERGER -- Cash-out of WinsLoew Stock Options" and "PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT." Under the terms of the Merger Agreement, all outstanding options will be terminated (whether or not exercisable) and each holder thereof will receive an amount in cash equal to the Aggregate Unrealized Gain on such options on the same basis as other holders of WinsLoew stock options. As of June 1, 1999, there were options outstanding to purchase an aggregate of 765,400 shares of Common Stock at a weighted average exercise price of $10.34 per share, all of which have an exercise price per share of less than $34.75.

     The following table sets forth information as of June 1, 1999 as to the shares of Common Stock and the options to purchase shares of Common Stock (whether or not exercisable) held by members of the Management Group and the Trivest Directors for which cash payments will be received upon consummation of the Merger.

                                        AMOUNT OF CASH                                 TOTAL AMOUNT OF
                                        TO BE RECEIVED     SHARES     AMOUNT OF CASH     CASH TO BE
TRIVEST DIRECTOR OR     SHARES NOT      FOR SHARES NOT   UNDERLYING   TO BE RECEIVED    RECEIVED UPON
MANAGEMENT GROUP       CONTRIBUTED      CONTRIBUTED TO     STOCK        FOR STOCK      CONSUMMATION OF
MEMBER                 TO PURCHASER       PURCHASER      OPTIONS(1)      OPTIONS         THE MERGER
-------------------    ------------     --------------   ----------   --------------   ---------------
Bobby Tesney.........      18,369       $  638,322.75     125,000     $3,216,875.00    $ 3,855,197.75
Stephen C. Hess......      28,724          998,159.00      85,000      2,140,000.00      3,138,159.00
R. Craig Watts.......      88,055        3,059,911.25      85,175      2,248,028.75      5,307,940.00
Vincent A. Tortorici,
  Jr.................       8,317          289,015.75      60,000      1,556,250.00      1,845,265.75
Rick J. Stephens.....       2,028           70,473.00      25,000        642,812.50        713,285.50
Jerry C. Camp........           7              243.25       8,500        202,187.50        202,430.75
                        ---------       --------------    -------     --------------   --------------
MANAGEMENT GROUP
  TOTAL..............     145,500       $5,056,125.00     388,675     $10,006,153.75   $15,062,278.75
Earl W. Powell.......   1,876,231(2)    $65,199,027.25     51,125     $1,188,728.75    $66,387,756.00
Phillip T. George,
  M.D................   1,811,881(2)    62,962,864.75      35,750        816,340.00     63,779,204.75
William F. Kaczynski,
  Jr.................          --                  --       7,500         98,593.75         98,593.75
Peter W. Klein.......          --                  --      22,550        437,175.00        437,175.00
                        ---------       --------------    -------     --------------   --------------
TRIVEST DIRECTORS
  TOTAL..............   3,688,112       $68,967,803.75    116,925     $2,540,837.50    $71,508,641.25

-------------------------

(1) Includes all options held, including both vested and unvested options.

(2) Includes 1,703,427 shares held of record by the Existing Trivest Shareholders that will be converted into the right to receive the same Cash Merger Consideration as shares of Common Stock held by other shareholders of the Company.

     Investment of Trivest Directors and Members of the Management Group in the Purchaser. The following table sets forth the investment of the Trivest Directors and each member of the Management Group in the Purchaser as a percentage of the total value of the shares of Common Stock and the Aggregate Unrealized Gain on any stock options held by such member.

                                          VALUE OF
                                          WINSLOEW          VALUE OF
TRIVEST DIRECTOR OR                     COMMON STOCK    INVESTMENT IN THE   PERCENTAGE
MANAGEMENT GROUP MEMBER                AND OPTIONS(1)       PURCHASER       INVESTMENT
-----------------------                --------------   -----------------   ----------
Trivest Directors
  Earl W. Powell(2)..................  $69,387,758.25     $3,000,000.00         4.3%
  Phillip T. George, M.D.(2).........   64,826,986.75        979,483.00         1.5%
  Peter W. Klein.....................      437,175.00                --          --
  William F. Kaczynski, Jr...........       98,593.75                --          --
                                       --------------     -------------        ----
     Trivest Directors Total(2)......  $75,556,425.50     $3,979,483.00         5.3%
Management Group Members
  Bobby Tesney.......................  $ 5,013,206.75     $1,158,000.00        23.1%
  Stephen C. Hess....................    3,238,169.50        100,000.00         3.1%
  R. Craig Watts.....................    6,176,933.25        869,000.00        14.1%
  Vincent A. Tortorici, Jr. .........    2,145,262.50        700,000.00        32.6%
  Rick J. Stephens...................    1,163,298.00        700,000.00        60.2%
  Jerry C. Camp......................      263,417.00        200,000.00        75.9%
                                       --------------     -------------        ----
     Management Group Total..........  $18,000,287.00     $3,727,000.00        20.7%

-------------------------
(1) Includes (i) the aggregate value of WinsLoew Common Stock (valued at $34.75 per share) and (ii) the Aggregate Unrealized Gain on all stock options.

(2) Includes 1,703,427 shares held of record by the Existing Trivest Shareholders that will be converted into the right to receive the same Cash Merger Consideration as shares of Common Stock held by other shareholders of the Company.

     Payments to Trivest. Upon consummation of the Merger, the Purchaser will pay a financial advisory fee to Trivest of $3.0 million for services rendered in connection with the financing of the Merger and related transactions. In addition, WinsLoew will pay Trivest an annual fee of $350,000, subject to increase under certain circumstances, for ongoing financial advisory services and specified fees in connection with certain acquisitions, dispositions and other transactions. See "CERTAIN TRANSACTIONS."

     New Employment Agreements with the Management Group. Upon consummation of the Merger, the employment agreements that Messrs. Tesney, Hess, Watts and Tortorici currently have with the Company will terminate. At such time, such members of the Management Group will enter into new employment agreements with WinsLoew providing for the payment of substantially the same base salaries and annual cash bonuses as their existing employment agreements.

     Shareholders' Agreement. The Trivest Partnerships, each member of the Management Group and Messrs. Powell and George will enter into a shareholders agreement with the Purchaser that will restrict their ability to transfer the shares of WinsLoew common stock to be owned by them after the Merger and create certain other rights and obligations with respect to such shares.

     The Special Committee. As compensation for serving on the Special Committee, which met in person or by telephone conference on approximately 30 occasions between January 7, 1999 and the date of this Proxy Statement, the Chairman of the Special

Committee will receive a fee of approximately $30,000, and the other members of the Special Committee will each receive $22,500.

     Each member of the Special Committee, as an outside director, typically receives on the date of each meeting of the Board options to purchase 2,500 shares of Common Stock at the market price of the Common Stock on such date. Each director received options to purchase 2,500 shares of Common Stock on January 7, 1999, the date of the first Board meeting in 1999, none of which have been exercised. Directors have not been granted any options since that date.

     The following table sets forth information as of the Record Date as to the shares of Common stock and options to purchase shares of Common Stock (whether or not exercisable) held by members of the Special Committee and the cash payments that they will receive upon consummation of the Merger.

                                           AMOUNT OF
                                              CASH                         AMOUNT OF        TOTAL AMOUNT
                                         TO BE RECEIVED                       CASH          OF CASH TO BE
                           SHARES OF     FOR SHARES OF      SHARES       TO BE RECEIVED     RECEIVED UPON
                             COMMON          COMMON       UNDERLYING       FOR STOCK        CONSUMMATION
SPECIAL COMMITTEE MEMBER     STOCK           STOCK        OPTIONS(1)        OPTIONS         OF THE MERGER
------------------------  ------------   --------------   ----------   ------------------   -------------
William H. Allen,
  Jr. ..................      1,050      $   36,487.50      25,000        $561,093.75       $  597,581.25
Henry C. Cheek..........      6,000      $  208,500.00      32,500        $722,812.50       $  931,312.50
M. Miller Gorrie........    141,450      $4,915,387.50      30,000        $678,437.50       $5,593,825.00
James S. Smith..........     20,000      $  695,000.00      32,500        $723,437.50       $1,418,437.50
Sherwood M. Weiser......      7,675      $  266,706.25      25,000        $561,093.95       $  827,800.00

-------------------------
(1) Includes all options held, including both vested and unvested options.

     Members of the Special Committee will also be entitled to certain indemnification rights granted under the Merger Agreement to the current and former directors and officers of the Company. See "-- Conflicts of Interest -- Indemnification and Insurance."

     Indemnification and Insurance. The Merger Agreement provides that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries (including the members of the Special Committee) shall survive the Merger and shall continue in accordance with their terms. In addition, WinsLoew is obligated for a period of two years from the Effective Time to continue in effect directors' and officers' liability insurance with respect to matters occurring prior to the Effective Time, which insurance must contain terms and conditions no less advantageous than are contained in WinsLoew's current directors' and officers' liability insurance policy; provided that WinsLoew is not obligated to expend annually more than 200% of the current cost of such coverage.

CERTAIN EFFECTS OF THE MERGER

     As a result of the Merger, other than the participating Eligible Persons, the Public Shareholders will not have an opportunity to continue their equity interest in WinsLoew as an ongoing corporation and therefore will not share in the future earnings and potential growth of WinsLoew. Upon consummation of the Merger, the Common Stock will no longer be traded on the Nasdaq National Market, price quotations will no longer be available and the registration of the Common Stock under the Exchange Act will be terminated. The termination of registration of the Common Stock under the Exchange Act will eliminate the requirement to provide information to the Commission and will make most of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with shareholders' meetings, no longer applicable.

     The members of the Management Group, the participating Eligible Persons and two of the Trivest Directors (Messrs. Powell and George) will own direct equity interests in WinsLoew after the Merger that will allow them directly to share in its future earnings and potential growth. In addition, all of the Trivest Directors are indirect investors in the Trivest Partnerships. An investment in WinsLoew following the Merger involves substantial risk resulting from the limited liquidity of any such investment and the increased leverage associated with future borrowings that will be necessary to fund the substantial capital expenditures required to execute the Company's business strategy. Nonetheless, if the Company is able to successfully implement its business strategy, the value of such an equity investment would be considerably greater than the original cost thereof. See "CERTAIN FORWARD LOOKING INFORMATION."

     The receipt of cash pursuant to the Merger will be a taxable transaction. See "FEDERAL INCOME TAX CONSEQUENCES."

CONDUCT OF WINSLOEW'S BUSINESS AFTER THE MERGER

     The Purchaser is continuing to evaluate WinsLoew's business, assets, practices, operations, properties, corporate structure, capitalization, management and personnel and discuss what changes, if any, will be desirable. Subject to the foregoing, the Purchaser expects that the day-to-day business and operations of WinsLoew will be conducted substantially as they are currently being conducted by WinsLoew. The Purchaser does not currently intend to dispose of any assets of WinsLoew, other than in the ordinary course of business. Additionally, the Purchaser does not currently contemplate any material change in the composition of WinsLoew's current management, although after the Merger, the Board will be comprised of Messrs. Powell, George, Kaczynski, Klein and Tesney.

CERTAIN FORWARD LOOKING INFORMATION

     Certain projections prepared by management of WinsLoew are included elsewhere in this Proxy Statement under the heading "CERTAIN FORWARD LOOKING INFORMATION."

                                   THE MERGER

     The Merger Agreement provides that the Purchaser, a newly-formed Florida corporation, will be merged with and into WinsLoew, and that following the Merger, the separate existence of the Purchaser will cease and WinsLoew will continue as the surviving corporation.

     The terms of and conditions to the Merger are contained in the Merger Agreement which is included in full as Appendix A to this Proxy Statement and is incorporated herein by reference. The discussion in this Proxy Statement of the Merger and the summary description of the principal terms of the Merger Agreement are subject to and qualified in their entirety by reference to the more complete information set forth in the Merger Agreement.

CONVERSION OF SECURITIES

     At the Effective Time, subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by the Purchaser) will, by virtue of the Merger, be converted into the right to receive the Cash Merger Consideration. Except for the right to receive the Cash Merger Consideration, from and after the Effective Time, all shares (other than shares held by the Purchaser), by virtue of the Merger and without any action on the part of the holders, will no longer be outstanding and will be canceled and retired and will cease to exist. Each holder of a certificate formerly representing any shares (other than shares held by the Purchaser) will after the Effective Time cease to have any rights with respect to such shares other than the right to receive the Cash Merger Consideration for such shares upon surrender of the certificate.

     No interest will be paid or accrued on the amount payable upon the surrender of any certificate. Payment to be made to a person other than the registered holder of the certificate surrendered is conditioned upon the certificate so surrendered being properly endorsed and otherwise in proper form for transfer, as determined by the Disbursing Agent. Further, the person requesting such payment will be required to pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Disbursing Agent that such tax has been paid or is not payable. Six months following the Effective Time, WinsLoew will be entitled to cause the Disbursing Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Disbursing Agent which have not been disbursed to holders of certificates formerly representing shares outstanding prior to the Effective Time, and thereafter such holders will be entitled to look to WinsLoew only as general creditors with respect to cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Disbursing Agent nor any party to the Merger Agreement will be liable to any holder of certificates formerly representing shares for any cash paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as described in this paragraph, WinsLoew will pay all charges and expenses, including those of the Disbursing Agent, in connection with the exchange of shares for the Cash Merger Consideration.

     Each share of the Purchaser's common stock that is issued and outstanding immediately prior to the Merger will be converted at the Effective Time into one share of Common Stock of WinsLoew.

CASH-OUT OF WINSLOEW STOCK OPTIONS

     In general, outstanding stock options to purchase shares of WinsLoew Common Stock shall be canceled or terminated as of the Effective Time. Holders of such options shall receive a cash payment equal to the difference between $34.75 per share and the exercise prices of their WinsLoew stock options times the number of shares issuable upon exercise of such options (the "Aggregate Unrealized Gain").

TRANSFER OF SHARES

     No transfers of shares of Common Stock will be made on the stock transfer books at or after the Effective Time. If, after the Effective Time, certificates representing such shares are presented to WinsLoew, such shares will be canceled and exchanged for the Cash Merger Consideration.

CONDITIONS

     Each party's respective obligation to effect the Merger is subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any or all of which may be waived at the appropriate party's discretion, to the extent permitted by applicable law:

          (a) the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Common Stock;

          (b) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental authority or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement, the failure to obtain which would prevent the consummation of the Merger or have a material adverse effect on the Company, shall have been obtained without the imposition of any condition having a material adverse effect on the Company;

          (c) early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act, if applicable;

          (d) no governmental authority or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger or the transactions contemplated by the Merger Agreement; and

          (e) all authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of the Company or its subsidiaries is a party, or by which any of them is bound, as may be required to be obtained by them in connection with the performance of the Merger Agreement, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a material adverse effect on Company, shall have been obtained.

     The obligations of the Purchaser to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) there shall not have occurred any change, condition, event or development that has resulted in, or could reasonably be expected to result in, a material adverse effect on the Company;

          (b) the representations and warranties of the Company in the Merger Agreement that are qualified by materiality shall be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time;

          (c) the representations and warranties of the Company in the Merger Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time;

          (d) the Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement;

          (e) an officer of the Company shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified in the preceding clauses (b), (c) and (d) is satisfied in all respects; and

          (f) the Purchaser shall have received an opinion, dated the Effective Time, of Balch & Bingham in form and substance reasonably satisfactory to the Purchaser, with respect to the matters set forth in Sections 3.01, 3.02, 3.03, 3.04 and 3.05 of the Merger Agreement (relating to organization, subsidiaries, capitalization, authority and consents, approvals and the absence of violations, respectively).

     The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of the Purchaser in the Merger Agreement that are qualified by materiality shall be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time;

          (b) the representations and warranties of the Purchaser in the Merger Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time;

          (c) the Purchaser shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement;

          (d) the Purchaser shall have delivered to the Company a certificate to the effect that each of the conditions specified in the preceding clauses
     (a), (b) and (c) is satisfied in all respects;

          (e) the Company shall have received an opinion, dated the Effective Time, of Greenberg Traurig in form reasonably satisfactory to the Company, with respect to the matters set forth in Sections 4.01, 4.02 and 4.03 of the Merger Agreement; and

          (f) the Purchaser shall have executed definitive documentation in connection with their financing of the aggregate Cash Merger Consideration and shall have sufficient funds available to consummate the Merger, to pay all related expenses and to refinance the Company's existing indebtedness under its credit facility.

     After approval of the Merger Agreement by the shareholders of WinsLoew, no condition may be waived that reduces the amount or changes the form of the Cash Merger Consideration to be received by the shareholders or that by law requires further shareholder approval unless a waiver of such condition is approved by the shareholders.

REPRESENTATIONS AND WARRANTIES

     WinsLoew has made representations and warranties in the Merger Agreement regarding, among other things, organization and good standing, subsidiaries, capitalization, authority to enter into the Merger Agreement, requisite governmental and other consents and approvals, content and submission of forms and reports required to be filed by WinsLoew with the Commission, financial statements, absence of certain changes in the business of WinsLoew since December 31, 1998, absence of undisclosed liabilities, employee benefits, absence of litigation to which WinsLoew is a party, possession of necessary permits and compliance with applicable law, requisite tax filings, brokers and finders, labor matters, title to property, environmental matters, accounts receivable, customers, interested party transactions, insurance, product liability and inventory.

     The Purchaser has made representations and warranties in the Merger Agreement regarding, among other things, its organization and good standing, authority to enter into the transaction, requisite governmental and other consents and approvals, accuracy of information supplied by the Purchaser for submission in forms and reports required to be filed with the Commission, the Purchaser's financing capability, WinsLoew's solvency after the Merger, brokers and finders and absence of prior activities.

     The representations and warranties of the parties in the Merger Agreement will expire upon consummation of the Merger, and upon such expiration none of such parties or their respective officers, directors or principals will have any liability whatsoever with respect to any such representations or warranties.

COVENANTS

     In the Merger Agreement, WinsLoew has agreed as to itself and its subsidiaries that prior to the Effective Time, unless otherwise agreed to in advance by the Purchaser or as otherwise contemplated by the Merger Agreement:

          (a) The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course and the Company shall, and shall cause its subsidiaries to, use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries.

          (b) The Company shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a direct or indirect wholly-owned subsidiary of the Company to its Purchaser, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof.

          (c) The Company shall not, and shall not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than (i) the issuance of shares of Common Stock upon the exercise of Company stock options outstanding on the date of the Merger Agreement and in accordance with the terms of such Company stock options, or (ii) issuances by a wholly-owned subsidiary of the Company of its capital stock to its Purchaser.

          (d) The Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its articles or certificate of incorporation or bylaws (or similar organizational documents) in any way which would be adverse to the Purchaser's rights under the Merger Agreement.

          (e) The Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any substantial assets of (other than inventory and equipment in the ordinary course consistent with past practice, to the extent not otherwise prohibited by the Merger Agreement), or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof.

          (f) Other than dispositions in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets.

          (g) The Company shall not, and shall not permit any of its subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice under the Company's credit facility existing and in effect on the date of the Merger Agreement, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than, with respect to both clause (i) and (ii) above, (A) to the Company or any direct or indirect wholly owned subsidiary of the Company, or (B) any advances to employees in accordance with past practice.

          (h) The Company shall confer with the Purchaser on a regular and frequent basis as reasonably requested by the Purchaser, report on operational matters and promptly advise Purchaser orally and, if requested by the Purchaser, in writing of any change or event to the best knowledge of the Company having, or which, insofar as can reasonably be foreseen, is likely to have, a material adverse effect on the Company. The Company shall promptly provide to the Purchaser (or its counsel) copies of all filings made by the Company with any governmental entity in connection with the Merger Agreement and the transactions contemplated hereby.

          (i) The Company shall not make any material change, other than in the ordinary course of business, consistent with past practice, or as required by the Commission or law, with respect to any accounting methods, principles or practices used by the Company (except insofar as may be required by a change in generally accepted accounting principles).

          (j) Except for fees and expenses related to the transactions contemplated herein, the Company shall not, and shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of (i) liabilities recognized or disclosed in the most recent financial statements contained in documents filed by the Company with the Commission, or (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice. The Company shall not, and shall not permit any of its subsidiaries to, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party.

          (k) Except as provided in the Merger Agreement, the Company and its subsidiaries will not, without the prior written consent of the Purchaser, which shall not be unreasonably withheld, except as may be required by law,
     (i) enter into, adopt, amend or terminate any Company benefit plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any director, executive officer or current or former key employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, executive officer or key employee, except as required by any Company benefit plan or agreement with such employees existing on the date of this Agreement, (iii) enter into, adopt, amend or terminate any Company benefit plan or other benefit plan or agreement, arrangement, plan or policy for the benefit of any employees who are not directors, executive offices or current or former key employees of the Company, other than increases in the compensation of employees made in the ordinary course of business consistent with past practice, or (iv) pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including the granting of, acceleration of exercisability of or vesting of stock options, stock appreciation rights or restricted stock).

          (l) Except in the ordinary course of business consistent with past practices, neither the Company nor any of its subsidiaries shall (i) modify, amend or terminate any material contract or agreement to which the Company or such subsidiary is a party, or (ii) waive, release or assign any material rights or claims.

          (m) The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation of the Company or any of its subsidiaries.

          (n) Except as set forth in the Merger Agreement, the Company shall not make any tax election or settle or compromise any material income tax liability.

          (o) The Company shall not nor will it permit any of its subsidiaries to take or agree or commit to take any action that is reasonably likely to result in any of the

     Company's representations or warranties hereunder being untrue in any material respect at, or as of any time prior to, the Effective Time.

          (p) The Company shall not, and shall not permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions described in clauses (a) through (o).

     In addition, except as contemplated by the Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, take any action that could reasonably be expected to result in (i) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or
(iii) any of the conditions to the Merger set forth above not being satisfied in all material respects.

     In addition, the Purchaser has agreed to pay the Cash Merger Consideration to the Disbursing Agent not later than the tenth business day following the satisfaction or waiver of the conditions to the Purchaser's obligation to consummate the Merger.

NONSOLICITATION COVENANT

     The Company has agreed that it and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal that could not reasonably be considered a Superior Proposal. The Company has agreed that it shall not, nor shall it permit any of its subsidiaries to, authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or assistance), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time the Board of Directors of the Company determines in good faith, based upon the opinion of independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to an unsolicited Superior Proposal, (x) furnish information with respect to the Company to the person making such unsolicited Superior Proposal pursuant to a confidentiality agreement in a form approved by the Company and Purchaser (such approval not to be unreasonably withheld or delayed), and (y) participate in discussions or negotiations regarding such Superior Proposal. WinsLoew is obligated to inform the Purchaser promptly of any request for information or any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and, unless the Company is contractually prohibited from making such disclosure, the identity of the person making such request or Acquisition Proposal.

     Except as set forth above, neither the Board of Directors of the Company nor any committee thereof may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser, the approval or recommendation by such Board of Directors or committee of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal.

Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, based upon the opinion of independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may withdraw or modify its approval or recommendation of the Merger Agreement and the Merger, approve or recommend a Superior Proposal, cause the Company to enter into an agreement with respect to a Superior Proposal or terminate the Merger Agreement, but in each case only at a time that is after the fifth business day following Purchaser's receipt of written notice (a "Notice of Superior Proposal") advising the Purchaser that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Acquisition Proposal, it must concurrently with entering into such agreement pay, or cause to be paid, to the Purchaser the Termination Fee.

INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates or articles of incorporation or bylaws (or similar organizational documents) or existing indemnification contracts shall survive the Merger and shall continue in full force and effect in accordance with their terms. In addition, the Purchaser will provide for a period of not less than two years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the Company's existing insurance and indemnification policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Company shall not be required to pay an annual premium for the such insurance and indemnification policy in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

EXPENSES

     The parties have agreed to pay their own costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby, provided that the Purchaser will pay any filing fees required under the HSR Act. WinsLoew has agreed, however, to pay or reimburse the Purchaser for all expenses up to $1.5 million incurred by the Purchaser in connection with the Merger Transaction upon certain events. See "THE MERGER -- Termination Fee."

TERMINATION, AMENDMENT AND WAIVER

     At any time prior to the Effective Time, the Merger Agreement may be terminated by the mutual written consent of WinsLoew and the Purchaser. In addition, either WinsLoew or the Purchaser may terminate the Merger Agreement prior to the Effective Time if (i) any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable, provided, however, that such right to terminate the Merger Agreement is not available to any party that has failed to use its reasonable efforts to comply promptly with legal requirements, cooperate with and furnish information to the other party and obtain any required governmental or other consents, authorizations, orders, approvals or exemptions or (ii) the Effective Time shall not have occurred on or before August 31, 1999, unless extended by agreement of the Purchaser and the Company.

     The Merger Agreement may be terminated by the Purchaser prior to the Effective Time if: (i)(A) the representations and warranties of the Company as to its capitalization shall not have been true and correct in all material respects when made, or (B) any other representation or warranty of the Company shall not have been true and correct in all material respects when made, except in any case where such failure to be true and correct would not, in the aggregate, (x) have a material adverse effect on the Company, or (y) prevent or delay the consummation of the Merger; (ii) the Company shall have failed to comply in any material respect with any of its material obligations or covenants contained in the Merger Agreement, except in any case where such failure would not, in the aggregate, (x) have a material adverse effect on the Company, or (y) prevent or materially delay consummation of the Merger; (iii) there shall have been a material adverse change with respect to the Company, provided that the Company shall, if curable, have a reasonable period in which to cure any failure described in clause (i), (ii) or (iii) of this paragraph; or (iv)(A) the Board or the Special Committee fails to approve and recommend or withdraws or modifies in a manner adverse to the Purchaser its approval or recommendation of the Merger or the Merger Agreement, or approves or recommends any Acquisition Proposal, (B) the Company enters into any agreement with respect to any Superior Proposal following written notice to the Purchaser and payment of the Termination Fee discussed below, or (C) the Board or the Special Committee resolves to take any such action in clauses (iv)(A) or (B).

     WinsLoew may terminate the Merger Agreement (i) in connection with entering into a definitive agreement with respect to a Superior Proposal following written notice to the Board, a determination that the Company's failure to do so would violate the Board's fiduciary duties and the payment of the termination Fee described below and provided that the Company complies with its covenant against soliciting, discussing or negotiating any Acquisition Proposal (except as required by the Board's fiduciary duties), (ii) if any representation or warranty of the Purchaser was not true and correct in all material respects when made or has ceased to be true and correct in all material respects as if made on such later date, (iii) if the Purchaser fails to comply in any material respect with any of its material obligations or covenants in the Merger Agreement, or
(iv) if the Purchaser fails to pay the Cash Merger Consideration to the Disbursing Agent not later than the tenth business day following the satisfaction or waiver of the conditions to the obligations of the Purchaser to consummate the Merger, provided that the Purchaser shall, if curable, have a reasonable period in which to cure any failure described in clause (ii) or (iii) of this paragraph.

     Subject to the provisions of applicable law, the Merger Agreement may be modified or amended, and provisions thereof waived, by written agreement of the parties. However, after approval of the terms of the Merger Agreement by the shareholders of WinsLoew, no amendment or waiver of a provision may be made which reduces the amount or changes the form of the Cash Merger Consideration to be received by the shareholders or that by law requires further shareholder approval unless such amendment or waiver of a provision is approved by the shareholders. With respect to any material modification, amendment or waiver of the Merger Agreement, the Board, in the exercise of its fiduciary duty and in accordance with any applicable law or regulation, will make a resolicitation of shareholders.

TERMINATION FEE

     WinsLoew has agreed to pay to the Purchaser a Termination Fee in the amount of $10.0 million plus up to $1.5 million of expenses of the Purchaser in the event the Merger Agreement is terminated (i) by the Purchaser due to (A) the breach by the Company of any of its representations, warranties or covenants, or a material adverse change with respect to WinsLoew, each as described above (see "THE MERGER -- Termination; Amendment and Waiver"), or (B) (1) the Board or the Special Committee failing to approve and recommend or withdrawing or modifying in a manner adverse to the Purchaser its approval or recommendation of the Merger or the Merger Agreement, or approving or recommending any Acquisition Proposal, (2) the Company entering into any agreement with respect to any Superior Proposal or (3) the Board or the Special Committee resolving to take any such action in clauses (1) or (2), or (ii) by the Company due to entering into a definitive agreement in connection with a Superior Proposal.

ESCROW DEPOSIT

     Pursuant to the Escrow Agreement, the Purchaser has delivered a cash escrow deposit in the amount of $3.0 million to an escrow agent pending the consummation of the Merger or the termination of the Merger Agreement. In the event that WinsLoew terminates the Merger Agreement due to (i) any uncured material breach by the Purchaser of any of its representations or material obligations in the Merger Agreement or (ii) the Purchaser's failure to pay the Cash Merger Consideration to the Disbursing Agent not later than the tenth business day following the satisfaction or waiver of the conditions to the obligations of the Purchaser to consummate the Merger, then, in addition to any other remedies WinsLoew may have in respect of such termination, the escrow deposit shall be paid to WinsLoew. Upon the consummation of the Merger or the termination of the Merger Agreement for any other reason, the escrow deposit shall be paid to the Purchaser.

FINANCING

     It is estimated that approximately $281.9 million will be required to consummate the Merger and pay related fees and expenses. This sum is expected to be provided by the following: (i) approximately $78.0 million in equity contributions to the Purchaser by the Trivest Investors (reduced by an amount equal to the sum of the aggregate value (at $34.75 per share) of the shares of Common Stock contributed to the Purchaser by the Eligible Persons and the cash contributed to the Purchaser or, following the consummation of the Merger, WinsLoew by the Eligible Persons) and the Management Group; (ii) borrowings of approximately $66.6 million under a $145.0 million senior secured credit facility to be obtained by the Purchaser, WinsLoew and its subsidiaries pursuant to a commitment letter, dated as of April 27, 1999, from BankBoston; (iii) the issuance by WinsLoew of approximately $125.0 million aggregate principal amount of senior subordinated notes that the Purchaser expects to issue based upon a letter from Bear Stearns to the effect that, as of May 12, 1999 and subject to certain conditions, it was highly confident that it could arrange for the sale of such notes in connection with the Merger; and (iv) approximately $12.3 million of WinsLoew's expected cash on hand. The bank financing commitment includes $75.0 million in term loans, a $30.0 million revolver and a $40.0 million acquisition line for subsequent acquisitions by WinsLoew, all to be secured by first-fee mortgages on owned real estate and first priority security interests in substantially all of WinsLoew's assets. The BankBoston commitment letter is subject to customary conditions, and the Bear Stearns highly confident letter does not constitute a commitment or undertaking by Bear Stearns to place or purchase the senior subordinated notes and does not ensure the successful placement or completion of the offering of such notes; moreover, the Bear Stearns letter sets forth only its expectation as of May 12, 1999 with respect to its ability to arrange a sale of the notes in connection with the Merger. Except for the BankBoston and Trivest commitment letters, there are no firm commitments from any person to provide equity, provide senior financing, purchase the Company's senior subordinated notes or provide any other financing for the Merger, and there can be no assurance that any such financing will be obtained. See "SPECIAL FACTORS -- Purpose and Reasons of the Affiliates for the Merger."

     Cash Financing for the Merger. The cash financing for the Merger is expected to be provided by as follows:

SOURCE OF FUNDS                                               AMOUNT
---------------                                            ------------
Cash contribution to the Purchaser by the Trivest
  Partnerships(1)......................................    $ 65,924,000
Cash contribution to the Purchaser by the individual
  Trivest Investors....................................              --
Cash contribution to the Purchaser by the members of
  the Management Group.................................         789,000
Expected Cash on hand of WinsLoew......................      12,300,000
Senior Secured Credit Facility.........................      66,600,000
Senior Subordinated notes..............................     125,000,000
                                                           ------------
          Total........................................    $270,613,000
                                                           ============

-------------------------

(1) The amount of the cash contribution of the Trivest Partnerships will be reduced by an amount equal to the sum of the aggregate value (at $34.75 per share) of any shares of Common Stock contributed to the Purchaser by the Eligible Persons and the cash contributed to the Purchaser or, following the consummation of the Merger, WinsLoew by the Eligible Persons.

     Credit Facility. The BankBoston commitment letter provides, subject to various conditions mentioned below, for a total of $145.0 million financing in the form of (i) two groups of term loans, the Term A loans for $25.0 million and the Term B loans for $50.0 million, (ii) revolving loans of up to $30.0 million, including letters of credit, and (iii) acquisition loans of up to $40.0 million. Subject to certain restrictions, WinsLoew will be able to use the senior credit facility for its working capital and general corporate purposes.

     The different loans under the senior credit facility are expected to be repayable as follows:

     - The revolving loans -- 100% five and a half years after the consummation of the merger;

     - The acquisition loans -- 33.3% of any amount outstanding on December 31, 2001, in each of 2002, 2003 and 2004;

     - The Term A loans -- 12.0% in 2000, 12.0% in 2001, 24.0% in 2002, 24.0% in
       2003 and 28.0% in 2004; and

     - The Term B loans -- 1.0% in each of 2000 through 2004 and 47.5% in each of 2005 and 2006.

     The Term B loans are expected to be drawn in full at the closing of the Merger. (If it is desirable as a way to reduce transaction costs, the Term B loans may be evidenced by one or more notes having different principal amounts with the same aggregate amortization and other terms).

     The Term A loans may be drawn in two stages. If the Pompeii acquisition is not completed before (or at the same time as) the Merger, the initial Term A loan advance is expected to be $5.0 million with the balance of $20.0 million to be advanced upon consummation of the Pompeii acquisition. If the Pompeii acquisition is not completed and the final $20.0 million of Term A loans advanced on or before September 30, 1999, this remaining $20.0 million commitment will terminate. No commitment fee is payable on any undrawn portion of the Term A loan facility.

     Borrowings under the revolving loans and outstanding letters of credit are expected to be limited to $30.0 million or, if less, the sum of (i) 85% of eligible accounts receivable, plus (ii) 60% of eligible inventory.

     The acquisition loan facility will be used to fund permitted acquisitions (other than Pompeii) after the Merger. Acquisition loans are expected to be available on a revolving basis through December 31, 2001, when all outstanding amounts are to be converted into a term loan due as set forth above, with any portion of this facility that is not outstanding on December 31, 2001 to be canceled.

     WinsLoew will be permitted to repay any of its outstanding loans under the senior credit facility without paying a premium or penalty, other than payment of breakage costs and reimbursement of the lenders' actual costs of reemploying funds under certain circumstances.

     WinsLoew is expected to be required to repay any outstanding loans out of cash it receives from certain events as follows:

     - 100% of net cash proceeds of certain asset sales so long as WinsLoew's leverage ratio is greater than or equal to 3.0:1, subject to certain exceptions, including the right to reinvest such proceeds in WinsLoew's business under certain circumstances;

     - 100% of net cash proceeds of permitted debt issuances, subject to certain exceptions;

     - 100% of net cash proceeds of permitted equity issuances (50% if an initial public offering), subject to certain exceptions; and

     - 50% of annual excess cash flow (25% when WinsLoew's leverage ratio is less than 3.0:1).

     Security; Guaranty. Each of WinsLoew's direct and indirect domestic subsidiaries (and, if no adverse tax consequences result, foreign subsidiaries) will also be borrowers or will guarantee the borrowers' obligations under the senior credit facility. The following will secure the borrowers' obligations under the senior credit facility and each of the guarantor's obligations under its guarantee:

     - a security interest in substantially all of the borrowers' assets and the assets of the subsidiary guarantors; and

     - a pledge of all of the capital stock of each of WinsLoew's direct and indirect domestic subsidiaries (or 65% of the capital stock of any foreign subsidiary).

     Interest. At WinsLoew's option, the interest rates under the senior credit facility are expected to be either: (1) the base rate, which is the higher of the prime lending rate or 0.5% in excess of the federal funds effective rate, plus a margin, or (2) adjusted LIBOR plus a margin. The margins of the different loans under the senior credit facility are expected to vary according to a pricing grid based upon WinsLoew's consolidated leverage ratio as follows:

     - the initial margins on the Term A loans and revolving loans (including acquisition loans) are expected to be .50% over the base rate or 2.5% over adjusted LIBOR; after December 31, 1999, these margins are expected to range from 0.75% to zero over the base rate and from 2.75% to 1.75% over adjusted LIBOR; and

     - the initial margins on the Term B loans are expected to be 1.0% over the base rate and 3.0% over adjusted LIBOR; after December 31, 1999, these margins are expected to range from 1.25% to 0.75% over the base rate and from 3.25% to 2.75% over adjusted LIBOR.

     Fees. WinsLoew has agreed to pay certain fees in connection with the senior credit facility, including: (1) letter of credit fees; (2) agency fees; and (3) commitment fees. Commitment fees are payable (1) at a rate per annum of 0.5% on the undrawn amounts of the revolving loans, subject to reduction to 0.375% per annum depending upon WinsLoew's consolidated leverage ratio and (2) at a rate per annum of 0.75% on the undrawn amount of the acquisition loan facility during the revolving period, subject to reduction to 0.50% (or 0.375% depending upon WinsLoew's consolidated leverage ratio) per annum from and after the date on which at least $20.0 million of acquisition loans are outstanding.

     Covenants. The senior credit facility will require that WinsLoew meet certain financial tests which include a maximum leverage ratio, a minimum interest coverage ratio and minimum EBITDA levels. The senior credit facility will also contain covenants which, among other things, restrict WinsLoew's ability, subject to certain exceptions, to do the following:

     - incur additional indebtedness;

     - incur liens;

     - declare dividends or redeem or repurchase capital stock, or prepay other debt;

     - make loans and investments;

     - make capital expenditures;

     - engage in mergers, acquisitions, consolidations and asset sales;

     - acquire assets, stock or debt securities of any person;

     - engage in transactions with affiliates; and

     - amend its articles of incorporation.

     The senior credit facility will also require that WinsLoew satisfy certain customary affirmative covenants and make certain customary indemnifications to its lenders and the administrative agent under the senior credit facility.

     Events of Default. The senior credit facility will contain customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, certain events of bankruptcy and insolvency, ERISA violations, judgment defaults, cross-defaults to certain other indebtedness and a change in control.

     The definitive agreements for the senior credit facility to be provided under the BankBoston commitment letter have not been reached. Accordingly, the provisions described herein may change as a result of the negotiation of definitive agreements. It is a condition to the BankBoston financing that definitive agreements be entered into. In addition, it is anticipated that the obligation of BankBoston to provide financing will be subject to the satisfaction of certain other conditions, including among others: (i) the satisfaction of all conditions precedent to the Merger and BankBoston's satisfaction with the terms and documentation for the Merger; (ii) evidence that the Trivest Partnerships have invested not less than $78.0 million to acquire WinsLoew (including Pompeii); and (iii) WinsLoew shall have received the net proceeds from not less than $125.0 million aggregate principal amount of senior subordinated notes on terms and conditions satisfactory to BankBoston.

     Senior Subordinated Notes. The Company expects to issue the senior subordinated notes at the Effective Time in a private placement for resale pursuant to Rule 144A under the Securities Act of 1993, as amended. The Purchaser has received a "highly confident letter," dated May 12, 1999, from Bear Stearns which states that, as of such date and based upon and subject to current market conditions and the information concerning WinsLoew and Pompeii supplied to Bear Stearns by or on behalf of the Purchaser, Bear Stearns was highly confident of its ability, as lead manager, to place the senior subordinated notes. The Bear Stearns letter does not constitute a commitment or undertaking by Bear Stearns to place or purchase the senior subordinated notes and does not ensure the successful placement or completion of the offering of such notes; moreover, the letter sets forth only Bear Stearns' expectation as of May 12, 1999 with respect to its ability to arrange a sale of the notes in connection with the Merger.

     It is currently contemplated that the senior subordinated notes will (i) be unsecured, general obligations of the Company, (ii) mature on the eighth anniversary of issuance, (iii) bear interest at a fixed rate to be determined,
(iv) have no mandatory redemption requirements prior to maturity, (v) be redeemable at the Company's option at any time and (vi) contain standard high yield covenants typical for a transaction of this nature.

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

     The highly confident letter is subject to each of the following: (i) all terms and conditions of the notes and the offering of the notes, including, but not limited to, coupon, price, maturity and covenants; (ii) the terms and conditions of all of the other components of financing for the Merger; (iii) the terms of, and the execution of documentation related to the Merger and the financing, including, but not limited to loan agreements for the senior credit facility, a definitive note purchase agreement and a definitive registration rights agreement with respect to the notes, (iv) no material adverse change in the business, prospects, condition (financial or otherwise) or material adverse change in the business, prospects, condition (financial or otherwise) or results of operations of WinsLoew or Pompeii; (v) completion of due diligence regarding WinsLoew relating to the examination of accounting, legal, regulatory, tax, labor, insurance, pension and environmental liabilities (actual or contingent), material contracts, leases and debt agreements; (vi) nothing coming to Bear Stearns' attention regarding WinsLoew that contradicts or calls into question
(A) the information previously provided to Bear Stearns by or on behalf of the Purchaser or (B) the results of Bear Stearns' financial due diligence investigation; (vii) satisfactory completion of due diligence on Pompeii; (viii) no material adverse change in market conditions for new issues of high yield debt; (ix) no material adverse change in conditions of the financial and capital markets generally, and (x) the Purchaser's and WinsLoew's full and complete cooperation with respect to the marketing of the notes. The acceptability of each of the foregoing will be made in the sole discretion of Bear Stearns' Commitment Committee. The termination of the agreement governing the acquisition of Pompeii pursuant to its terms would not, in and of itself, cause Bear Stearns to change its opinion, as of May 12, 1999, of its ability to place the notes.

     Contributed Equity Financing. Members of the Management Group and the Trivest Investors will contribute shares of Common Stock to the Purchaser in exchange for shares of Purchaser common stock in the respective amounts shown below and thereby relieve the Purchaser of the need to finance the payment of Cash Merger Consideration for Common Stock in WinsLoew totaling approximately $11.3 million. The Trivest Partnerships do not currently hold any shares of Common Stock. Accordingly, all shares of Common Stock contributed to the Purchaser will be from the individual Trivest Investors and members of the Management Group; provided, however, that certain WinsLoew shareholders who will be limited partners of Trivest Furniture Partners, Ltd. will make a capital contribution of a portion of their shares of WinsLoew Common Stock to Trivest Furniture Partners, Ltd., which will then contribute such shares to the Purchaser in exchange for shares of Purchaser common stock.

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

                                        SHARES OF WINSLOEW          VALUE OF WINSLOEW
                                           COMMON STOCK                COMMON STOCK
PERSON OR ENTITY                     CONTRIBUTED TO PURCHASER    CONTRIBUTED TO PURCHASER
----------------                     ------------------------    ------------------------
Management Group:
  Bobby Tesney.....................            33,324                  $ 1,158,000
  Stephen C. Hess..................             2,878                      100,000
  R. Craig Watts...................            25,007                      869,000
  Vincent A. Tortorici, Jr.........             8,633                      300,000
  Rick J. Stephens.................            12,950                      450,000
  Jerry C. Camp....................             1,755                       61,000
Trivest Partnerships...............           117,500                    4,083,125
Trivest Directors:
  Earl W. Powell...................            86,331                    3,000,000
  Phillip T. George, M.D...........            28,187                      979,483
  Other Trivest Investors..........             8,247                      286,567
                                             --------                  -----------
     Total.........................           324,812                  $11,287,175

EXPENSES OF THE TRANSACTION

     Assuming the Merger is consummated, the estimated costs and fees in connection with the Merger, financing and the related transactions that will be paid by WinsLoew are as follows:

COST OR FEE                                             ESTIMATED AMOUNT
-----------                                             ----------------
Financial advisory fees.............................      $ 6,078,000
Senior note underwriting commissions................        3,713,000
Bank commitment fees................................        2,175,000
Legal fees..........................................          800,000
Accounting fees.....................................          135,000
Printing and mailing fees...........................           40,000
Solicitation expenses...............................           12,000
Commission filing fees..............................           49,915
Miscellaneous.......................................          929,085
                                                          -----------
                                                          $13,932,000
                                                          ===========

     See "SPECIAL FACTORS -- Opinion of Financial Advisor" for a description of the fees to be paid to Mann Armistead in connection with its engagement. For a description of certain fees payable to the members of the Special Committee, see "SPECIAL FACTORS -- Conflicts of Interest."

     For a description of WinsLoew's obligation, even if the Merger is not consummated, to pay or reimburse the Purchaser for expenses incurred by the Purchaser in connection with the Merger, see "THE MERGER -- Expenses" and "-- Termination Fee."

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

REGULATORY APPROVALS

     WinsLoew is not aware of any license or regulatory permit which is material to the business of WinsLoew and which is likely to be adversely affected by the Merger or of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to effecting the Merger.

ACCOUNTING TREATMENT

     The Merger will be treated as a purchase business combination for accounting purposes.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     Under Florida law, WinsLoew shareholders have no right to an appraisal of the value of their shares in connection with the Merger.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material federal income tax consequences of the Merger to the holders of Common Stock. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to the holders of Common Stock as described herein. The following discussion is addressed to a shareholder that holds Common Stock as a capital asset and that, for federal income tax purposes, is a U.S. citizen or resident or a domestic corporation, partnership, trust or estate. This discussion does not purport to deal with all aspects of taxation that may be relevant to a particular shareholder in light of his, her or its particular circumstances or to certain types of taxpayers subject to special treatment under the federal income tax law, including financial institutions, broker-dealers, foreign persons, persons holding Common Stock as part of a straddle, "synthetic security" or other integrated investment (including a "conversion transaction") or persons who acquired their Common Stock through the exercise of an employee stock option or otherwise as compensation.

     A holder of Common Stock will recognize capital gain or loss for federal income tax purposes on each share of Common Stock exchanged for the Cash Merger Consideration pursuant to the Merger. The amount of gain or loss recognized on a share will be equal to the difference between $34.75 and the holder's basis in the share. The gain or loss will be long-term capital gain or loss in the case of shares held for more than one year as of the date of the Merger. In the case of individuals, trusts and estates, net capital gain for a taxable year (that is, the excess of net long-term capital gain for the taxable year over any net short-term capital loss for the year) is subject to a maximum federal income tax rate of 20 percent. Receipt of the Cash Merger Consideration in exchange for Common Stock pursuant to the Merger also may be a taxable transaction under applicable state, local and foreign tax laws.

     A holder of Common Stock may be subject to backup withholding at the rate of 31 percent with respect to Cash Merger Consideration received pursuant to the Merger,

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

unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholdings rules. To prevent the possibility of backup withholding on payments made to certain holders with respect to shares of Common Stock pursuant to the Merger, each holder must provide the Disbursing Agent with his, her or its correct TIN by completing a Form W-9 or Substitute Form W-9 (or, in the case of a foreign person, must provide to the Disbursing Agent a properly completed Form W-8 or Substitute Form W-8). A holder of Common Stock that does not provide his, her or its correct TIN, when required to do so, may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as to backup withholding. Any amount withheld under these rules will be refundable or creditable against the holder's federal income tax liability, provided the required information is furnished to the IRS. WinsLoew (or its agent) will report to the holders of Common Stock and to the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

     THE TAX CONSEQUENCES FOR A PARTICULAR SHAREHOLDER WILL DEPEND UPON THE FACTS AND CIRCUMSTANCES APPLICABLE TO THAT SHAREHOLDER. ACCORDINGLY, EACH SHAREHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISER TO DETERMINE THE TAX CONSEQUENCES OF THE MERGER TO THE SHAREHOLDER IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY POSSIBLE CHANGES IN THOSE LAWS. THE FOREGOING DISCUSSION MAY NOT APPLY TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION.

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

                            BUSINESS OF THE COMPANY

BACKGROUND

     WinsLoew is a leading designer, manufacturer and distributor of a broad offering of casual outdoor furniture and seating products. WinsLoew also manufactures certain ready-to-assemble furniture products. WinsLoew's casual furniture includes chairs, chaise lounges, tables, umbrellas and related accessories, which are generally constructed from aluminum, wrought iron, wood or fiberglass. WinsLoew seating products include wood, metal and upholstered chairs, sofas and loveseats, which are offered in a wide variety of finish and fabric options. All of WinsLoew's casual furniture and seating products are manufactured pursuant to customer orders. WinsLoew sells its furniture products to residential users (commonly referred to as the residential market) and to commercial and institutional users (commonly referred to as the contract market). WinsLoew believes that its success is attributable to its proven ability to consistently deliver high quality, innovatively-styled products on a timely basis with superior customer service. For the twelve months ended June 25, 1999, its casual, seating and ready-to-assemble furniture products accounted for 44.8%, 46.3% and 8.9%, respectively, of its net sales. During this period, WinsLoew generated net sales of $151.5 million and EBITDA of $36.2 million, representing an EBITDA margin of 23.9% which WinsLoew believes is among the highest in the industry.

     WinsLoew markets its casual furniture products to the residential market under the Winston(R) brand name through approximately 25 independent sales representatives to over 800 active customers, which are primarily specialty patio furniture stores located throughout the United States. WinsLoew believes that Winston(R) is one of the leading brand names in the residential casual furniture sector. WinsLoew offers over 20 separate style collections of casual furniture products for the residential market, each of which is comprised of numerous pieces available in various combinations of finishes and fabrics. WinsLoew's target market is the medium to upper-end price category of the casual furniture market, with suggested retail prices for a table and four chairs typically ranging from $700 to $1,800. As a result, WinsLoew does not sell its casual furniture products to mass merchandisers. In addition, WinsLoew markets a broad line of casual furniture products in the contract markets under the Texacraft(R) and Tropic Craft(R) brand names, primarily through its in-house sales force, to lodging and restaurant chains, country clubs, apartment developers and property management firms, architectural design firms, municipalities and other commercial and institutional users.

     WinsLoew markets its seating products to a broad customer base in the contract market under the Loewenstein(R) and Gregson(R) brand names (through approximately 40 independent sales organizations, which employ approximately 120 sales representatives). WinsLoew's customers include lodging and restaurant chains, architectural design firms, professional sports complexes, schools, healthcare facilities, office furniture dealers, retail store planners and other commercial and institutional users in the contract market. WinsLoew manufactures over 300 distinct models of seating products ranging from traditional to contemporary styles of chairs, as well as reception area love seats, sofas and stools. WinsLoew designs, assembles and finishes its seating products with component parts from a variety of suppliers, including a number of Italian manufacturers. WinsLoew believes that its success in distinguishing its seating products from those of its competitors is due in part to its long-standing and frequently exclusive relationships with a number of leading Italian designers and manufacturers. These relationships enable WinsLoew to offer

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products incorporating unique designs and sophisticated manufacturing techniques that are generally unavailable or are not cost effective in the United States. WinsLoew has excellent and in many instances long-term relationships with its diverse customer base, which includes, for example, Marriott International. WinsLoew recently entered into a three year contract with Marriott under which WinsLoew is a preferred supplier of upholstered seating products for certain of its affiliated lodging chains. WinsLoew also provides seating for various retailers, as well as commercial and institutional construction projects, such as professional sports stadiums and arenas. For example, WinsLoew recently was selected to provide all luxury sky box seating for a major new professional sports arena in Los Angeles.

     Over the past several years, WinsLoew has undertaken a number of initiatives to strengthen and grow its core casual furniture and seating businesses. WinsLoew has focused resources on its core business and disposed of non-core or unprofitable operations. In 1997, WinsLoew sold its wrought iron furniture business, and in 1998 WinsLoew discontinued and sold or liquidated certain of its ready-to-assemble furniture operations. WinsLoew also embarked on a focused acquisition program to broaden its core product offering that, to date, has resulted in the acquisition of Tropic Craft (a manufacturer of casual furniture sold into the contract markets) and the pending acquisition of Pompeii (a manufacturer of upper-end casual furniture sold into both the residential and contract markets). WinsLoew have also implemented a strategic operating plan to enhance operating efficiencies and controls and improve its market position. As part of this plan, WinsLoew reconfigured the manufacturing processes within the majority of its manufacturing facilities to allow faster product flow through the plants. In addition, WinsLoew reallocated production between its two main seating facilities to achieve increased efficiencies. WinsLoew believe that these initiatives have contributed to the increase of its EBITDA margin from 12.9% in fiscal 1995 to 23.9% for the twelve months ended June 25, 1999.

HISTORY

     Merger of Winston and Loewenstein. WinsLoew was formed in December 1994 through the merger of Winston Furniture Company, Inc. ("Winston") and Loewenstein Furniture Group, Inc. ("Loewenstein") with and into WinsLoew, a newly-formed corporation that was formed for the purpose of the merger. As a result of the merger, (i) each outstanding share of Winston common stock was converted into 1.00 shares of WinsLoew Common Stock, and each outstanding share of Loewenstein common stock was converted into 1.05 shares of WinsLoew Common Stock.

     Winston History. Winston, a designer, manufacturer and distributor of casual furniture for both the residential and contract markets, began business in October 1975 as a division of Marathon Corporation. In March 1986, Winston management and certain other investors acquired the aluminum furniture business of that division in a leveraged buyout. Winston acquired the wrought iron and tubular steel furniture business of the Lyon-Shaw, Inc., a division of B.B. Walker Company ("Lyon Shaw"), in November 1986. In August 1987, Winston completed an initial public offering of its shares. In December 1988, Winston management, other employees and affiliates of the Trivest Partnerships purchased Winston in a leveraged buyout. Following the December 1988 buyout, Winston expanded its manufacturing facilities, focused on its core business and reduced its outstanding indebtedness. In February 1993, Winston completed its initial public offering and used the net proceeds received therefrom to further reduce outstanding

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indebtedness. In September 1994, Winston acquired substantially all of the assets of Texacraft, Inc., a Texas corporation ("Texacraft"), which was a privately held manufacturer of aluminum furniture for the contract market.

     Loewenstein History. Loewenstein, Inc. was founded in 1967 and acquired in February 1985 by Atlantis Plastics, Inc., a publicly-traded plastics company and an affiliate of the Trivest Partnerships. In 1987 and 1988, Atlantis acquired
(i) Southern Wood Products, Inc. ("Southern Wood"), a manufacturer of promotionally priced RTA furniture; (ii) Gregson Furniture Industries, Inc. ("Gregson"), a manufacturer of traditional and transitional styled seating for the office and institutional markets; and (iii) Excel Office and Contract, Inc. ("Excel"), a manufacturer of contemporary and traditional styled seating for the office furniture market. Loewenstein, Inc., Southern Wood, Gregson and Excel represented the furniture group of Atlantis (the "Atlantis Furniture Group"). In April 1991, former management and employees of the Atlantis Furniture Group and certain affiliates of the Trivest Partnerships formed Loewenstein, which concurrently therewith purchased the Atlantis Furniture Group. In September 1993, Loewenstein completed its initial public offering of Loewenstein common stock and used the net proceeds to retire substantially all of its outstanding indebtedness and for working capital. In November 1993, Loewenstein acquired substantially all of the assets of Shaffield Industries, Inc., a Tennessee corporation, and certain of its affiliates (collectively, "Shaffield"). The assets acquired consisted of substantially all of the assets used by Shaffield in its business as a vertically-integrated manufacturer of RTA furniture, including futons, chairs, tables and related accessories marketed under the trademark From the Source(R). In February 1994, Loewenstein acquired New West Industries, a California corporation ("New West"). New West was a manufacturer of RTA furniture, including futons, chairs and related accessories.

RECENT DEVELOPMENTS

     Sale of Excel. During the fourth quarter of 1995, WinsLoew disposed of the assets of its Excel business.

     Sale of Lyon Shaw. During the third quarter of 1997, WinsLoew disposed of certain assets of its Lyon Shaw wrought iron furniture manufacturing business in the casual furniture product line.

     Tropic Craft Acquisition. During the third quarter of 1998, WinsLoew acquired the stock of Villella, Inc. d.b.a. Tropic Craft Aluminum Furniture Manufacturers ("Tropic Craft"), a manufacturer of aluminum casual furniture sold into contract markets.

     Pompeii Acquisition. During the fourth quarter of 1998, WinsLoew entered into a stock purchase agreement with the shareholders of Pompeii, a manufacturer of aluminum casual furniture sold into the contract and residential markets. For the year ended December 31, 1998, Pompeii reported net revenues of $14.5 million, net income of $2.7 million and EBITDA (as defined) of $3.0 million. For the quarter ended March 31, 1999, Pompeii reported unaudited net revenues of $3.4 million, unaudited net income of $664,000, and EBITDA (as defined) of $697,000. Pompeii is organized as Subchapter S Corporation under the Internal Revenue Code of 1986, as amended, and, consequently, in determining net income, no deduction is made for income taxes; had Pompeii deducted income taxes, using an effective rate of 38%, net income for the year ended December 31, 1998 would have been $1.7 million and unaudited net income for the quarter ended March 31, 1999 would have been $412,000. The stock purchase agreement provides for a

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cash purchase price of $17.4 million. The closing of the Pompeii acquisition is expected to occur by the end of the first week of August 1999.

     RTA Operations. During 1997, WinsLoew adopted a plan to dispose of its RTA operations and recorded a pretax non-cash charge totaling $12.4 million in the fourth quarter of 1997 relating to the disposal of the RTA operations. During 1998, WinsLoew sold its equity interest in the Continental Engineering Group, Inc. subsidiary, which WinsLoew had acquired in February 1995. In addition, WinsLoew liquidated the assets related to its New West futon business. WinsLoew subsequently decided to retain its third RTA entity (Southern Wood) due to improved profitability and, accordingly, has reclassified its Southern Woods results to continuing operations.

     Reference is made to Note 2 of the Company's Consolidated Financial Statements for additional information with respect to the Company's discontinued operations, acquisitions and dispositions, including the completed Tropic Craft acquisition.

COMPETITIVE STRENGTHS

     WinsLoew believes that it has achieved its leading market position by capitalizing on the following key competitive strengths.

     Reputation for Producing High Quality Products. WinsLoew's reputation for providing customers with high quality products is built upon its use of superior structural designs, aesthetic styling, sophisticated manufacturing techniques and strict quality control standards. WinsLoew's dedication to quality begins with a customer-oriented design process that is based upon independent market research and the involvement of senior management, independent designers, sales representatives, dealers, its engineering department and suppliers. WinsLoew also employs a number of sophisticated manufacturing processes that increase the quality of its products and differentiate them from those of its competitors. For example, WinsLoew uses an electrostatically applied ultraviolet cured wood finishing system that produces one of the most consistent, durable and vibrant finishes in the industry. Further, to ensure that only the highest quality products are shipped to our customers, WinsLoew has established numerous check points where the quality of all of the products is examined during the manufacturing process. WinsLoew's focus on quality is evidenced by its low level of actual warranty claims which, for the past five years, have approximated only 0.8% of net sales. WinsLoew's reputation for producing high quality products is further evidenced by its receipt of the Casual Furniture Retailer Association's prestigious "Manufacturer's Leadership Award" three times and being recognized as a finalist every year since the award was first given in 1990. The criteria for this award include quality, design, merchandising, customer service and ethics.

     Unique Delivery Capabilities. WinsLoew has tailored its operations to meet the unique delivery requirements of its customers. On time delivery is critical to its casual furniture retailers because of their short selling season, general desire to minimize inventory levels and need to offer their customers products that will be available at the time of or soon after their purchase. WinsLoew's commitment to timely delivery to these retailers is exemplified by its "Quick Ship" program under which WinsLoew, rather than the customer, pays the freight charges if shipment is not made within 15 working days from credit approval of a customer's order. Since WinsLoew introduced this program in 1988, it has never had to pay freight charges. WinsLoew ability to deliver "in time, on time" is also important to its contract market customers, who must receive WinsLoew's casual furniture or seating products on a timely basis to meet their own construction or

                                       85
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operating deadlines. WinsLoew believes that its "Quick Ship" program and its ability to deliver its products "in time, on time" are unique in the furniture manufacturing industry and distinguish it from its competitors.

     Continual Focus on Customer Service. WinsLoew is dedicated to providing the highest level of customer service through its focus on complete customer satisfaction. WinsLoew provides a variety of services which are geared towards assisting its customers to improve the profitability of their business while strengthening their loyalty to its products. For example, in its casual furniture segment, WinsLoew provides retailers with improved terms and extended payment plans for products ordered prior to the main selling season which ensures them product availability and slightly lower costs. WinsLoew also responds to customers' urgent orders with its "red flag" service which gives such products priority in its plants throughout the manufacturing process. Moreover, in the event a customer requests a replacement part that does not need to be manufactured, WinsLoew guarantees delivery within 24 hours of its receipt of the order. This level of customer service is equally important to its seating customers. Since its seating customers require unique product features, WinsLoew works closely with them to provide customized seating products that meet their particular needs. WinsLoew offers these customized products quickly and cost effectively through its flexible manufacturing processes and trained sales staff knowledgeable in the design, manufacture, variety and decor applications of its products. WinsLoew also has a customer service department at each manufacturing plant to respond directly to customer inquiries.

     Efficient Operations and Variable Cost Structure. WinsLoew continually reviews its operations to identify ways to streamline its manufacturing process and reduce its costs in order to further increase efficiencies and profitability. Over the past few years, WinsLoew has (i) improved its manufacturing capabilities through the use of technologically advanced systems,
(ii) optimized its use of vertical integration and outsourcing (as appropriate),
(iii) exited lower margin or non-core businesses, and (iv) extensively reconfigured manufacturing processes within its principal manufacturing facilities. WinsLoew operates its business with a highly variable cost structure so it can react quickly to significant changes in market conditions. WinsLoew's manufacturing and other operations can be rapidly adjusted, as appropriate, to reduce labor, raw materials, general administrative and other costs. These variable costs represent the majority of its total operating expenses. Historically, its variable cost structure, combined with its flexible manufacturing capabilities, has allowed WinsLoew to maintain its profit margins during periods of market weakness.

     Experienced Management Team with Significant Ownership. WinsLoew's experienced and dedicated management team has been instrumental in its success and represents one of its key competitive advantages. Each member of the senior management team has worked with the Company for over 10 years and has extensive experience in the furniture manufacturing industry. Bobby Tesney, the President and Chief Executive Officer, leads the management team and has over 20 years of industry experience. WinsLoew also benefits from the experience and expertise of Trivest (a private investment firm specializing in acquisitions, recapitalizations and other principal investing activities), which has been an investor in WinsLoew and its predecessors since 1985. During that time, Trivest has provided, and will continue to provide after the Merger, strategic consulting, acquisition and other advice to us. Earl Powell, President and Chief Executive Officer of Trivest, has served as Chairman of the Board of WinsLoew and its predecessors for over 10 years. After the consummation of the Merger, Trivest's investment partnerships

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and other affiliates and associated persons will beneficially own approximately
95.2% of WinsLoew's capital stock and members of senior management will beneficially own approximately 4.8%.

GROWTH STRATEGY

     WinsLoew's strategic objective is to further enhance its leading market position in the residential and contract furniture markets. WinsLoew plans on achieving this objective through the continued implementation of the following strategies:

     Increase Penetration of Existing Customers. WinsLoew is constantly working on ways to increase its sales to its existing customer base. WinsLoew believes that it can increase its penetration of existing customers by continuing to emphasize high quality products, timely delivery and customer service together with innovatively styled new product designs. For example, through these focused efforts its specialty retail customers are dedicating increased retail floor space to WinsLoew's casual furniture products, which generates increased sales for its products. Similarly, WinsLoew began selling seating products to a single Marriott lodging chain in the early 1990's, and today, due to its consistently superior performance, WinsLoew is a preferred provider of seating products to Marriott and several of its affiliated lodging chains.

     Attract New Customers. WinsLoew has undertaken a number of programs to expand its customer base in existing and new markets. Examples of these efforts include the use of specific market focused sales personnel, private labeling and the targeting of national specialty stores. In its seating business, WinsLoew is in the process of establishing dedicated sales groups to focus on attractive specialty end markets. WinsLoew established its first such group to focus exclusively on selling seating products in the lodging industry. As a result of this effort, WinsLoew is currently negotiating with another national lodging chain to become a preferred supplier for various seating products for their chains. Through its private labeling program, WinsLoew is seeking to take advantage of the trend towards outsourcing by selling its seating products to several nationally recognized designers of office furniture systems who in turn sell its products under their own brand name. In the residential market, WinsLoew is targeting national specialty stores that offer home design products, including outdoor casual furniture. The penetration of these national specialty retailers allows WinsLoew to take advantage of new, expanding distribution channels and capitalize on the significant marketing clout of these retailers without significantly increasing its selling and marketing expenses or cannibalizing its existing customer base.

     Selectively Introduce New Products. WinsLoew annually updates and expands its product line with new designs and styles, as well as periodically introduce complementary products. Each year WinsLoew undergoes a design process that results in the introduction of newly designed products that make up a meaningful portion of its product offering. WinsLoew's design process involves personnel from all areas of the Company including senior management, manufacturing and sales, as well as its distributors and sales representatives in an effort to design new furniture styles which are attractive and innovative while cost effective to manufacture and have a higher likelihood of success. WinsLoew also periodically adds new products that complement its existing product offering. For example, WinsLoew recently expanded its product line to include tables for lobbies and other common areas in the hospitality industry.

     Selectively Pursue Complementary Acquisitions. WinsLoew continually reviews acquisition opportunities that augment or complement our existing operations or provide

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entry into new geographic markets. WinsLoew also seeks to improve the efficiency of its recent acquisitions by reducing overhead, leveraging sales and distribution, achieving raw material purchasing savings and improving manufacturing operations. Tropic Craft for example, which was acquired in 1998, provided WinsLoew with an increased presence in the contract market for casual furniture. Pompeii, which is under contract to be acquired, provides WinsLoew with a leading brand in the upper end of the casual furniture market and a significant opportunity to achieve operating efficiencies.

INDUSTRY DYNAMICS AND TRENDS

     WinsLoew believes that it is well positioned to take advantage of the following industry dynamics and trends impacting its core business segments.

CASUAL FURNITURE

     Highly Fragmented. The casual furniture industry is highly fragmented and includes a large number of manufacturers, none of which individually accounts for a significant market share. The casual furniture industry is served by a large number of relatively small private companies, most of which have sales under $50.0 million. Management believes that the fragmented nature of the industry provides larger and well capitalized companies, such as us, an opportunity to grow internally through increasing market share and externally through acquisitions.

     Favorable Demographics. The majority of U.S. household outdoor furniture purchases are estimated to be made by households headed by 25 to 54 year olds. Management believes that the large baby boom population is driving increased spending by this age group. In addition, Management believes than an increase in vacation and second home purchases is also contributing to increased casual furniture purchases. Such homes are frequently located in warm climates and generate casual furniture purchases.

     Foreign Competition. In recent years there has been an increased level of imports in the U.S. outdoor and casual furniture market. However, these foreign manufacturers generally compete in the lower end of the market (in which we do not participate) as they have been unable to provide the service, quality and timely delivery required by the middle to upper end of the market. As a result, WinsLoew has not been, and does not expect to be, significantly impacted by foreign competitors.

     Dominated by Metal Products. The U.S. casual furniture market is dominated by metal product lines, primarily aluminum. Metal products have increased in popularity during the 1990s due to rising consumer preference for higher quality casual furniture products, such as the aluminum products we manufacture. This increase in popularity, combined with rising demand and the lower levels of competition from low-cost imports, have resulted in rising demand for WinsLoew's casual furniture.

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

SEATING PRODUCTS

     Highly Fragmented. The contract markets for seating products that WinsLoew operates in are served by a number of divisions of large public and private companies as well as a large number of relatively small, privately-held regional companies. As in the casual furniture sector, Management believes that the fragmented nature of the industry provides larger and well capitalized companies such as WinsLoew an opportunity to grow internally through increasing market share and externally through acquisitions.

     Diverse End Markets. The market for seating products is characterized by a wide variety of diverse end markets which include offices, hotels and motels, restaurants, country clubs, apartments, schools, healthcare facilities, retail stores, municipalities and sports arenas. WinsLoew sell its seating products into each of these end markets. Therefore, WinsLoew believes that it is not dependent on any particular end market.

     Replacement, Refurbishment and New Construction. The demand for new seating products is generated by ongoing replacement of existing furniture, refurbishment of existing facilities and construction of new facilities. Based on WinsLoew's experience and knowledge of the industry, Management believes that the demand for seating products is primarily driven by refurbishment and ongoing replacement rather than new construction due to the relatively large installed base. For example, in the hotel sector, according to industry sources, there are approximately 3.8 million hotel rooms in the United States, of which approximately 90% are refurbished every seven years, versus approximately 100,000 new rooms constructed annually. WinsLoew targets each of these segments, altering its focus based upon market conditions.

PRODUCTS AND MARKETS

     WinsLoew designs, manufactures and distributes three principal product lines: casual furniture designed for residential, commercial and institutional use; seating products designed for commercial and institutional use; and ready-to-assemble furniture designed for household use. For the twelve months ended June 25, 1999, WinsLoew's casual, seating and ready-to-assemble furniture products accounted for 44.8%, 46.3% and 8.9%, respectively, of WinsLoew's net sales. The following is a summary of WinsLoew's principal products, customers and markets:

BRAND                   PRINCIPAL PRODUCTS                   PRINCIPAL CUSTOMERS AND MARKETS
-----                   ------------------                   -------------------------------
Winston(R)              Casual furniture, including          Over 800 active customers,
                        chairs, chaise lounges, tables,      consisting of specialty patio
                        umbrellas and related                stores, full-line furniture
                        accessories, constructed of          retailers and department stores in
                        extruded and tubular aluminum.       the residential market.

Texacraft(R) and        Casual furniture, including          Lodging and restaurant chains,
  Tropic Craft(R)       chairs, chaise lounges, tables,      country clubs, apartment
                        umbrellas and related                developers and managers,
                        accessories, constructed of          architectural design firms,
                        aluminum, wrought iron, wood and     municipalities and other
                        fiberglass.                          commercial and institutional users
                                                             in the contract market.

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

BRAND                   PRINCIPAL PRODUCTS                   PRINCIPAL CUSTOMERS AND MARKETS
-----                   ------------------                   -------------------------------
Loewenstein(R)          Contemporary to traditional          Lodging and restaurant chains,
                        seating products, such as wood,      architectural design firms, sports
                        metal and upholstered chairs,        facilities, schools, healthcare
                        sofas and loveseats.                 facilities, office furniture
                                                             dealers, retail store planners and
                                                             other commercial and institutional
                                                             users in the contract market.

Gregson(R)              Traditional seating products,        Office furniture dealers and
                        such as wood, metal and              lodging chains in the contract
                        upholstered chairs, sofas and        market.
                        loveseats.

Southern Wood           Ready-to-assemble furniture          Mass merchandisers and catalog
  Products(R)           products, such as book shelves,      wholesalers.
                        entertainment centers, coffee
                        tables, end tables and wall
                        units, as well as case goods,
                        such as chests of drawers,
                        changing towers and hutches, all
                        of which are constructed of wood.

     WinsLoew markets its casual furniture products, consisting principally of medium to upper-end outdoor furniture, under the Winston(R), Texacraft(R) and Tropic Craft(R) brand names. WinsLoew currently manufactures and sells over 20 separate style collections of casual furniture products that include traditional, European, and contemporary design patterns. Within each style collection there are multiple products including chairs, tables, chaise lounges and accessory pieces such as ottomans, cocktail tables, end tables, tea carts and umbrellas constructed of extruded, tubular and cast aluminum, steel, wrought iron, wood and fiberglass. WinsLoew offers chairs with glider action, adjustable positions and rocking and swivel motions, as well as a selection of restaurant and outdoor seating. WinsLoew's casual seating products feature cushions and vinyl strapping in a variety of colors and patterns. All of its casual furniture products feature a durable painted finish, which is also offered in a wide selection of colors. The suggested retail prices for a residential table and four chairs currently range from approximately $700 to $1,800. WinsLoew's casual furniture is generally used by residential customers on patios, decks and poolsides, while its contract customers generally use its products in restaurants and lodging, as well as for outdoor purposes.

     Pompeii manufactures indoor and outdoor casual furniture products constructed of extruded and tubular aluminum, such as chairs, chaise lounges, tables umbrellas and related accessories. Pompeii sells these products under the Pompeii(R) brand name to the residential market and to architectural design firms, restaurant and lodging chains and other commercial users in the contract markets. WinsLoew expects to close the pending Pompeii acquisition prior to the Merger or later in the third quarter of fiscal 1999. See "SUMMARY -- Recent Developments."

     WinsLoew's seating products are marketed under the Loewenstein(R) and Gregson(R) brand names and include over 300 distinct models, ranging from contemporary to traditional styles, of wood, metal and upholstered chairs, reception area love seats, sofas and stools. WinsLoew assembles wood frames and finish them with one of its numerous standard colors or, if requested, to the customer's specification. WinsLoew's metal chairs are available in chrome or in a selection of standard powder coat finishes. For upholstered

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

products, the customer may select from a number of catalog fabrics, vinyls and leathers or may specify or supply its choice of materials. WinsLoew maintains an inventory of unassembled chair components that enables it to respond quickly to large quantity orders in a variety of finish and fabric combinations. WinsLoew's seating products have a number of commercial and institutional uses, including seating for in-room lodging, stadium luxury sky boxes, restaurants, lounges and classrooms. WinsLoew has excellent and in many instances long-term relationships with its diverse customer base, which includes, for example, Marriott International. Moreover, WinsLoew recently entered into a three year contract with Marriott, effective January 1, 1999, under which it is a preferred supplier of upholstered seating products for certain of Marriott's affiliates, including Marriott's Lodging, Senior Living Services or Marketplace businesses, as well as Host Marriott Services Corporation. See "Risk Factors -- Significant Customer." In addition, WinsLoew is also currently negotiating with another national lodging chain to become a preferred supplier for various seating products. WinsLoew also provides seating for various retailers, as well as commercial and institutional construction projects, such as professional sports stadiums and arenas. For example, WinsLoew recently was selected to provide all luxury sky box seating for a major new professional sports arena in Los Angeles.

     WinsLoew sells its ready-to-assemble products under the Southern Wood Products(R) brand name to mass merchandisers and catalog wholesalers. WinsLoew's ready-to-assemble products include promotionally priced traditional ready-to-assemble "flatline" and "spindle" furniture and a new line of fully assembled case goods furniture products designed for household use. "Flatline" products include ready-to-assemble items that are constructed of flat pieces of wood, such as book shelves, entertainment centers and tape storage units. WinsLoew's "spindle" products include ready-to-assemble items that are constructed of flat pieces of wood connected by decorative joints and brackets, such as coffee tables, end tables, wall units and rolling carts. Case goods products include fully assembled four drawer chests and three drawer chest and changing towers, with an optional hutch.

PRODUCT DESIGN AND DEVELOPMENT

     WinsLoew annually updates and expands its product line with new designs and styles, as well as periodically introducing complementary products. Each year WinsLoew undergoes a design process that results in the introduction of newly designed products that make up a meaningful portion of its product offering. WinsLoew uses a customer oriented design process that is based upon independent market research and the involvement of senior management, independent designers, sales representatives, dealers, its engineering department and suppliers. WinsLoew identifies trends in shapes, colors, patterns and other design elements and provides preliminary sketches to its manufacturing personnel and, in the case of its seating lines, its Italian suppliers, who in turn engineer the product's construction and produce one or more prototypes in preparation for actual full-scale production. WinsLoew generally introduces new products at national or regional furniture markets. Shipments of its new designs generally begin in September of each year. WinsLoew's custom design capabilities also allow it to modify styles, materials and production in order to provide customers with products that meet their particular needs.

     The design process for WinsLoew's seating products takes advantage of its long-standing and frequently exclusive relationships with a variety of leading Italian design firms and manufacturers. These Italian suppliers, which provide WinsLoew with component parts for its seating products and are involved in the design process, have extensive experience in

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

the design, engineering, and production of contemporary and transitional-styled chairs. They also utilize manufacturing techniques such as steam bending of solid wood components and intricate joinery, which are generally unavailable in the U.S. As a result, these suppliers assist WinsLoew in distinguishing its seating products from its competitors by enabling it to consistently and cost effectively provide new and updated products that incorporate unique designs and utilize unique manufacturing capabilities.

MARKETING AND SALES

     WinsLoew sells its products through both independent manufacturers representatives and internal sales staff. WinsLoew sells its residential casual furniture through 25 independent sales representatives and it sells its seating products through approximately 40 independent sales representative organizations that employ approximately 120 sales associates. WinsLoew has strong relationships with its independent sales personnel. At Winston and Loewenstein, for example, WinsLoew's independent sales representatives have been selling its products for an average of approximately nine years. WinsLoew primarily uses an internal sales staff to sell its casual furniture products into the contract market, while its ready-to-assemble products are sold exclusively by independent sales representatives. Senior management is also involved in the sales process for all furniture products.

     Each independent representative:

     - promotes, solicits and sells our products in an assigned territory;

     - assists in the collection of receivables; and

     - receives commissions based on the net sales made in his or her territory.

     WinsLoew determines the prices at which its products will be sold and may refuse to accept any orders submitted by a sales representative for credit-worthiness or other reasons. WinsLoew's independent representatives do not carry directly competing product lines.

     WinsLoew has developed a comprehensive marketing program to assist its representatives in selling its products. Key elements of this program include:

     - holding exhibitions at national and regional furniture markets and leasing year-round showrooms at the Merchandise Mart in Chicago, Illinois;

     - providing retailers with annual four-color catalogs of our products, sample materials illustrating available colors and fabrics, point of sale materials and special sales brochures;

     - providing information directly to representatives at annual sales meetings attended by senior management and manufacturing personnel;

     - maintaining a customer service department at each of its manufacturing facilities which ensures that WinsLoew promptly respond to the needs and orders of its customers;

     - maintaining regular contact with key retailers; and

     - conducting ongoing surveys to determine dealer satisfaction.

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

MANUFACTURING

     WinsLoew produces its products at eight manufacturing facilities located throughout the United States. See "-- Properties." WinsLoew has tailored its manufacturing processes to each business to maximize efficiencies, create high quality products and maintain operating flexibility. WinsLoew's casual furniture facilities are vertically integrated -- WinsLoew manufactures its casual furniture products from basic raw materials such as aluminum rod and fabric. In contrast, WinsLoew's seating facilities take advantage of outsourcing opportunities -- WinsLoew assembles its seating products from wood components received from its Italian and other suppliers. In both cases, WinsLoew maintains flexible manufacturing processes that enable it to:

     - minimize finished goods inventory and warehousing costs;

     - efficiently expand its product lines to meet the demands of a diverse customer base; and

     - effectively control the cost, quality and production time of its products.

Management believes that WinsLoew's facilities are among the most modern in the furniture industry and that the efficiencies attributable to these plants are a significant factor in its relatively low manufacturing costs. These low manufacturing costs, combined with WinsLoew's philosophy of strict cost controls in all areas of our operations, have enabled it to continually increase gross margins and income from operations without the necessity of significant price increases.

CASUAL FURNITURE

     In the manufacturing process for its casual furniture products, WinsLoew cuts extruded aluminum tubes to size and shapes or bends them in specially designed machinery. The aluminum is then welded to form a solid frame, and the frame is subjected to a grinding and buffing process to eliminate any rough spots that may have been caused during welding. After this process is completed, the frame is cleaned, painted in a state-of-the-art powder coating system and heat cured. WinsLoew then adds vinyl strapping, cushions, fabric slings, or other accessories to the finished frame, as appropriate. WinsLoew then packages the product with umbrellas, tempered glass and other accessories, as applicable, and ships it to the customer.

     WinsLoew believes that it manufactures the highest quality aluminum casual furniture in its price range. Unlike manufacturers of lower-end products that rivet or bolt major frame components, WinsLoew welds the major frame components of its aluminum furniture, thereby increasing the durability and enhancing the appearance of the aluminum product line. WinsLoew's state-of-the-art powder coated painting process results in an attractive and durable finish. To ensure that only the highest quality products are shipped to customers, its quality control department has established numerous check points where the quality of all of its aluminum products is examined during the manufacturing process. These processes allow WinsLoew to offer a two-year frame and finish guarantee on all of its aluminum products for residential use.

SEATING

     WinsLoew assembles most of its seating products to order, but do not generally have the same level of vertical integration as is present in the manufacture of its casual product lines. Instead, WinsLoew purchases component parts from a variety of suppliers, including a number of Italian suppliers. WinsLoew utilizes these component parts because they enable it to offer sturdy and aesthetically appealing products, which incorporate unique designs and sophisticated manufacturing techniques that are generally unavailable or are not cost effective in the United States. See "-- Product Design and Development" above. The principal elements of wood chair assembly include:

     - frame glue-up;

     - sanding;

     - seat assembly (in which upholstered seats are constructed from component bottoms, foam padding and cloth coverings); and

     - painting/lacquering.

     To provide consistency and speed in this finishing process, WinsLoew utilizes a state-of-the-art conveyorized paint line with electrostatic spray guns and a three-dimensional ultraviolet drying system. In particular, Loewenstein's finishing system applies specially formulated materials via robotic reciprocators and utilizes three advanced technologies:

     - electrostatic finish application, which is designed to ensure that a significantly higher percentage of the actual finishing material will adhere to the product, thereby reducing raw material costs;

     - ultraviolet finishing materials, which allow a much higher solids content, thereby reducing environmental concerns and enhancing finish quality; and

     - high-powered ultraviolet light, which can cure chairs in less than 60 seconds, thereby speeding inventory turn-over and reducing warehouse requirements.

     For upholstered products, the specified fabric cloth is stretched to the chair frame over foam padding. WinsLoew generally assembles its metal chairs from imported components. After rework and leveling, WinsLoew cartons its chairs to prevent damage in transportation. The manufacturing process also includes a number of product inspections and other quality control procedures.

READY-TO-ASSEMBLE FURNITURE

     For the manufacture of our ready-to-assemble products, which include "spindle," "flatline" and case goods products, WinsLoew uses high density particle board, which it laminates with a variety of wood grains and solid colors. For WinsLoew's "spindle" products, it turns, stains and lacquers all of the spindles and then individually boxes the products with spindles and board, along with any necessary hardware and assembly instructions. For WinsLoew's "flatline" products it individually boxes the cut laminated particle board, along with necessary hardware and assembly instructions. For its case goods products, the edges of the cut laminated particle board may be "soft formed" for aesthetic value. WinsLoew then assembles the unit using glue, screws and hardware, such as self-closing drawer runners, on all units.

RAW MATERIALS

     WinsLoew's principal raw materials consist of extruded aluminum tubes, woven vinyl fabrics, paint/finishing materials, vinyl strapping, cushion filler materials, cartons, glass table tops, component parts for seating, particle board and other lumber products and hardware. Although WinsLoew has no long-term supply contracts, it generally maintains a number of sources for its raw materials and have not experienced any significant problems in obtaining adequate supplies for its operations. In addition, increases in the cost of our raw materials, such as fluctuations in the costs of aluminum, lumber and other raw materials have not historically had a material adverse effect on its results of operations because WinsLoew is generally able to pass through such increases in raw material costs to its customers over time through price increases. WinsLoew believes that its policy of maintaining several sources for most supplies and its large volume purchases contribute to its ability to obtain competitive pricing. Nevertheless, the market for aluminum is, from time to time, highly competitive, and its price, as a commodity, is subject to market conditions beyond WinsLoew's control. Accordingly, future price increases could have a material adverse effect on WinsLoew's business, financial condition, results of operations or prospects.

     A significant portion of the Loewenstein raw materials consist of component chair parts purchased from several Italian manufacturers. WinsLoew views its suppliers as "partners" and works with such suppliers on an ongoing basis to design and develop new products. WinsLoew believes that these cooperative efforts, its long-standing relationships with these suppliers and its experience in conducting on-site, quality control inspections provide it with a competitive advantage over many other furniture manufacturers, including a competitive purchasing advantage in times of product shortages. In addition, in the case of its Italian suppliers, WinsLoew generally contracts for its purchases of such component parts in such manner as to minimize its exposure to foreign currency fluctuations. Although WinsLoew has close working relationships with its foreign suppliers, its future success may depend, in part, on maintaining such or similar relationships. Given the special nature of the manufacturing capabilities of these suppliers, in particular certain wood-bending capabilities, and sources of specialized wood types, the Loewenstein division could experience a disruption in operations in the event of any required replacement of such suppliers. Situations beyond WinsLoew's control, including political instability, significant and prolonged foreign currency fluctuations, economic disruptions, the imposition of tariffs and import and export controls, changes in government policies and other factors could have a material adverse effect on its business, financial condition, results of operations or prospects.

BACKLOG

     As of June 25, 1999, WinsLoew's backlog of orders was approximately $23.1 million, compared to $22.8 million at June 26, 1998. In accordance with industry practice, WinsLoew generally permits orders to be canceled prior to shipment without penalty. WinsLoew does not consider backlog to be predictive of future sales activity because of its short manufacturing cycle and delivery time, and, especially in the case of casual furniture, the seasonality of sales.

COMPETITION

     The furniture industry is highly competitive and includes a large number of manufacturers, none of which dominate the market. Certain of the companies which compete directly with WinsLoew may have greater financial and other resources than WinsLoew does. Based on management's extensive industry experience, management believes that competition in casual furniture and seating is generally a function of product design, construction quality, prompt delivery, product availability, customer service and price. Similarly, management believes that competition in WinsLoew's promotional price niche of the ready-to-assemble furniture industry is limited, and is based primarily on price, product availability, prompt delivery and customer service.

     WinsLoew believes that it successfully competes in the furniture industry primarily on the basis of our innovatively styled product offerings, its unique delivery capabilities, the quality of our products, and its emphasis on providing high levels of customer service. WinsLoew believes that its residential casual product line has a leading share of the casual furniture market in the geographic region east of the Mississippi River.

     While sales of imported, foreign-produced casual furniture have increased significantly in recent years, WinsLoew's sales have not been adversely affected because its products generally do not compete with such foreign products, which are typically: (i) limited in design, styles and colors, (ii) of lesser quality than WinsLoew's products, (iii) marketed in the lower-end price range and (iv) not supported with competitive customer service and responsiveness to customers' needs for quick delivery.

     In the seating segment, WinsLoew competes with many manufacturers, ranging from large, national, publicly traded entities to small, one-product firms selling to small, geographic markets.

TRADEMARKS AND PATENTS

     The Company has registered the Winston(R), Loewenstein(R), Gregson(R) and Southern Wood Products(R) trademarks with the United States Patent and Trademark Office. Management believes that the Company's trademark position is adequately protected in all markets in which the Company does business. Management also believes that the Company's various trade names are generally well recognized by dealers and distributors, and are associated with a high level of quality and value.

     The Company holds several design and utility patents, and has applications pending for issuance of other design and utility patents. Since management believes that the Company is an innovator of styles and designs, it is the Company's policy to apply for design and utility patents for those designs that management believes may be of significance to its business.

ENVIRONMENTAL MATTERS

     Management believes that the Company complies in all material respects with all applicable federal, state and local provisions relating to the protection of the environment. The principal environmental regulations that apply to the Company govern air emissions, water quality and the storage and disposition of solvents. Compliance with environmental protection laws and regulations has not had a material adverse impact on the Company's financial condition or results of operations in the past and management does not expect compliance to have a material adverse impact in the future.

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

PROPERTIES

     The following table provides information with respect to each of the Company's facilities:

                                                        APPR. BUILDING      OWNED
LOCATION                          PRIMARY USE            AREA (FEET)      OR LEASED
--------                          -----------           --------------    ---------
Birmingham, AL...........  Corporate headquarters            9,800          Owned

Haleyville, AL...........  Casual furniture
                           manufacturing and offices       155,000          Owned

Haleyville, AL...........  Casual furniture
                           warehouse                        20,000          Owned

Haleyville, AL...........  Casual furniture sewing
                           plant                            30,000          Owned

Chicago, IL..............  Casual furniture
                           merchandise mart showroom        12,000         Leased(1)

Houston, TX..............  Casual furniture
                           manufacturing and offices        89,500         Leased(2)

Ocala, FL................  Casual furniture
                           manufacturing and offices        49,000          Owned

Pompano Beach, FL........  Seating manufacturing and
                           offices                         100,000          Owned

Pompano Beach, FL........  Seating warehouse                 6,500         Leased(3)

Liberty, NC..............  Seating manufacturing and
                           offices                         126,000          Owned

Chicago, IL..............  Seating merchandise mart
                           showroom                          5,500         Leased(4)

Sparta, TN...............  Seating manufacturing and
                           offices                          94,300          Owned

Sparta, TN...............  Seating manufacturing and
                           offices                          63,260          Owned

-------------------------

(1) Lease expires August 31, 2002.

(2) Lease expires April 15, 2005.

(3) Lease is month-to-month.

(4) Lease expires June 30, 2001.

     Management believes that the Company's manufacturing facilities in the casual furniture and seating product lines are currently operating, in the aggregate, at approximately 75% of capacity, assuming a one-shift basis. Management considers the Company's present manufacturing capacity to be sufficient for the foreseeable future and believes that, by adding multiple shift operations, the Company can significantly increase the total capacity of its facilities to meet growing product demand with minimal additional capital expenditures. In addition, the Company engages in an ongoing maintenance and

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upgrading program, and management considers the Company's machinery and equipment to be in good condition and adequate for the purposes for which they are currently used.

EMPLOYEES

     At June 25, 1999, the Company had approximately 1,121 full-time employees, of whom 30 were employed in management, 134 in sales, general, and administrative positions, and 957 in manufacturing, shipping, and warehouse positions. Full-time employees at June 25, 1999 included approximately 948 hourly and 173 salaried employees.

     The only employees subject to collective bargaining agreements are approximately 118 of the Company's hourly employees in Haleyville, Alabama, who are represented by the Retail, Wholesale, and Department Store Union. The labor agreement between WinsLoew and the union, which expires on July 31, 2001, provides that there shall be no strikes, slowdowns or lockouts. Management considers the Company's employee relations to be good.

LEGAL PROCEEDINGS

     From time to time, the Company is subject to legal proceedings and other claims arising in the ordinary course of business. The Company maintains insurance coverage against potential claims in an amount which management believes to be adequate. Based primarily on discussions with counsel and management familiar with the underlying disputes, management believes that the Company is not presently a party to any litigation, the outcome of which would have a material adverse effect on the Company's business or operations.

     The Company and the members of the Board have been named as defendants in a lawsuit filed on March 25, 1999 in the Circuit Court of Jefferson County, Alabama, styled Craig Smith v. WinsLoew Furniture, Inc., et al. The lawsuit purports to be brought as a class action on behalf of all of the Company's shareholders except the defendants and was filed in connection with the Transaction. As of the date of this Proxy Statement, the complaint filed in the lawsuit has not been amended to reflect the increase in the per share merger consideration from $30.00 to $34.75 pursuant to the Second Amended Merger Agreement subsequent to the filing of the complaint.

     The principal substantive allegations set forth in the complaint are that
(i) the individual defendants breached fiduciary duties of care and loyalty owed by them as directors to the shareholder plaintiffs, (ii) Mr. Powell and other members of the "management group" breached fiduciary duties owed by them as allegedly controlling shareholders to the Company's other shareholders by, among other things, attempting to acquire 100% equity ownership of the Company for an allegedly "grossly inadequate price" at the alleged expense of the Company's other shareholders, (iii) the Company's announcement of the initial $30.00 per share bid by Trivest Furniture Corporation failed to disclose improving growth prospects, (iv) by virtue of the equity holdings of the "management group" and their alleged "overwhelming control" of the Board, third parties were practically precluded from making competing bids, and (v) the initial per share merger consideration of $30.00 per share is unconscionable, unfair and grossly inadequate

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and the terms of the merger constituted an unfair and illegal business practice upon the Company's minority shareholders. No other per share amount is specified in the complaint.

     The relief sought by the plaintiff is that (i) the court declare the lawsuit to be a class action and certify the plaintiff as class representative and his counsel as class counsel, (ii) the merger be enjoined or, if not enjoined, that the plaintiffs be granted rescission and rescissionary damages,
(iii) the plaintiff and the alleged class be awarded damages, (iv) the plaintiff be awarded costs and disbursements of bringing the lawsuit, together with fees and expenses of the plaintiff's counsel and experts, and (v) the plaintiff and the alleged class be granted such other relief as the court shall deem just and proper. The complaint does not specify the amount of any damages sought.

     The Company forwarded a claim with respect to this matter to its directors' and officers' insurance carrier and, with the approval of such carrier, has retained legal counsel to represent the Company and the members of the Board. The Company believes that the claims set forth in the lawsuit are without merit and intends to vigorously defend this lawsuit.

     On June 14, 1999, WinsLoew and the members of the Board filed a motion to dismiss the lawsuit or, in the alternative, to grant summary judgment in the defendants' favor. A hearing has been set for August 6, 1999.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 are derived from the Consolidated Financial Statements of WinsLoew. The following data has been restated to reflect Southern Wood as a continuing operation (see Note 2 to Consolidated Financial Statements). The selected consolidated financial data as of December 31, 1994, 1995 and 1996 and for each of the two years in the period ended December 31, 1995 and for the six-month periods ended June 26, 1998 and June 25, 1999 are derived from the unaudited consolidated financial statements of the Company and include in the opinion of management, all adjustments necessary to present fairly the data for such periods. Due to the seasonality of the Company's operation and other factors, the results of operations for the six months ended June 25, 1999 may not be indicative of the results that may be expected for the full year. The following selected consolidated financial data should be read in conjunction with WinsLoew's Consolidated Financial Statements and related Notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included herein.

                                                                                                     FOR THE SIX MONTHS
                                                                                                            ENDED
                                                           YEAR ENDED DECEMBER 31,                  ---------------------
                                             ----------------------------------------------------   JUNE 26,    JUNE 25,
                                               1994       1995       1996       1997       1998       1998        1999
                                             --------   --------   --------   --------   --------   ---------   ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:(1)
Net sales..................................  $ 95,561   $110,887   $117,405   $122,145   $141,360    $70,468     $80,589
Cost of sales..............................    65,060     78,710     78,029     79,431     87,232     44,098      48,014
                                             --------   --------   --------   --------   --------    -------     -------
  Gross profit.............................    30,501     32,177     39,376     42,714     54,128     26,370      32,575
Selling, general and administrative
  expenses.................................    16,303     19,303     21,472     21,427     23,124     10,730      13,270
Amortization...............................     2,000      2,087      1,444        992      1,122        487         634
Non-recurring charges......................       917         --         --         --         --         --          --
                                             --------   --------   --------   --------   --------    -------     -------
  Operating income.........................    11,281     10,787     16,460     20,295     29,882     15,153      18,671
Interest expense...........................     2,795      3,841      3,083      2,296        635        687          77
                                             --------   --------   --------   --------   --------    -------     -------
Income from continuing operations before
  income taxes and extraordinary item......     8,486      6,946     13,377     17,999     29,247     14,466      18,594
Provision for income taxes.................     3,068      3,489      4,834      6,838     10,947      5,394       7,060
                                             --------   --------   --------   --------   --------    -------     -------
Income from continuing operations before
  extraordinary item.......................     5,418      3,457      8,543     11,161     18,300      9,072      11,534
Income (loss) from discontinued operations,
  net of taxes.............................       934     (9,199)      (259)      (718)        --         --          --
Gain (loss) from sale of discontinued
  operations, net of taxes.................        --         --         --     (8,200)     2,031         --          --
Extraordinary item.........................        --      1,698         --         --         --         --          --
                                             --------   --------   --------   --------   --------    -------     -------
Net income (loss)..........................  $  6,352   ( $4,044)  $  8,284   $  2,243   $ 20,331    $ 9,072     $11,534
                                             ========   ========   ========   ========   ========    =======     =======
Basic earnings (loss) per share:
Income from continuing operations before
  extraordinary item.......................  $   0.56   $   0.38   $   0.98   $   1.49   $   2.46    $  1.21     $  1.60
Income (loss) from discontinued operations,
  net of taxes.............................      0.10      (1.02)     (0.03)     (0.09)        --         --          --
Gain (loss) from sale of discontinued
  operations, net of taxes.................        --         --         --      (1.10)      0.27         --          --
Extraordinary item.........................        --       0.19         --         --         --         --          --
                                             --------   --------   --------   --------   --------    -------     -------
Net income (loss)..........................  $   0.66   ($  0.45)  $   0.95   $   0.30   $   2.73    $  1.21     $  1.60
                                             ========   ========   ========   ========   ========    =======     =======
Weighted average shares....................     9,655      9,029      8,724      7,484      7,450      7,513       7,220
                                             ========   ========   ========   ========   ========    =======     =======

                                                                                                     FOR THE SIX MONTHS
                                                                                                            ENDED
                                                           YEAR ENDED DECEMBER 31,                  ---------------------
                                             ----------------------------------------------------   JUNE 26,    JUNE 25,
                                               1994       1995       1996       1997       1998       1998        1999
                                             --------   --------   --------   --------   --------   ---------   ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Diluted earnings (loss) per share:
Income from continuing operations before
  extraordinary item.......................  $   0.56   $   0.38   $   0.98   $   1.48   $   2.40    $  1.17     $  1.55
Income (loss) from discontinued operations,
  net of taxes.............................      0.10      (1.02)     (0.03)     (0.10)        --         --          --
Gain (loss) from sale of discontinued
  operations, net of taxes.................        --         --         --      (1.08)      0.27         --          --
Extraordinary item.........................                 0.19         --         --         --         --          --
                                             --------   --------   --------   --------   --------    -------     -------
Net income (loss)..........................  $   0.66   ($  0.45)  $   0.95   $   0.30   $   2.67    $  1.17     $  1.55
                                             ========   ========   ========   ========   ========    =======     =======
Weighted average shares and common share
  equivalents outstanding..................     9,655      9,029      8,730      7,563      7,624      7,722       7,444
                                             ========   ========   ========   ========   ========    =======     =======

                                                                                                     FOR THE SIX MONTHS
                                                                                                            ENDED
                                                                 DECEMBER 31,                       ---------------------
                                             ----------------------------------------------------   JUNE 26,    JUNE 25,
                                               1994       1995       1996       1997       1998       1998        1999
                                             --------   --------   --------   --------   --------   ---------   ---------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:(1)
Working capital............................  $ 37,711   $ 58,785   $ 40,102   $ 29,937   $ 25,840    $23,726     $33,447
Total assets...............................   111,054    104,004     99,950     80,414     84,553     81,514      96,467
Long-term debt (less current portion)......    39,094     40,130     38,726     15,908      1,400      2,455           0
Total debt.................................    40,893     41,941     40,681     16,423      1,447      2,970          24
Stockholders' equity.......................    60,680     53,228     48,400     51,026     66,226     58,618      74,574

-------------------------

(1) The ratio of earnings to fixed charges for the fiscal years ended December 31, 1997 and 1998 and the six months ended June 26, 1998 and June 25, 1999 was 9-to-1, 4.7-to-1, 14-to-1 and 151-to-1, respectively. The book value per share as of December 31, 1998 and June 25, 1999 was $9.08 and $10.38 per share, respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION

GENERAL

     WinsLoew designs, manufactures and distributes casual furniture and seating furniture. WinsLoew's casual furniture products are distributed through independent manufacturer's representatives and are constructed of extruded and tubular aluminum and cast aluminum. These products are distributed through fine patio stores, department stores and full line furniture stores nationwide. WinsLoew's seating products are distributed to a broad customer base, which includes architectural design firms and restaurant and lodging chains.

     During 1997 the Company adopted a plan to dispose of its RTA operations. WinsLoew's RTA products included ergonomically-designed computer workstations, which the Company denoted as "space savers", promotionally-priced coffee and end tables, wall units and rolling carts and an extensive line of futons, futon frames and related accessories. Distribution of RTA furniture products was primarily through mass merchandisers, catalogue wholesalers and specialty retailers. As a result of this decision, the Company recorded a pre-tax non-cash charge totaling $12.4 million in the fourth quarter of 1997 relating to the disposal of the RTA operations. The charge can be summarized as follows:

Write-off of goodwill in connection with sale of
  assets................................................    $ 3,902,000
Reduction of inventory value............................      2,791,000
Reduction of property to net realizable value...........      2,067,000
Reduction of accounts receivable value..................      1,390,000
Other liabilities / reserves............................      1,050,000
Accrual for losses through disposition..................      1,200,000
                                                            -----------
Total...................................................    $12,400,000
                                                            ===========

     The Company planned to sell two of the businesses and liquidate the assets related to the futon business. During 1998 the Company sold one of the businesses, completed the liquidation of the futon business and decided to retain its Southern Wood business due to improved profitability (see Note 2 to the Consolidated Financial Statements). Accordingly, the amounts reflected hereafter include Southern Wood as a continuing operation.

RESULTS OF OPERATIONS

     The following table sets forth net sales, gross profit and gross margin as a percent of net sales for the fiscal periods indicated for each of the Company's product lines (in thousands, except for percentages):

                                  1996                          1997                          1998
                       ---------------------------   ---------------------------   ---------------------------
                         NET       GROSS    GROSS      NET       GROSS    GROSS      NET       GROSS    GROSS
                        SALES     PROFIT    MARGIN    SALES     PROFIT    MARGIN    SALES     PROFIT    MARGIN
                       --------   -------   ------   --------   -------   ------   --------   -------   ------
Casual furniture.....  $ 58,066   $23,812    41.0%   $ 56,363   $24,164    42.9%   $ 59,733   $28,227    47.3%
Seating..............    48,629    14,126    29.0%     58,386    17,256    29.6%     69,938    23,439    33.5%
RTA..................    10,710     1,438    13.4%      7,396     1,294    17.5%     11,689     2,462    21.1%
                       --------   -------            --------   -------            --------   -------
Total................  $117,405   $39,376    33.5%   $122,145   $42,714    35.0%   $141,360   $54,128    38.3%
                       ========   =======            ========   =======            ========   =======

                                                  SIX MONTHS ENDED
                               -------------------------------------------------------
                                     JUNE 26, 1998                JUNE 25, 1999
                               --------------------------   --------------------------
                                 NET      GROSS    GROSS      NET      GROSS    GROSS
                                SALES    PROFIT    MARGIN    SALES    PROFIT    MARGIN
                               -------   -------   ------   -------   -------   ------
Casual furniture.............  $31,525   $14,716    46.7%   $39,639   $19,028     48.0%
Seating......................   33,402    10,517    31.5%    33,572    11,809     35.2%
RTA..........................    5,541     1,137    20.5%     7,378     1,738     23.6%
                               -------   -------            -------   -------
Total........................  $70,468   $26,370    37.4%   $80,589   $32,575     40.4%
                               =======   =======            =======   =======

     The following table sets forth certain information relating to the Company's operations expressed as a percentage of the Company's net sales:

                                           YEARS ENDED
                                           DECEMBER 31,          SIX MONTHS ENDED
                                       --------------------    --------------------
                                                               JUNE 26,    JUNE 25,
                                       1996    1997    1998      1998        1999
                                       ----    ----    ----    --------    --------
Gross profit.........................  33.5%   35.0%   38.3%     37.4%       40.4%
Selling, general and administrative
  expense............................  18.3%   17.5%   16.4%     15.2%       16.5%
Amortization.........................   1.2%    0.8%    0.8%       .7%         .7%
Operating income.....................  14.0%   16.6%   21.1%     21.5%       23.2%
Interest expense.....................   2.6%    1.9%    0.4%      1.0%         .1%
Provision for income taxes...........   4.1%    5.6%    7.7%      7.7%        8.8%
Income from continuing operations
  before extraordinary item..........   7.3%    9.1%   12.9%     12.9%       14.3%
Loss from discontinued operations,
  net of taxes.......................  (0.2%)  (0.6%)    --        --          --
Gain (loss) from sale of discontinued
  operations, net of taxes...........    --    (6.7%)   1.4%       --          --
Net income...........................   7.1%    1.8%   14.4%     12.9%       14.3%

COMPARISON OF SIX MONTHS ENDED JUNE 25, 1999 AND SIX MONTHS ENDED
JUNE 26, 1998

     Net Sales. WinsLoew's consolidated net sales for the first six months of 1999, increased $10.1 million, or 14.3%, to $80.6 million, compared to $70.5 million in the first six months of 1998. WinsLoew's casual and ready-to-assemble product lines experienced strong sales increases. Sales of casual products increased 25.7% in the first six months of 1999, compared to the first six months of 1998. Excluding Tropic Craft, which was purchased in the third quarter of 1998, sales of casual products increased 13.7%. Management believes that this increase in demand is primarily due to WinsLoew's emphasis on quality, leading the industry through innovative designs and providing customer flexibility with its delivery program during the short casual retail season. RTA product sales increased 33.2% in the first half of 1999, compared to the first half of 1998, primarily due to increased demand on all RTA furniture. Seating sales experienced only a slight 0.5% increase during the first half of 1999 compared to the first half of 1998, primarily due to less favorable market conditions during the period.

     Gross Profit. Consolidated gross profit increased $6.2 million in the first six months of 1999 to $32.6 million, or 40.4%, compared to $26.4 million, or 37.4%, in the first six months of 1998. All three of WinsLoew's product lines contributed to the increase in gross profit. The casual product line gross profit improved to 48.0% in the first half of 1999 compared to 46.7% in the first half of 1998, due to increased demand and improved operating efficiencies. The gross profit for seating products improved to 35.2% in the first six months of 1999 compared to 31.5% in the first six months of 1998 due to a favorable product mix and improved profit margins on WinsLoew's core seating products. The RTA product line gross profit improved to 23.6% in the first six months of 1999, compared to 20.5% in the first six months of 1998, due to increased demand and improved operating efficiencies.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2.5 million in the first six months of 1999 to $13.3 million, compared to selling, general and administrative expenses of $10.7 million in the first six months of 1998. The increase was primarily the result of higher sales related expenditures and provisions for self-insured medical insurance reserves.

     Amortization. Amortization expense increased $0.1 million in the first six months of 1999, compared to the first six months of 1998, due to amortization of goodwill related to the Tropic Craft acquisition.

     Operating Income. As a result of the above, operating income increased by $3.5 million, to $18.7 million (23.2% of net sales) in the first six months of 1999, compared to $15.2 million (21.5% of net sales) in the first six months of 1998.

     Interest Expense. WinsLoew's interest expense decreased $0.6 million in the first six months of 1999, compared to the first six months of 1998, due to lower outstanding debt balances.

     Provision for Income Taxes. WinsLoew's effective tax rate for the first six months of 1999 was 38.0% compared to 37.3% for the first six months of 1998. The effective tax rate is greater than the federal statutory rate primarily due to the effect of state income taxes and non-deductible goodwill amortization.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1997

     Net Sales. WinsLoew's consolidated net sales for 1998 increased $19.2 million or 15.7% to $141.4 million, compared to $122.1 million in 1997. The casual product line sales increased by 17.9%, after excluding sales for the Company's wrought iron business sold during 1997. The Company believes that due to its high quality and innovative designs, existing retail customers have continued to allocate more floor space, requiring larger inventories of the Company's casual aluminum furniture. The seating product line experienced a sales increase of 19.8% due to growth in the core business and increased demand from the lodging industry. The RTA product line experienced a sales increase of 58.0% due to increased demand as the Company broadened its product offering to include additional flat-line products and case goods which allowed the Company to enter new markets.

     Gross Profit. Consolidated gross profit increased $11.4 million in 1998 to $54.1 million compared to $42.7 million in 1997. The casual, contract seating and RTA product lines improved gross profits in 1998 due to greater operating efficiencies, increased sales volumes and improved raw material costs.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.7 million in 1998, compared to 1997, due to commissions expense and other variable costs related to the increased sales volume in 1998.

     Amortization. Amortization expense increased $130,000 in 1998, compared to 1997, due to amortization of goodwill related to the Tropic Craft acquisition.

     Operating Income. As a result of the above, WinsLoew recorded operating income of $29.9 million (21.1% of net sales) in 1998, compared to operating income of $20.3 million (16.6% of net sales) in 1997.

     Interest Expense. WinsLoew's interest expense decreased $1.7 million in 1998, compared to 1997. The Company has reduced its debt by $15.0 million from December 31, 1997.

     Provision for Income Taxes. WinsLoew's effective tax rate from continuing operations of 37.4% in 1998 and 38.0% in 1997 is greater than the federal statutory rate due to the effect of state income taxes and non-deductible goodwill amortization.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

     Net Sales. WinsLoew's consolidated net sales for 1997 increased $4.7 million or 4.0% to $122.1 million, compared to $117.4 million in 1996. The casual product line sales increased by 7.6% after excluding sales for the Company's wrought iron business sold during 1997. The Company believes that due to its high quality and innovative designs, existing retail customers have allocated more floor space, requiring larger inventories of the Company's casual aluminum furniture. The seating product line experienced a sales increase of 20.1% due to growth in the core business and increased demand from the lodging industry. The RTA product line experienced a sales decrease of 30.9% due to the loss of a major customer.

     Gross Profit. Consolidated gross profit increased $3.3 million in 1997 to $42.7 million compared to $39.4 million in 1996. The seating product lines improved gross profits in 1997 due to greater operating efficiencies, increased sales volumes (after excluding sales for the Company's Lyon Shaw wrought iron business sold in 1997) and improved raw material costs. The RTA product line experienced a 10.0% decrease in gross profit in 1997 due to lower sales volume.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $45,000 in 1997, compared to 1996, due to various cost reduction programs which more than offset commission expense and other variable costs related to the increased sales volume in 1997.

     Amortization. Amortization expense decreased $452,000 due to the intangible assets that became fully amortized in 1996.

     Operating Income. As a result of the above, WinsLoew recorded operating income of $20.3 million (16.6% of net sales) in 1997, compared to operating income of $16.5 million (14.0% of net sales) in 1996.

     Interest Expense. WinsLoew's interest expense decreased $787,000 in 1997, compared to 1996. The Company reduced its debt by $24.3 million from December 31, 1996 to December 31, 1997.

     Provision for Income Taxes. WinsLoew's effective tax rate from continuing operations of 38.0% in 1997 and 36.1% in 1996 is greater than the federal statutory rate due to the effect of state income taxes and non-deductible goodwill amortization.

SEASONALITY AND QUARTERLY INFORMATION

     The furniture industry is cyclical and sensitive to changes in general economic conditions, consumer confidence, and discretionary income, interest rate levels and credit availability.

     Sales of casual products are typically higher in the second quarter and fourth quarters of each year, primarily as a result of the following: (i) high retail demand for casual furniture in the second quarter, preceding the summer months and (ii) the impact of special sales programs on fourth quarter sales. The Company's casual product sales can also be affected by weather conditions during the peak retail selling season and the resulting impact on consumer purchases of outdoor furniture products. During the third quarter of 1997, the Company sold its Lyon Shaw wrought iron division (See Note 3 to the Consolidated Financial Statements).

     The following table presents the Company's unaudited quarterly data for 1999, 1998 and 1997. Such operating results are not necessarily indicative of results for future periods. WinsLoew believes that all necessary and normal recurring adjustments have been included in the amounts in order to present fairly and in accordance with generally accepted accounting principles the selected quarterly information when read in conjunction with WinsLoew's Consolidated Financial Statements included elsewhere herein. The results of operations for any interim quarter are not necessarily indicative of results for a full year. The following data has been restated to reflect Southern Wood as a continuing operation.

                                                               FIRST       SECOND
                                                             ---------    ---------
                                                             (IN THOUSANDS, EXCEPT
                                                               PER SHARE AMOUNTS)
1999 QUARTERS
Net sales..................................................   $32,910      $47,679
Gross profit...............................................    12,879       19,696
Operating income...........................................     6,838       11,833
Interest expense (income)..................................       123          (46)
Income from continuing operations..........................     4,184        7,350
Gain on sale of discontinued operations....................        --           --
Net income.................................................     4,184        7,350
                                                              =======      =======
Basic earnings per share:
  Income from continuing operations (1)....................   $  0.58      $  1.02
  Gain on sale of discontinued operations..................        --           --
                                                              -------      -------
  Net income (1)...........................................   $  0.58      $  1.02
                                                              =======      =======
Weighted average shares....................................     7,220        7,200
                                                              =======      =======
Diluted earnings per share:
  Income from continuing operations........................   $  0.56      $  0.99
  Gain on sale of discontinued operations..................        --           --
  Net income...............................................   $  0.56      $  0.99
                                                              =======      =======
Weighted average shares and common share equivalents
  outstanding..............................................     7,434        7,444
                                                              =======      =======

                                         FIRST     SECOND      THIRD     FOURTH
                                        -------    -------    -------    -------
1998 QUARTERS
Net sales.............................  $27,576    $42,892    $36,258    $34,634
Gross profit..........................    9,630     16,740     13,527     14,231
Operating income......................    4,871     10,282      6,265      8,464
Interest expense (income).............      333        354        137       (189)
Income from continuing operations.....    2,873      6,199      3,791      5,437
Gain on sale of discontinued
  operations..........................       --         --         --      2,031
Net income............................  $ 2,873    $ 6,199    $ 3,791    $ 7,468
                                        =======    =======    =======    =======
Basic earnings per share:
  Income from continuing
     operations(1)....................  $  0.38    $  0.83    $  0.51    $  0.75
  Gain on sale of discontinued
     operations.......................       --         --         --       0.27
                                        -------    -------    -------    -------
  Net income (1)......................  $  0.38    $  0.83    $  0.51    $  1.02
                                        =======    =======    =======    =======
Weighted average shares...............    7,535      7,513      7,468      7,296
                                        =======    =======    =======    =======
Diluted earnings per share:
  Income from continuing operations...  $  0.37    $  0.80    $  0.50    $  0.73
  Gain on sale of discontinued
     operations.......................       --         --         --       0.27
  Net income..........................  $  0.37    $  0.80    $  0.50    $  1.00
                                        =======    =======    =======    =======
Weighted average shares and common
  share equivalents outstanding.......    7,683      7,722      7,647      7,453
                                        =======    =======    =======    =======

                                         FIRST     SECOND      THIRD     FOURTH
                                        -------    -------    -------    -------
1997 QUARTERS
Net sales.............................  $24,682    $39,854    $29,523    $28,086
Gross profit..........................    7,519     15,020     10,073     10,102
Operating income......................    2,592      8,313      4,440      4,950
Interest expense......................      857        645        590        204
Income from continuing operations.....    1,047      4,729      2,355      3,030
Loss from discontinued operations.....     (229)      (225)       (73)      (191)
Loss on sale of discontinued
  operations..........................       --         --         --     (8,200)
Net income (loss).....................  $   818    $ 4,504    $ 2,282    ($5,361)
                                        =======    =======    =======    =======
Basic earnings (loss) per share:
  Income from continuing
     operations(1)....................  $  0.14    $  0.63    $  0.31    $  0.40
  Loss from discontinued
     operations(1)....................    (0.03)     (0.03)     (0.01)     (0.03)
  Loss on sale of discontinued
     operations(1)....................       --         --         --      (1.09)
                                        -------    -------    -------    -------
  Net income (loss)...................  $  0.11    $  0.60    $  0.30    ($ 0.72)
                                        =======    =======    =======    =======
Weighted average shares...............    7,443      7,456      7,508      7,524
                                        =======    =======    =======    =======
Diluted earnings (loss) per share:
  Income from continuing operations...  $  0.14    $  0.63    $  0.31    $  0.40
  Loss from discontinued operations...    (0.03)     (0.03)     (0.01)     (0.03)
     Loss on sale of discontinued
       operations(1)..................       --         --         --      (1.07)
                                        -------    -------    -------    -------
  Net income (loss) (1)...............  $  0.11    $  0.60    $  0.30    ($ 0.70)
                                        =======    =======    =======    =======
Weighted average shares and common
  share equivalents outstanding.......    7,495      7,502      7,602      7,630
                                        =======    =======    =======    =======

-------------------------

(1) Quarter amounts do not add to annual figures due to rounding.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's short-term cash needs are primarily for working capital to support its debt service, accounts payable and inventory requirements. The Company has historically financed its short-term liquidity needs with internally generated funds and revolving line of credit borrowings. The Company actively monitors its cash balances and applies available funds to reduce borrowings under its senior credit facility. At December 31, 1998, the Company had $25.8 million of working capital and $18.4 million of unused and available funds under its credit facilities, and at June 25, 1999, the Company had $33.4 million of working capital and $25.8 million of unused and available funds under its senior credit facility.

     The Company has a senior credit facility with a consortium of banks and other institutional lenders. The facility, which matures in February 2001 and is collateralized by substantially all of the assets of the Company, consists of a revolving line of credit, term loan and an acquisition line of credit. The working capital revolving line of credit allows the Company to borrow funds up to a certain percentage of eligible inventories and accounts receivable. The $12.5 million acquisition line of credit can be used for capital expenditures and purchases of the Company's Common Stock.

     In June 1996, WinsLoew amended its senior credit facility to provide the Company with a variable amount available under the revolving line of credit (see
Note 4 to the Consolidated Financial Statements). Due to the seasonal nature of the casual furniture product line, WinsLoew's cash requirements are usually greater in the first quarter of each year. The June 1996 amendment allows the amount available to fluctuate with the seasonal nature of the Company's business. After the first quarter of each year, the Company's cash requirements from its credit line decline. By use of a variable amount of credit availability, the Company can avoid the cost of an available but unused line of credit. At July 1, 1999, from an available maximum line of credit of $40.0 million, WinsLoew has elected to set the amount available at $20.0 million.

     WinsLoew's senior credit facility allows the Company to borrow under its line of credit to purchase shares of the Company's Common Stock (see Note 4 to the Consolidated Financial Statements). As of June 25, 1999, there was $2.9 million available for such repurchases.

     Cash Flows from Operating Activities. Net cash provided by operations increased to $31.1 million in 1998, compared to $22.0 million in 1997, primarily due to improved profitability from continuing operations. Net cash provided by operating activities in the first six months of 1999 was $18.3 million, compared to $18.5 million of net cash provided by operating activities in the first six months of 1998. Negative cash flow in the first quarter of 1999 reflects financing of accounts receivable pursuant to the Company's long-standing sales strategy of providing extended payment terms to customers. During the first four months of each year, accounts receivable in the casual furniture division normally increase due to extended payment terms offered to customers. During the second quarter, the Company receives payment on these accounts receivable. Management believes that this special sales program provides a matching advantage, reduces the effects of seasonality on operations and reduces finished goods inventory levels.

     Cash Flows from Investing Activities. During 1998, the Company spent $900,000 on capital expenditures and $9.3 million on the purchase of Tropic Craft (see Note 3 to the Consolidated Financial Statements), compared to $1.0 million spent on capital expenditures and $2.1 million received in proceeds related to the disposition of certain assets of the Company's wrought iron business in 1997. Net cash used in investing activities in the first six months of 1999 was $242,000, compared to $560,000 used in the first six months of 1998. Cash used in investing activities in the first six months of 1999 and 1998 was primarily for the purchase of machinery and equipment. At June 25, 1999, the Company had no material commitments for capital expenditures.

     Cash Flows From Financing Activities. During 1998, the Company used the cash generated by operations to repay $15.0 million of debt and purchase $6.1 million of its Common Stock (see Note 5 to the Consolidated Financial Statements), compared to $24.3 million of cash generated by operations and from investing activities used to repay debt during 1997. Net cash used in financing activities in the first six months of 1999 was $4.6 million, compared to $14.9 million provided in the first six months of 1998. Cash was primarily used to retire the Company's revolving credit debt (see Note 3 to the unaudited interim Consolidated Financial Statements) and to purchase shares of the Company's Common Stock (see Note 4 to the unaudited interim Consolidated Financial Statements).

     In connection with the Merger, the Purchaser has received a commitment from BankBoston relating to a $145.0 million senior credit facility. See "THE
MERGER -- Financing."

FOREIGN EXCHANGE FLUCTUATIONS AND EFFECTS OF INFLATION

     WinsLoew purchases some raw materials from several Italian suppliers. These purchases expose the Company to the effects of fluctuations in the value of the U.S. dollar versus the Italian lira. If the U.S. dollar declines in value versus the Italian lira, the Company will pay more in U.S. dollars for these purchases. To reduce its exposure to loss from such potential foreign exchange fluctuations, the Company will occasionally enter into foreign exchange forward contracts. These contracts allow the Company to buy Italian lira at a predetermined exchange rate, thereby transferring the risk of subsequent exchange rate fluctuations to a third party. However, if the Company is unable to continue such forward contract activities, and the Company's inventories increase in connection with expanding sales activities, a weakening of the U.S. dollar against the Italian lira could result in reduced gross margins. At December 31, 1998, the Company did not have any foreign currency forward contracts outstanding. The Company elected to hedge a portion of its exposure to purchases to be made in 1999 by entering into foreign currency forward contracts with a value of approximately $2.3 million, approximately $1.7 million of which were outstanding and unsettled at June 25, 1999, maturing at approximately $0.3 million per month. The Company did not incur significant gains or losses from these foreign currency transactions.

     Inflation has not had a significant impact on the Company in the past three years, nor is it expected to have a significant impact in the foreseeable future.

YEAR 2000

     The Year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This error could potentially result in a system failure or miscalculation causing disruptions to operations.

     In mid-1995, the Company began an assessment of the Year 2000 issue on its internal information technology systems and other non-information technology systems such as facility automation control systems, third-party network systems and other embedded technology and microcontrollers, as well as for the replacement or correction of all such systems required in the new millennium. Based on the assessment, the Company determined that it was necessary to replace portions of its software and hardware so that those systems will properly utilize dates beyond December 31, 1999, including third-party network equipment, software products and services.

     As of June 1, 1999, the Company has completed testing and remediation of 100% of its continuing operations business critical systems at an aggregated cost of approximately $500,000, representing approximately 20% of the Company's information technology budget for the last four years, which has been obtained from internally generated funds. Approximately 59% of these costs were for replacement of existing software, approximately 23% were for replacement and/or upgrade of existing hardware, approximately 12% were for replacement of non-information technology systems and equipment, and approximately 6% were for repair and/or upgrade of existing software. Non-information technology systems do not represent a significant component of the Company's operations. The

Company deducts these costs from income. Other non-Year 2000 efforts have not been materially delayed.

     The Company has contacted and received responses from all of its material suppliers and customers concerning Year 2000 compliance. Based on these discussions the Company is not aware of any supplier or customer with a Year 2000 issue that would materially impact its financial position, results of operations or liquidity. The Company did not use any independent verification or validation process to assure the reliability of their risk and cost estimates. Consequently, the Company has no means of ensuring that suppliers or customers will be Year 2000 ready. The effect of non-compliance by third parties is not determinable.

     Management believes that it has substantially completed an effective program to resolve the Year 2000 issue in a timely manner. In the event that the Company's program is not successful, management believes that it has established adequate contingency plans whereby the Company would rely on its own manual systems, independent of external providers' Year 2000 compliance, maintain increased inventory levels and adjust staffing levels for its business critical systems. Management believes that such an event would not materially affect the Company's financial position or results of operations. However, disruptions in the general economy resulting from Year 2000 issues could adversely affect the Company's financial condition or results of operations.

                      CERTAIN FORWARD LOOKING INFORMATION

BUDGET PROJECTIONS

     The Company does not, as a matter of course, make public projections as to future financial results. However, WinsLoew management annually prepares financial forecasts for internal use in capital budgeting and other management decisions. The Company's Budget Projections for the fiscal years 1999 through 2002 were prepared by management in October through December 1998 for internal use in capital budgeting and other management decisions and do not give effect to the Merger or the related financing or to the pending Pompeii acquisition or any other possible acquisitions or other transactions that might occur after the Merger. In January 1999, management provided the Budget Projections to the Special Committee and Mann Armistead. The Budget Projections were also provided to Hancock Park.

     A summary of the Budget Projections is set forth below:

                                 FISCAL 1999    FISCAL 2000    FISCAL 2001    FISCAL 2002
                                 -----------    -----------    -----------    -----------
                                                      (IN THOUSANDS)
Net sales......................   $157,314       $169,113       $181,796       $195,431
Gross Margin...................     59,179         63,617         68,696         74,081
Operating Income...............     32,054         34,951         37,930         41,065
Net income.....................     19,371         21,751         23,980         26,235
Earnings per share.............       2.60           2.90           3.20           3.50

     The Budget Projections should be read together with the information contained in WinsLoew's Consolidated Financial Statements and related Notes included elsewhere herein and with the following assumptions made in preparing such projections:

          (a) The Budget Projections do not give effect to the Merger or related financing.

          (b) The Budget Projections do not give effect to the pending acquisition of Pompeii or any other possible acquisitions or other transactions that may occur after the Merger.

          (c) Revenue would increase at a rate of 7.5% each year.

          (d) Cost of goods sold would remain constant at 61.7% of net sales.

          (e) Selling, general and administrative expenses would be 16.4% in 1999 and 16.2% in each of 2000, 2001 and 2002.

BEST CASE PROJECTIONS

     In February 1999, in connection with the Purchaser's efforts to obtain financing for the Merger, management prepared the Best Case Projections for the fiscal years 1999 through 2002 based upon the financial results they believed the Company could achieve under a "best case" scenario, which forecasts do not give effect to the Merger or the related financing or to the Pompeii acquisition or any other possible acquisitions or other transactions that might occur after the Merger. In March 1999, the Company provided the Best Case Projections to representatives of the Special Committee, including Mann Armistead, whereupon representatives of the Special Committee forwarded the Best Case Projections to Hancock Park.

     A summary of the Best Case Projections is set forth below:

                                 FISCAL 1999    FISCAL 2000    FISCAL 2001    FISCAL 2002
                                 -----------    -----------    -----------    -----------
                                                      (IN THOUSANDS)
Net sales......................   $159,684       $171,413       $184,269       $198,089
Gross Margin...................     61,604         66,248         71,128         76,613
Operating Income...............     34,368         38,709         41,839         45,572
Net income.....................     20,998         24,000         26,250         28,875
Earnings per share.............       2.80           3.20           3.50           3.85

     The Best Case Projections should be read together with the information contained in WinsLoew's Consolidated Financial Statements and related Notes included elsewhere herein and with the following assumptions made in preparing such projections:

          (a) The Best Case Projections do not give effect to the Merger or related financing.

          (b) The Best Case Projections do not give effect to the pending acquisition of Pompeii or any other possible acquisitions or other transactions that may occur after the Merger. For the year ended December 31, 1998, Pompeii reported net revenues of $14.5 million, net income of $2.7 million and EBITDA (as defined) of $3.0 million. For the quarter ended March 31, 1999, Pompeii reported, unaudited net revenues of $3.4 million, unaudited net income of $664,000, and EBITDA (as defined) of $697,000. Pompeii is organized as Subchapter S Corporation under the Internal Revenue Code of 1986, as amended, and, consequently, in determining net income, no deduction is made for income taxes; had Pompeii deducted income taxes, using an effective rate of 38%, net income for the year ended December 31, 1998 would have been $1.7 million and unaudited net income for the quarter ended March 31, 1999 would have been $412,000. In June 1999, WinsLoew's management prepared certain pro forma financial information in connection with its senior credit facility. See "THE MERGER -- Financing." These pro formas show that, assuming that the Merger, the related financings by the Purchaser and WinsLoew's pending acquisition of Pompeii had been consummated on January 1, 1999, WinsLoew would have had, during the twelve months ended December 31, 1999, pro forma net sales of $174.1 million and pro forma gross margin of $67.5 million. The closing of the Pompeii acquisition is expected to occur by the end of the first week of August 1999.

          (c) Revenue would increase at a rate equal to 7.5% each year.

          (d) Cost of goods sold would remain constant at 61.4% each year of net sales.

          (e) Selling, general and administrative expenses would be 16.3% in 1999, 15.4% in 2000, 15.4% in 2001 and 15.2% in 2002.

GENERAL

     None of the foregoing projections were prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections. Ernst & Young LLP, the Company's independent auditors, have not performed any procedures with respect to the projections and assume no responsibility for them.

     None of the foregoing projections should be regarded as an accurate prediction of future events. Such projections are subjective in many respects and thus susceptible to various interpretations and periodic revision based actual experience and business developments. In addition, such projections are based on a number of assumptions that are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Such risks and uncertainties include the cyclical nature of the furniture manufacturing industry, significant competition in the furniture manufacturing industry, WinsLoew's dependence on key management and extensive environmental regulation. The projections have not been and will not be revised or updated from the date of their preparation to reflect subsequent events, facts or other information of which any person or entity has become aware.

     Inclusion of the foregoing forecasts should not be regarded as a representation by WinsLoew, the Purchaser, any of their respective affiliates or financial advisors or any other entity or person that the projected results would be achieved or as to any future event, occurrence or non-occurrence and none of the foregoing parties assumes any responsibility for the accuracy of such information. There can be no assurance that the projections will be realized, and actual results may be higher or lower than those shown, possibly by material amounts.

     Complete copies of the Budget Projections and the Best Case Projections provided by management to the Special Committee and Mann Armistead for the fiscal years 1999 through 2002 have been filed as exhibits to the Schedule 13E-3 filed with the Commission in connection with the Merger and are available for inspection and copying at the principal executive offices of the Company during its regular business hours by any shareholder or any representative of a shareholder who has been so designated in writing. Copies of such projections will be provided by the Company to any shareholder or any representative of a shareholder who has been so designated in writing upon written request and at the expense of the requesting shareholder or such representative. See "Available Information."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF WINSLOEW

     The executive officers and directors of the Company are as follows:

NAME                                   AGE                     POSITION
----                                   ---                     --------
Earl W. Powell.......................   60    Chairman of the Board
Bobby Tesney.........................   54    President, Chief Executive Officer and
                                                Director
R. Craig Watts.......................   45    Executive Vice President -- Contract
                                                Seating
Stephen C. Hess......................   50    Executive Vice President -- Casual
                                                Furniture
Vincent A. Tortorici, Jr.............   45    Vice President and Chief Financial Officer
Rick J. Stephens.....................   45    Vice President -- Operations
Jerry C. Camp........................   33    Vice President -- Casual Furniture
                                                Operations
William F. Kaczynski, Jr.............   39    Director
Phillip T. George, M.D...............   59    Director
Peter W. Klein.......................   43    Director
William H. Allen, Jr.................   63    Director
Sherwood M. Weiser...................   68    Director
M. Miller Gorrie.....................   63    Director
James S. Smith.......................   70    Director
Henry C. Cheek.......................   73    Director

     The Company was formed in September 1994, and in December 1994 the Company merged with each of Winston and Loewenstein. Each of the Company's directors and executive officers were also directors or officers of Winston and/or Loewenstein, as described below. Prior to the merger, each of Winston and Loewenstein were publicly held corporations whose common stock traded on the Nasdaq National Market.

     Mr. Powell, Chairman of the Board of the Company since October 1994, serves as President and Chief Executive Officer of Trivest, which is a private investment firm specializing in management services and acquisitions, dispositions and leveraged buyouts, which was formed by Messrs. Powell and George in 1981. Trivest is an affiliate of the Trivest Partnerships. Mr. Powell has also served as Chairman of the Board of Atlantis Plastics, Inc., an American Stock Exchange company whose subsidiaries are engaged in the plastics industry ("Atlantis"), since founding that company in February 1984, as Chief Executive of Atlantis from its organization until February 1995 and as President of Atlantis from November 1993 to February 1995. Mr. Powell has served as Chairman of the Board of Biscayne Apparel, Inc., a company whose principal subsidiaries are engaged in the apparel industry ("Biscayne"), since October 1985 and presently serves as Chief Executive Officer of Biscayne. Biscayne filed a voluntary Chapter 11 bankruptcy petition in February 1999. There is no established trading market for the common stock of Biscayne. Mr. Powell also served as Chairman of the Board of Winston from December 1988 to December 1994, Chairman of the Board of Loewenstein from February 1985 to December 1994 and as Loewenstein's President and Chief Executive Officer from May 1994 to December 1994. From 1971 until 1985, Mr. Powell was a partner with

KPMG Peat Marwick, Certified Public Accountants ("Peat Marwick"), where his positions included serving as managing partner of Peat Marwick's Miami office.

     Mr. Tesney, President, Chief Executive Officer and a director of the Company since October 1994, served as President, Chief Executive Officer and a director of Winston from December 1993 to December 1994, General Manager of Winston from 1985 to December 1993 and as Senior Vice President-Operations of Winston from January to December 1993. Mr. Tesney also served as Vice President of Winston from 1979 until January 1992.

     Mr. Watts, Executive Vice President-Contract Seating of the Company since October 1994, served as a director of Loewenstein from December 1990 to December 1994, and was appointed Loewenstein's Executive Vice President-Contract Seating in May 1993, after serving as Vice President since May 1991. Mr. Watts also serves as the President and Chief Operating Officer of the Company's Loewenstein and Gregson divisions, and has served in a number of management positions since joining Loewenstein in April 1981.

     Mr. Hess, the Company's Executive Vice President-Casual Furniture since October 1994, served as Winston's Executive Vice President from December 1993 to December 1994, Winston's Senior Vice President-Marketing and Sales from January 1992 to September 1993, and as Winston's Vice President-Marketing and Sales from January 1983 until January 1992.

     Mr. Tortorici, the Company's Vice President and Chief Financial Officer since October 1994, served as Winston's Vice President-Finance and Administration and Chief Financial Officer from March 1988 to December 1994. Mr. Tortorici is a certified public accountant and was employed by Arthur Andersen & Co. from 1976 until March 1988.

     Mr. Stephens, the Company's Vice President-Operations since May 1999, served as Vice President-Operations at Winston from January 1995 to May 1999 and served as Vice President and General Manager at Winston from December 1993 to January 1995.

     Mr. Camp, the Company's Vice President -- Casual Furniture Operations since May 1999, served as the Company's Vice President -- Operations from September 1998 to May 1999, served as the Company's Director of Safety, Environmental and Human Resources from October 1994 to September 1998, served as Director of Engineering at Winston from September 1988 to October 1994, and served in various other capacities with Winston, including Project Engineer, from May 1984 to September 1988.

     Mr. Kaczynski was elected director of the Company in January 1998. Mr. Kaczynski has served as an executive officer of Trivest since January 1998 and is presently a Managing Director. From July 1996 until December 1997, he was Chief Financial Officer of WebSite Management Corp. d/b/a FlashNet Communications, an Internet service provider. From June 1994 until June 1996, he was Chief Financial Officer of Colorado Mountain Express, Inc., an airport transportation company. Prior to that he was with Heller Financial, Inc. from 1986 until 1994, most recently as Senior Vice President-Corporate Finance Group, Dallas, Texas.

     Dr. George, a director of the Company since October 1994, served as a director of Winston from October 1989 to December 1994 and as a director of Loewenstein from February 1985 to December 1994. Dr. George also serves as the Vice Chairman of the Board of Trivest, the Vice Chairman of the Board and Chairman of the Executive

Committee of the Board of Directors of Atlantis, and as a Director of Biscayne. Biscayne filed a voluntary Chapter 11 bankruptcy petition in February 1999. Dr. George's executive position with Trivest has been his principal occupation since retiring from the private practice of plastic and reconstructive surgery in February 1986.

     Mr. Klein, a director of the Company since October 1994, served as a director of Winston from December 1988 to December 1994 and as a director of Loewenstein from May 1993 to December 1994. Mr. Klein has served as an executive officer of Trivest since May 1986 and is presently a Managing Director and the General Counsel of Trivest. Prior to joining Trivest, Mr. Klein practiced law in Chicago, Illinois and Cleveland, Ohio.

     Mr. Allen, a director of the Company since October 1994, served as a director of Loewenstein from September 1993 to December 1994. Mr. Allen serves as Vice Chairman of NationsBank Florida, and served as Chairman of the Board and Chief Executive Officer of Intercontinental Bank, a Nasdaq National Market company headquartered in Miami, Florida, from April 1987 until its merger with NationsBank South in December 1994. Mr. Allen also serves as a director of American Bankers Insurance Group, a New York Stock Exchange company headquartered in Miami, Florida, and Decorator Industries, Inc., traded on the American Stock Exchange, headquartered in Hollywood, Florida.

     Mr. Weiser, a director of the Company since October 1994, has been, since 1972, the Chairman of the Board, President and Chief Executive Officer of CHC International, Inc., a leading hotel and casino development and management company that does business as "Carnival Hotels and Casinos," and its predecessors. Mr. Weiser also serves as a director of Carnival Corporation, a cruise line traded on the New York Stock Exchange, Wyndam International, Inc., traded as a paired share real estate investment trust on the New York Stock Exchange, and Mellon United National Bank, a New York Stock Exchange company.

     Mr. Gorrie, a director of the Company since October 1994, served as a director of Winston from February 1993 to December 1994 and from May 1986 to December 1988. Mr. Gorrie has been Chairman of Brasfield & Gorrie General Contractor, Inc., a diversified general contractor based in Birmingham, Alabama, since 1964. Mr. Gorrie is a director of Colonial Properties Trust, a real estate investment trust traded on the New York Stock Exchange.

     Mr. Smith, a director of the Company since October 1994, served as a director of Winston from February 1993 to December 1994, and as a director of Biscayne from June 1986 to February 1992. Mr. Smith has been engaged in private investment activities as his principal occupation for more than the prior five years. Mr. Smith served as Executive Vice President of Stephens, Inc., an investment banking firm based in Little Rock, Arkansas, from January 1985 until May 1987. Mr. Smith has also served as President of the Arnold D. Frese Foundation since March 1979.

     Mr. Cheek, a director of the Company since October 1994, served as a director of Winston from February 1993 to December 1994. Mr. Cheek has been engaged in private investment activities as his principal occupation for more than the prior five years. From 1951 until his retirement in 1984, Mr. Cheek was Vice President of U.S. Industries, Inc., a diversified holding company and served as Chief Executive Officer of its Furniture Group. Mr. Cheek served as a director of Winston from May 1987 through December 1988.

EXECUTIVE AND DIRECTOR COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the Company's other executive officers whose total 1998 salary and bonus from the Company was $100,000 or more (the Chief Executive Officer and such other executive officers are referred to herein as the "Named Executive Officers").

                                                                                      LONG TERM
                                                                                    COMPENSATION
                                                                                   ---------------
                                             ANNUAL COMPENSATION                       AWARDS
                             ---------------------------------------------------   ---------------
                                                                  OTHER ANNUAL        NUMBER OF
NAME AND PRINCIPAL POSITION  FISCAL YEAR    SALARY     BONUS     COMPENSATION(1)   OPTIONS GRANTED
---------------------------  -----------   --------   --------   ---------------   ---------------
Bobby Tesney.............       1998       $250,150   $250,150       $88,471               --
  President and Chief           1997        245,000    183,750        49,221           40,000
  Executive Officer             1996        216,400    162,300        28,240               --
Stephen C. Hess..........       1998        204,200    173,570        42,256               --
  Executive Vice
  President-Casual              1997        200,000    150,000        20,935           30,000
  Furniture                     1996        178,218    133,663        18,606               --
Vincent A. Tortorici,
  Jr. ...................       1998        148,050     96,233        12,845               --
  Vice President and Chief      1997        145,000     72,500        12,669           25,000
  Financial Officer             1996        129,900     64,950         8,718               --
R. Craig Watts...........       1998        185,824    157,803        21,067               --
  Executive Vice
  President-Contract            1997        181,830    136,373        19,343           25,000
  Seating                       1996        166,138    121,103        20,357               --
Rick J. Stephens.........       1998        123,552     61,776         9,121               --
  Vice President-               1997        120,240     48,096         7,567            7,500
  Operations                    1996        106,124     42,565         7,277               --
Jerry C. Camp............       1998         94,096     28,800         7,820               --
  Vice President-Casual         1997         85,770      8,900         5,908            5,000
  Furniture Operations          1996         71,850      7,185         5,195               --

-------------------------

(1) "Other Annual Compensation" represents amount paid by the Company on behalf of the Named Executive Officer under the Company's Non-Qualified Supplemental Executive Retirement Plan established in October 1996. Under the terms of this Plan, selected employees make after-tax contributions of their salary to one or more investment alternatives available under such Plan. The Company then matches the employee contribution (up to 10% of compensation on an after-tax basis) depending on the employee's length of service (up to 100% for 20 years of continuous service). The employee is vested at all times in the deferred compensation and is vested immediately in the matching contribution.

OPTION GRANTS

     No stock options were granted to any Named Executive Officers in 1998.

AGGREGATED 1998 FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of December 31, 1998. No stock options were exercised by such persons during 1998. All "unexercisable" options will become fully exercisable and canceled in exchange for cash payments pursuant to the Merger. See "THE MERGER -- Cash-out of WinsLoew Stock Options."

                                NUMBER OF SECURITIES
                               UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                      OPTIONS                   IN-THE MONEY OPTIONS
                                AT DECEMBER 31, 1998            AT DECEMBER 31, 1998
                            ----------------------------    ----------------------------
NAME                        EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                        -----------    -------------    -----------    -------------
Bobby Tesney..............    73,000           52,000       $1,263,625       $922,000
Stephen C. Hess...........    51,000           34,000          849,750        589,000
Vincent A. Tortorici,
  Jr......................    30,000           30,000          536,250        525,000
R. Craig Watts............    55,175           30,000        1,020,335        525,000
Rick J. Stephens..........     7,500           17,500          258,563        178,000
Jerry C. Camp.............     4,500            4,000           68,063         64,000

401(K) PLAN

     Effective January 1, 1997, the WinsLoew Furniture, Inc. 401(k) Plan (the "Plan") was established. Employees of the Company and its subsidiaries are eligible to participate in the Plan following the later to occur of (i) the employee's completion of one year of service or (ii) the employee's 21st birthday. Eligible employees may make salary reduction contributions to the Plan on a pretax basis. For each calendar year, the Company and the other participating employees may make matching contributions to the Plan based on a discretionary matching percentage to be determined each year by the Company. In addition, the Company and the other participating employers may make a discretionary profit sharing contribution to the plan on behalf of each participant who completes more than 500 hours of service during the year or who is employed on the last day of the year. This latter contribution is allocated proportionately based on each participant's compensation. An employee's vested benefits are payable upon his retirement, death, disability, or other termination of employment or upon the attainment of age 59 1/2. An employee is always fully vested in his account balance attributable to his own contributions to the Plan. The employee's interest in the account attributable to his employers contributions and earnings thereon becomes fully vested upon the earlier of the attainment of his normal retirement date (age 65), his death, his permanent and total disability, or his completion of six years of service. If an employee terminates employment for reasons other than retirement, death, or disability, his vested interest is based on a graduated vesting schedule which provides for 20% vesting after two years of service and 20% for each year thereafter. Nonvested amounts are forfeited.

LONG TERM INCENTIVE AND PENSION PLANS

     The Company has no Long Term Incentive or Pension Plans.

DIRECTOR COMPENSATION

     During 1996 and the first quarter of 1997, the Company paid each director who was neither an employee of the Company nor Trivest an annual retainer of $10,000, an additional retainer of $2,500 for serving on the Compensation Committee, a $500 fee for each meeting of the Board of Directors attended and, unless held on the same day as a Board meeting, $500 for each committee meeting attended. The Company also reimburses all directors for expenses incurred in connection with their activities as directors.

     Additionally, prior to 1997, on March 31 of each year, each director who was neither an employee of the Company nor Trivest received automatic grants of options to purchase 5,000 shares of Common Stock pursuant to the Company's 1994 Stock Option Plan. Such options become exercisable at the rate of 20% per year on each anniversary of the date of grant, and have an exercise price equal to the fair market value of Common Stock on the date of grant. The unexercised portion of any such option will terminate upon the earliest to occur of the following: (i) the expiration of 10 years from the date of grant of the option,
(ii) twelve months after the date on which the optionee ceases to be a director by reason of the death or disability of the optionee, or (iii) three months after the optionee ceases to be a director for any other reason. In addition, each other director of the Company is eligible to receive discretionary grants of options pursuant to such plan. These automatic grants were terminated in connection with the adoption of the Amended and Restated 1994 Stock Option Plan by the Board of Directors in January 1997.

     The Board of Directors approved new compensation policies effective April 1, 1997. Directors who are neither employees of the Company nor Trivest are paid a $2,500 cash fee for each meeting attended in person and a $500 cash fee for each meeting attended by telephone. In addition, each member of the Compensation and Audit Committee receives a $2,500 annual retainer, payable quarterly in advance.

     In addition, during 1998 each of the Company's directors was granted options to purchase 2,500 shares of Common Stock pursuant to the Company's Amended and Restated 1994 Stock Option Plan for each meeting of the Board of Directors attended by him. There were two meetings of the Board of Directors in 1998. Such options become exercisable at the rate of 20% per year on each anniversary of the date of grant and have an exercise price equal to the fair market value of the Common Stock on the date of grant. The unexercised portion of such options will terminate on the earliest to occur of the following (i) the expiration of 10 years from the date of grant of the option, (ii) twelve months after the date on which the optionee ceases to be a director by reason of the death or disability of the optionee, or (iii) except as otherwise may be determined by the Board, three months after the date on which the optionee ceases to be a director for any other reason. The unvested portion of the foregoing options will become fully vested in the event of a change in control of the Company.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     Effective January 1, 1995, the Company entered into five-year employment agreements with each of Messrs. Tesney, Watts, Hess and Tortorici (as amended, the "Employment Agreements"). The Employment Agreements provide for the Company to pay Messrs. Tesney, Watts, Hess and Tortorici base salaries of $200,000, $150,000, $165,000 and $120,000, respectively, in each case subject to annual cost of living adjustments. The Employment Agreements also provide for annual incentive compensation payments of up to a specified portion of the executive's then base salary (100% in the case of Mr. Tesney, 85% in the case of each of Messrs. Hess and Watts, and 65% in the case of Mr. Tortorici) based on the operating earnings (adjusted to exclude the effect of goodwill amortization) of (i) the Company, in the case of Messrs. Tesney and Tortorici, (ii) the Company's Contract Seating divisions, in the case of Mr. Watts,) and (iii) the Company's Casual Furniture divisions, in the case of Mr. Hess. None of such officers will receive any incentive compensation payment under his Employment Agreement for any particular year unless the relevant operating earnings for such year are at least 75% of the "target earnings" for such year. Target earnings for 1998 were set by the Compensation Committee of the Board. Each Employment Agreement also provides that the executive will receive six months base salary if his employment is terminated without "cause" (as defined), and prohibits the executive from directly or indirectly competing with the Company for one year after termination of his employment (six months if he is terminated by the Company without "cause"). The Employment Agreements were approved by the Compensation Committee of the Company's Board of Directors.

     Each of Messrs. Tesney, Watts, Hess and Tortorici will, prior to the Merger, enter into a new employment agreement with WinsLoew replacing his existing employment agreement. The new employment agreements will provide for substantially the same base salaries and annual cash bonuses as their existing employment agreements.

     Each of the Named Executive Officers holds options to purchase Common Stock under the Company's Amended and restated 1994 Stock Option Plan. To the extent not already exercisable, such options generally become exercisable upon (i) a reorganization, merger, consolidation or other form of corporate transaction with respect to which ownership of a majority of the voting power of the Common Stock is transferred, (ii) liquidation or dissolution of the Company or (iii) the sale of all or substantially all of the Company's assets.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Powell, the Company's Chairman, also serves on the Board of Directors of CHC International, Inc., a hotel and casino development and management company. Mr. Weiser, a director and member of the Compensation Committee of the Company, serves as Chairman of the Board, President and Chief Executive Officer of CHC International, Inc. See "-- Directors and Executive Officers of WinsLoew."

            PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each person known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each "Named Executive Officer" of the Company (as defined below in "Executive Compensation-Summary Compensation Table"), and (iv) all directors and executive officers of the Company as a group:

                                                          BENEFICIAL OWNERSHIP
                                                           OF COMMON STOCK(2)
                                                     ------------------------------
                                                     NUMBER OF SHARES    PERCENTAGE
                                                     ----------------    ----------
Earl W. Powell(3)(4)...............................     2,000,687           27.7%
Phillip T. George, M.D.(3)(5)......................     1,866,783           25.9%
Trivest Group, Inc.(3)(6)..........................       908,455           12.6%
FMR Corp.(7).......................................       596,200            8.3%
Trivest Special Situations Fund 1985, L.P.(3)(8)...       542,816            7.6%
Cadence Capital Management(9)......................       378,500            5.3%
Heartland Advisors, Inc.(10).......................       229,300            3.2%
R. Craig Watts(11).................................       178,237            2.5%
M. Miller Gorrie(12)...............................       157,450            2.2%
Bobby Tesney(13)...................................       142,693            2.0%
Stephen C. Hess(14)................................        93,602            1.3%
Vincent A. Tortorici, Jr.(15)......................        56,950              *
James S. Smith(16).................................        36,500              *
Rick J. Stephens(17)...............................        33,478              *
Henry C. Cheek(18).................................        22,500              *
Sherwood M. Weiser(19).............................        18,675              *
William H. Allen, Jr.(20)..........................        12,050              *
Peter W. Klein(3)(21)..............................         9,550              *
Jerry C. Camp(22)..................................         7,262              *
William F. Kaczynski, Jr.(3)(23)...................         1,000              *
All directors and executive officers as a group (15
  persons)(24).....................................     2,933,990           38.6%

-------------------------

(*) Less than 1%

 (1) Except as otherwise indicated below, the address of each beneficial owner is 160 Village Street, Birmingham, Alabama 35242.

 (2) Except as otherwise indicated below, all shares are owned directly and each person has sole voting and investment power with respect to all shares. For purposes of this table, a person is deemed to have "beneficial ownership" of any shares as of a given date which the person has the right to acquire within 60 days after such date. For purposes of computing the outstanding shares held by each person named above on a given date, any shares which such person has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. However, the table does not reflect the acceleration of stock options vesting that will result from the Merger. See "THE MERGER
      -- Cash-out of WinsLoew Stock Options."

 (3) The beneficial owner's address is 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133.

 (4) Includes 259,135 shares owned directly, 38,125 shares subject to exercisable options granted under the Company's stock option plan, 662,484 shares held of record by Trivest Fund I, Ltd., 245,971 shares held of record by Trivest Equity Partners I, Ltd., 116,459 shares held of record by Trivest Principals' Fund 1988, of which Mr. Powell is a general partner, 542,816 shares owned of record by Trivest Special Situations Fund 1985, L.P. ("TSSF") (see note (8)) and 135,697 shares owned of record by Trivest Annuity Fund, Ltd.("Annuity Fund"). Excludes 13,000 shares subject to unvested options that will become fully vested and exercisable upon consummation of the Merger. The General Partner of Annuity Fund is Trivest Plan Sponsor, Inc. ("Trivest Plan Sponsor"). Messrs. Powell and George are executive officers and directors of Trivest Plan Sponsor and beneficially own 100% of its outstanding stock.

 (5) Includes 136,641 shares owned directly, 1,965 shares held of record by Dr. George as custodian for his minor children under the Florida Uniform Gifts to Minors Act as to which Dr. George disclaims beneficial ownership, 24,750 shares subject to exercisable options under the Company's stock option plan, 662,484 shares held of record by Trivest Fund I, Ltd., 245,971 shares held of record by Trivest Equity Partners I, Ltd., 116,459 shares held of record by Trivest Principals' Fund 1988, of which Dr. George is a general partner, 542,816 shares of record owned by TSSF (See note (8)), and 135,697 shares owned of record by Annuity Fund. Excludes 11,000 shares subject to unvested options that will become fully vested and exercisable upon consummation of the Merger. The General Partner of Annuity Fund is Trivest Plan Sponsor. Messrs. Powell and George are executive officers and directors of Trivest Plan Sponsor and beneficially own 100% of its outstanding stock.

 (6) Trivest Group, Inc. serves as the sole general partner of Trivest 1988 Fund Managers, Ltd., which in turn is the sole general partner of (i) Trivest Fund I, Ltd., a privately held investment partnership that holds of record 662,484 shares of Common Stock, and (ii) Trivest Equity Partners I, Ltd., a privately held investment partnership that holds of record 245,971 shares of Common Stock. Messrs. Powell and George are executive officers and directors of Trivest Group, Inc. and beneficially own 100% of its outstanding capital stock.

 (7) The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

 (8) The general partner of TSSF is Trivest Associates, L.P. ("Associates"), a Florida limited partnership whose general partner is Trivest, Inc. Messrs. Powell and George are executive officers and directors of Trivest Inc. and beneficially own 100% of its outstanding capital stock. Messrs. Powell and George are also limited partners of Associates.

 (9) The address for Cadence Capital Management is One Exchange Place, 29th Floor, Boston, Massachusetts 02109.

(10) The address for Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.

(11) Includes 113,062 shares owned directly and 65,175 shares subject to exercisable options granted under the Company's Stock Option Plan. Excludes 20,000 shares subject to unvested options that will become fully vested and exercisable upon consummation of the Merger. Mr. Watts' address is 1801 N. Andrews Avenue, Pompano Beach, Florida 33062.

(12) Includes 62,750 shares owned directly and 16,000 shares subject to exercisable options granted under the Company's stock option plan and 78,700 shares owned by Brasfield & Gorrie, General Contractors, Incorporated. Excludes 14,000 shares subject to unvested options that will become fully vested and exercisable upon consummation of the Merger. Mr. Gorrie's address is c/ o Brasfield and Gorrie, 729 South 30th Street, Birmingham, Alabama 35233.

(13) Includes 51,693 shares owned directly and 91,000 shares subject to exercisable options granted under the Company's stock option plan. Excludes 34,000 shares subject to unvested options that will become fully vested and exercisable upon consummation of the Merger.

(14) Includes 31,602 shares owned directly and 62,000 shares subject to exercisable options granted under the Company's stock option plan. Excludes 23,000 shares subject to unvested options that will become fully vested and exercisable upon consummation of the Merger.

(15) Includes 16,950 shares owned directly and 40,000 shares subject to exercisable options granted under the Company's stock option plan. Excludes 20,000 shares subject to unvested options that will become fully vested and exercisable upon consummation of the Merger.

(16) Includes 20,000 shares owned directly and 16,500 shares subject to exercisable options granted under the Company's stock option plan. Excludes 16,000 shares subject to unvested options that will become fully vested and exercisable upon consummation of the Merger. Mr. Smith's address is Suite 916, 10 Rockefeller Plaza, New York, New York 10020.

(17) Includes 14,978 shares owned directly and 18,500 shares subject to exercisable options granted under the Company's stock option plan. Excludes 6,500 options subject to unvested options that will become fully vested and exercisable upon consummation of the Merger.

(18) Includes 6,000 shares owned directly and 16,500 shares subject to exercisable options granted under the Company's stock option plan. Excludes 16,000 shares subject to unvested options that will become fully vested and exercisable upon consummation of the Merger. Mr. Cheek's address is 3713 Fairway Drive, DCBE, Granbury, Texas 76049.

(19) Includes 5,675 shares held by Mr. Weiser's wife, 2,000 shares owned directly and 11,000 shares subject to exercisable options granted under the Company's stock option plan. Excludes 14,000 shares subject to unvested options that will become fully vested and exercisable upon consummation of the Merger. Mr. Weiser's address is 3250 Mary Street, 5th Floor, Miami, Florida 33133.

(20) Includes 1,050 shares owned directly and 11,000 shares subject to exercisable options granted under the Company's stock option plan. Excludes 14,000 shares subject to unvested options that will become fully vested and exercisable upon consummation of the Merger. Mr. Allen's address is c/o Nations Bank South, 200 S.E. 1st Street, Suite 800, Miami, Florida 33131.

(21) Represents 9,550 shares subject to exercisable options granted under the Company's stock option plan. Excludes 13,000 shares subject to unvested options that will become fully vested and exercisable upon consummation of the Merger.

(22) Includes 1,762 shares owned directly and 5,500 shares subject to exercisable options granted under the Company's stock option plan. Excludes 3,000 shares subject to unvested options that will become fully vested and exercisable upon consummation of the Merger.

(23) Includes 1,000 shares subject to exercisable options. Excludes 6,500 shares subject to unvested options that will become fully vested and exercisable upon consummation of the Merger.

(24) Includes an aggregate of 426,600 shares subject to exercisable options granted under the Company's stock option plan, 1,024,914 shares owned of record by Trivest Fund I, Ltd., Trivest Equity Fund I, Ltd., and Trivest Principals' Fund 1988 and 678,513 shares owned of record by TSSF and Annuity Fund. See notes (4), (5), (6) and (7).

                         CERTAIN INFORMATION CONCERNING
                       THE PURCHASER AND OTHER AFFILIATES

     Purchaser. The Purchaser is a newly-formed Florida corporation organized at the direction of the Trivest Partnerships. The principal executive offices of the Purchaser are located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133. The telephone number is (305) 858-2200.

     Trivest Directors. The Trivest Directors are Earl W. Powell, Phillip T. George, M.D., William F. Kaczynski, Jr. and Peter W. Klein. See
"MANAGEMENT -- Directors and Executive Officers of WinsLoew." The principal business address of each of them is c/o Trivest, Inc., 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133. Each of the Trivest Directors is a citizen of the United States. Each of their principal occupations is as a director and/or executive officer of Trivest and associated entities.

     Management Group. The members of the Management Group are the following executive officers of WinsLoew: Bobby Tesney, President and Chief Executive Officer, Stephen C. Hess, Executive Vice President, Casual Furniture, Vincent A. Tortorici, Jr., Vice President and Chief Financial Officer, R. Craig Watts, Executive Vice President, Contract Seating, Rick J. Stephens, Vice President, Operations, and Jerry C. Camp, Vice President, Casual Furniture Operations. See "MANAGEMENT -- Directors and Executive Officers of WinsLoew." The business address for each member of the Management Group is the principal executive offices of WinsLoew, located at 160 Village Street, Birmingham, Alabama 35242. Each member of the Management Group is a citizen of the United States.

TRIVEST FURNITURE PARTNERS, LTD.

     Trivest Furniture Partners, Ltd. Trivest Furniture Partners, Ltd., a Florida limited partnership, is a privately held investment partnership established for the purpose of providing equity financing for the Merger. Its principal executive offices are located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133. Its sole general partner is TFP, Ltd.

     TFP, Ltd. Trivest Furniture, Ltd. is a Florida limited partnership established for the purpose of managing Trivest Furniture Partners, Ltd., of which it is the sole general partner. Its principal executive offices are located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133. Its sole general partner is Trivest.

     Trivest. Trivest II, Inc., a Florida corporation, is a private investment firm specializing in management services and acquisitions, dispositions and leveraged layouts. It is the sole general partner of TFP, Ltd. Mr. Powell is the controlling shareholder and sole director of Trivest. The following persons are the executive officers of Trivest: Mr. Powell, Dr. George, Mr. Kaczynski, Mr. Klein, Troy D. Templeton, Derek A. McDowell, B. Jay Anderson and Peter Vandenberg, Jr. Each such person is a citizen of the United States. Each of their principal occupations is as a director or executive officer of Trivest and associated entities. See "MANAGEMENT -- Directors and Executive Officers of WinsLoew." Set forth below is a brief description of the business experience during at least the last five years of each of Messrs. Templeton, McDowell, Anderson and

Vandenberg. The principal executive offices of Trivest are located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133.

     TROY D. TEMPLETON. Mr. Templeton has served as an executive officer of Trivest since 1989 and is presently Senior Managing Director. Prior to joining Trivest, Mr. Templeton served in various capacities with Southeast Bank, N.A. in Miami, Florida.

     DEREK A. MCDOWELL. Mr. McDowell has served as an executive officer of Trivest since January 1998 and is presently a Managing Director. Prior to joining Trivest, Mr. McDowell served in various capacities for eight years with private equity and management consulting firms, including: H.I.G. Capital Management, Continental Illinois Venture Corporation, and Corporate Value Associates.

     B. JAY ANDERSON. Mr. Anderson has served as an executive officer of Trivest since 1987 and is presently Treasurer and Chief Financial Officer. Prior to joining Trivest, Mr. Anderson served as Audit Manager with KPMG-Peat Marwick in Miami from 1981 to 1987.

     PETER VANDENBERG, JR. Mr. Vandenberg, a Certified Public Accountant, has served as an executive officer of Trivest since January 1999 and is presently a Managing Director. Mr. Vandenberg has served as President of Biscayne, one of Trivest's associated entities, since November 1997 and as Chief Operating Officer of Biscayne since March 1998. The common stock of Biscayne is quoted on the NASD OTC Bulletin Board. Biscayne filed a Voluntary Chapter 11 bankruptcy petition in February 1999. Mr. Vandenberg joined Biscayne in January 1987 and has served as Vice President (Executive Vice President from December 1996 until becoming President), Treasurer and Chief Financial Officer since such time (except for the period from April 1991 to September 1991, when he served as a Vice President of Biscayne and as an executive officer of Trivest). He was appointed a director of Biscayne in November 1994. Prior to joining Trivest, Mr. Vandenberg served in various capacities with Peat Marwick from December 1977 until January 1987, and was a senior manager of that firm from July 1984 until joining the Company.

TRIVEST FUND II GROUP, LTD.

     Trivest Fund II Group, Ltd. Trivest Fund II Group, Ltd., a Florida limited partnership, is a privately held investment partnership established for the purpose of providing equity financing for the Merger. Its principal executive offices are located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133. Its sole general partner is Trivest Equities, Inc.

     Trivest Equities, Inc. Trivest Equities, Inc., a Florida corporation, is principally engaged in the business of investing through partnerships in other companies. It is the sole general partner of Trivest Fund II Group, Ltd. Mr. Powell is the controlling shareholder of Trivest Equities, Inc., and Messrs. Powell and George are its sole directors. The following persons are the executive officers of Trivest Equities, Inc.: Messrs. Powell, George, Kaczynski, Klein, Templeton, McDowell, Anderson and Vandenberg. Each such person is a citizen of the United States. Each of their principal occupations is as a director or executive officer of Trivest and associated entities, including Trivest Equities, Inc. See "MANAGEMENT -- Directors and Executive Officers of WinsLoew." Set forth above is a brief description of the business experience during at least the last five years of each of Messrs. Templeton, McDowell, Anderson and Vandenberg. The principal executive offices of Trivest Equities, Inc. are located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133.

                              CERTAIN TRANSACTIONS

     Investment Services Agreement. In December 1994, the Company entered into a ten-year Investment Services Agreement with Trivest, pursuant to which Trivest provides corporate finance, strategic and capital planning and other management advice to the Company, including (i) conducting relations on behalf of the Company with accountants, attorneys, financial advisors and other professionals,
(ii) providing reports to the Company with respect to the value of its assets, and (iii) rendering advice with respect to acquisitions, dispositions, financings and refinancings. Pursuant to the Investment Services Agreement, Trivest receives a base annual fee of $500,000 (in 1994), subject to cost-of-living increases. In addition, for each additional business acquired by the Company, Trivest's base compensation will generally be increased by the greater of (i) $100,000, and (ii) the sum of 5% of the additional business's projected annual earnings before income taxes, interest expense and amortization of goodwill ("EBITA") for the fiscal year in which it is acquired up to $2.0 million of EBITA, plus 3.5% of EBITA in excess of $2.0 million. Moreover, subject to the approval of the Company's board (including a majority of disinterested directors), for each acquisition or disposition of any business operation by the Company introduced or negotiated by Trivest, Trivest will generally receive a fee of up to 3% of the purchase price. The Company paid Trivest an aggregate of approximately $604,000, $628,000 and $891,000 under the Investment Services Agreement in each of 1996, 1997 and 1998, respectively. In addition, the Company has agreed to pay Trivest a fee of approximately $375,000 million in connection with the closing of the Pompeii acquisition.

     Pursuant to an amendment entered into between Trivest and the Company as of March 5, 1999, the parties agreed that (i) no such fee would be payable to Trivest with respect to the Merger, (ii) if the Termination Fee is paid in connection with a Superior Proposal pursuant to the Merger Agreement, no such fee shall be payable with respect to such Superior Proposal under the Investment Services Agreement, and (iii) Trivest shall not be reimbursed under the Investment Services Agreement for any expenses related to the Merger or a Superior Proposal. See "SPECIAL FACTORS -- Background" and "THE
MERGER -- Termination."

     Trivest Legal Department. Trivest maintains an internal legal department, which accounts for its time on an hourly basis and bills Trivest and its affiliates, including the Company, for services rendered at prevailing rates. In 1998, the Company paid Trivest $40,516.25 for services rendered by the legal department. The Company believes that the fees charged by the Trivest legal department in 1998 were no less favorable to the Company than fees charged by unaffiliated third parties for similar services.

     Trivest Financial Advisory Fee. Upon consummation of the Merger, the Company will pay a financial advisory fee to Trivest of approximately $3.0 million in connection with the financing of the Merger and related transactions. Trivest assisted WinsLoew in (i) reviewing, analyzing and negotiating the financial and business terms of the Merger, (ii) negotiating with and selecting the initial purchasers for the offering of senior subordinated notes and preparing the related Offering Memorandum, (iii) obtaining and negotiating WinsLoew's new senior credit facility, and (iv) reviewing the services provided by WinsLoew's attorneys, accountants and other professionals.

     Trivest Management Agreement. Effective upon the consummation of the Merger, WinsLoew will enter into a new ten-year agreement (the "Management Agreement") with Trivest. Pursuant to the Management Agreement, Trivest will provide WinsLoew with corporate finance, strategic and capital planning and other management advice for an annual fee, payable quarterly in advance, of $350,000 (subject to cost-of-living adjustments). Pursuant to the Management Agreement, for each additional business operation acquired by WinsLoew which has EBITA of $2.0 million or more, Trivest's annual base compensation will generally increase by an amount equal to the greater of (i) $50,000 and (ii) an amount determined in good faith by Trivest and a majority of WinsLoew's disinterested directors. In addition, for each acquisition of any business operation introduced or negotiated by Trivest and for each disposition of any of WinsLoew's business operations negotiated by Trivest, Trivest will generally receive a fee equal to up to 3.0% of the purchase price.

                  MARKET PRICES OF COMMON STOCK AND DIVIDENDS

     The Company's Common Stock has been traded on the Nasdaq National Market under the symbol "WLFI" since January 1, 1995. The following table sets forth, for the period indicated, the high and low sales price per share of Common Stock as reported by the Nasdaq National Market System:

                                                          HIGH      LOW
                                                          ----      ---
1997
First Quarter...........................................  $11 7/8   $ 8 1/8
Second Quarter..........................................  $11       $ 8 3/8
Third Quarter...........................................  $15       $10 15/16
Fourth Quarter..........................................  $16 13/16 $13 5/16
1998
First Quarter...........................................  $20 5/8   $13 3/4
Second Quarter..........................................  $29       $20 11/16
Third Quarter...........................................  $28 3/4   $15 1/2
Fourth Quarter..........................................  $26 1/2   $17 7/8
1999
First Quarter...........................................  $28 3/4   $23
Second Quarter..........................................  $33 5/8   $27 5/8
Third Quarter (through July 27, 1999)...................  $34 1/16  $32 9/16

     On January 6, the last trading day prior to the Board meeting at which Mr. Powell stated that he, together with the other Trivest Investors and the Management Group, would be willing to submit a proposal to purchase the Company, the closing price per share of the Common Stock as reported by Nasdaq was $24 3/8. On January 15, 1999, the last trading day prior to the announcement of the delivery of Mr. Powell's initial proposal to the Special Committee, the closing price per share of the Common Stock as reported by Nasdaq was $27. On January 25, the last trading day prior to the announcement of the execution of the Letter of Intent relating to the Merger, the closing price per share of the Common Stock as reported by Nasdaq was $28 1/2. On March 4, 1999, the last trading day prior to announcement of the First Amended Merger Agreement, the closing price per share of Common Stock as reported by Nasdaq was $26 3/4. On March 30, 1999, the last trading day prior to the announcement of the First Amended Merger Agreement increasing the per share purchase price from $30.00 to $33.00, the closing price per share of the Common Stock as reported by Nasdaq was $27 1/2. On May 4, 1999, the last trading day prior to the announcement of the Merger Agreement increasing the per share purchase price from $33.00 to $34.75, the closing price per share of the Common Stock as reported by Nasdaq was $32 1/4. On July 27, 1999, the last trading day prior to the printing of this Proxy Statement, the closing price per share of Common Stock as reported by Nasdaq was $33 1/2.

     As of the Record Date, there were approximately 103 holders of record of Common Stock and approximately 2,300 persons or entities holding Common Stock in nominee name.

     The Company has not declared nor paid any cash dividends on its Common Stock, does not anticipate that any dividends will be declared nor paid in the foreseeable future, and intends to retain earnings to finance the development and expansion of the Company's operations. Under the Merger Agreement, the company has agreed not to pay any dividends on the Common Stock prior to the Effective Date. In addition, the Company's payment of dividends is also restricted under the terms of its credit facilities (see Note 4 of Notes to the Company's Consolidated Financial Statements).

     In January 1998, the Board approved a plan to acquire up to 1,000,000 shares of Common Stock. The purchases commenced in May 1998 and were funded by the Company's senior credit facility. As of the date of this Proxy Statement, the Company had acquired 112,500 shares for approximately $3.2 million under the plan at prices ranging from $27 5/8 to $28 1/2 per share, and the last purchase of Common Stock by the Company under such plan was on February 25, 1999 of 20,000 shares at a per share price of $27 5/8. All such purchases were effected through brokers on the Nasdaq National Market System. The average price per share for such purchases during each fiscal quarter since January 1998 were as follows:

1998
First Quarter...............................................  N/A
Second Quarter..............................................  $27 1/2
Third Quarter...............................................  $17 3/4
Fourth Quarter..............................................  $19

1999
First Quarter...............................................  $28 1/3

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Proxy Statement contains certain forward-looking statements regarding the intent, belief and current expectations of the Company's management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures or other aspects of operating results. The operations of the Company are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether the forward-looking statements made by the Company ultimately prove to be accurate. The Company assumes no obligation to update any forward-looking statements.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP, certified public accountants, served as the Company's independent auditors for the fiscal year ended December 31, 1998. The Consolidated Balance Sheets as of December 31, 1998 and December 31, 1997, and the related Consolidated Statements of Income, Shareholders' Equity and Cash Flows for each of the three fiscal years in the period ended December 31, 1998 included in this Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as stated in their report. A representative of Ernst & Young LLP will be present at the Special Meeting to answer appropriate questions from shareholders and will have the opportunity to make a statement if so desired.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     WinsLoew's annual meeting of shareholders is normally held in June of each year. Management has postponed the date of the 1999 annual meeting of shareholders pending the Special Meeting. If the proposal to approve the Merger is not approved at the Special Meeting, then the 1999 annual meeting of shareholders will be held in November 1999. In order to be considered for inclusion in the Company's proxy statement and form of proxy for the 1999 annual meeting of shareholders, proposals of shareholders intended to be presented at the meeting must be submitted to the Company in accordance with the procedures prescribed in Rule 14a-8 under the Exchange Act and must be received by the Company at its principal executive offices by August 31, 1999. Pursuant to the Company's Articles of Incorporation, in order to be considered at such meeting, proposals of shareholders must be received by the Company at its principal executive offices by the tenth day following the date on which notice of the date of the meeting is given to shareholders or made public, whichever occurs first. The Company's proxy statement for the 1999 annual meeting of shareholders, if held, will confer discretionary authority to vote on any shareholder proposal presented at the meeting unless the Company receives notice of such proposal by such date.

                                 OTHER BUSINESS

     The Board knows of no other business to be brought before the Special Meeting. If, however, any other business should properly come before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                      DOCUMENTS INCORPORATED BY REFERENCE

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the Special Meeting and any adjournment or postponement thereof, shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof for purposes of the Exchange Act from the date of the filing of such documents. Any statement contained in this Proxy Statement, in a supplement to this Proxy Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Proxy Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements, and other information with the Commission. The reports, proxy statements, and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The same information is also available on the Internet at http://www.FreeEDGAR.com.

     The Affiliates (consisting of the Purchaser, the members of the Management Group, the Trivest Partnerships and the Trivest Directors), have filed a
Schedule 13E-3 with the Commission with respect to the transactions contemplated by the Merger Agreement. As permitted by the rules and regulations of the Commission, this Proxy Statement omits certain information and exhibits contained in the Schedule 13E-3. The Schedule 13E-3 (including exhibits) and any amendments thereto may be inspected and copied at, or obtained from, the Commission's offices as set forth above. For further information, reference is hereby made to the Schedule 13E-3 and the exhibits thereto. Statements contained in this Proxy Statement concerning documents filed with the Commission as exhibits to the Schedule 13E-3 or attached as Appendices to this Proxy Statement are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Schedule 13E-3 or attached as an Appendix to this Proxy Statement. Each statement in this Proxy Statement concerning such a document is qualified in its entirety by reference to such document.

     Certain documents discussed in this Proxy Statement, including, without limitation, the Schedule 13E-3 and all exhibits thereto, are also available for inspection and copying at the principal executive offices of the Company at 160 Village Street, Birmingham, Alabama 35242, telephone (205) 408-7600, during its regular business hours, by any shareholder or his or her representative so designated in writing. Upon the written request of a shareholder directed to the Secretary of the Company at the above address, the Company will mail to such shareholder a copy of any such document at the expense of such shareholder.

     If the Merger is consummated, the Company will deregister the Common Stock and will no longer be subject to the requirements of the Exchange Act. See "SPECIAL FACTORS -- Certain Effects of the Merger."

     No person has been authorized to give any information or make any representation in connection with the solicitation of proxies made hereby other than those contained or incorporated by reference in this Proxy Statement, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Purchaser. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date. Information in this Proxy Statement about the Company has been provided by the Company and information about the Purchaser has been provided by the Purchaser.

                                          By Order of the Board of Directors
                                          /s/ Bobby Tesney
                                          Bobby Tesney
                                          President and Chief Executive Officer

Birmingham, Alabama
July 29, 1999

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1997......................................................   F-3
Consolidated Statements of Income For the Years Ended
  December 31, 1998, 1997 and 1996..........................   F-4
Consolidated Statements of Stockholders' Equity For the
  Years Ended December 31, 1998, 1997 and 1996..............   F-5
Consolidated Statements of Cash Flows For the Years Ended
  December 31, 1998, 1997 and 1996..........................   F-6
Notes to Consolidated Financial Statements..................   F-8
Consolidated Balance Sheets as of June 25, 1999 and December
  31, 1998 (Unaudited)......................................  F-25
Consolidated Statements of Income For the Six Months Ended
  June 25, 1999 and June 26, 1998 (Unaudited)...............  F-26
Consolidated Statements of Cash Flows For the Six Months
  Ended June 25, 1999 and June 26, 1998 (Unaudited).........  F-27
Notes to Consolidated Financial Statements (Unaudited)......  F-28

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Stockholders of WinsLoew Furniture, Inc.

     We have audited the accompanying consolidated balance sheets of WinsLoew Furniture, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WinsLoew Furniture, Inc. and Subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Birmingham, Alabama
January 29, 1999

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                1998             1997
                                                              ---------        ---------
                                                              (IN THOUSANDS EXCEPT SHARE
                                                                AND PER SHARE AMOUNTS)
ASSETS
Cash and cash equivalents...................................   $   475          $   707
Cash in escrow..............................................     1,000               --
Accounts receivable, less allowances for doubtful accounts
  of $1,694 and $788 at December 31, 1998 and 1997,
  respectively..............................................    23,647           22,031
Inventories.................................................    12,206           10,433
Prepaid expenses and other current assets...................     4,638            7,409
Net assets of discontinued operations.......................        --            1,470
                                                               -------          -------
     Total current assets...................................    41,966           42,050
Net assets of discontinued operations.......................        --            4,548
Property, plant and equipment, net..........................    13,948           12,023
Goodwill, net...............................................    27,176           21,021
Other assets, net...........................................     1,463              772
                                                               -------          -------
                                                               $84,553          $80,414
                                                               =======          =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt...........................   $    47          $   515
Accounts payable............................................     4,377            3,395
Other accrued liabilities...................................     9,952            8,203
Net liabilities of discontinued operations..................     1,750               --
                                                               -------          -------
     Total current liabilities..............................    16,126           12,113
Long-term debt, net of current portion......................     1,400           15,908
Deferred income taxes.......................................       801            1,367
                                                               -------          -------
     Total liabilities......................................    18,327           29,388
                                                               -------          -------
Commitments and contingencies (Note 8)
Stockholders' equity:
Preferred stock, par value $.0l per share, 5,000,000 shares
  authorized, none issued...................................        --               --
Common stock -- par value $.0l per share, 20,000,000 shares
  authorized, 7,294,408 and 7,526,508 shares issued and
  outstanding at December 31, 1998 and 1997, respectively...        73               75
Additional paid-in capital..................................    19,797           24,926
Retained earnings...........................................    46,356           26,025
                                                               -------          -------
Total stockholders' equity..................................    66,226           51,026
                                                               -------          -------
                                                               $84,553          $80,414
                                                               =======          =======

See accompanying notes.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                    YEAR ENDED DECEMBER 31,
                                                            ----------------------------------------
                                                               1998           1997           1996
                                                            ----------     ----------     ----------
                                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net sales.................................................   $141,360       $122,145       $117,405
Cost of sales.............................................     87,232         79,431         78,029
                                                             --------       --------       --------
  Gross profit............................................     54,128         42,714         39,376
Selling, general and administrative expenses..............     23,124         21,427         21,472
Amortization..............................................      1,122            992          1,444
                                                             --------       --------       --------
  Operating income........................................     29,882         20,295         16,460
Interest expense..........................................        635          2,296          3,083
                                                             --------       --------       --------
  Income from continuing operations before income taxes...     29,247         17,999         13,377
Provision for income taxes................................     10,947          6,838          4,834
                                                             --------       --------       --------
  Income from continuing operations.......................     18,300         11,161          8,543
Loss from discontinued operations, net of taxes...........         --           (718)          (259)
Gain (loss) from sale of discontinued operations, net of
  taxes...................................................      2,031         (8,200)            --
                                                             --------       --------       --------
     Net income...........................................   $ 20,331       $  2,243       $  8,284
                                                             ========       ========       ========
Basic earnings (loss) per share:
  Income from continuing operations.......................   $   2.46       $   1.49       $   0.98
  Loss from discontinued operations, net of taxes.........         --          (0.09)         (0.03)
  Gain (loss) from sale of discontinued operations, net of
     taxes................................................       0.27          (1.10)            --
                                                             --------       --------       --------
     Net income...........................................   $   2.73       $   0.30       $   0.95
                                                             ========       ========       ========
  Weighted average number of shares.......................      7,450          7,484          8,724
                                                             ========       ========       ========
Diluted earnings (loss) per share:
  Income from continuing operations.......................   $   2.40       $   1.48       $   0.98
  Loss from discontinued operations, net of taxes.........         --          (0.10)         (0.03)
  Gain (loss) from sale of discontinued operations, net of
     taxes................................................       0.27          (1.08)            --
                                                             --------       --------       --------
     Net income...........................................   $   2.67       $   0.30       $   0.95
                                                             ========       ========       ========
  Weighted average number of shares and common stock
     equivalents..........................................      7,624          7,563          8,730
                                                             ========       ========       ========

See accompanying notes.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                   COMMON STOCK      ADDITIONAL
                                ------------------    PAID-IN     RETAINED
                                 SHARES     AMOUNT    CAPITAL     EARNINGS    TOTAL
                                ---------   ------   ----------   --------   -------
                                        (IN THOUSANDS EXCEPT SHARE AMOUNTS)
BALANCE, DECEMBER 31, 1995....  8,967,112    $90      $37,640     $15,498    $53,228
Exercise of stock options.....     25,100     --          187          --        187
Repurchase and cancellation of
  stock.......................   (576,925)    (6)      (3,958)         --     (3,964)
Repurchase and cancellation of
  stock from affiliated
  company.....................   (933,504)    (9)      (9,326)         --     (9,335)
Net income....................         --     --           --       8,284      8,284
                                ---------    ---      -------     -------    -------
BALANCE, DECEMBER 31, 1996....  7,481,783     75       24,543      23,782     48,400
Exercise of stock options.....     94,725      1          872          --        873
Repurchase and cancellation of
  stock.......................    (50,000)    (1)        (489)         --       (490)
Net income....................         --     --           --       2,243      2,243
                                ---------    ---      -------     -------    -------
BALANCE, DECEMBER 31, 1997....  7,526,508     75       24,926      26,025     51,026
Exercise of stock options.....     63,900      1          924          --        925
Repurchase and cancellation of
  stock.......................   (296,000)    (3)      (6,053)         --     (6,056)
Net income....................         --     --           --      20,331     20,331
                                ---------    ---      -------     -------    -------
BALANCE, DECEMBER 31, 1998....  7,294,408    $73      $19,797     $46,356    $66,226
                                =========    ===      =======     =======    =======

See accompanying notes.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     YEAR ENDED DECEMBER 31,
                                                 -------------------------------
                                                  1998        1997        1996
                                                 -------    --------    --------
                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.....................................  $20,331    $  2,243    $  8,284
Adjustments to reconcile net income to net cash
  provided by operating activities:
Depreciation and amortization..................    2,618       2,634       2,979
Provision for losses on accounts receivable....    1,331          42       1,759
Change in net assets held for sale.............    6,743      14,710       1,591
Changes in operating assets and liabilities,
  net of effects from acquisitions and
  dispositions:
  Accounts receivable..........................   (2,210)      1,875        (617)
  Inventories..................................   (1,164)      1,182         288
  Prepaid expenses and other current assets....    2,779      (3,871)         50
  Other assets.................................      843         691        (144)
  Accounts payable.............................      792        (591)      1,841
  Other accrued liabilities....................     (357)      3,386        (497)
  Deferred income taxes........................     (566)       (310)        690
                                                 -------    --------    --------
     Total adjustments.........................   10,809      19,748       7,940
                                                 -------    --------    --------
     Net cash provided by operating
       activities..............................   31,140      21,991      16,224
                                                 -------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of disposals.........     (942)       (425)     (1,351)
Proceeds from disposition of business..........       --       2,119          --
Proceeds from disposition of business held in
  escrow.......................................   (1,000)         --          --
Investment in subsidiary.......................   (9,323)         --          --
                                                 -------    --------    --------
     Net cash provided by (used in) investing
       activities..............................  (11,265)      1,694      (1,351)
                                                 -------    --------    --------

                                                     YEAR ENDED DECEMBER 31,
                                                 -------------------------------
                                                  1998        1997        1996
                                                 -------    --------    --------
                                                         (IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments under revolving credit
  agreements...................................  (10,837)    (19,872)        (65)
Payments on long-term debt.....................   (4,139)     (4,386)     (4,225)
Proceeds from issuance of common stock, net....      925         873         187
Repurchase and cancellation of stock...........   (6,056)       (490)     (3,964)
Repurchase and cancellation of stock from
  affiliated company...........................       --          --      (9,335)
Proceeds from issuance of long-term debt.......       --          --       3,030
                                                 -------    --------    --------
     Net cash used in financing activities.....  (20,107)    (23,875)    (14,372)
                                                 -------    --------    --------
     Net increase (decrease) in cash and cash
       equivalents.............................     (232)       (190)        501
Cash and cash equivalents at beginning of
  year.........................................      707         897         396
                                                 -------    --------    --------
Cash and cash equivalents at end of year.......  $   475    $    707    $    897
                                                 =======    ========    ========
SUPPLEMENTAL DISCLOSURES:
Interest paid..................................  $   695    $  2,318    $  3,296
Income taxes paid..............................  $ 9,579    $  6,048    $  3,937
                                                 =======    ========    ========
Investing activities included the acquisition
  of Tropic Craft in 1998.
Assets acquired, liabilities assumed and
  consideration paid was as follows:
  Fair value of assets acquired................  $10,078
  Cash acquired................................      (43)
  Liabilities assumed..........................     (712)
                                                 -------
                                                 $ 9,323
                                                 =======

See accompanying notes.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of WinsLoew Furniture, Inc. ("WinsLoew") and its subsidiaries (the "Company"). All material intercompany balances and transactions have been eliminated.

BUSINESS

     WinsLoew is comprised of companies engaged in the design, manufacture and distribution of casual, contract seating and ready-to-assemble ("RTA") furniture. WinsLoew's casual furniture products are distributed through independent manufacturer's representatives, and are constructed of extruded and tubular aluminum, wrought iron and cast aluminum. These products are distributed through fine patio stores, department stores and full line furniture stores nationwide. WinsLoew's contract seating products are distributed to a customer base which includes architectural design firms, restaurant and lodging chains. WinsLoew's RTA products include promotionally priced coffee and end tables, wall units and rolling carts. Distribution of RTA furniture products is primarily through mass merchandisers, catalogue wholesalers and specialty retailers. The Company performs periodic credit evaluations of its customers' financial condition and determines if collateral is needed on a customer by customer basis.

CASH AND CASH EQUIVALENTS

     The Company classifies as cash and cash equivalents all highly liquid investments which have maturities at the date of purchase of three months or less. The Company maintains its cash in bank deposit accounts which, at times, may exceed the federally insured limits. The Company has not experienced any losses in such accounts.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined utilizing the first-in, first-out ("FIFO") and weighted average methods.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. The Company provides for depreciation on a straight-line basis over the following estimated useful lives: building and improvements, 8 to 40 years; manufacturing equipment, 2 to 10 years; office furniture and equipment, 3 to 7 years; and vehicles, 3 to 5 years.

GOODWILL

     Goodwill is amortized on a straight-line basis over forty years from the date of the respective acquisition. The carrying value of goodwill is reviewed if the facts and circumstances suggest it may be impaired. If the review, using undiscounted cash flows

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES over the remaining amortization period, indicates that the cost of goodwill will not be recoverable, the Company's carrying value are reduced.

DEFERRED COSTS (OTHER ASSETS)

     Loan acquisition costs and related legal fees, included in other assets, are deferred and amortized over the respective terms of the related debt.

INCOME TAXES

     Deferred income taxes are provided for temporary differences between the basis of assets and liabilities for financial reporting purposes and the related basis for income tax purposes in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes.

EARNINGS PER SHARE

     In 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to SFAS No. 128 requirements.

     The numerators for the earnings per share calculation are set forth on the face of the accompanying income statements. The only difference between the denominator for the basic and dilutive calculations are the number of shares added to basic for the dilutive effect of employee stock options.

REVENUE RECOGNITION

     Sales are recorded at time of shipment from the Company's facilities to customers.

USE OF ESTIMATES

     The preparation of the consolidated financial statements requires the use of estimates in the amounts reported. Actual results could differ from those estimates.

ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS

     The Company follows the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations to account for its stock option plan. Under provisions of APB No. 25, no compensation expense has been recognized for stock option grants.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

FOREIGN CURRENCY FORWARD CONTRACTS

     The Company has exposure to losses which may result from settlement of certain raw materials purchases denominated in a foreign currency. To reduce this exposure, the Company has entered into forward contracts to buy foreign currency. These forward contracts are accounted for as hedges, therefore, gains and losses from settlement of the forward contracts are used to offset gains and losses from settlement of the liability for the purchased raw materials. Gains and losses are recognized in the same period in which gains or losses from the raw material purchases are recognized. The Company is exposed to losses on the forward contracts in the event it does not purchase the raw materials; however, the Company does not anticipate this event.

     At December 31, 1998 the Company did not have any forward contracts outstanding. There were no significant deferred gains or (losses) and actual gains (losses) included in cost of sales were ($12,000), $30,000 and $15,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARD

     In 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The standard establishes principles for the disclosure of information about operating segments in financial statements. The adoption did not have any effect on the Company's primary financial statements, but did effect the disclosure of segment information contained in Note 9.

2.  DISCONTINUED OPERATIONS

     During 1997, the Company adopted a plan to dispose of its RTA operations. WinsLoew's RTA products included ergonomically-designed computer workstations, which the Company denoted as "space savers", promotionally-priced coffee and end tables, wall units and rolling carts and an extensive line of futons, futon frames and related accessories. Distribution of RTA furniture products was primarily through mass merchandisers, catalogue wholesalers and specialty retailers. As a result of this decision, the Company recorded a pre-tax non-cash charge totaling $12.4 million ($8.2 million net of taxes) in the fourth quarter of 1997 relating to the disposal of the RTA operations. The charge can be summarized as follows:

Write-off of goodwill in connection with sale of assets...  $ 3,902,000
Reduction of inventory value..............................    2,791,000
Reduction of property to net realizable value.............    2,067,000
Reduction of accounts receivable value....................    1,390,000
Other liabilities/reserves................................    1,050,000
Accrual for losses through disposition....................    1,200,000
                                                            -----------
     Total................................................  $12,400,000
                                                            ===========

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

     The Company planned to sell two of the businesses and liquidate the assets related to the futon business. During 1998 the Company sold one of the businesses and completed the liquidation of the futon business. At the end of 1997 and during 1998, the Company attempted to sell its remaining RTA facility but was unable to obtain a satisfactory offer. The Company devoted significant management time to the operation resulting in improved profitability by the end of 1998. Due to the recovery, the Company decided, during the fourth quarter of 1998, to retain Southern Wood.

     As a condition of the sale mentioned above, WinsLoew is required to hold in escrow $1.0 million of the sales proceeds to provide indemnification to the purchaser for claims arising from the date of purchase to December 31, 1999.

     The operating results of the discontinued operations are summarized as follows (dollars in thousands, except for per share amounts):

                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                    ----------------------------------
                                                      1998        1997         1996
                                                    --------    ---------    ---------
Net sales.........................................   $4,432      $15,921      $26,574
Income before taxes...............................       --       (1,178)        (385)
Net loss..........................................       --         (718)        (259)
Net loss per share -- diluted.....................   $   --      $ (0.10)     $ (0.03)

     The net assets of the discontinued operations at December 31, 1998 and 1997 are as follows:

                                                              1998       1997
                                                             -------    -------
                                                               (IN THOUSANDS)
Current assets.............................................  $    --    $ 3,449
Current liabilities, including reserve for estimated losses
  through disposal date....................................   (1,750)    (1,979)
                                                             -------    -------
Net assets/liabilities of discontinued operations,
  current..................................................  $(1,750)   $ 1,470
                                                             =======    =======
Property, net..............................................  $    --    $   478
Goodwill, net..............................................       --      4,018
Other assets...............................................       --         52
                                                             -------    -------
Net assets of discontinued operations, non-current.........  $    --    $ 4,548
                                                             =======    =======

     Under the provisions of SFAS No. 5, Accounting for Contingencies, the Company has evaluated the contingencies related to the sale of its discontinued RTA operation and the liquidation of its discontinued futon operations. This evaluation resulted in a net liability of $1,750,000 which is comprised of $1,160,000 for the settlement of warranty claims and product returns in accordance with the Company's warranty policy and contractual indemnity related to the sale of the RTA operations, $200,000 in contingent liabilities related to the closing of the sale of the RTA operations, $250,000 of litigation involving a

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES disputed trade name and $140,000 of miscellaneous items. The contingent amounts are expected to be finalized by December 31, 1999 and settled during 2000.

     The total assets and liabilities of the subsequently retained Southern Wood operation for the period classified as a discontinued operation were $4.0 million and $1.1 million, respectively, at December 31, 1997.

     The operating results of the subsequently retained Southern Wood operation for each of the years the operation was reported as a discontinued operation are summarized as follows (dollars in thousands, except for per share amounts):

                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                    ----------------------------------
                                                      1998         1997        1996
                                                    ---------    --------    ---------
Net sales.........................................   $11,689      $7,396      $10,710
Income before taxes...............................     1,004         399           30
Net income........................................       611         247           18
Net income per share -- diluted...................   $  0.08      $ 0.03      $    --

     During 1998, the Company recorded pre-tax income from the disposition of discontinued operations totaling $3.2 million ($2.0 million net of taxes). The components are as follows:

Gain on liquidation of Futon operations...................  $ 2,425,000
Reversal of reserves related to Southern Wood.............    1,857,000
Loss on sale of remaining RTA operation...................   (1,093,000)
                                                            -----------
     Total................................................  $ 3,189,000
                                                            ===========

     The reversal of reserves is comprised of $1,157,000 related to the write-down of assets to net realizable values, $400,000 estimated loss from operations, and $300,000 for estimated costs of disposal. The amounts were a reversal of the amounts accrued in 1997 for discontinued operations related to Southern Wood.

     The loss on the sale of the remaining RTA operation is the actual loss incurred on the sale of the business in 1998.

     As a result of the Board's decision to retain Southern Wood, the consolidated financial statements for 1997 and 1996 have been reclassified to reflect the results of operations and assets and liabilities, net of reserves for discontinued operations, of Southern Wood as a continuing operation.

3.  ACQUISITION AND DISPOSITION

     During the third quarter of 1997, the Company disposed of certain assets of its wrought iron business in the casual furniture product line. The sale generated proceeds of $2.1 million. This business accounted for net sales of $5.7 million and $11.0 million in the years ended December 31, 1997 and 1996, respectively. The operating income of this

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES business was not material to consolidated operating income. During the third quarter of 1997, the Company recorded approximately $230,000 of costs associated with the sale in selling, general and administrative expenses.

     In June 1998, the Company purchased all of the stock of Villella, Inc. d/b/a Tropic Craft Aluminum Furniture Manufacturers ("Tropic Craft") for $9.3 million. In addition, the seller will be entitled to receive a contingent purchase price payment of up to $1.0 million upon achievement of targeted earning performance with respect to the years ending June 30, 1999 and June 30, 2000. Tropic Craft is engaged in the design and manufacture of contract casual furniture. The acquisition resulted in goodwill of $6.9 million. Funds for the acquisition were provided under WinsLoew's credit facility. The acquisition was accounted for under the purchase method and, accordingly, the operating results of Tropic Craft have been included in the consolidated operating results since the date of acquisition.

     The following unaudited pro forma information has been prepared assuming that the acquisition of Tropic Craft occurred on January 1, 1997. Permitted pro forma adjustments include only the effects of events directly attributable to the transaction that are factually supportable and expected to have a continuing impact. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire period presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                           --------------------------
                                                              1998           1997
                                                           -----------    -----------
                                                           (IN THOUSANDS, EXCEPT PER
                                                                 SHARE AMOUNTS)
Net sales................................................   $144,752       $127,108
Income from continuing operations........................   $ 18,946       $ 11,298
Net income...............................................   $ 20,977       $  2,380
Income from continuing operations per share -- diluted...   $   2.49       $   1.49
Net income per share -- diluted..........................   $   2.76       $   0.32

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

4.  LONG-TERM DEBT

     Long-term debt consisted of the following at December 31, 1998 and 1997:

                                                               1998      1997
                                                              ------    -------
                                                               (IN THOUSANDS)
Revolving line of credit....................................  $1,400    $ 1,546
Term loan...................................................      --      2,287
Acquisition line of credit..................................      --     12,500
Other.......................................................      47         90
                                                              ------    -------
                                                               1,447     16,423
Less: current portion.......................................      47        515
                                                              ------    -------
                                                              $1,400    $15,908
                                                              ======    =======

SENIOR CREDIT FACILITIES

     The Company's senior credit facility, as amended, provides for $62.5 million which matures in February 2001, and is collateralized by substantially all of the assets of the Company. The facility consists of a working capital revolving line of credit (maximum of $40 million), a term loan (originally $10 million) and an acquisition line of credit (maximum of $12.5 million). The working capital revolving line of credit allows the Company to borrow funds up to a certain percentage of eligible inventories and accounts receivable. The term loan requires quarterly repayments. The acquisition line of credit converts to a term loan with principal payments due in quarterly installments. Additionally, a payment equal to 50% of cash flow, as defined, is required for each year within 90 days of year-end. WinsLoew's amended senior credit facility provides the Company with a variable amount available under the revolving line of credit. Effective each June 30, the maximum amount available under its revolving line of credit is $20 million. The Company may, at its option, elect to increase the revolving line of credit at each December 31 through the following June 30 to a maximum of $40 million. As of December 31, 1998, WinsLoew elected to increase the revolving line of credit to $35 million.

     The WinsLoew's senior credit facility allows the Company to borrow up to $10 million under its line of credit to purchase shares of the Company's common stock (see Note 5 below). At December 31, 1998 there was $6.1 million available for this purpose.

     The interest rates on the components of the senior credit facility are either the base rate plus a spread, or the LIBOR rate plus a spread, as elected by the Company. The spread is determined by the leverage ratio, as defined, for the twelve month period ending each quarter. At December 31, 1998, the loans are priced at the base rate plus 0.25% (8.25% at December 31, 1998). If any LIBOR loans had been outstanding at December 31, 1998 they would have been priced at the LIBOR rate plus 1.25%. In addition, WinsLoew pays an unused facility fee of
 .375% per annum on a quarterly basis in arrears.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

     The agreement requires the Company to meet certain financial ratios for leverage, interest coverage, tangible net worth and includes other provisions generally common in such agreements including restrictions on dividends, additional indebtedness and capital expenditures. At December 31, 1998, the Company was in compliance with its debt covenants. The carrying value of the revolving line of credit approximated its fair value at December 31, 1998.

5.  CAPITAL STOCK

     On January 23, 1998, the Board approved a plan authorizing the repurchase of 1,000,000 shares of the Company's stock in the open market at times and prices deemed advantageous. During 1998, the Company retired 296,000 shares of common stock purchased for $6.1 million. Subsequent to December 31, 1998 the Company has purchased 92,500 shares at a cost of $2.6 million. Currently, under the Board approved repurchase plan, there are 611,500 shares available for repurchase.

6.  INCOME TAXES

     The provision (benefit) for income taxes consisted of the following:

                                                         FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                     ---------------------------
                                                      1998       1997      1996
                                                     -------    ------    ------
                                                           (IN THOUSANDS)
Provision for taxes related to continuing
  operations.......................................  $10,947    $6,838    $4,834
Benefit for taxes related to discontinued
  operations.......................................       --      (375)     (126)
Provision (benefit) for taxes related to loss on
  sale of discontinued operations..................    1,158    (4,200)       --
                                                     -------    ------    ------
     Total provision for taxes.....................  $12,105    $2,263    $4,708
                                                     =======    ======    ======
Federal:
  Current..........................................  $10,128    $3,985    $4,478
  Deferred.........................................      856    (1,936)     (251)
State:
  Current..........................................      989       496       542
  Deferred.........................................      132      (282)      (61)
                                                     -------    ------    ------
                                                     $12,105    $2,263    $4,708
                                                     =======    ======    ======

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

     At December 31, 1998 and 1997, deferred tax assets and liabilities consisted of the following:

                                                              1998       1997
                                                             -------    -------
                                                               (IN THOUSANDS)
Deferred tax assets:
  Capitalized inventory costs..............................  $   173    $   415
  Reserves and accruals....................................    2,894      3,660
  State net operating loss carryforwards...................      304        344
                                                             -------    -------
Deferred tax assets........................................    3,371      4,419
                                                             -------    -------
Deferred tax liabilities:
  Intangible asset basis difference........................     (191)       (98)
  Excess of tax over book depreciation.....................     (611)    (1,194)
  Prepaid expenses.........................................      (94)       (93)
  Other....................................................     (504)       (75)
                                                             -------    -------
  Deferred tax liabilities.................................   (1,400)    (1,460)
                                                             -------    -------
Deferred income taxes, net.................................  $ 1,971    $ 2,959
                                                             =======    =======
Included in:
  Other current assets/liabilities.........................  $ 2,772    $ 4,326
  Deferred income taxes....................................     (801)    (1,367)
                                                             -------    -------
                                                             $ 1,971    $ 2,959
                                                             =======    =======

     The following table summarizes the differences between the federal income tax rate and the Company's effective income tax rate for financial statement purposes:

                                                            FOR THE YEARS ENDED
                                                                DECEMBER 31,
                                                            --------------------
                                                            1998    1997    1996
                                                            ----    ----    ----
Federal income tax rate...................................  35.0%   34.0%   34.0%
State income taxes........................................   3.4%    4.7%    2.2%
Goodwill amortization.....................................   2.1%    9.3%    2.0%
Other.....................................................  (3.4)%   2.2%   (2.0)%
                                                            ----    ----    ----
Effective tax rate........................................  37.1%   50.2%   36.2%
                                                            ====    ====    ====

7.  RELATED PARTY TRANSACTIONS

     In October 1994, WinsLoew entered into a ten-year agreement (the "Investment Services Agreement") with Trivest, Inc. ("Trivest"). Trivest and the Company have

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES certain common shareholders, officers and directors. Pursuant to the Investment Services Agreement, Trivest provides corporate finance, financial relations, strategic and capital planning and other management advice to the Company. The base compensation is $500,000, subject to cost of living increases and increases for additional businesses acquired. For 1998, 1997 and 1996, the amount expensed was $641,000, $628,000 and $604,000, respectively. In 1996, the Company retired 933,504 shares of its common stock purchased from an affiliated company at $10 per share.

8.  COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases certain office space, manufacturing facilities and various items of equipment under operating leases. Some leases for office and manufacturing space contain renewal options and provisions for increases in minimum payments based on various measures of inflation. Rental expense amounted to approximately $830,000, $769,000, and $792,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Operating lease agreements in effect at December 31, 1998, have the following remaining minimum payment obligations:

                                                   (IN THOUSANDS)
1999.............................................       $765
2000.............................................        740
2001.............................................        744
2002.............................................        714
2003.............................................        306
2004 - 2007......................................        757

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with certain employees. The agreements provide for minimum salary levels and bonuses based on a percentage of pre-tax operating income, as defined in the agreements.

EMPLOYEE BENEFIT PLANS

     The Company has an employee benefit plan established under the provisions of Section 401(k) of the Internal Revenue Code. Full-time employees who meet various eligibility requirements may voluntarily participate in the plan. The plan provides for voluntary employee contributions through salary reduction, as well as discretionary employer contributions. Company contributions were $161,000 and $143,000 in 1998 and 1997, respectively.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

STOCK OPTION PLAN

     In 1994, the Company established a Stock Option Plan (the "Plan") as a means to retain and motivate key employees and directors. The Compensation Committee of the Board of Directors administers and interprets the Plan and is authorized to grant options to all eligible employees of the Company and non-employee directors. The Plan provides for both incentive stock options and non-qualified stock options. Options are granted under the Plan on such terms and at such prices as determined by the Compensation Committee, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the Company's common stock on the date of grant. The Company has reserved 1,500,000 shares of common stock for issuance upon exercise of stock options. All options which have been granted have a term of ten years and vest ratably over five years.

     Pro forma net income and earnings per share have been determined as if the Company had accounted for its employee stock options as compensation expense based on their fair value. Fair value was estimated at the date of grant using a Black-Scholes option pricing model for 1998, 1997 and 1996 assuming a risk-free interest rate of 4.83%, 6.45% and 6.2% for 1998, 1997 and 1996, respectively, a volatility factor for the Company's common stock of .608, .411 and .532 in 1998, 1997 and 1996, respectively and a weighted-average expected life of the options of six years. The pro forma information is not likely to be representative of the effects of options on pro forma net income in future years because the Company is required to include only options granted since 1994 in the pro forma information.

                                                         FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                     ---------------------------
                                                      1998       1997      1996
                                                     -------    ------    ------
                                                           (IN THOUSANDS)
Pro forma net income...............................  $20,035    $2,068    $8,198
Pro forma income (loss) per share, diluted:
  Income from continuing operations................  $  2.36    $ 1.45    $ 0.97
  Loss from discontinued operations, net of
     taxes.........................................       --     (0.09)    (0.03)
  Gain (loss) from sale of discontinued operations,
     net of taxes..................................     0.27     (1.08)       --
                                                     -------    ------    ------
     Net income....................................  $  2.63    $ 0.28    $ 0.94
                                                     =======    ======    ======

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

     Information with respect to WinsLoew's Plan is as follows:

                                     1998
                       ---------------------------------
                                        WEIGHTED AVERAGE
                          OPTIONS        EXERCISE PRICE         1997             1996
                       --------------   ----------------   --------------   --------------
Options outstanding
  at January 1.......         784,850        $ 9.19               671,550          738,450
Granted..............          40,000        $20.62               250,000           25,000
Exercised............         (63,900)       $ 8.25               (94,725)         (25,100)
Canceled.............         (18,050)       $ 9.29               (41,975)         (66,800)
                       --------------                      --------------   --------------
Options outstanding
  at December 31.....         742,900        $ 9.89               784,850          671,550
                       ==============                      ==============   ==============
Exercise prices per
  share..............  $5.88 - $23.44                      $5.88 - $16.06   $5.88 - $11.63
Options exercisable
  at December 31.....         422,060        $ 9.20               407,100          480,400
                       ==============                      ==============   ==============
Options available for
  grant at December
  31.................         573,375                             595,325          803,350
                       ==============                      ==============   ==============

     Information with regard to options outstanding and exercise price at December 31 is as follows:

                                                           WEIGHTED    OPTIONS EXERCISABLE AT
                  WEIGHTED                                  AVERAGE      DECEMBER 31, 1998
                   AVERAGE         OPTIONS OUTSTANDING     REMAINING   ----------------------
                  EXERCISE      -------------------------   LIFE AT               WEIGHTED
EXERCISE PRICE      PRICE        1998     1997     1996    12/31/98    SHARES   AVERAGE PRICE
--------------  -------------   -------  -------  -------  ---------   -------  -------------
$5.88 - $6.67      $ 6.16       255,800  291,850  356,250     6.1      160,240     $ 6.20
     8.66            8.66         8,200   10,250   10,250     6.2        4,920       8.66
10.00 - 10.50       10.35       240,900  284,750  158,550     7.3      104,900      10.16
11.13 - 11.63       11.56       163,000  163,000  146,500     5.4      145,000      11.61
    12.63           12.63        20,000   20,000       --     8.6        4,000      12.63
    16.06           16.06        15,000   15,000       --     8.9        3,000      16.06
    17.00           17.00        17,500       --       --     9.0           --         --
    23.44           23.44        22,500       --       --     9.4           --         --
                                -------  -------  -------              -------
    Total            9.89       742,900  784,850  671,550     7.0      422,060       9.20
                                =======  =======  =======              =======

     The estimated weighted average fair value of options granted in 1998 is $12.51 per option. The weighted average remaining contractual life for options granted in 1998 is 9.3 years.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

LITIGATION AND LIABILITY CLAIMS

     The Company is, from time to time, involved in routine litigation including general liability and worker's compensation claims. It is the opinion of management that sufficient insurance has been purchased to cover current and potential general liability and worker's compensation claims. None of such litigation in which the Company is presently involved is believed to be material to its liquidity, financial position or results of operations.

9.  OPERATING SEGMENTS

     The Company has three segments organized and managed based on the products sold. These reportable segments are described in Note 1.

     The Company evaluates performance and allocates resources based on gross profit. The accounting policies are the same as those described in the summary of significant accounting policies. There are no intersegment sales/transfers. Export revenues are not material.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

                                                FOR THE YEARS ENDED DECEMBER 31,
                                                --------------------------------
                                                  1998        1997        1996
                                                --------    --------    --------
                                                         (IN THOUSANDS)
REVENUES:
Casual products...............................  $ 59,733    $ 56,363    $ 58,066
Contract seating products.....................    69,938      58,386      48,629
Ready to assemble products....................    11,689       7,396      10,710
                                                --------    --------    --------
  Total revenues..............................  $141,360    $122,145    $117,405
                                                ========    ========    ========
SEGMENT GROSS PROFIT:
Casual products...............................  $ 28,227    $ 24,164    $ 23,812
Contract seating products.....................    23,439      17,256      14,126
Ready to assemble products....................     2,462       1,294       1,438
                                                --------    --------    --------
  Total segment gross profit..................    54,128      42,714      39,376
Reconciling items:
Selling and general and administrative
  expenses....................................    23,124      21,427      21,472
Amortization..................................     1,122         992       1,444
Operating income..............................    29,882      20,295      16,460
Interest expense, net.........................       635       2,296       3,083
                                                --------    --------    --------
Income from continuing operations before
  income taxes................................  $ 29,247    $ 17,999    $ 13,377
                                                ========    ========    ========
DEPRECIATION AND AMORTIZATION:
Casual products...............................  $  1,550    $  1,532    $  1,956
Contract seating products.....................       425         411         360
Ready to assemble products....................       309         341         349
                                                --------    --------    --------
  Total.......................................     2,284       2,284       2,665
Reconciling items:
Corporate.....................................       334         350         314
                                                --------    --------    --------
  Total depreciation and amortization.........  $  2,618    $  2,634    $  2,979
                                                ========    ========    ========
EXPENDITURES FOR (DISPOSAL OF) LONG LIVED
  ASSETS, NET:
Casual products...............................  $    (24)   $    790    $    629
Contract seating products.....................       129         236         162
Ready to assemble products....................       103        (576)         61
                                                --------    --------    --------
  Total.......................................       208         450         852

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

                                                FOR THE YEARS ENDED DECEMBER 31,
                                                --------------------------------
                                                  1998        1997        1996
                                                --------    --------    --------
                                                         (IN THOUSANDS)
Reconciling items:
Corporate.....................................       734         (25)        499
                                                --------    --------    --------
  Total expenditures for long lived assets,
     net......................................  $    942    $    425    $  1,351
                                                ========    ========    ========
SEGMENT ASSETS:
Casual products...............................  $ 51,880    $ 41,964    $ 48,086
Contract seating products.....................    23,486      21,836      22,372
Ready to assemble products....................     6,496       3,974       6,246
                                                --------    --------    --------
  Total.......................................    81,862      67,774      76,704
Reconciling items:
Corporate.....................................     2,691       6,622       2,518
Assets held for sale..........................        --       6,018      20,728
                                                --------    --------    --------
  Total consolidated assets...................  $ 84,553    $ 80,414    $ 99,950
                                                ========    ========    ========

     The Company has one contract seating customer that accounted for 17%, 16% and 10% of consolidated revenues in the years ended December 31, 1998, 1997 and 1996, respectively.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

10.  SUPPLEMENTAL INFORMATION

     The following balance sheet captions are comprised of the items specified below:

                                                                DECEMBER 31,
                                                             ------------------
                                                              1998       1997
                                                             -------    -------
                                                               (IN THOUSANDS)
Inventories:
  Raw materials............................................  $ 9,288    $ 8,146
  Work in process..........................................    1,521      1,089
  Finished goods...........................................    1,397      1,198
                                                             -------    -------
                                                             $12,206    $10,433
                                                             =======    =======
Property, plant and equipment:
  Land.....................................................  $ 2,628    $ 1,834
  Building and improvements................................   10,838      9,273
  Manufacturing equipment..................................    9,464      9,146
  Office equipment.........................................    1,953      1,776
  Construction in progress.................................       81         74
  Vehicles.................................................      176        141
                                                             -------    -------
                                                              25,140     22,244
Accumulated depreciation...................................  (11,192)   (10,221)
                                                             -------    -------
                                                             $13,948    $12,023
                                                             =======    =======
Other accrued liabilities:
  Compensation, commissions and employee benefits..........  $ 3,063    $ 2,324
  Customer deposits........................................    1,749      1,559
  Income taxes.............................................    1,546        971
  Interest.................................................       24         88
  Other....................................................    3,570      3,261
                                                             -------    -------
                                                             $ 9,952    $ 8,203
                                                             =======    =======

     Depreciation expense for continuing operations was $1,496,000, $1,642,000, and $1,535,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

     Accumulated amortization at December 31, 1998 and 1997 related to goodwill was $6,348,000 and $5,564,000, respectively. Accumulated amortization at December 31, 1998 and 1997 related to other intangible assets was $1,110,000 and $773,000, respectively.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

11.  SUBSEQUENT EVENTS

     In January 1999, the Company entered into a non-binding letter of intent (the "letter") to pursue a potential merger in which the Company's public shareholders would receive $30.00 per share in cash. The purchasing entity would be formed by the Chairman of the Board of Directors and other members of management. A Special Committee of the Company's Board of Directors was established to review the proposal and it has recommended the letter.

     The letter permits the Company to solicit and consider superior proposals subject to the payment of a termination fee to the management group upon the acceptance of another offer. The proposed merger is subject to, among other things, approval by the Company's shareholders and the Special Committee. Accordingly, there can be no assurance that the merger will be consummated.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                           JUNE 25      DECEMBER 31,
                                                            1999            1998
                                                          ---------    --------------
                                                          (IN THOUSANDS EXCEPT SHARE
                                                            AND PER SHARE AMOUNTS)
ASSETS
Cash and cash equivalents...............................   $13,881         $   475
Cash in escrow..........................................     1,000           1,000
Accounts receivable, less allowances for doubtful
  accounts..............................................    24,037          23,647
Inventories.............................................    11,239          12,206
Prepaid expenses and other current assets...............     4,271           4,638
                                                           -------         -------
     Total current assets...............................    54,428          41,966
Property, plant and equipment, net......................    13,443          13,948
Goodwill, net...........................................    26,733          27,176
Other assets............................................     1,863           1,463
                                                           -------         -------
                                                           $96,467         $84,553
                                                           =======         =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt.......................   $    24         $    47
Accounts payable........................................     6,660           4,377
Other accrued liabilities...............................    12,694           9,952
Net liabilities of discontinued operations..............     1,603           1,750
                                                           -------         -------
     Total current liabilities..........................    20,981          16,126
Long-term debt, net of current portion..................        --           1,400
Deferred income taxes...................................       912             801
                                                           -------         -------
     Total liabilities..................................    21,893          18,327
                                                           -------         -------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, par value $.01 per share, 5,000,000
     shares authorized, none issued.....................        --              --
  Common stock; par value $.01 per share, 20,000,000
     shares authorized, 7,181,908 and 7,294,408 shares
     issued and outstanding at June 25, 1999 and
     December 31, 1998..................................        72              73
Additional paid-in capital..............................    16,612          19,797
Retained earnings.......................................    57,890          46,356
                                                           -------         -------
     Total stockholders' equity.........................    74,574          66,226
                                                           -------         -------
                                                           $96,467         $84,553
                                                           =======         =======

See accompanying notes.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                         THREE MONTHS ENDED       SIX MONTHS ENDED
                                        --------------------    --------------------
                                        JUNE 25,    JUNE 26,    JUNE 25,    JUNE 26,
                                          1999        1998        1999        1998
                                        --------    --------    --------    --------
                                          (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net sales.............................  $47,679     $42,892     $80,589     $70,468
Cost of sales.........................   27,983      26,152      48,014      44,098
                                        -------     -------     -------     -------
     Gross profit.....................   19,696      16,740      32,575      26,370
Selling, general and administrative
  expenses............................    7,545       6,215      13,270      10,730
Amortization..........................      318         243         634         487
                                        -------     -------     -------     -------
     Operating income.................   11,833      10,282      18,671      15,153
Interest expense (income).............      (46)        354          77         687
                                        -------     -------     -------     -------
     Income before income taxes.......   11,879       9,928      18,594      14,466
Provision for income taxes............    4,529       3,729       7,060       5,394
                                        -------     -------     -------     -------
     Net income.......................  $ 7,350     $ 6,199     $11,534     $ 9,072
                                        =======     =======     =======     =======
Basic earnings per share..............  $  1.02     $  0.83     $  1.60     $  1.21
                                        =======     =======     =======     =======
  Weighted average number of shares...    7,200       7,513       7,200       7,513
                                        =======     =======     =======     =======
Diluted earnings per share............  $  0.99     $  0.80     $  1.55     $  1.17
                                        =======     =======     =======     =======
  Weighted average number of shares
     and common stock equivalents.....    7,444       7,722       7,444       7,722
                                        =======     =======     =======     =======

See accompanying notes.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                        FOR THE SIX MONTHS ENDED
                                                        -------------------------
                                                        JUNE 25         JUNE 26,
                                                          1999            1998
                                                        --------        ---------
                                                             (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income............................................  $11,534         $  9,072
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
Depreciation and amortization.........................    1,381            1,203
Provision for losses on accounts receivable...........      460              427
Change in net assets held for sale....................       --              844
Changes in operating assets and liabilities, net of
  effects from acquisitions and dispositions:
  Accounts receivable.................................     (850)          (1,362)
  Inventories.........................................      967             (682)
  Prepaid expenses and other current assets...........      367            2,647
  Other assets........................................     (591)            (658)
  Accounts payable....................................    2,283            2,275
  Other accrued liabilities...........................    2,595            5,308
  Deferred income taxes...............................      111             (622)
                                                        -------         --------
     Total adjustments................................    6,723            9,380
                                                        -------         --------
     Net cash provided by operating activities........   18,257           18,452
                                                        -------         --------
Cash flows from investing activities:
  Capital expenditures, net of disposals..............     (242)            (560)
                                                        -------         --------
     Net cash used in investing activities............     (242)            (560)
                                                        -------         --------
Cash flows from financing activities:
  Net payments under revolving credit agreements......   (1,423)         (13,453)
  Proceeds from issuance of common stock, net.........       --              610
  Repurchase and cancellation of stock................   (3,186)          (2,090)
                                                        -------         --------
     Net cash used in financing activities............   (4,609)         (14,933)
                                                        -------         --------
     Net increase in cash and cash equivalents........   13,406            2,959
Cash and cash equivalents at beginning of year........      475              707
Cash and cash equivalents at end of period............  $13,881         $  3,666
                                                        =======         ========
SUPPLEMENTAL DISCLOSURES:
Interest paid.........................................  $   186         $    245
Income taxes paid.....................................  $ 5,125         $  1,644
                                                        =======         ========

See accompanying notes.

                            WINSLOEW FURNITURE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of WinsLoew Furniture, Inc. and subsidiaries (the "Company" or "WinsLoew") that are for interim periods do not include all disclosures provided in the annual consolidated financial statements. These unaudited consolidated financial statements should be read in conjunction with the annual consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission.

     All material intercompany balances and transactions have been eliminated. The preparation of the consolidated financial statements requires the use of estimates in the amounts reported.

     In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (which are of a normal recurring nature) necessary for a fair presentation of the results for the interim periods. The results of operations are presented for the Company's three-and six-month periods ended June 25, 1999. The results of operations for these periods are not necessarily indicative of the results to be expected for the full year.

2.  INVENTORIES

     Inventories consisted of the following:

                                                          JUNE 25,    DECEMBER 31,
                                                            1999          1998
                                                          --------    ------------
                                                               (IN THOUSANDS)
Raw materials...........................................  $ 8,311       $ 9,288
Work in process.........................................    1,246         1,521
Finished goods..........................................    1,682         1,397
                                                          -------       -------
                                                          $11,239       $12,206

3.  LONG-TERM DEBT

     WinsLoew's amended senior credit facility provides the Company with a variable amount available under the revolving line of credit. The amount available under its revolving credit line is $20 million from July 1 through December 31 of each year. The Company may, at its option, elect to increase the revolving credit line at January 1 through the following June 30 to a maximum of $40 million. At January 1, 1999, the Company elected to set the maximum amount available under the revolving credit line at $35 million.

4.  CAPITAL STOCK

     In January 1998, WinsLoew's Board of Directors approved a plan to acquire up to 1,000,000 shares of the Company's common stock. The purchases are being funded by the Company's senior credit facility (see Note 3 above). At December 31, 1998, there were

                            WINSLOEW FURNITURE, INC.

704,000 shares available under the plan. Since December 31, 1998 and as of June 25, 1999, the Company has acquired 112,500 shares for $3.2 million.

5.  DISCONTINUED OPERATIONS

     At June 25, 1999, there have not been any material changes in the net liabilities of discontinued operations as compared to December 31, 1998.

6.  SEGMENT INFORMATION

     The Company has three segments organized and managed based on the products sold. The Company evaluates performance and allocates resources based on gross profit. There are no intersegment sales/transfers. Export revenues are not material.

                                         THREE MONTHS ENDED       SIX MONTHS ENDED
                                        --------------------    --------------------
                                        JUNE 25,    JUNE 26,    JUNE 25,    JUNE 26,
                                          1999        1998        1999        1998
                                        --------    --------    --------    --------
                                                       (IN THOUSANDS)
REVENUES:
Casual products.......................  $26,005     $21,895     $39,639     $31,525
                                        =======     =======     =======     =======
Contract seating products.............   17,687      17,904      33,572      33,402
                                        =======     =======     =======     =======
Ready to assemble products............    3,987       3,093       7,378       5,541
                                        =======     =======     =======     =======
  Total revenues......................  $47,679     $42,892     $80,589     $70,468
                                        =======     =======     =======     =======
SEGMENT GROSS PROFIT:
Casual products.......................  $12,561     $10,362     $19,028     $14,716
                                        =======     =======     =======     =======
Contract seating products.............    6,190       5,478      11,809      10,517
                                        =======     =======     =======     =======
Ready to assemble products............      945         630       1,738       1,137
                                        =======     =======     =======     =======
  Total segment gross profit..........   19,698      16,740      32,575      26,370
                                        =======     =======     =======     =======
Reconciling items:
Selling, general and administrative
  expenses............................    7,545       6,215      13,270      10,730
                                        =======     =======     =======     =======
Amortization..........................      318         243         634         487
                                        =======     =======     =======     =======
  Operating income....................   11,833       4,871      18,671      15,153
                                        =======     =======     =======     =======
Interest expense-net..................      (46)        354          77         687
                                        -------     -------     -------     -------
Income before income taxes............  $11,879     $ 9,928     $18,594     $14,466
                                        =======     =======     =======     =======

                            WINSLOEW FURNITURE, INC.

                                                             JUNE 25,    DEC. 31,
                                                               1999        1998
                                                             --------    --------
                                                                (IN THOUSANDS)
SEGMENT ASSETS:
Casual products............................................  $49,762     $51,880
                                                             =======     =======
Contract seating products..................................   23,941      23,486
                                                             =======     =======
Ready to assemble products.................................    8,018       6,496
                                                             =======     =======
  Total....................................................   81,721      81,862
Reconciling item:
Corporate..................................................   14,746       2,691
                                                             =======     =======
  Total consolidated assets................................  $96,467     $84,553
                                                             =======     =======

7.  MERGER

     On March 30, 1999, WinsLoew and Trivest Furniture Corporation (the "Purchaser"), a Florida corporation formed by Earl W. Powell of Trivest, Inc., who is also the Chairman of the Company's Board of Directors, amended their Agreement and Plan of Merger to, among other things, (1) increase the per share cash purchase price from $30.00 per share to $33.00 per share, (2) increase the "break-up" fee, and (3) eliminate the Purchaser's financing condition. The amendment to the Agreement and Plan of Merger was approved by WinsLoew's Board of Directors, as well as the Special Committee of the Board appointed to evaluate the initial Trivest proposal and possible strategic alternatives.

     On May 4, 1999, WinsLoew and the Purchaser entered into a Second Amended and Restated Agreement and Plan of Merger pursuant to which, among other things,
(1) increase the per share cash purchase price from $33.00 per share to $34.75 per share, (2) the Purchaser deposited $3.0 million in escrow, which deposit would be paid to the Company in the event that it terminates the agreement on the basis of certain breaches by the Purchaser. The amendment to the Agreement and Plan of Merger was approved by WinsLoew's Board of Directors, as well as the Special Committee of the Board appointed to evaluate the initial Trivest proposal and possible strategic alternatives.

     Pursuant to the amended agreement, the proposed merger is subject, among other things, to (1) shareholder approval and (2) compliance with all applicable regulatory and governmental requirements. Accordingly, there can be no assurance that the merger will be consummated.

                                                                      APPENDIX A

                          SECOND AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                         TRIVEST FURNITURE CORPORATION

                                      AND

                            WINSLOEW FURNITURE, INC.

                            DATED AS OF MAY 4, 1999

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
ARTICLE I
  SECTION 1.01   The Merger...........................................   A-3
  SECTION 1.02   Closing..............................................   A-3
  SECTION 1.03   Effective Time.......................................   A-3
  SECTION 1.04   Effects of the Merger................................   A-4
  SECTION 1.05   Articles of Incorporation and Bylaws.................   A-4
  SECTION 1.06   Directors............................................   A-4
  SECTION 1.07   Officers.............................................   A-4
ARTICLE II
  SECTION 2.01   Effect on Capital Stock..............................   A-4
  SECTION 2.02   Exchange of Certificates.............................   A-5
ARTICLE III
  SECTION 3.01   Organization.........................................   A-6
  SECTION 3.02   Subsidiaries.........................................   A-7
  SECTION 3.03   Capitalization.......................................   A-7
  SECTION 3.04   Authority............................................   A-7
  SECTION 3.05   Consents and Approvals; No Violations................   A-8
  SECTION 3.06   SEC Reports and Financial Statements.................   A-9
  SECTION 3.07   Absence of Certain Changes or Events.................   A-9
  SECTION 3.08   No Undisclosed Liabilities...........................  A-10
  SECTION 3.09   Information Supplied.................................  A-10
  SECTION 3.10   Benefit Plans........................................  A-11
  SECTION 3.11   Other Compensation Arrangements......................  A-12
  SECTION 3.12   Litigation...........................................  A-12
  SECTION 3.13   Permits; Compliance with Law.........................  A-12
  SECTION 3.14   Tax Matters..........................................  A-13
  SECTION 3.15   State Takeover Statutes..............................  A-14
  SECTION 3.16   Brokers; Fees and Expenses...........................  A-14
  SECTION 3.17   Intellectual Property................................  A-14
  SECTION 3.18   Vote Required........................................  A-15
  SECTION 3.19   Labor Matters........................................  A-15
  SECTION 3.20   Title to Property....................................  A-15
  SECTION 3.21   Environmental Matters................................  A-16
  SECTION 3.22   Accounts Receivable..................................  A-16
  SECTION 3.23   Customers............................................  A-17
  SECTION 3.24   Interested Party Transactions........................  A-17
  SECTION 3.25   Absence of Certain Payments..........................  A-17
  SECTION 3.26   Insurance............................................  A-17
  SECTION 3.27   Product Liability and Recalls........................  A-17
  SECTION 3.28   Inventory............................................  A-18
  SECTION 3.29   Full Disclosure......................................  A-18
ARTICLE IV
  SECTION 4.01   Organization.........................................  A-18
  SECTION 4.02   Authority............................................  A-18

                                                                        PAGE
                                                                        ----
  SECTION 4.03   Consents and Approvals; No Violations................  A-18
  SECTION 4.04   Information Supplied.................................  A-19
  SECTION 4.05   Purchaser's Financing Capability.....................  A-19
  SECTION 4.06   Surviving Corporation Solvency.......................  A-19
  SECTION 4.07   Brokers..............................................  A-20
  SECTION 4.08   Board Determination..................................  A-20
  SECTION 4.09   Full Disclosure......................................  A-20
ARTICLE V
  SECTION 5.01   Covenants of the Company.............................  A-20
  SECTION 5.02   No Solicitation......................................  A-22
  SECTION 5.03   Other Actions........................................  A-24
  SECTION 5.04   Financing Covenants of Purchaser and Sub.............  A-25
  SECTION 5.05   Solvency.............................................  A-25
  SECTION 5.06   Amendment of Management Agreement....................  A-25
ARTICLE VI
  SECTION 6.01   Shareholder Approval; Preparation of Proxy
                   Statement..........................................  A-25
  SECTION 6.02   Access to Information................................  A-26
  SECTION 6.03   Reasonable Efforts...................................  A-27
  SECTION 6.04   Company Stock Options; Plans.........................  A-27
  SECTION 6.05   Confidentiality......................................  A-28
  SECTION 6.06   Fees and Expenses....................................  A-28
  SECTION 6.07   Indemnification; Insurance...........................  A-28
  SECTION 6.08   Employment and Benefit Arrangements..................  A-29
ARTICLE VII
  SECTION 7.01   Conditions to Each Party's Obligation to Effect the
                   Merger.............................................  A-29
  SECTION 7.02   Conditions to Obligations of Purchaser to Effect the
                   Merger.............................................  A-30
  SECTION 7.03   Conditions to Obligations of the Company to Effect
                   the Merger.........................................  A-30
ARTICLE VIII
  SECTION 8.01   Termination..........................................  A-31
  SECTION 8.02   Effect of Termination................................  A-32
  SECTION 8.03   Amendment............................................  A-32
  SECTION 8.04   Extension; Waiver....................................  A-33
ARTICLE IX
  SECTION 9.01   Nonsurvival of Representations and Warranties........  A-33
  SECTION 9.02   Notices..............................................  A-33
  SECTION 9.03   Interpretation.......................................  A-34
  SECTION 9.04   Counterparts.........................................  A-35
  SECTION 9.05   Entire Agreement; Third Party Beneficiaries..........  A-35
  SECTION 9.06   Governing Law........................................  A-35
  SECTION 9.07   Publicity............................................  A-35
  SECTION 9.08   Assignment...........................................  A-35
  SECTION 9.09   Enforcement..........................................  A-35

            SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     THIS SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER is made and entered into as of May 4, 1999, between Trivest Furniture Corporation, a Florida corporation ("Purchaser"), and WinsLoew Furniture, Inc., a Florida corporation (the "Company").

     WHEREAS the respective Boards of Directors of Purchaser and the Company have approved the acquisition of the Company by Purchaser on the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS the respective Boards of Directors of Purchaser and the Company have each approved the merger of Purchaser into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each outstanding share of Common Stock, par value $0.01 per share, of the Company (the "Company Common Stock"; the outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares"), other than shares of Company Common Stock owned directly or indirectly by Purchaser or the Company, will be converted into the right to receive $34.75 in cash; and

     WHEREAS Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Corporation Law (as defined below), Purchaser shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Purchaser in accordance with the Florida Business Corporation Act (the "Corporation Law"). At the election of Purchaser, any direct or indirect wholly owned subsidiary (as defined in Section 9.03) of Purchaser may be substituted for Purchaser as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

     SECTION 1.02. CLOSING. The closing of the Merger will take place at 10:00 a.m. (Miami time) on a date to be specified by Purchaser which shall be no later than the tenth business day following the satisfaction or waiver of the conditions set forth in Sections 7.01 and 7.02 (the "Closing Date"), at the offices of Greenberg, Traurig, P.A., counsel to Purchaser (or, at Purchaser's request, the offices of counsel to any lender providing financing in connection with the Merger), unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.03. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the Corporation Law and shall make all other filings or recordings required under the Corporation Law. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Florida Secretary of State, or at such other time as Purchaser and the Company shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the Corporation Law.

     SECTION 1.05.  ARTICLES OF INCORPORATION AND BYLAWS.

          (a) The Articles of Incorporation of Purchaser as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided that Article I thereof shall be amended to provide that the corporate name of the Surviving Corporation is "WinsLoew Furniture, Inc.".

          (b) The bylaws of Purchaser as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.06. DIRECTORS. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. OFFICERS. The officers of the Company immediately prior to the Effective Time and such other persons as Purchaser shall designate shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.01. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Purchaser:

          (a) Capital Stock of Purchaser. Each issued and outstanding share of capital stock of Purchaser shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

          (b) Cancellation of Purchaser Owned Stock. Each share of Company Common Stock that is owned by Purchaser or any subsidiary of Purchaser shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Cancellation of Company Owned Stock. All Shares (if any) that are held in the treasury of the Company or by any wholly owned subsidiary of the Company and any Shares owned by Purchaser or any wholly owned subsidiary of Purchaser shall be cancelled and no consideration shall be delivered in exchange therefor.

          (d) Conversion of Company Common Stock. Each Share issued and outstanding (other than Shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, $34.75 (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

     SECTION 2.02.  EXCHANGE OF CERTIFICATES.

          (a) Paying Agent. Prior to the Effective Time, Purchaser shall designate American Stock Transfer & Trust Company or other bank or trust company acceptable to the Company to act as paying agent in the Merger (the "Paying Agent"), and, prior to the Effective Time, Purchaser shall make available, or cause the Surviving Corporation to make available, to the Paying Agent funds in amounts necessary for the payment of the Merger Consideration upon surrender of certificates representing Shares as part of the Merger pursuant to Section 2.01 (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Purchaser).

          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), other than Shares to be cancelled in accordance with Section 2.01(b) hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in form and have such other provisions as Purchaser and the Company may reasonably specify) and (ii) instructions, in form reasonably acceptable to the Company, for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event any Certificate shall have been lost, stolen or destroyed, Purchaser may, in its discretion and as a condition precedent to the payment of the Merger Consideration in respect of the shares represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser, the Surviving Corporation or the Paying Agent.

          (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

          (d) No Liability. At any time following the expiration of six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar law) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Purchaser as follows:

     SECTION 3.01. ORGANIZATION. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not be reasonably expected to (i) prevent or materially delay the consummation of the Merger, or (ii) have a Material Adverse Effect (as defined in Section 9.03) on the Company. The Company and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. The Company has made available to Purchaser complete and correct copies of its Articles of Incorporation and Bylaws and the certificates of incorporation and bylaws (or similar organizational documents) of its subsidiaries.

     SECTION 3.02. SUBSIDIARIES. The only subsidiaries of the Company are Winston Furniture Company of Alabama, Inc., an Alabama corporation, Lowenstein Furniture Group, Inc., a Florida corporation, Texacraft, Inc., a Texas corporation, and Tropic Craft, Inc., a Florida corporation (the "Subsidiaries"). All the outstanding shares of capital stock of each such subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), except for a first priority lien granted to Heller Financial, Inc. upon the capital stock of the Subsidiaries pursuant to a Credit Agreement dated as of February 2, 1995, as amended, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of its subsidiaries and the Company's ownership interest in certain incidental investments (the aggregate book value of which do not exceed $5,000), the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

     SECTION 3.03. CAPITALIZATION. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). At the close of business on April 28, 1999, (i) 7,181,908 shares of Company Common Stock were issued and outstanding, (ii) 765,400 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options (as defined in Section 6.04), and (iii) no shares of Company Preferred Stock were issued and outstanding. Except as set forth above, and except for shares issued upon the exercise of Company Stock Options since April 28, 1999, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as disclosed in Section 3.03 of the Disclosure Schedule, there are not any outstanding contractual obligations (i) of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) of the Company to vote or to dispose of any shares of the capital stock of any of its subsidiaries. Except as set forth in Section
3.03 of the disclosure schedule annexed hereto (the "Disclosure Schedule"), there are no restrictions on the right of the Company to vote or dispose of any shares of the capital stock of its subsidiaries.

     SECTION 3.04.  AUTHORITY.

          (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the terms of this Agreement by the holders of a majority of the Shares (the "Company Shareholder Approval")). The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger, the Company Shareholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Purchaser, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

          (b) The Board of Directors of the Company, as well as a special committee (the "Special Committee") comprised of five independent members of the Company's Board of Directors, at meetings duly called and held on May 4, 1999, duly and unanimously adopted resolutions (i) approving this Agreement and the Merger (and such approval is sufficient to render inapplicable the provisions of Sections 607.0901 and 607.0902 of the Corporation Law), (ii) determining that the Merger is substantively and procedurally fair to, and in the best interests of, the Company's shareholders, and (iii) recommending that the Company's shareholders approve and adopt this Agreement.

          (c) The Company's Board of Directors and the Special Committee have received the oral opinion of Mann, Armistead and Epperson, Ltd. ("Mann, Armistead") that the proposed consideration to be received by the holders of Shares (other than Shares to be cancelled in accordance with Section 2.01(b) hereof) pursuant to the Merger is fair, from a financial point of view, to such holders, and Mann, Armistead has advised the Special Committee that it will deliver a complete and correct signed copy of such opinion to the Company and to Purchaser, as well as a draft of the description of such opinion and Mann Armistead's related analyses to be included in the Proxy Statement (as hereinafter defined), not later than May 7, 1999.

     SECTION 3.05. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder (including the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to any required approval by the Company's shareholders of this Agreement (the "Proxy Statement")), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and Sections 607.1103 -- 607.1105 of the Corporation Law, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of the Company or of the similar organizational documents of any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings could not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger), (iii) except as set forth in
Section 3.05 of the Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound; provided, however, that certain contracts and agreements, the material ones of which are listed in
Section 3.05 of the Disclosure Schedule, (A) provide for their termination upon a change of control of the Company or (B) contain provisions restricting their assignment, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that could not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

     SECTION 3.06. SEC REPORTS AND FINANCIAL STATEMENTS. The Company has filed with the SEC, and has heretofore made available to Purchaser true and complete copies of, all forms, reports, schedules, statements and other documents (other than preliminary materials) required to be filed by it under the Exchange Act or the Securities Act of 1933 (the "Securities Act") from and after December 31, 1997 (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Company SEC Documents"). The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of the Company included in the Company SEC Documents as well as the Company's financial statements as of and for the year ended December 31, 1998 heretofore delivered to Purchaser, as of the dates thereof comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements, to normal adjustments, none of which will be material) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     SECTION 3.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents, as contemplated by Section 6.04 or as set forth in
Section 3.07 of the Disclosure Schedule, since December 31, 1998, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been any material adverse change (as defined in Section 9.03) with respect to the Company. Except as disclosed in the Company SEC Documents, as contemplated by
Section 6.04 or as set forth in Section 3.07 of the Disclosure Schedule, since December 31, 1998, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company's capital stock or any redemption, purchase or other acquisition of any of its capital stock, (ii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) any material change in accounting methods, principles or practices by the Company, (iv) (w) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of December 31, 1998, (x) any granting by the Company or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, or as was required under employment, severance or termination agreements in effect as of December 31, 1998, (y) except employment arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such employee or executive officer, or (z) except as contemplated by Section 6.04, any increase in or establishment of any bonus, insurance, deferred compensation, pension, retirement, profit-sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect on the Company, (vi) any amendments or changes in the Articles of Incorporation or Bylaws of the Company, or (vii) any material revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     SECTION 3.08. NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth in the Company SEC Documents or in Section 3.08 of the Disclosure Schedule, as of December 31, 1998, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto). Since December 31, 1998, except as and to the extent set forth in the Company SEC Documents or in
Section 3.08 of the Disclosure Schedule and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that could be reasonably expected to have a Material Adverse Effect on the Company, or would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto).

     SECTION 3.09. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 (as hereinafter defined), will, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the

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

requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Purchaser specifically for inclusion or incorporation by reference therein.

     SECTION 3.10.  BENEFIT PLANS.

          (a) Except as set forth in Section 3.10 of the Disclosure Schedule, each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (a "Welfare Plan") and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, bonuses, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its subsidiaries for the benefit of any present or former employee, officer or director (each of the foregoing, a "Benefit Plan") has been administered in all material respects in accordance with its terms. The Company and its subsidiaries and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), all other applicable laws and all applicable collective bargaining agreements. Except as set forth in the Company SEC Filings, Section 3.10 of the Disclosure Schedule sets forth a list of all material Benefit Plans. Except as set forth in Section 3.10(a) of the Disclosure Schedule, none of the Welfare Plans promises or provides retiree medical or other retiree welfare benefits to any person. To the Best Knowledge (as defined below) of the Company, no fiduciary of a Benefit Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to result in any material liability to the Company. Each Benefit Plan intended to qualify under section 401(a) of the Code and each trust intended to qualify under section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which would reasonably be expected to impair such determination. All contributions required to be made with respect to any Benefit Plan pursuant to the terms of the Benefit Plan or any collective bargaining agreement, have been made on or before their due dates.

          (b) None of the Pension Plans is subject to Title IV of ERISA and none of the Company or any other person or entity that, together with the Company, is or was treated as a single employer under Section 414 of the Code or pursuant to Title IV of ERISA (each, including the Company, a "Commonly Controlled Entity") has any liability under Title IV of ERISA (whether actual or contingent) with respect to a Pension Plan, or to any other employee pension benefit plan that is or was maintained, contributed to or required to be contributed to by a Commonly Controlled Entity (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due), which liability has not been fully paid.

          (c) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid or as to which a commonly controlled entity would have liability pursuant to Section 4212(c) of ERISA.

          (d) Each Benefit Plan that is a Welfare Plan may be amended or terminated at any time after the Effective Time without material liability to the Company or its subsidiaries.

     SECTION 3.11. OTHER COMPENSATION ARRANGEMENTS. Except as disclosed in the Company SEC Documents or in Section 3.11 of the Disclosure Schedule, and except as provided in this Agreement, as of the date of this Agreement, neither the Company nor any of its subsidiaries is a party to any oral or written (i) consulting agreement not terminable on not more than 60 calendar days notice and involving the payment of more than $100,000 per annum, (ii) agreement with any executive officer or other key employee of the Company or any of its subsidiaries (x) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or (y) providing any term of employment or compensation guarantee extending for a period longer than two years or the payment of more than $100,000 per year, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     SECTION 3.12. LITIGATION. Except as disclosed in the Company SEC Documents or Section 3.12 of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending before any Governmental Entity or, to the Best Knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. Except as disclosed in the Company SEC Documents or Section 3.12 of the Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

     SECTION 3.13. PERMITS; COMPLIANCE WITH LAW. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that could not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents or in the Disclosure Schedule, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations that could not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the Best Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which could not be reasonably expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

     SECTION 3.14.  TAX MATTERS.

          (a) The Company and each of its subsidiaries has filed all Federal income tax returns and all other material tax returns and reports required to be filed by it. All such returns are complete and correct in all material respects (except to the extent a reserve has been established on the Company's financial statements as of and for the year ended December 31, 1998 (the "Most Recent Financial Statements"). Each of the Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes required to be paid by it (without regard to whether a tax return is required or to the amount shown on any tax return), except taxes for which an adequate reserve has been established on the Most Recent Financial Statements. The Most Recent Financial Statements reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

          (b) Except as set forth in Section 3.14 of the Disclosure Schedule, no material tax return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any of its subsidiaries. Each material deficiency resulting from any audit or examination relating to taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. No material issues relating to taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have not been examined by and settled with the Internal Revenue Service.

          (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority.

          (d) No material liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for liens for taxes not yet due.

          (e) None of the Company or any of its subsidiaries is liable for taxes of any other person (other than taxes of the Company and its subsidiaries) or is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

          (f) None of the Company or any of its subsidiaries shall be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign tax law.

          (g) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise, withholding and other taxes, tariffs or governmental charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

          (h) Neither the Company nor, to the Best Knowledge of the Company, any of its subsidiaries has filed a consent pursuant to or agreed to the application of Section 341(f) of the Code.

          (i) Neither the Company nor any of its subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could reasonably be expected to be treated as a partnership for federal income tax purposes.

          (j) Except as set forth in Section 3.14 of the Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (k) Except as set forth in Section 3.14 of the Disclosure Schedule, neither the Company nor any of its subsidiaries has ever been a Subchapter S corporation (as defined in Section 1361(a)(1) of the Code).

     SECTION 3.15. STATE TAKEOVER STATUTES. The Board of Directors of the Company has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement, the provisions of Sections 607.0901 and 607.0902 of the Corporation Law.

     SECTION 3.16. BROKERS; FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Mann, Armistead, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Purchaser true and complete copies of all written agreements or arrangements, and reduced to writing and furnished to Purchaser the terms of all unwritten agreements or arrangements, providing for any such broker's, finder's financial advisor's or similar fee or commission between the Company and Mann, Armistead.

     SECTION 3.17.  INTELLECTUAL PROPERTY.

          (a) Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) could not reasonably be expected to have a Material Adverse Effect on the Company:

             (1) the Company and each of its subsidiaries owns, or is licensed or otherwise has the legally enforceable right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property (as hereinafter defined) used in or necessary for the conduct of its business as currently conducted;

             (2) no claims are pending or, to the Best Knowledge of the Company, threatened that the Company or any of its subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by and/or licensed to the Company or its subsidiaries and, to the Best Knowledge of the Company, there are no valid grounds for any such claims;

             (3) to the Best Knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its subsidiaries.

             (4) to the Best Knowledge of the Company, there are no valid grounds for any claim challenging the ownership or validity of any Intellectual Property owned by the Company or any of its subsidiaries or challenging the Company's or any of its subsidiaries' license or legally enforceable right to use any Intellectual Property licensed by it; and

             (5) to the Best Knowledge of the Company, all patents, registered trademarks, service marks and copyrights held by the Company and each of its subsidiaries are valid and subsisting.

          (b) For purposes of this Agreement, "Intellectual Property" means trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrighted, copyrightable or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code and data); licenses, immunities, covenants not to sue and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

     SECTION 3.18. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class of capital stock necessary to approve this Agreement and the Merger.

     SECTION 3.19. LABOR MATTERS. Except as set forth in Section 3.19 of the Disclosure Schedule or the Company SEC Documents, (i) there is no unfair labor practice complaint pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, which have had, or could reasonably be expected to have, a Material Adverse Effect on the Company; (ii) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and
(iii) to the Best Knowledge of the Company, there are no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries which could reasonably be expected to have a Material Adverse Effect on the Company.

     SECTION 3.20. TITLE TO PROPERTY. Except as set forth in Section 3.20 of the Disclosure Schedule or which could not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company.

     SECTION 3.21. ENVIRONMENTAL MATTERS. Except as set forth in Section 3.21 of the Disclosure Schedule or the Company SEC Documents, and except in all cases as have not had and could not reasonably be expected to have a Material Adverse Effect on the Company, to the Best Knowledge of the Company, the Company and each of its subsidiaries (i) have obtained all applicable permits, licenses and other authorizations which are required to be obtained under all applicable Federal, state or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder ("Environmental Laws") relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic material or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, emission, discharge or release into the environment of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

     SECTION 3.22. ACCOUNTS RECEIVABLE. The accounts receivable of the Company and its subsidiaries as reflected in the most recent financial statements contained in the Company SEC Documents, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of the Company and its subsidiaries, are valid and existing and represent monies due, and the Company has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions as would not reasonably be expected to have a Material Adverse Effect on the Company.

     SECTION 3.23. CUSTOMERS. Section 3.23 of the Disclosure Schedule sets forth a list of the Company's twenty five (25) largest customers (detailed, in the case of government agencies, by separate government agency) in terms of gross sales for the fiscal year ended December 31, 1998. Except as set forth in
Section 3.23 of the Disclosure Schedule, since December 31, 1998, there have not been any changes in the business relationships of the Company with any of the customers named therein that would constitute a Material Adverse Effect on the Company.

     SECTION 3.24.  INTERESTED PARTY TRANSACTIONS.  Except as set forth in
Section 3.24 of the Disclosure Schedule or the Company SEC Documents, since December 31, 1997, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC, except for contracts with terms no less favorable to the Company than would reasonably be expected in a similar transaction with an unaffiliated third party.

     SECTION 3.25. ABSENCE OF CERTAIN PAYMENTS. To the Best Knowledge of the Company, neither the Company nor any of its subsidiaries or any of their respective affiliates, officers, directors, employees or agent or other people acting on behalf of any of them have (i) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any other country and (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, in each case except to the extent that such activities, individually or in the aggregate, would not have a Material Adverse Effect on the Company. To the Best Knowledge of the Company, neither the Company nor any of its subsidiaries or any of their respective affiliates, directors, officers, employees or agents of other persons acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures that could reasonably be expected to have a Material Adverse Effect on the Company.

     SECTION 3.26. INSURANCE. All material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide coverage of all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets, except as could not reasonably be expected to have a Material Adverse Effect on the Company.

     SECTION 3.27.  PRODUCT LIABILITY AND RECALLS.

          (a) Except a disclosed in Section 3.27 of the Disclosure Schedule or the Company SEC Documents to the Best Knowledge of the Company, there is no claim, or the basis of any claim, against the Company or any of this subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of any alleged defective nature of its products or services, which could reasonably be expected to have a Material Adverse Effect on the Company.

          (b) Except as disclosed in Section 3.27 of the Disclosure Schedule or the Company SEC Documents, there is not pending or, to the knowledge of the Company, threatened recall or investigation of any product sold by the Company, which recall or investigation could reasonably be expected to have a Material Adverse Effect on the Company.

     SECTION 3.28. INVENTORY. The inventories of the Company and its subsidiaries as reflected in the most recent financial statements contained in the Company SEC Documents, or acquired by the Company or any of its subsidiaries after the date thereof, to the extent it does not constitute a Material Adverse Effect on the Company, (i) are carried at an amount not in excess of the lower of cost or net realizable value, and (ii) do not include any inventory which is obsolete, surplus or not usable or saleable in the lawful and ordinary course of business of the Company and its subsidiaries as heretofore conducted, in each case net of reserves provided therefor.

     SECTION 3.29. FULL DISCLOSURE. No statement contained in any certificate or schedule furnished or to be furnished by the Company or its subsidiaries to Purchaser in, or pursuant to the provisions of, this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to the Company as follows:

     SECTION 4.01. ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Florida and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not be reasonably expected to prevent or materially delay the consummation of the Merger. Purchaser is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to prevent or materially delay the consummation of the Merger. Purchaser has made available to the Company complete and correct copies of its articles of incorporation and bylaws.

     SECTION 4.02. AUTHORITY. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate such transactions. No vote of Purchaser shareholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Purchaser enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

     SECTION 4.03. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other

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

applicable requirements of, the Exchange Act (including the filing with the SEC of a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with all supplements and amendments thereto, the "Schedule 13E-3"), the HSR Act and Sections 607.1103 -- 607.1105 of the Corporation Law, neither the execution, delivery or performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles of incorporation or bylaws of Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings could not be reasonably expected to prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Purchaser or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which could not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

     SECTION 4.04. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Purchaser specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 13E-3 to be filed by Purchaser in connection with the transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

     SECTION 4.05. PURCHASER'S FINANCING CAPABILITY. Purchaser has heretofore provided the Company with true and correct copies of (i) a proposal letter with respect to Purchaser's expected senior debt financing sources for the funding (the "Senior Debt Financing") of a portion of the Merger Consideration, and (ii) a term sheet with respect to Purchaser's expected subordinated debt financing sources for the funding (the "Subordinated Debt Financing") of a portion of the Merger Consideration. Purchaser is reasonably satisfied that it will have sufficient funds (including equity capital, Senior Debt Financing and Subordinated Debt Financing) to enable it to purchase the Shares pursuant to the Merger in accordance with terms hereof, pay all related fees and expenses and effect all other transactions contemplated hereby.

     SECTION 4.06. SURVIVING CORPORATION SOLVENCY. Immediately after the Effective Time and after giving effect to any changes in the Surviving Corporation's assets and liabilities as a result of the Merger and the financing for the Merger Consideration, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to

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engage in its business, or (iii) have incurred debts beyond its ability to pay as they become due; provided, that for purposes of making the representation and warranty set forth in this Section 4.06 Purchaser has relied on the accuracy of
(i) all information provided to them by the Company, and (ii) all information set forth in the Company's SEC Documents.

     SECTION 4.07. BROKERS. No broker, investment banker, financial advisor or other person, other than Trivest II, Inc., the fees and expenses of which will be paid by Purchaser, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

     SECTION 4.08. BOARD DETERMINATION. The Board of Directors of Purchaser at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement and the Merger.

     SECTION 4.09. FULL DISCLOSURE. No statement contained in any certificate or schedule furnished or to be furnished by Purchaser to the Company in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.01. COVENANTS OF THE COMPANY. The Company agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement, as set forth in the Disclosure Schedule or to the extent that Purchaser shall otherwise consent in advance, which consent shall not be unreasonably withheld and shall subsequently be confirmed in writing):

          (a) Ordinary Course. The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course and the Company shall, and shall cause its subsidiaries to, use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries.

          (b) Dividends; Changes in Stock. The Company shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a direct or indirect wholly owned subsidiary of the Company to its Purchaser, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof.

          (c) Issuance of Securities. The Company shall not, and shall not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than (i) the

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

     issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with the terms of such Company Stock Options, or (ii) issuances by a wholly-owned subsidiary of the Company of its capital stock to its Purchaser.

          (d) Governing Documents. The Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its articles or certificate of incorporation or bylaws (or similar organizational documents) in any way which would be adverse to Purchaser's rights under this Agreement.

          (e) No Acquisitions. The Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any substantial assets of (other than inventory and equipment in the ordinary course consistent with past practice, to the extent not otherwise prohibited by this Agreement), or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof.

          (f) No Dispositions. Other than dispositions in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets.

          (g) Indebtedness. The Company shall not, and shall not permit any of its subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice under the Company's credit facility existing and in effect on the date of this Agreement, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than, with respect to both clause (i) and (ii) above, (A) to the Company or any direct or indirect wholly owned subsidiary of the Company, or (B) any advances to employees in accordance with past practice.

          (h) Advice of Changes; Filings. The Company shall confer with Purchaser on a regular and frequent basis as reasonably requested by Purchaser, report on operational matters and promptly advise Purchaser orally and, if requested by Purchaser, in writing of any change or event to the Best Knowledge of the Company having, or which, insofar as can reasonably be foreseen, is likely to have, a Material Adverse Effect on the Company. The Company shall promptly provide to Purchaser (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          (i) Accounting Changes. The Company shall not make any material change, other than in the ordinary course of business, consistent with past practice, or as required by the SEC or law, with respect to any accounting methods, principles or practices used by the Company (except insofar as may be required by a change in generally accepted accounting principles).

          (j) Discharge of Liabilities. Except for fees and expenses related to the transactions contemplated herein, the Company shall not, and shall not permit any of

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     its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of (i) liabilities recognized or disclosed in the Most Recent Financial Statements, or (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice. The Company shall not, and shall not permit any of its subsidiaries to, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party.

          (k) Compensation of Company Employees.  Except as provided in Section
     3.07 of the Disclosure Schedule or in Sections 6.04 or 6.08, the Company and its subsidiaries will not, without the prior written consent of Purchaser, which shall not be unreasonably withheld, except as may be required by law, (i) enter into, adopt, amend or terminate any Company Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any director, executive officer or current or former key employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, executive officer or key employee, except as required by any Company Benefit Plan or agreement with such employees existing on the date of this Agreement, (iii) enter into, adopt, amend or terminate any Company Benefit Plan or other benefit plan or agreement, arrangement, plan or policy for the benefit of any employees who are not directors, executive offices or current or former key employees of the Company, other than increases in the compensation of employees made in the ordinary course of business consistent with past practice, or (iv) pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including the granting of, acceleration of exercisability of or vesting of stock options, stock appreciation rights or restricted stock).

          (l) Material Contracts. Except in the ordinary course of business consistent with past practices, neither the Company nor any of its subsidiaries shall (i) modify, amend or terminate any material contract or agreement to which the Company or such subsidiary is a party, or (ii) waive, release or assign any material rights or claims.

          (m) No Dissolution, Etc. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation of the Company or any of its subsidiaries.

          (n) Tax Election. Except as set forth in Section 3.14 of the Disclosure Schedule, the Company shall not make any tax election or settle or compromise any material income tax liability.

          (o) General. The Company shall not, and shall not permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions described in this Section 5.01.

     SECTION 5.02.  NO SOLICITATION.

     (a) The Company and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). From and after the date hereof until the termination of this Agreement, the Company shall not, nor shall

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

it permit any of its subsidiaries to, authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or assistance), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time the Board of Directors of the Company determines in good faith, based upon the opinion of independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to an unsolicited Superior Proposal (as hereinafter defined), and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such unsolicited Superior Proposal pursuant to a confidentiality agreement in a form approved by the Company and Purchaser (such approval not to be unreasonably withheld or delayed), and (y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries (other than the transactions between the parties hereto contemplated by this Agreement), or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to dilute materially the benefits to Purchaser of the transactions contemplated hereby. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company reasonably determines in its good faith judgment (based on the advice of Mann, Armistead) to be more favorable to the Company's shareholders than the Merger.

          (b) Except as set forth in this Section 5.02, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors or committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, based upon the opinion of independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may (subject to the other provisions of Section 5.02) withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal, cause the Company to enter into an agreement with

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

     respect to a Superior Proposal or terminate this Agreement, but in each case only at a time that is after the fifth business day following Purchaser's receipt of written notice (a "Notice of Superior Proposal") advising Purchaser that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Acquisition Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Purchaser the Termination Fee (as such term is defined in Section 6.06(b)).

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly advise Purchaser orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and, unless the Company is contractually prohibited from making such disclosure (it being agreed that the Company shall use its good faith, reasonable efforts to not be subject to such contractual prohibition), the identity of the person making such request or Acquisition Proposal.

          (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), failure so to disclose would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 5.02(b), withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

     SECTION 5.03.  OTHER ACTIONS.

          (a) Except as contemplated by Section 5.02 or the other provisions of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, take any action that could reasonably be expected to result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Merger set forth in Article VII hereof not being satisfied in all material respects.

          (b) Except as contemplated by Section 5.02 or the other provisions of this Agreement, Purchaser shall not, and shall not permit any of its subsidiaries to, take any action that could reasonably be expected to result in (i) any of the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Merger set forth in Article VII hereof not being satisfied in all material respects.

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     SECTION 5.04.  FINANCING COVENANTS OF PURCHASER AND SUB.

          (a) Purchaser will use its good faith and reasonable commercial efforts to obtain all debt and/or equity financing reasonably expected to be required to accomplish the Merger and the payment for Shares pursuant to this Agreement and to pay Purchaser's related fees and expenses. Purchaser shall promptly (x) forward to the Company copies of all written commitment letters, letters of intent and/or other agreements in principle with respect to all debt and/or equity financing reasonably expected to be obtained in connection with the Merger (collectively the "Commitments"), and (y) advise the Company orally, and if requested by Company, in writing of (i) any significant change in the status of any such financing arrangements, or (ii) to the knowledge of Purchaser, any other event which could reasonably be expected to materially delay or prevent the Merger. Purchaser shall promptly provide Company with copies of any written changes or termination of the Commitments and any written commitments for alternate financing.

          (b) Purchaser shall pay the Merger Consideration to the Paying Agent not later than the tenth business day following the satisfaction or waiver of the conditions set forth in Sections 7.01 and 7.02; provided, that references to the Effective Time contained in Sections 7.02 and 7.03 shall, for purposes of this Section 5.04(b), refer to the date on which the last condition contained in Section 7.01 shall have been satisfied.

     SECTION 5.05. SOLVENCY. Purchaser agrees to provide to the Special Committee any opinions (and supporting documentation) regarding the matters referred to in Section 4.06 as are provided to any banks or other lenders in connection with the Merger at the same time that they are provided to such banks or other lenders.

     SECTION 5.06. AMENDMENT OF MANAGEMENT AGREEMENT. Purchaser shall cause Trivest II, Inc. ("Trivest") to promptly execute an amendment to its existing Investment Services Agreement with the Company (the "Management Agreement") in order to provide to the effect that, (x) no Fee shall be payable to Trivest pursuant to Section 6.3 of the Management Agreement with respect to the Merger,
(y) if the Termination Fee is paid in connection with a Superior Proposal pursuant to the terms hereof, no fee shall be payable to Trivest pursuant to
Section 6.3 of the Management Agreement with respect to such Superior Proposal, and (z) Trivest shall not be reimbursed pursuant to Section 4 of the Management Agreement for any expenses related to the Merger or a Superior Proposal, which amendment shall be in form reasonably acceptable to the Special Committee.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01.  SHAREHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT.

          (a) Subject to the receipt of the written fairness opinion of Mann, Armistead contemplated by Section 3.04(c) hereof, the Company shall, (i) as soon as practicable, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approval, (ii) through its Board of Directors, recommend to its shareholders that the Company Shareholder Approval be given, and (iii) at the direction of Purchaser, solicit from holders of Shares entitled to vote at the Shareholder Meeting proxies in favor of the Company Shareholder Approval and shall take all other action necessary

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

     or, in the judgment of Purchaser, helpful to secure the vote or consent of such holders required by the Corporation Law or this Agreement to effect the Merger.

          (b) Purchaser and the Company shall, as soon as practicable, jointly prepare and the Company shall file a preliminary Proxy Statement (or, if requested by Purchaser and applicable, an information statement in lieu of a proxy statement pursuant to Rule 14C under the Exchange Act, with all references herein to the Proxy Statement being deemed to refer to such information statement, to the extent applicable) with the SEC and shall use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Purchaser reasonably objects unless required by law. The Company and its counsel shall permit Purchaser and its counsel to participate in all communications with the SEC and its staff, including all meetings and telephone conferences, relating to the Proxy Statement, the Merger or this Agreement.

          (c) Purchaser agrees to cause all Shares owned by Purchaser or any subsidiary of Purchaser to be voted in favor of the Company Shareholder Approval.

          (d) The Company hereby consents to the inclusion in the Proxy Statement of the recommendation of the Company's Board and the recommendation of the Board's Special Committee described in Section 3.04, subject to any modification, amendment or withdrawal thereof; provided, however, that in no event shall the Company be required to mail the Proxy Statement to its shareholders prior to the receipt of the written fairness opinion of Mann, Armistead contemplated by Section 3.04(c) hereof.

          (e) In connection with the Merger, the Company shall cause its transfer agent to furnish Purchaser promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Purchaser such information and assistance (including updated lists of shareholders, security position listings and computer files) as Purchaser may reasonably request.

     SECTION 6.02. ACCESS TO INFORMATION. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject, the Company shall, and shall cause each of its subsidiaries to, afford to Purchaser and to the officers, employees, accountants, counsel and other representatives of Purchaser access, during normal business hours to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Purchaser (a) a copy of each report,

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schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements, and (b) all other information concerning its business, properties and personnel as Purchaser may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the documents necessary to consummate the Merger, Purchaser and its agents shall hold in confidence all non-public information received from the Company, shall use such information only in connection with the Merger and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their best efforts to cause Its agents to deliver, to the Company all copies of such non-public information then in their possession or control.

     SECTION 6.03. REASONABLE EFFORTS. Each of the Company and Purchaser agrees to use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of the Company and Purchaser will, and shall cause its subsidiaries to, use its reasonable efforts to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Purchaser, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of or hold separate any material assets.

     SECTION 6.04.  COMPANY STOCK OPTIONS; PLANS.

          (a) Purchaser and the Company shall, effective as of the Effective Time, (i) cause each outstanding option to purchase Company Common Stock (a "Company Stock Option") issued pursuant to the Company's 1994 Stock Option Plan, as Amended and Restated Effective January 23, 1997 (the "Company Stock Option Plan"), whether or not exercisable or vested, to become fully exercisable and vested, (ii) cause each Company Stock Option that is outstanding to be canceled, and (iii) in consideration of such cancellation and, except to the extent that Purchaser and the holder of any such Company Stock Option otherwise agree, cause the Company (or, at Purchaser's option, Purchaser) to pay such holders of Company Stock Options an amount in respect thereof equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price of each such Company Stock Option, and (y) the number of shares of Company Common Stock subject to the Company Stock Option immediately prior to its cancellation (such payment to be net of applicable withholding taxes).

          (b) Except as may otherwise be agreed by Purchaser and the Company, the Company Stock Option Plan shall terminate as of the Effective Time, and no holder of Company Stock Options or any participant in the Company Stock Option Plan shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

          (c) Except as may otherwise be agreed by Purchaser and the Company, all other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall terminate as of the Effective Time, and no participant in any such plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

     SECTION 6.05. CONFIDENTIALITY. Prior to the Closing, Purchaser shall, and shall cause its Affiliates and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Purchaser, any of its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Purchaser, any of its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis, and (iii) information that is required to be disclosed by Purchaser, any of its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Purchaser promptly shall notify the Company of any disclosure pursuant to clause (iii) of this Section 6.05. Promptly after any termination of this Agreement, Purchaser and its representatives shall return to the Company or destroy all copies of documentation with respect to the Company that were supplied by or on behalf of the Company pursuant to this Agreement, without retaining any copy thereof, and destroy any notes or analyses Purchaser and/or its representatives may have prepared containing information derived from such materials.

     SECTION 6.06.  FEES AND EXPENSES.

          (a) Except as provided below in this Section 6.06, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, the Purchaser shall pay all filing fees required under the HSR Act in connection with the Merger and the transactions contemplated hereby.

          (b) If (i) Purchaser terminates this Agreement under Section 8.01(d) or Section 8.01(e), or (ii) the Company terminates this Agreement pursuant to Section 8.01(f), the Company shall assume and pay to Purchaser, or cause to be paid, a termination fee in an amount equal to the sum of (i) all expenses incurred by Purchaser in connection with the transactions contemplated hereby, up to a maximum total of $1,500,000, plus (ii) $10,000,000 (such sum is referred to herein as the "Termination Fee").

     SECTION 6.07.  INDEMNIFICATION; INSURANCE.

          (a) Purchaser agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of the Company and its subsidiaries as provided in their respective certificates or articles of incorporation or bylaws (or similar organizational documents) or existing indemnification contracts shall survive the Merger and shall continue in full force and effect in accordance with their terms.

          (b) In addition, Purchaser will provide, or cause the Surviving Corporation to provide, for a period of not less than two years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O

     Insurance") that is no less favorable than the Company's existing D&O Insurance policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Purchaser and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

          (c) This Section 6.07 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Purchaser, the Surviving Corporation and the Indemnified Parties and their respective heirs, personal representatives, successors and assigns, and shall be binding on all successors and assigns of Purchaser and the Surviving Corporation.

     SECTION 6.08.  EMPLOYMENT AND BENEFIT ARRANGEMENTS.

          (a) From and after the Effective Time, Purchaser shall cause the Surviving Corporation to honor all employment, severance, termination and retirement agreements to which the Company is a party, as such agreements are in effect on the date hereof.

          (b) For a one-year period following the Effective Time, Purchaser shall cause the Surviving Corporation to provide those employees who are employees of the Surviving Corporation at the Effective Time with benefits that are, in the aggregate, no less favorable to such employees as are the benefits of the Company available to such employees immediately prior to the Effective Time.

          (c) The provisions of this Section 6.08 are not intended to create rights of third party beneficiaries.

                                  ARTICLE VII

                                   CONDITIONS

     SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Company Common Stock;

          (b) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority or other regulatory body required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have a Material Adverse Effect on the Company, shall have been obtained without the imposition of any condition having a Material Adverse Effect on the Company;

          (c) Early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act, if applicable;

          (d) No Governmental Authority or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger or the transactions contemplated by this Agreement;

          (e) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of the Company or its subsidiaries is a party, or by which any of them is bound, as may be required to be obtained by them in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a Material Adverse Effect on Company, shall have been obtained; and

          (f) The Company shall have received the written fairness opinion of Mann, Armistead contemplated by Section 3.04(c) hereof.

     SECTION 7.02. CONDITIONS TO OBLIGATIONS OF PURCHASER TO EFFECT THE MERGER. The obligations of Purchaser to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions.

          (a) There shall not have occurred any change, condition, event or development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on the Company;

          (b) The representations and warranties of the Company in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time;

          (c) the representations and warranties of the Company in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time;

          (d) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement;

          (e) an officer of the Company shall have delivered to Purchaser a certificate to the effect that each of the conditions specified in Sections 7.02(b), (c) and (d) is satisfied in all respects; and

          (f) Purchaser shall have received an opinion, dated the Effective Time, of Balch & Bingham L.L.P., counsel to the Company, in form and substance reasonably satisfactory to Purchaser, with respect to the matters set forth in Sections 3.01, 3.02, 3.03, 3.04 and 3.05 hereof.

     SECTION 7.03. CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties of Purchaser in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time;

          (b) The representations and warranties of the Purchaser in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time;

          (c) Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement;

          (d) Purchaser shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 7.03(a), (b) and
     (c) is satisfied in all respects;

          (e) The Company shall have received an opinion, dated the Effective Time, of Greenberg Traurig, P.A., counsel to Purchaser, in form reasonably satisfactory to the Company, with respect to the matters set forth in Sections 4.01, 4.02 and 4.03 hereof; and

          (f) Purchaser shall have executed definitive documentation in connection with their financing of the Merger Consideration and shall have sufficient funds available to consummate the Merger, to pay all related expenses and to refinance the Company's existing indebtedness to Heller Financial, Inc.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the shareholders of the Company:

          (a) by mutual written consent of Purchaser and the Company;

          (b) by either Purchaser or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any party that has failed to perform its obligations under
     Section 6.03;

          (c) by either Purchaser or the Company if the Effective Time shall not have occurred on or before August 31, 1999, unless extended by agreement of the parties.

          (d) by Purchaser, if

             (i) (A) the representations and warranties of the Company in
        Section 3.03 shall not have been true and correct in all material respects when made, or (B) any other representation or warranty of the Company shall not have been true and correct in all material respects when made, except in any case where such failure to be true and correct would not, in the aggregate, (x) have a Material Adverse Effect on the Company, or (y) prevent or materially delay consummation of the Merger;

             (ii) the Company shall have failed to comply in any material respect with any of its material obligations or covenants contained herein, except in any case where such failure would not, in the aggregate, (x) have a Material Adverse Effect on the Company, or (y) prevent or materially delay consummation of the Merger; or

             (iii) there shall have been a Material Adverse Change with respect to the Company;

        provided that the Company shall, if curable, have a reasonable period in which to cure any failure described in clause (i), (ii) or (iii) above.

          (e) by Purchaser, if

             (i) the Board of Directors of the Company or the Special Committee shall have failed to approve and recommend or shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Merger or this Agreement, or approved or recommended any Acquisition Proposal;

             (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 5.02(b); or

             (iii) the Board of Directors of the Company or the Special Committee shall have resolved to take any of the foregoing actions;

          (f) by the Company in connection with entering into a definitive agreement in accordance with Section 5.02(b), provided it has complied with all provisions thereof, including the notice provisions therein and the payment of the Termination Fee, and provided that the Company shall not have breached in any material respect the provisions of Section 5.02(a); or

          (g) by the Company, if

             (i) any representation or warranty of Purchaser shall not have been true and correct in all material respects when made or shall have ceased at any later date to be true and correct in all material respects as if made at such later date;

             (ii) Purchaser fails to comply in any material respect with any of its material obligations or covenants contained herein; or

             (iii) Purchaser fails to comply with its covenant contained in
        Section 5.04(b);

        provided that Purchaser shall, if curable, have a reasonable period in which to cure any failure described in clause (i) or (ii) above.

     SECTION 8.02.  EFFECT OF TERMINATION.

          (a) In the event of a termination of this Agreement by either the Company or Purchaser as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, the Company or their respective officers, directors, shareholders or affiliates, except with respect to Section 3.16, Section 4.06, Section 6.05, Section 6.06, this Section 8.02 and Article IX; provided, however, that nothing herein shall relieve any party for liability for any breach hereof.

          (b) Purchaser has delivered to SunTrust Bank, Atlanta, as Escrow Agent, $3,000,000 in cash (the "Escrow Fund"). In the event the Company terminates this Agreement pursuant to Section 8.01(g), in addition to any other remedies it may have in respect of such termination, the Company shall be entitled to draw upon the Escrow Fund in full against presentment to such Escrow Agent of a certificate of an officer of the Company to the effect that this Agreement has been terminated pursuant to such section.

     SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the Company Shareholder Approval, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders (or which reduces the amount or changes the Merger Consideration to be delivered to such shareholders) without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 8.04. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, Shares pursuant to the Merger.

     SECTION 9.02. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Purchaser, to

            Trivest Furniture Corporation
            2655 South Bayshore Drive, Suite 800
            Miami, Florida 33131
            Attn: General Counsel
            Telecopy No.: (305) 858-1629
            Confirm No.: (305) 858-2200

            with a copy to:

            Greenberg Traurig, P.A.
            1221 Brickell Avenue
            Miami, Florida 33131
            Attention: Bruce E. Macdonough, Esq.
            Telecopy No.: (305) 579-0717
            Confirm No.: (305) 579-0500
            and

        (b) if to the Company, to

            WinsLoew Furniture, Inc.
            160 Village Street
            Birmingham, Alabama 35242
            Attn: James S. Smith
            Telecopy No.: (205) 408-7028
            Confirm No.: (205) 408-7600

            with copies to:

            Balch & Bingham, LLP
            1901 Sixth Avenue North
            Suite 2600
            Birmingham, Alabama 35203
            Attn: James F. Hughey, Jr.
            Telecopy No.: (205) 226-8799
            Confirm No.: (205) 226-3469

            and

            Paul, Weiss, Rifkind, Wharton & Garrison
            1285 Avenue of the Americas
            New York, New York 10019-6064
            Attn: James M. Dubin
            Telecopy No.: (212) 373-2393
            Confirm No.: (212) 373-3026

     SECTION 9.03. INTERPRETATION. (i) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person, and the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. As used in this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company, any change or effect, except those relating to general economic conditions or the furniture industry generally (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, prospects, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries taken as a whole; and (ii) "Best Knowledge" of the Company or any of its

Subsidiaries shall be limited to the knowledge of the following designated officers: Earl W. Powell, Vincent A. Tortorici, Jr., Bobby Tesney and Stephen C. Hess. An individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual should have known such fact or other matter in the course of performing the responsibilities of his or her job position.

     SECTION 9.04. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 9.05. ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.07 and Section 6.08, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 9.06. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida and, to the extent provided herein, the Corporation Law, without regard to any applicable conflicts of law.

     SECTION 9.07. PUBLICITY. Except as otherwise required by law or the rules of the Nasdaq National Market, for so long as this Agreement is in effect, neither the Company nor Purchaser shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     SECTION 9.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Purchaser. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 9.09. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Florida in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Florida.

     IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          TRIVEST FURNITURE CORPORATION

                                          By:       /s/ EARL W. POWELL
                                             -----------------------------------
                                                       Earl W. Powell
                                                          President

                                          WINSLOEW FURNITURE, INC.

                                          By: /s/ WILLIAM F. KACZYNSKI, JR.
                                             -----------------------------------
                                                  William F. Kaczynski, Jr.
                                                       Vice President

                                                                      APPENDIX B

                        MANN, ARMISTEAD & EPPERSON, LTD.
                        INVESTMENT BANKERS AND ADVISORS

                                                                     May 4, 1999

Special Committee of the Board of Directors
WinsLoew Furniture, Inc.
160 Village Street
Birmingham, Alabama 35242

Gentlemen:

     WinsLoew Furniture, Inc. (the "Company") and Trivest Furniture Corporation (the "Purchaser") have entered into that certain Second Amended and Restated Plan of Merger dated as of May 4, 1999 (the "Agreement") whereby the Purchaser would be merged into the Company (the "Merger") pursuant to the terms and subject to the conditions of the Agreement. The Agreement provides that each outstanding share of common stock of the Company, other than the shares owned directly or indirectly by the Purchaser, (the "Public Shareholders") will be converted into the right to receive $34.75 in cash. You have requested our opinion as to the fairness, from a financial point of view, to the Public Shareholders of the cash consideration to be received by the Public Shareholders in the Merger.

     In arriving at our opinion, we, among other things: (i) reviewed the Agreement; (ii) solicited the interest of third parties in submitting a competing offer for the acquisition of the Company; (iii) met with officers and certain members of the management of WinsLoew to discuss the respective business, financial condition, operating results and future prospects; (iv) reviewed the Company's annual audited financial statements and interim unaudited financial statements through March 26, 1999; (v) reviewed publicly available information including recent Securities and Exchange Commission filings and shareholder communications for WinsLoew; (vi) compared certain financial and stock market data of WinsLoew with similar data for selected publicly-held furniture companies; (vii) reviewed projected financial statements through December 31, 2002 as prepared by management of the Company; (viii) reviewed historical market price and volume data for the common stock of WinsLoew; (ix) reviewed various published research reports for WinsLoew; and (x) made such other financial studies, analyses, and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon the accuracy and completeness of all financial and other information furnished to us by or on behalf of the Company and other published information that we considered in our review. We were not requested to and generally have not undertaken to verify independently the accuracy and completeness of such information. We have relied upon the reasonableness of all projections and forecasts provided to us and have assumed that they were prepared in accordance with accepted practice on bases reflecting the best currently available estimates and good faith judgments of the Company's management. Our opinion herein is based on the circumstances existing and known to us as of the date hereof. We have not made or obtained any independent evaluations or appraisals of the assets or liabilities (contingent or otherwise) of the Company, nor were we furnished with any such evaluations or appraisals. Consequently, we do not express any opinion regarding the value of any of the Company's specific individual assets. We were not requested to, and therefore did not, participate in the structuring or negotiating of the Merger and have relied as to certain legal matters on advice from counsel to the Special Committee and counsel to the Board of Directors.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. Although subsequent developments may affect this opinion, we do not have any obligation to update or revise this opinion. Our opinion does not address (i) the relative merits of the Merger and the other business strategies or transactions with third parties being considered by the Company's Board of Directors, (ii) the Board's decision to proceed with the Merger or (iii) the value of the shares of common stock held by the Purchaser or fairness of any consideration being received by the Purchaser in the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

     Mann, Armistead & Epperson, Ltd., as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, private placements and valuations for corporate, estate and other purposes. Pursuant to our engagement in connection with this fairness opinion, we will receive a fee for our services in rendering said opinion, a substantial portion of which is contingent upon the consummation of the Merger. We are familiar with WinsLoew, having acted as investment banker in the sale of one of the Company's subsidiaries and having provided investment research on the Company.

     The opinion expressed herein is provided for the benefit of the Special Committee of the Board of Directors of WinsLoew and the opinion, and any supporting analysis or other material supplied by us may not be quoted, referred to, or used in any public filing or in any written document or for any other purpose without the prior written approval of Mann, Armistead & Epperson, Ltd. Mann Armistead & Epperson, Ltd. consents to the use of this opinion in its entirety in any proxy statement or other communication from WinsLoew to its shareholders. This letter is not intended to, and shall not, confer any rights or remedies upon any shareholder of WinsLoew or any other person or entity.

     Based upon the foregoing considerations, it is our opinion that as of May 4, 1999, the consideration to be received by the Public Shareholders of WinsLoew upon consummation of the Merger is fair, from a financial point of view, to the Public Shareholders of WinsLoew.

                                     Truly yours,

                                     MANN, ARMISTEAD & EPPERSON, LTD.
                                     /s/ Mann, Limited & Epperson, Ltd.

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

                        MANN, ARMISTEAD & EPPERSON, LTD.
                        INVESTMENT BANKERS AND ADVISORS

                                                                    July 8, 1999

Special Committee of the Board of Directors
WinsLoew Furniture, Inc.
160 Village Street
Birmingham, Alabama 35242

Gentlemen:

     At your request, we are providing this letter to supplement and to further describe the analyses which provided the basis of our fairness opinion addressed to you and dated May 4, 1999. More specifically, this letter addresses the financial projections utilized in the discounted cash flow analysis performed by us as of May 4. As a matter of context, we remind the Committee that the discounted cash flow analysis was only one of four analyses performed to arrive at our opinion. We also refer the Committee to the Opinion of the Financial Advisor section of the Company's Amended Preliminary Proxy Statement as filed on June 4, 1999, page 39, paragraph two, which states, "The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description."

     You have asked that we expand our explanation of the projections used in preparing our May 4 opinion. Upon our engagement as financial advisor to the Committee on January 19, 1999, the Company provided us with financial projections prepared by the Company for the years ending 1999 through 2002 (the Company "Budget Projections"). These projections reflected estimated earnings per share amounts of $2.60 in 1999 and increasing to $3.50 per share in 2002. These projections were subsequently discussed with management of the Company on several occasions, including during our due diligence visits. After the results of the first quarter were released indicating that the Company exceeded their projections for that quarter, we discussed with Company representatives the Budget Projections. Management strongly confirmed that the Budget Projections provided to us originally (the $2.60 per share in 1999) represented the Company's most realistic estimates. These same projections were reflected on page 85 of the Company's Amended Preliminary Proxy Statement filed on June 4 under Certain Forward Looking Information.

     In addition to our discussions with management, there were other factors which led us to believe that the use of the Budget Projections in our discounted cash flow analysis was reasonable as of May 4. First, the Budget Projections were not significantly inconsistent with street projections even though some analysts were projecting higher results than $2.60 per share for 1999, and some were projecting lower. One of the most respected analysts who follows the Company was significantly below $2.60 and has only recently raised the estimate to $2.60. Second, the casual furniture industry is very much subject to seasonality and weather conditions and sales are difficult to predict. Combined with the fact that the Company does not operate on a backlog of business due to its quick delivery, projecting operating results is not systematic. Third, other industry competitors were experiencing a slowdown in business. Fourth, the contract furniture segment was beginning to experience a slowdown in business during the first quarter of 1999. Finally, the Company had produced quarterly results in 1998 that had exceeded certain analysts' projections, but management advised us those results included non-recurring year-end adjustments. It was

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

some analysts' expectation that the Company would have difficulty significantly exceeding the excellent 1998 results. All of these factors led us to believe that the Budget Projections were reasonable to be utilized in the discounted cash flow analysis as of May 4. As a matter of interest, we note that according to Zacks Investment Research, as of June 18, 1999, the earnings per share estimates for WinsLoew range from $2.50 per share to $2.90 per share with the mean being $2.67 per share.

     In March 1999 management of WinsLoew brought to our attention financial projections which we understand were prepared by management in connection with Trivest's solicitation of financing for the proposed acquisition of WinsLoew. These projections reflected operating results of $2.80 per share in 1999 increasing to $3.85 per share in 2002 (the Company "Best-Case Projections"). Management advised us that these figures were based on more favorable operating assumptions. However, it was our understanding that management did not believe this scenario was the most reasonable case. After discussing the matter with the Special Committee, the Best-Case Projections were provided to Hancock Park.

     As part of our due diligence and prior to the issuance of our May 4 opinion, we prepared a discounted cash flow analysis utilizing the higher Best-Case Projections. Even though we were satisfied on May 4 with the continuing reasonableness of the Budget Projections, we conducted such an analysis with the Best-Case Projections since those projections had been made available and in light of the Company's actual financial performance for the first quarter of 1999 and the possibility that the Best-Case Projections might be attained. The discounted cash flow analysis taken independently, revealed that the offer of $34.75 per share was still in the range of fairness after considering the Best-Case Projections. Consequently, this will confirm that our May 4 fairness opinion took into account the Company's actual financial performance for the first quarter of 1999, as well as higher Best-Case Projections, and that the discounted cash flow analysis we performed utilizing such projections supported our conclusion that the Merger is fair to the Public Shareholders from a financial point of view as of the date of such opinion.

     This letter is not a current opinion with respect to the fairness of the transaction. We have not updated, revised or reviewed any of the information underlying our May 4, 1999 opinion with respect to current information.

     In re-examining our conclusions as of May 4, 1999, we have assumed that the information provided to us by the Company and its representatives was true, accurate and complete as of that date.

     At the time we delivered our May 4, 1999 opinion, we delivered additional material entitled "Opinion of the Financial Advisor, Financial Analysis" dated May 4, 1999. As noted above, the discounted cash flow analysis contained in that material was based upon projections at the level of $2.60 per share for 1999. We are enclosing with this letter an additional set of materials which demonstrate our calculations based on the higher Best-Case Projections as of May 4, 1999.

                                 Very truly yours,

                                 MANN, ARMISTEAD & EPPERSON, LTD.
                                 /s/ Mann, Limited & Epperson, Ltd.

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